As filed with the Securities and Exchange Commission on July 20, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BERKSHIRE HILLS BANCORP, INC.
(Exact name of registrant as specified in its charter)
Delaware	6036	04-3510455
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
24 North Street
Pittsfield, Massachusetts 01201
(413) 443-5601
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Michael P. Daly
President and Chief Executive Officer
24 North Street
Pittsfield, Massachusetts 01201
(413) 443-5601
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Lawrence M. F. Spaccasi, Esq. Marc Levy, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2000	Michael Krebs, Esq. Nutter McClennen & Fish LLP 155 Seaport Blvd. Boston, MA 02210 (617) 439-2000
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.
If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act   ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	5,935,000(1)	N/A	$136,946,518(2)	$15,872(2)
Preferred Stock, $0.01 par value per share	500,000(1)	N/A	28,032,263(2)	3,250(2)

(1)
Represents the estimated maximum number of shares of Berkshire Hills Bancorp, Inc. common and preferred stock to be issuable upon the completion of the merger to which this Registration Statement relates. The common stock reflects the shares of Berkshire Hills Bancorp issuable to Commerce Bancshares Corp. stockholders at closing and also the conversion of the Berkshire Hills Bancorp Series B preferred stock at a rate of two shares of Berkshire Hills Bancorp common stock for each share of Series B preferred stock, subject to the conversion limitations defined by the shareholder agreement described herein. In accordance with Rule 416, under the Securities Act of 1933, this registration statement shall also register any additional shares of registrant’s common and preferred stock that may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of  $26.07, which was book value per share, as of June 30, 2017, of the Commerce Bancshares Corp. common stock that may be received by the Registrant pursuant to the merger.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION — DATED JULY 20, 2017
COMMERCE BANCSHARES CORP. LOGO
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear Commerce Bancshares Corp. Stockholder:
The boards of directors of Berkshire Hills Bancorp, Inc. and Commerce Bancshares Corp. have agreed to a merger of Commerce Bancshares Corp. with and into Berkshire Hills Bancorp, Inc. (the “Merger”), with Berkshire Hills Bancorp, Inc. as the surviving entity. Immediately thereafter, Commerce Bank & Trust Company will merge with and into Berkshire Bank, with Berkshire Bank as the surviving institution (the “Bank Merger”). Commerce Bancshares Corp. is holding a special meeting on [special meeting date] at [special meeting time], at [special meeting location], for its stockholders of record on [record date], to vote on the proposals necessary to complete the Merger. If the Merger Agreement, dated as of May 22, 2017, by and between Berkshire Hills Bancorp, Inc. and Commerce Bancshares Corp. (the “Merger Agreement”) is approved and the Merger is subsequently completed, Commerce Bancshares Corp. will merge with and into Berkshire Hills Bancorp, Inc., with Berkshire Hills Bancorp, Inc. as the surviving entity.
If the Merger is completed, each outstanding share of Commerce Bancshares Corp. common stock will be converted into the right to receive 0.93 shares of Berkshire Hills Bancorp, Inc. common stock (the “Common Stock Consideration”), subject to the provision in the Merger Agreement that no Commerce Bancshares Corp. stockholder shall receive, as aggregated with such stockholder’s immediate family members and affiliates for purposes of 12 C.F.R. §225.41 of Regulation Y (the “Acting in Concert Group”), Berkshire Hills Bancorp, Inc. common stock consideration that would exceed 9.9% of the outstanding Berkshire Hills Bancorp, Inc. common stock as of the effective time of the Merger (the “Voting Stock Consideration Limit”). In the event that any Commerce Bancshares Corp. stockholder, as aggregated with such stockholder’s Acting in Concert Group, would exceed the Voting Stock Consideration Limit, such Commerce Bancshares Corp. stockholder shall receive 0.465 shares of Berkshire Hills Bancorp, Inc. Series B Non-Voting Preferred Stock (“BHLB Preferred Stock Consideration”) for each share of Commerce Bancshares Corp. common stock that is not convertible into Berkshire Hills Bancorp, Inc. common stock as a consequence of the Voting Stock Consideration Limit and convertible under certain circumstances to Berkshire Hills Bancorp common stock to the extent that the Voting Stock Consideration Limit is not exceeded.
Based on Berkshire Hills Bancorp, Inc.’s closing price of  $35.55 on May 19, 2017 (the trading date preceding the public announcement of the proposed transaction), each share of Commerce Bancshares Corp. common stock exchanged for either 0.93 shares of Berkshire Hills Bancorp, Inc. common stock or, to the extent an Acting in Concert Group exceeds the Voting Stock Consideration Limit, 0.465 shares of Berkshire Hills Bancorp, Inc. preferred stock, would have a value of  $33.06 per share, with a proposed aggregate value of approximately $209.2 million. Based on Berkshire Hills Bancorp, Inc.’s closing price of  $____ on [______, 2017], each share of Commerce Bancshares Corp. common stock exchanged for either 0.93 shares of Berkshire Hills Bancorp, Inc. common stock or, to the extent an Acting in Concert Group exceeds the Voting Stock Consideration Limit, 0.465 shares of Berkshire Hills Bancorp, Inc. preferred stock, would have a value of  $____, with a proposed aggregate value of approximately $____ million. Berkshire Hills Bancorp, Inc. common stock is listed on the New York Stock Exchange under the symbol “BHLB.” Commerce Bancshares Corp. common stock is not traded on any established public trading market.
Although the number of shares of Berkshire Hills Bancorp, Inc. common stock and preferred stock that holders of Commerce Bancshares Corp. common stock will be entitled to receive is fixed, the market value of the stock consideration will fluctuate with the market price of Berkshire Hills Bancorp, Inc. common stock and will not be known at the time Commerce Bancshares Corp. shareholders vote on the merger. However, as described in more detail elsewhere in this proxy statement/prospectus, under the terms of the Merger Agreement, if the average price of Berkshire Hills Bancorp, Inc. common stock over a specified period of time decreases below certain specified thresholds, Commerce Bancshares Corp. would have a right to terminate the Merger Agreement, unless Berkshire Hills Bancorp, Inc. elects to increase the exchange ratio, which would result in additional shares of Berkshire Hills Bancorp, Inc. common stock and preferred stock being issued.
The affirmative vote of the holders of two-thirds of the issued and outstanding shares of common stock of Commerce Bancshares Corp. is required to approve the Merger Agreement. Commerce Bancshares Corp. has scheduled a special meeting so its shareholders can vote on the Merger Agreement. Commerce Bancshares Corp. board of directors has determined that the Merger is advisable and in the best interests of Commerce Bancshares Corp. and Commerce Bancshares Corp. board of directors unanimously recommends that the Commerce Bancshares Corp. shareholders vote “FOR” the adoption of the Merger Agreement.

This document serves two purposes. It is the proxy statement being used by Commerce Bancshares Corp. board of directors to solicit proxies for use at the Commerce Bancshares Corp. special meeting. It is also the prospectus of Berkshire Hills Bancorp, Inc. regarding the Berkshire Hills Bancorp, Inc. common stock and Berkshire Hills Bancorp, Inc. preferred stock to be issued if the Merger is completed. This document describes the Merger in detail and includes a copy of the Merger Agreement as Annex A.
Commerce Bancshares Corp. shareholders will vote to approve the Merger Agreement, and, if necessary, the proposal to adjourn the meeting described below at a special meeting of shareholders to be held at [•] [a.m./p.m.], local time, on [•] at [•].
Only shareholders of record as of  [__________, 2017] are entitled to attend and vote at the Commerce Bancshares Corp. special meeting. This document describes the Commerce Bancshares Corp. special meeting, the Merger, the documents related to the Merger, and other related matters of Commerce Bancshares Corp. and Berkshire Hills Bancorp, Inc. Please read this entire document carefully, including the section discussing various risks related to the Merger and ownership of Berkshire Hills Bancorp, Inc. capital stock beginning on page 11. You can obtain information about Berkshire Hills Bancorp, Inc. from documents that have been filed with the Securities and Exchange Commission.
Your vote is very important. Whether or not you plan to attend the Commerce Bancshares Corp. special meeting, please take the time to submit your proxy by completing and mailing the enclosed proxy card, or by telephone or Internet, prior to the special meeting to ensure that your shares of Commerce Bancshares Corp. common stock will be represented and voted at the special meeting. If you do not return the proxy card, it will have the same effect as a vote “AGAINST” the Merger Agreement.

David G. Massad
Chairman of the Board
Commerce Bancshares Corp.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY BANK REGULATORY AGENCY, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities to be issued in connection with the Merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This proxy statement/prospectus is dated [__________, 2017] and is first being mailed to shareholders of Commerce Bancshares Corp. on or about [__________, 2017].
This document incorporates important business and financial information about Berkshire Hills Bancorp, Inc. from documents filed by it with the Securities and Exchange Commission that have not been included in or delivered with this document. You may read and copy these documents at the Securities and Exchange Commission’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. See “Where You Can Find More Information” on page 97.
You also may request copies of these documents from Berkshire Hills Bancorp, Inc. Berkshire Hills Bancorp, Inc. will provide you with copies of these documents, without charge, upon written or oral request to:
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201
Attention: Investor Relations Department
Telephone: (413) 236-3149
If you are a Commerce Bancshares Corp. shareholder and would like to request documents from Berkshire Hills Bancorp, Inc., please do so by _______, 2017 to receive them before the Commerce Bancshares Corp. special meeting.

COMMERCE BANCSHARES CORP.
386 Main Street
Worcester, Massachusetts 01608
Notice of Special Meeting of Shareholders
to be held [Date of Meeting]
A special meeting of shareholders of Commerce Bancshares Corp. will be held at [Time of Meeting], local time, on [Date of Meeting] at [special meeting location]. Any adjournments or postponements of the special meeting will be held at the same location.
At the special meeting, you will be asked to:
1.
Consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 22, 2017, by and between Berkshire Hills Bancorp, Inc. and Commerce Bancshares Corp. A copy of the Merger Agreement is included as Annex A to the accompanying proxy statement/prospectus; and

2.
Consider and vote upon a proposal to adjourn or postpone the Commerce Bancshares Corp. special meeting to another time and/or place, if more time is needed to allow Commerce Bancshares Corp. to solicit additional proxies for the approval of the Merger Agreement.

No business may be transacted at the Special Meeting except as specified in this notice. The enclosed proxy statement/prospectus describes the Merger Agreement and the proposed Merger in detail. We urge you to read these materials carefully. The enclosed proxy statement/prospectus forms a part of this notice.
The board of directors of Commerce Bancshares Corp. unanimously recommends that Commerce Bancshares Corp. shareholders vote “FOR” the proposal to approve the Merger Agreement and “FOR” the proposal to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement.
The board of directors of Commerce Bancshares Corp. has fixed the close of business on [Record Date] as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.
Your vote is very important.   Your proxy is being solicited by Commerce Bancshares Corp.’s board of directors. The proposal to approve the Merger Agreement must be approved by the affirmative vote of holders of at least two-thirds of the outstanding shares of Commerce Bancshares Corp. common stock entitled to vote in order for the proposed merger to be consummated. Whether or not you plan to attend the special meeting in person, we urge you to complete and mail the enclosed proxy card, in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.
Holders of Commerce Bancshares Corp. who submit to Commerce Bancshares Corp. before the special meeting a written demand for appraisal of their stock in connection with the proposed Merger, who do not vote for the proposal to approve the Merger Agreement, and who otherwise perfect their dissenters’ rights by complying with the applicable statutory procedures under Massachusetts law will be entitled to receive a cash payment for the fair value of their stock. A summary of the applicable requirements of Massachusetts law is contained in this proxy statement/prospectus. See “Questions and Answers About the Merger and the Commerce Bancshares Corp. Special Meeting” on page 1 and “Dissenters’ Rights” on page 30. In addition, the text of the applicable provisions of Massachusetts law is attached to this document as Appendix C.
By Order of the Board of Directors

William F. Burke
Corporate Secretary
Worcester, Massachusetts
[Mail Date]

Page
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE COMMERCE BANCSHARES CORP. SPECIAL MEETING	1
SUMMARY	5
RISK FACTORS	11
SELECTED HISTORICAL FINANCIAL INFORMATION	18
SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF BERKSHIRE HILLS BANCORP, INC.	18
SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF COMMERCE BANCSHARES	23
SPECIAL MEETING OF COMMERCE BANCSHARES SHAREHOLDERS	27
DISSENTERS’ RIGHTS	30
PROPOSAL I — THE PROPOSED MERGER	32
DESCRIPTION OF BERKSHIRE HILLS BANCORP, INC. CAPITAL STOCK	72
COMPARATIVE PER SHARE DATA	83
COMPARISON OF RIGHTS OF SHAREHOLDERS	85
MANAGEMENT AND OPERATIONS AFTER THE MERGER	91
DESCRIPTION OF COMMERCE	92
PROPOSAL II — TO CONSIDER AND VOTE UPON A PROPOSAL TO ADJOURN OR POSTPONE THE COMMERCE BANCSHARES SPECIAL MEETING TO ANOTHER TIME AND/OR PLACE, IF MORE TIME IS NEEDED TO ALLOW COMMERCE BANCSHARES TO SOLICIT ADDITIONAL PROXIES FOR THE APPROVAL OF THE MERGER AGREEMENT	96
LEGAL MATTERS	96
EXPERTS	96
WHERE YOU CAN FIND MORE INFORMATION	97
Annex A Agreement and Plan of Merger, dated as of May 22, 2017, by and between Berkshire Hills Bancorp, Inc. and Commerce Bancshares Corp.	A-1
Annex B Opinion of Sandler O’Neill & Partners, L.P.	B-1
Annex C Massachusetts Law On Dissenters’ Rights	C-1
Annex D Financial Statements of Commerce Bancshares Corp. for the years ended December 31, 2016 and 2015	D-1
Annex E Financial Statements of Commerce Bancshares Corp. for the three months ended March 31, 2017	E-1
i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE COMMERCE BANCSHARES CORP. SPECIAL MEETING
Q:
WHY AM I RECEIVING THESE MATERIALS?

A:
Berkshire Hills Bancorp, Inc. (“Berkshire Hills Bancorp”) entered into a Merger Agreement with Commerce Bancshares Corp. (“Commerce Bancshares”) pursuant to which Commerce Bancshares will merge with and into Berkshire Hills Bancorp, with Berkshire Hills Bancorp as the surviving entity.

In order to complete the merger of Commerce Bancshares with and into Berkshire Hills Bancorp, the shareholders of Commerce Bancshares must vote to approve the Merger Agreement. Commerce Bancshares will hold a special meeting of its shareholders to solicit this approval, as well as solicit approvals on other merger-related matters. This proxy statement/prospectus contains important information about the Merger, the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, the special meeting of Commerce Bancshares shareholders, and other related matters, and we encourage you to read it carefully.
Q:
WHAT WILL COMMERCE BANCSHARES’ SHAREHOLDERS BE VOTING ON AT THE SPECIAL MEETING?

A:
At the special meeting of shareholders of Commerce Bancshares, the shareholders will be asked to vote to (i) approve the Merger Agreement, and (ii) if necessary, to approve a proposal to adjourn or postpone the Commerce Bancshares special meeting for the purpose of allowing additional time to solicit proxies. No business may be transacted at the Commerce Bancshares special meeting except as specified in the notice accompanying this proxy statement/prospectus.

Q:
WHAT DO I NEED TO DO NOW?

A:
After you have carefully read this proxy statement/prospectus, indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the Commerce Bancshares special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, Commerce Bancshares will count your proxy card as a vote “FOR” approval of the Merger Agreement, and “FOR” approval, if necessary, of the ability to adjourn or postpone the Commerce Bancshares special meeting for the purpose of allowing additional time to solicit proxies.

Q:
WHAT AM I BEING ASKED TO VOTE ON AND HOW DOES MY BOARD RECOMMEND THAT I VOTE?

A:
You are being asked to vote “FOR” the approval of the Merger Agreement and “FOR” approval, if necessary, of the ability to adjourn or postpone the Commerce Bancshares special meeting for the purpose of allowing additional time to solicit proxies. Commerce Bancshares board of directors has determined that the proposed merger is in the best interests of Commerce Bancshares shareholders, has approved the Merger Agreement and recommends that Commerce Bancshares shareholders vote “FOR” the approval of the Merger Agreement. You are also being asked to vote “FOR” the ability to adjourn the meeting and to transact any other business that properly comes before the special meeting, or any adjournment or postponements of the meeting.

Q:
WHAT WILL COMMERCE BANCSHARES SHAREHOLDERS RECEIVE IN THE MERGER?

A:
If the shareholders of Commerce Bancshares approve the Merger Agreement and the other conditions to closing are satisfied, for each share of Commerce Bancshares common stock you own, you will receive 0.93 shares of Berkshire Hills Bancorp common stock and cash in lieu of fractional shares (the “Common Stock Consideration”), subject to the Voting Stock Consideration Limit (as defined below). The Merger Agreement provides that no Commerce Bancshares stockholder, aggregated with such stockholder’s immediate family members and affiliates for purposes of 12 C.F.R. § 225.41 of Regulation Y (the “Acting in Concert Group”) may own more than 9.9% of the outstanding Berkshire Hills Bancorp common stock as of the effective time of the Merger (the “Voting Stock Consideration Limit”). In the event that any Commerce Bancshares stockholder, aggregated with such stockholder’s

Acting in Concert Group, would otherwise exceed the Voting Stock Consideration Limit, such Commerce Bancshares stockholder shall receive 0.465 shares of Series B Non-Voting Berkshire Hills Bancorp preferred stock (the “Preferred Stock Consideration”) for each share of Commerce Bancshares common stock that is not convertible into Berkshire Hills Bancorp common stock in excess of the Voting Stock Consideration Limit and convertible under certain circumstances to Berkshire Hills Bancorp common stock to the extent that the Voting Stock Consideration Limit is not exceeded. For further information, see “Proposal I — The Proposed Merger — Description of Berkshire Hills Bancorp, Inc. Capital Stock.”
Q:
WHY IS MY VOTE IMPORTANT?

A:
The Merger cannot be completed unless the holders of at least two-thirds (2∕3) of the issued and outstanding common stock of Commerce Bancshares vote to approve the Merger Agreement. The failure of a Commerce Bancshares shareholder to vote, by proxy or in person, will have the same effect as a vote against the Merger Agreement.

Q:
HOW DO I VOTE?

A:
You can vote by mail by completing, signing, dating and returning your proxy card in the postage-paid envelope provided. You can also vote in person at the Commerce Bancshares special meeting.

Q:
WHEN AND WHERE IS THE COMMERCE BANCSHARES SPECIAL MEETING?

A:
The Commerce Bancshares special meeting will be held at [•] [a.m./p.m.], local time, on [•] at [•].

Q:
WHAT CONSTITUTES A QUORUM FOR THE COMMERCE BANCSHARES SPECIAL MEETING?

A:
The presence at the Commerce Bancshares special meeting, in person or by proxy, of holders representing at least a majority of the outstanding shares of Commerce Bancshares common stock entitled to be voted at the Commerce Bancshares special meeting will constitute a quorum for the transaction of business at the Commerce Bancshares special meeting. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
WHAT IS THE VOTE REQUIRED TO APPROVE EACH PROPOSAL AT THE COMMERCE BANCSHARES SPECIAL MEETING?

A:
At the special meeting, the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of Commerce Bancshares common stock is required to approve the Merger Agreement. The vote on the proposal to adjourn or postpone the Commerce Bancshares special meeting for the purpose, among others, of allowing additional time to solicit proxies requires the affirmative vote of holders of a majority of the shares of Commerce Bancshares common stock present in person or by proxy at the special meeting, even if less than a quorum is present.

Q:
ARE COMMERCE BANCSHARES SHAREHOLDERS ENTITLED TO DISSENTERS’ RIGHTS?

A:
Yes. Commerce Bancshares common stockholders who submit to Commerce Bancshares before the special meeting a written demand for appraisal of their stock in connection with the proposed Merger, who do not vote for the proposal to approve the Merger Agreement, and who otherwise perfect their dissenters’ rights by complying with the applicable statutory procedures will be entitled to dissenters’ rights under the Massachusetts Business Corporation Act. For further information, see “Proposal I — The Proposed Merger — Dissenters’ Rights.”

Q:
IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:
No. Your broker cannot vote on the merger proposal on your behalf without specific instructions from you. Your broker will vote your shares on the merger proposal only if you provide instructions on how to vote. You should follow the directions provided by your broker.

Q.
WHAT IF I FAIL TO INSTRUCT MY BROKER?

A:
If you fail to instruct your broker how to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at the Commerce Bancshares special meeting, but it will have the same effect as a vote against the Merger Agreement.

Q.
CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A:
Yes. All shareholders of Commerce Bancshares, including shareholders of record and any shareholder who holds their shares “in street name” through banks, brokers, nominees or any other holder of record, are invited to attend the Commerce Bancshares special meeting. Holders of record of Commerce Bancshares common stock can vote in person at the Commerce Bancshares special meeting. If you are not a shareholder of record, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Commerce Bancshares reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

Q:
CAN I CHANGE MY VOTE AFTER I HAVE VOTED?

A:
Yes. If you have not voted through your broker, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to the Corporate Secretary of Commerce Bancshares stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the Commerce Bancshares special meeting. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

Q:
SHOULD I SEND IN MY COMMERCE BANCSHARES STOCK CERTIFICATES NOW?

A:
No. You should not send in your stock certificates at this time. You will separately receive a form with instructions for exchanging your Commerce Bancshares stock certificates sometime after we obtain Commerce Bancshares shareholders’ approval and all necessary regulatory approvals.

Q:
I AM ALSO A BERKSHIRE HILLS BANCORP SHAREHOLDER. DO I NEED TO DO ANYTHING WITH MY BERKSHIRE HILLS BANCORP STOCK CERTIFICATES?

A.
No. Berkshire Hills Bancorp shareholders will not exchange their certificates in the Merger. The certificates currently representing shares of Berkshire Hills Bancorp common stock will continue to represent the same number of shares of common stock of Berkshire Hills Bancorp after the Merger.

Q:
WHEN DO YOU EXPECT TO MERGE?

A:
Commerce Bancshares and Berkshire Hills Bancorp are working toward completing the Merger as quickly as possible, and may complete the Merger as early as mid-October 2017. However, Commerce Bancshares and Berkshire Hills Bancorp cannot assure you when or if the Merger will occur. Commerce Bancshares and Berkshire Hills Bancorp must first obtain the approval of the shareholders of Commerce Bancshares and all necessary regulatory approvals.

Q:
WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:
If the Merger is not completed, Commerce Bancshares shareholders will not receive any consideration for their shares of Commerce Bancshares common stock in connection with the Merger. Instead, Commerce Bancshares will remain an independent entity. In addition, if the Merger Agreement is terminated in certain circumstances, a termination fee may be required to be paid by Commerce Bancshares or Berkshire Hills Bancorp. See “Proposal I — The Proposed Merger — Terminating the Merger Agreement” for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:
WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS OF COMMERCE BANCSHARES STOCK?

A:
The Merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, U.S. holders of Commerce Bancshares common stock generally will not recognize any gain or loss on the exchange of shares of Commerce Bancshares common stock for shares of Berkshire Hills Bancorp common stock, and generally should not recognize any gain or loss on the exchange of shares of Commerce Bancshares common stock for shares of Berkshire Hills Bancorp preferred stock. However, a U.S. holder of Commerce Bancshares common stock generally will be subject to U.S. federal income tax on cash received in lieu of any fractional share of Berkshire Hills Bancorp common stock or preferred stock that a holder would otherwise be entitled to receive. For further information, see “Proposal I — The Proposed Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 51. This tax treatment may not apply to all Commerce Bancshares shareholders. Determining the actual tax consequences of the Merger to Commerce Bancshares shareholders can be complicated and will depend on your particular circumstances. Commerce Bancshares shareholders should consult their own tax advisor for a full understanding of the Merger’s tax consequences that are particular to each shareholder.

Q:
WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS PROXY STATEMENT/PROSPECTUS?

A:
Commerce Bancshares shareholders should contact:

Commerce Bancshares Corp.
386 Main Street
Worcester, MA 01608
Attention: William F. Burke, Executive Vice President and Chief Financial Officer, Corporate Secretary
(508) 797-6996

SUMMARY
This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the Merger more fully, you should read this entire document carefully, including the documents attached to this proxy statement/prospectus.
The Companies
Berkshire Hills Bancorp, Inc. and Berkshire Bank
24 North Street
Pittsfield, Massachusetts 01201
(413) 443-5601
Berkshire Hills Bancorp, Inc., a Delaware corporation, is a financial services holding company headquartered in Pittsfield, Massachusetts that was incorporated and commenced operations in 2000. Berkshire Hills Bancorp’s common stock is listed on The New York Stock Exchange under the symbol “BHLB.” Berkshire Hills Bancorp conducts its operations primarily through Berkshire Bank, a Massachusetts-chartered trust company. Berkshire Bank is headquartered in Pittsfield, Massachusetts, and serves communities throughout Massachusetts, eastern and central New York, southern Vermont, central Connecticut, central New Jersey, and parts of Pennsylvania through its network of 97 full service branch offices and additional commercial and residential loan offices. Berkshire Bank also has a Boston-based national equipment lending business, a Mid-Atlantic based small business lending team and a Mid-Atlantic based national mortgage banking business. Berkshire Bank provides personal and business banking, insurance, and wealth management services. Berkshire Hills Bancorp is also the holding company for Berkshire Insurance Group, an insurance agency in Western Massachusetts. At March 31, 2017, Berkshire Hills Bancorp had total assets of  $9.3 billion, total deposits of  $6.6 billion, total loans of  $6.6 billion and total stockholders’ equity of  $1.1 billion. On May 25, 2017, Berkshire Hills Bancorp sold 4,637,690 shares of its common stock at a price to the public of  $34.50 per share resulting in net proceeds of  $152.9 million.
Commerce Bancshares Corp. and Commerce Bank & Trust Company
386 Main Street
Worcester, Massachusetts 01608
(508) 797-6800
Commerce Bancshares Corp., a Massachusetts corporation, is the holding company of Commerce Bank & Trust Company and headquartered in Worcester, Massachusetts. Commerce Bancshares is a privately-held company. Commerce Bank & Trust Company, headquartered in Worcester, Massachusetts, was founded in 1955. Serving as a community bank in the Worcester and Boston areas, Commerce Bank & Trust Company has approximately $2.2 billion in assets and 16 branches. Commerce Bank & Trust Company offers middle-market lending, specialty finance services, and maintains relationships with multiple Payroll Service Bureau customers. At March 31, 2017, Commerce Bancshares had total assets of $2.2 billion, total deposits of  $2.0 billion and total loans of  $1.5 billion.
Special Meeting of Commerce Bancshares Shareholders; Required Vote (page 27)
A special meeting of Commerce Bancshares shareholders is scheduled to be held at [special meeting location] at [Time of Meeting], local time, on [Date of Meeting]. At the special meeting, you will be asked to vote on a proposal to approve the Merger Agreement between Commerce Bancshares and Berkshire Hills Bancorp. If necessary, you will also be asked to vote upon a proposal to adjourn or postpone the Commerce Bancshares special meeting for the purpose, among others, of allowing additional time to solicit proxies.
Only Commerce Bancshares shareholders of record as of the close of business on [Record Date] are entitled to notice of, and to vote at, the Commerce Bancshares special meeting and any adjournments or postponements of the meeting.
Approval of the Merger Agreement requires the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of Commerce Bancshares common stock entitled to vote. As of the record date, there were _____ shares of Commerce Bancshares common stock outstanding. Directors of Commerce Bancshares who have or share voting power with respect to _____ outstanding shares of

Commerce Bancshares common stock, representing ___% of the outstanding shares of Commerce Bancshares common stock as of the record date have agreed with Berkshire Hills Bancorp to vote all of their shares in favor of the Merger at the special meeting.
The Merger and the Merger Agreement (page 32)
The acquisition of Commerce Bancshares is governed by the Merger Agreement. The Merger Agreement provides that, if all of the conditions are satisfied or waived, Commerce Bancshares will be merged with and into Berkshire Hills Bancorp, with Berkshire Hills Bancorp as the surviving entity. Immediately thereafter, Commerce Bank & Trust Company will merge with and into Berkshire Bank, with Berkshire Bank as the surviving institution. We encourage you to read the Merger Agreement, which is included as Annex A to this proxy statement/prospectus.
What Commerce Bancshares Stockholders Will Receive in Consideration to be Received in the Merger (page 49)
If the Merger is completed, each share of Commerce Bancshares common stock will be converted into the right to receive 0.93 shares of Berkshire Hills Bancorp common stock and cash in lieu of fractional shares, subject to the Voting Stock Consideration Limit (as described previously). The Merger Agreement provides that no Commerce Bancshares stockholder, aggregated with such stockholder’s Acting in Concert Group may own more than the Voting Stock Consideration Limit. In the event that any Commerce Bancshares stockholder, aggregated with such stockholder’s Acting in Concert Group, would otherwise exceed the Voting Stock Consideration Limit, such Commerce Bancshares stockholder shall receive 0.465 shares of Preferred Stock Consideration for each share of Commerce Bancshares common stock that is not convertible into Berkshire Hills Bancorp common stock as a consequence of the Voting Stock Consideration Limit.
Based on Berkshire Hills Bancorp, Inc.’s closing price of  $35.55 on May 19, 2017 (the trading date preceding the public announcement of the proposed transaction), each share of Commerce Bancshares Corp. common stock exchanged for either 0.93 shares of Berkshire Hills Bancorp, Inc. common stock or, to the extent an Acting in Concert Group exceeds the Voting Stock Consideration Limit, 0.465 shares of Berkshire Hills Bancorp, Inc. preferred stock, would have a value of  $33.06 per share, with a proposed aggregate value of approximately $209.2 million. Based on Berkshire Hills Bancorp, Inc.’s closing price of $____ on [______, 2017], each share of Commerce Bancshares Corp. common stock exchanged for either 0.93 shares of Berkshire Hills Bancorp, Inc. common stock or, to the extent an Acting in Concert Group exceeds the Voting Stock Consideration Limit, 0.465 shares of Berkshire Hills Bancorp, Inc. preferred stock, would have a value of  $____, with a proposed aggregate value of approximately $____ million. Berkshire Hills Bancorp, Inc. common stock is listed on the New York Stock Exchange under the symbol “BHLB.” Commerce Bancshares Corp. common stock is not traded on any established public trading market.
Recommendation of Commerce Bancshares’ Board of Directors (page 35)
Commerce Bancshares’ board of directors has unanimously approved the Merger Agreement and the proposed Merger. The Commerce Bancshares board believes that the Merger Agreement, including the Merger contemplated by the Merger Agreement, is fair to, and in the best interests of, Commerce Bancshares and its shareholders, and therefore unanimously recommends that Commerce Bancshares shareholders vote “FOR” the proposal to approve the Merger Agreement. In reaching this decision, Commerce Bancshares’ board of directors considered a variety of factors, which are described in the section captioned “Proposal I — The Proposed Merger — Commerce Bancshares’ Reasons for the Merger and Recommendation of the Commerce Bancshares Board” beginning on page 35.
Commerce Bancshares’ board of directors unanimously recommends that Commerce Bancshares shareholders vote “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.

Regulatory Matters Relating to the Merger (page 65)
Under the terms of the Merger Agreement, the Merger cannot be completed unless the Merger of Commerce Bancshares and Berkshire Hills Bancorp and the merger of Commerce Bank & Trust Company and Berkshire Bank are approved by the requisite governmental entities and bank regulators, principally, the Federal Deposit Insurance Corporation, the Massachusetts Division of Banks and the Board of Governors of the Federal Reserve System. Berkshire Hills Bancorp and Berkshire Bank have filed the relevant applications.
Conditions to Completing the Merger (page 59)
The completion of the Merger is subject to the fulfillment of a number of conditions, including:
•
the effectiveness of the registration statement of which this proxy statement/prospectus forms a part;

•
approval of the Merger Agreement by the holders of at least two-thirds of the issued and outstanding shares of Commerce Bancshares common stock entitled to vote;

•
receipt of all requisite regulatory approvals to complete the Merger and the bank merger;

•
the continued accuracy of each party’s representations and warranties made as of the date of the Merger Agreement, except to the extent any inaccuracy does not constitute a material adverse effect (as defined in the Merger Agreement);

•
each party complying with its respective obligations and agreements pursuant to the Merger Agreement, except to the extent that noncompliance does not constitute a material adverse effect (as defined in the Merger Agreement);

•
as of immediately prior to the completion of the Merger, not more than 5.0% of the issued and outstanding shares of Commerce Bancshares common stock shall have served a written notice of dissent from the Merger Agreement to Commerce Bancshares under the Massachusetts Business Corporation Act;

•
receipt of a fully executed agreement by and between Berkshire Hills Bancorp and David G. Massad, the majority owner and Chairman of Commerce Bancshares, with respect to Mr. Massad’s proposed ownership of Berkshire Hills Bancorp common stock and preferred stock (which agreement has already been executed by Berkshire Hills Bancorp and David G. Massad);

•
confirmation that the Commerce Bancshares subordinated debt obligation has been repaid immediately prior to the consummation of the Merger;

•
confirmation by Berkshire Hills Bancorp and Berkshire Bank that all action required to duly elect Pamela Massad and David Brunelle, two Commerce Bancshares board members, to the boards of directors of Berkshire Hills Bancorp and Berkshire Bank has been completed; and

•
Berkshire Hills Bancorp and Commerce Bancshares shall each have received the written opinions, dated as of the closing date of the Merger, of Luse Gorman, PC and Nutter McClennen & Fish LLP, respectively, to the effect that the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code.

Terminating the Merger Agreement (page 67)
The Merger Agreement may be terminated by mutual written consent of Berkshire Hills Bancorp and Commerce Bancshares at any time prior to the completion of the Merger. Additionally, subject to conditions and circumstances described in the Merger Agreement, either Berkshire Hills Bancorp or Commerce Bancshares may terminate the Merger Agreement if, among other things, any of the following occur:
•
the Merger has not been consummated by April 30, 2018, provided that the failure to consummate the Merger by such date was not due to terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement;

•
Commerce Bancshares shareholders do not approve the Merger Agreement at the Commerce Bancshares special meeting;

•
a required regulatory approval or non-objection is denied or a governmental authority prohibits the Merger; or

•
there is a breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement, which cannot be cured, or has not been cured within thirty (30) business days after the giving of written notice to such party of such breach.

Commerce Bancshares may terminate the Merger Agreement if Berkshire Hills Bancorp’s stock price falls below thresholds set forth in the Merger Agreement and Berkshire Hills Bancorp does not increase the exchange ratio pursuant to a prescribed formula.
Berkshire Hills Bancorp may terminate the Merger Agreement if  (i) Commerce Bancshares receives a superior proposal and has entered into an acquisition agreement with respect to the superior proposal in accordance with the provisions of the Merger Agreement, (ii) the board of directors of Commerce Bancshares submits the Merger Agreement to the Commerce Bancshares stockholders without a recommendation for approval, or (iii) the board of directors of Commerce Bancshares withdraws, modifies or changes its recommendation to stockholders for approval of the Merger Agreement, after having consulted with and considered the advice of its financial and legal advisors.
Commerce Bancshares may also terminate the Merger Agreement if Commerce Bancshares has received a superior proposal and the board of directors of Commerce Bancshares had made a determination to accept such superior proposal and complied with the provisions of the Merger Agreement.
Termination Fee (page 67)
Under certain circumstances described in the Merger Agreement, Berkshire Hills Bancorp may be entitled to receive a $8.6 million termination fee in connection with the termination of the Merger Agreement. Under certain circumstances described in the Merger Agreement, Commerce Bancshares may be entitled to receive a $4.3 million termination fee in connection with the termination of the Merger Agreement. See “Proposal I — The Proposed Merger — Terminating the Merger Agreement” on page 67 for a list of the circumstances under which a termination fee is payable.
Interests of Certain Persons in the Merger that are Different from Yours (page 54)
In considering the recommendation of the board of directors of Commerce Bancshares to approve the Merger Agreement, you should be aware that officers and directors of Commerce Bancshares have employment and other compensation agreements or economic interests that give them interests in the Merger that are somewhat different from, or in addition to, their interests as Commerce Bancshares shareholders. Some of the interests of the officers and directors include:
•
Employment agreements with Brian W. Thompson, President and Chief Executive Officer, William F. Burke, Executive Vice President and Chief Financial Officer, Michael J. Crawford, Executive Vice President and Chief Operating Officer, and a change of control agreement with James R. Belliveau, Executive Vice President and Chief Technology Officer, that provide for cash severance payments and continued health insurance in connection with a termination of employment without cause or for good reason following a change in control, each of which will be terminated in connection with the Merger in exchange for the payment of cash and benefits pursuant to individual acknowledgement agreements that Berkshire Hills Bancorp, Commerce Bancshares and Commerce Bank & Trust Company have entered into with each individual;

•
A shareholder agreement by Berkshire Hills Bancorp has entered into with David G. Massad, the majority owner and Chairman of Commerce Bancshares, with respect to Mr. Massad’s proposed ownership of Berkshire Hills Bancorp common stock and preferred stock;

•
The Commerce Bancshares 2010 Long-Term Incentive Plan shall terminate in connection with the Merger, and the holder of a phantom stock award, whether or not vested, will receive an amount of cash determined by multiplying (i) the excess, if any, of  $34.00 less the applicable per share exercise price of that Commerce Bancshares phantom stock award by (ii) the number of shares of Commerce common stock subject to that Commerce Bancshares phantom stock award, less any required tax withholding;
•
A Three-Year Retention Agreement that Berkshire Hills Bancorp, Inc. and Berkshire Bank have entered into with James Belliveau;

•
A Consulting and Release Agreement that Berkshire Bank has entered into with each of Brian W. Thompson and Michael J. Crawford;

•
An Acknowledgement Agreement that Berkshire Hills Bancorp, Commerce Bancshares and Commerce Bank & Trust Company have entered into with each of Brian W. Thompson, William F. Burke, Michael J. Crawford and James R. Belliveau;

•
The appointment of two individuals who are directors of Commerce Bancshares, Pamela Massad and David Brunelle, to the Berkshire Hills Bancorp and Berkshire Bank boards of directors; and

•
Rights of Commerce Bancshares officers and directors to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies.

Accounting Treatment of the Merger (page 50)
The Merger will be accounted for in accordance with accounting standards for business combinations in accordance with U.S. generally accepted accounting principles.
Comparison of Rights of Shareholders (page 85)
When the Merger is completed, Commerce Bancshares shareholders will become Berkshire Hills Bancorp shareholders and their rights will be governed by Delaware law and by Berkshire Hills Bancorp’s certificate of incorporation and bylaws. See “Comparison of Rights of Shareholders” beginning on page 85 for a summary of the material differences between the respective rights of Commerce Bancshares and Berkshire Hills Bancorp shareholders.
Dissenters’ Rights (page 30)
Commerce Bancshares shareholders entitled to vote on the Merger have the right to dissent from the Merger. If the Merger is completed, each Commerce Bancshares shareholder who submits to Commerce Bancshares before the special meeting a written demand for appraisal of their stock in connection with the proposed Merger, who does not vote for the proposal to approve the Merger Agreement, and who otherwise perfects their dissenters’ rights by complying with all applicable requirements of the Massachusetts Business Corporation Act, will be entitled to receive a cash payment equal to the fair value of their shares of Commerce Bancshares common stock, determined in the manner set forth under the Massachusetts Business Corporation Act, instead of the merger consideration. A dissenting shareholder who files the required written objection with Commerce Bancshares prior to the shareholder vote on the Merger need not vote against the Merger, but a vote in favor of the Merger will constitute a waiver of the shareholder’s statutory appraisal rights. A vote against the Merger does not, alone, constitute a written objection. Fair value of Commerce Bancshares common stock in an appraisal proceeding may be more than, less than or the same as the value of merger consideration at the time the Merger is completed. A copy of the section of the Massachusetts Business Corporation Act pertaining to dissenters’ appraisals rights is attached as Annex C to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.
Material Federal Income Tax Consequences of the Merger (page 51)
The Merger is intended to qualify for U.S federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, U.S. holders of Commerce Bancshares common stock generally will not recognize any gain or loss on the exchange of shares of Commerce Bancshares common stock for shares of Berkshire Hills Bancorp common stock, and generally should not recognize any gain or loss on the exchange of shares of Commerce Bancshares common stock for shares of Berkshire Hills Bancorp preferred stock. However, a U.S. holder of Commerce Bancshares common stock generally will be subject to U.S. federal income tax on cash received in lieu of any fractional share of Berkshire Hills Bancorp common stock or preferred stock that a holder would otherwise be entitled to receive.
This tax treatment may not apply to all Commerce Bancshares shareholders. Determining the actual tax consequences of the Merger to Commerce Bancshares shareholders can be complicated and will depend on your particular circumstances. Commerce Bancshares shareholders should consult their own tax advisor for a full understanding of the Merger’s tax consequences that are particular to each shareholder.
To review the U.S. federal income tax consequences of the Merger to U.S. holders of Commerce Bancshares common stock in greater detail, please see the section “Proposal I — The Proposed Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 51.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Caution About Forward-Looking Statements” beginning on page 16, you should consider carefully the risk factors described below, in deciding how to vote. You should also read and consider the risk factors associated with the business of Berkshire Hills Bancorp because the risk factors may affect the operations and financial results of the consolidated entity. These risk factors may be found in the periodic reports and other documents of Berkshire Hills Bancorp and is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 96.
Because the market price of Berkshire Hills Bancorp common stock will fluctuate, Commerce Bancshares shareholders cannot be sure of the trading price of the merger consideration they will receive and the price of Berkshire Hills Bancorp common stock might decrease after the Merger.
Upon completion of the Merger, each share of Commerce Bancshares common stock will be converted into the right to receive merger consideration consisting of shares of Berkshire Hills Bancorp common stock or, subject to the 9.9% ownership limitation, Berkshire Hills Bancorp non-voting preferred stock for those shares of Commerce Bancshares common stock that cannot be converted to Berkshire Hills Bancorp common stock due to this ownership limit. Commerce Bancshares does not have the right under the Merger Agreement to increase the exchange ratio in the Merger Agreement in the event of any decline in the stock price of Berkshire Hills Bancorp prior to the Merger. There also will be a period of time between the date when shareholders of Commerce Bancshares vote on the Merger Agreement and the date when the Merger is completed. The market price of Berkshire Hills Bancorp common stock may vary between the date of this proxy statement/prospectus, the date of the Commerce Bancshares special meeting, and the date of completion of the Merger. For example, during the twelve-month period ending on _________, 2017 (the most recent practicable date before the printing of this proxy statement/prospectus), the price of Berkshire Hills Bancorp common stock varied from a low of  $____ to a high of  $______ and ended that period at $_____. The market value of Berkshire Hills Bancorp common stock fluctuates based upon general market economic conditions, Berkshire Hills Bancorp’s business and prospects and other factors. Many of these factors are beyond the control of Commerce Bancshares and Berkshire Hills Bancorp and are not necessarily related to a change in the financial performance or condition of Commerce Bancshares or Berkshire Hills Bancorp. As market price for shares of Berkshire Hills Bancorp common stock will fluctuate, based on numerous factors, the value of the shares of Berkshire Hills Bancorp common stock that a Commerce Bancshares shareholder will receive in the Merger will correspondingly fluctuate. It is impossible to predict accurately the market price of Berkshire Hills Bancorp common stock after completion of the merger. Accordingly, the price of Berkshire Hills Bancorp common stock on the date of the special meeting may not be indicative of the price of Berkshire Hills Bancorp common stock immediately prior to completion of the merger and the price of Berkshire Hills Bancorp common stock after the Merger is completed. Berkshire Hills Bancorp common stock is listed on the New York Stock Exchange under the symbol “BHLB.” We urge you to obtain current market quotations for Berkshire Hills Bancorp common stock.
Holders of Berkshire Hills Bancorp Series B preferred stock will have a limited market to trade their Series B preferred stock.
There is no established public trading market for the Series B preferred stock, and Berkshire Hills Bancorp does not expect a market to develop. In addition, we do not intend to apply for listing of the Series B preferred stock on any national securities exchange or trading system.
The Series B preferred stock is only convertible to Berkshire Hills Bancorp common stock under limited conditions. Accordingly, holders of Series B preferred stock may experience illiquidity with respect to their shares of Series B preferred stock.

Each Shareholder subject to the Voting Stock Consideration Limit will receive Berkshire Hills Bancorp Series B preferred stock as consideration for their shares of Commerce Bancshares common stock, which is a series of non-voting preferred stock. Accordingly, each Commerce Bancshares shareholder who receives Series B preferred stock will have less influence over Berkshire Hills Bancorp as compared to the influence that such shareholder may now have over Commerce Bancshares and will have limited options to convert to Berkshire Hills Bancorp common stock.
Certain shareholders of Commerce Bancshares currently have a controlling interest in Commerce Bancshares and may vote on the election of directors and other matters affecting Commerce Bancshares. In connection with the merger, Berkshire Hills Bancorp will issue Series B preferred stock to any Commerce Bancshares shareholder as consideration for any shares of Commerce Bancshares common stock that are not convertible to Berkshire Hills Bancorp common stock as a result of the Voting Stock Consideration Limit. Accordingly, one or more shareholder of Commerce Bancshares will be limited to a 9.9% voting interest in Berkshire Hills Bancorp and the remaining Commerce Bancshares common stock will be converted to Series B non-voting preferred stock. These Commerce Bancshares shareholders will experience a decline in their influence on management of Berkshire Hills Bancorp as a result.
Furthermore, the Series B preferred stock may only convert to Berkshire Hills Bancorp common stock under limited conditions, including a transfer to an individual outside of the Acting in Concert Group or a conversion of a limited number of shares to permit the holder to own no more than 9.9% of the then-outstanding Berkshire Hills Bancorp common stock, which further limits their influence on Berkshire Hills Bancorp and management of Berkshire Hills Bancorp.
General market conditions and unpredictable factors could adversely affect market value for the Berkshire Hills Bancorp common stock and Series B preferred stock.
There can be no assurance about the market value of the Series B preferred stock that will be issued upon completion of the merger. Several factors, many of which are beyond the control of Berkshire Hills Bancorp, could influence the market value of such stock, including:
•
Whether Berkshire Hills Bancorp declares or fails to declare dividends from time to time;

•
Berkshire Hills Bancorp’s general economic condition and creditworthiness;

•
Interest rate risk;

•
Developments in the securities, credit, and housing markets, and developments with respect to financial institutions generally;

•
The market for similar securities; and

•
Economic, corporate, securities market, geopolitical, regulatory or judicial events that affect Berkshire Hills Bancorp, the banking industry, or the financial markets generally.

Shares of Berkshire Hills Bancorp common stock and Series B preferred stock will be equity interests and will not constitute indebtedness. As such, such stock will rank junior to all indebtedness of, and other non-equity claims on, Berkshire Hills Bancorp with respect to assets available to satisfy claims.
Shareholders of both Berkshire Hills Bancorp and Commerce will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
As a result of the merger, the percentage ownership of every shareholder in the combined company will be smaller than the shareholder’s percentage ownership of Berkshire Hills Bancorp or Commerce Bancshares, respectively, prior to the merger. Berkshire Hills Bancorp estimates that upon completion of the merger, current Commerce Bancshares shareholders will own approximately ____% of the outstanding shares of Berkshire Hills Bancorp common stock and 500,000 shares of Series B preferred stock, and current Berkshire Hills Bancorp shareholders will own approximately ___% of Berkshire Hills Bancorp common stock and no shares of the Series B preferred stock. If all of the Series B preferred stock are converted to Berkshire Hills Bancorp common stock at a rate of two shares of Berkshire Hills Bancorp common stock for each share of Series B preferred stock, current Commerce Bancshares shareholders will own approximately ___% of the outstanding shares of Berkshire Hills Bancorp common stock, and current Berkshire Hills Bancorp shareholders will own approximately ___%.
Future issuances of Berkshire Hills Bancorp equity securities could dilute shareholder ownership and voting interest.
Berkshire Hills Bancorp’s Certificate of Incorporation authorizes the issuance of up to fifty million shares of common stock and one million shares of preferred stock. Any future issuance of equity securities by Berkshire Hills Bancorp may result in dilution in the percentage ownership and voting interest of Berkshire Hills Bancorp shareholders, including, after completion of the Merger, former Commerce Bancshares shareholders. Also, any securities Berkshire Hills Bancorp sells in the future may be valued differently, and the issuance of equity securities for future services, acquisitions or other corporate actions may have the effect of diluting the value of the shares held by Berkshire Hills Bancorp shareholders.
The restrictions on solicitation contained in the Merger Agreement and the termination fee may discourage other companies from trying to acquire Commerce Bancshares.
Until the completion of the Merger, Commerce Bancshares is prohibited from taking any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to any person other than Berkshire Hills Bancorp concerning any purchase of a majority of the outstanding Commerce Bancshares common stock, any merger of Commerce Bancshares, or the sale of substantially all of the assets of Commerce Bancshares, or any similar transaction. In addition, Commerce Bancshares has agreed to pay a termination fee to Berkshire Hills Bancorp in specified circumstances. These provisions could discourage other companies from trying to acquire Commerce Bancshares even though those other companies might be willing to offer greater value to Commerce Bancshares’ shareholders than Berkshire Hills Bancorp has offered in the Merger. The payment of the termination fee could also have a material adverse effect on Commerce Bancshares’ financial condition.
Commerce Bancshares will be subject to business uncertainties and contractual restrictions while the Merger is pending.
The pursuit of the Merger may place a significant burden on management and internal resources of Commerce Bancshares. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition could affect Commerce Bancshares’ financial results. In addition, the Merger Agreement requires that Commerce Bancshares operate in the usual, regular and ordinary course of business and restricts Commerce Bancshares from taking certain actions prior to the effective time of the Merger or termination of the Merger without Berkshire Hills Bancorp’s consent in writing. These restrictions may prevent Commerce Bancshares from pursuing attractive business opportunities that may arise prior to the completion of the Merger.
There is no assurance when or even if the Merger will be completed.
Completion of the Merger is subject to satisfaction or waiver of a number of conditions. See “Proposal I — The Proposed Merger — Conditions to Completing the Merger.” There can be no assurance that Berkshire Hills Bancorp and Commerce Bancshares will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived.
Berkshire Hills Bancorp and Commerce Bancshares can agree at any time to terminate the Merger Agreement, even if Commerce Bancshares’ shareholders have already voted to approve the Merger Agreement. Berkshire Hills Bancorp and Commerce Bancshares can also terminate the Merger Agreement under other specified circumstances. See “Proposal I — The Proposed Merger — Terminating the Merger Agreement.”
Certain of Commerce Bancshares’ officers and directors have interests that are different from, or in addition to, interests of Commerce Bancshares’ shareholders generally.
These include: (1) acknowledgement agreements for certain officers of Commerce Bancshares that provide for cash severance payments and continued health insurance benefits upon completion of the Merger; (2) a cash payment in connection with the termination of all outstanding Commerce Bancshares phantom stock awards; (3) the appointment of two directors of Commerce Bancshares to the board of directors of Berkshire Hills Bancorp and Berkshire Bank immediately following the Merger; (4) consulting and retention agreements with certain key executives of Commerce Bancshares; and (5) provisions in the Merger Agreement relating to indemnification of directors and officers and insurance for directors and officers of Commerce Bancshares for events occurring before the Merger.
For a more detailed discussion of these interests, see “Merger-Related Executive Compensation for Commerce Bancshares’ Executive Officers” beginning on page 57.
Failure to complete the Merger could negatively impact the future businesses and financial results of Berkshire Hills Bancorp and Commerce Bancshares.
If the Merger is not completed, the ongoing businesses of Berkshire Hills Bancorp and Commerce Bancshares may be adversely affected and Berkshire Hills Bancorp and Commerce Bancshares will be subject to several risks, including the following:
•
Berkshire Hills Bancorp and Commerce Bancshares will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, and other professional fees;

•
under the Merger Agreement, Commerce Bancshares is subject to certain restrictions on the conduct of its business prior to completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and

•
matters relating to the Merger may require substantial commitments of time and resources by Berkshire Hills Bancorp and Commerce Bancshares management, which could otherwise have been devoted to other opportunities that may have been beneficial to Berkshire Hills Bancorp and Commerce Bancshares as independent companies, as the case may be.

In addition, if the Merger is not completed, Berkshire Hills Bancorp and/or Commerce Bancshares may experience negative reactions from the financial markets and from their respective customers and employees. Berkshire Hills Bancorp and/or Commerce Bancshares also could be subject to litigation related to any failure to complete the Merger or to enforcement proceedings commenced against Berkshire Hills Bancorp or Commerce Bancshares to perform their respective obligations under the Merger Agreement. If the Merger is not completed, Berkshire Hills Bancorp and Commerce Bancshares cannot assure their shareholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Berkshire Hills Bancorp and/or Commerce Bancshares.
The shares of Berkshire Hills Bancorp common stock to be received by Commerce Bancshares shareholders receiving the stock consideration as a result of the Merger will have different rights from shares of Commerce Bancshares common stock.
Following completion of the Merger, Commerce Bancshares shareholders will no longer be shareholders of Commerce Bancshares, a Massachusetts corporation, but instead will be shareholders of Berkshire Hills Bancorp, a Delaware corporation. There will be important differences between your current rights as a Commerce Bancshares shareholder and the rights to which you will be entitled as a Berkshire Hills Bancorp shareholder. See “Comparison of Rights of Shareholders” beginning on page 86 for a discussion of the different rights associated with Berkshire Hills Bancorp common stock and Commerce Bancshares common stock.
Berkshire Hills Bancorp may fail to realize the anticipated benefits of the Merger.
The success of the Merger will depend on, among other things, Berkshire Hills Bancorp’s ability to realize anticipated cost savings and to combine the businesses of Berkshire Hills Bancorp and Commerce Bancshares in a manner that does not materially disrupt the existing customer relationships of Commerce Bank & Trust Company or Berkshire Bank, or result in decreased revenues from any loss of customers. If Berkshire Hills Bancorp is not able to successfully achieve these objectives, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected.

Berkshire Hills Bancorp and Commerce Bancshares have operated and, until the completion of the Merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, the disruption of Berkshire Hills Bancorp’s or Commerce Bancshares’ ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Berkshire Hills Bancorp to maintain relationships with customers and employees or to achieve the anticipated benefits of the Merger.
Berkshire Hills Bancorp and Berkshire Bank may not receive the required regulatory approvals. Such approvals may be subject to adverse regulatory conditions.
Before the Merger and bank merger may be completed, various approvals or waivers must be obtained from, or notifications submitted to, various governmental entities and bank regulators, principally, the Federal Deposit Insurance Corporation, the Massachusetts Department of Banking and the Board of Governors of the Federal Reserve System. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain one or more of the required regulatory approvals or delay their receipt. Neither Commerce Bancshares nor Berkshire Hills Bancorp can guarantee that it will receive all required regulatory approvals in order to complete the Merger. In addition, some of the governmental authorities from whom those approvals must be obtained may impose conditions, terms, obligations or restrictions on the completion of the Merger or require changes in the terms of the Merger and such conditions, terms, obligations or restrictions may have the effect of delaying the completion of the Merger, imposing additional material costs on or materially limiting the revenues of the combined company following the Merger or otherwise reduce the anticipated benefits of the Merger if the Merger were consummated successfully within the expected timeframe. In addition, neither Berkshire Hills Bancorp nor Commerce Bancshares can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the Merger. Additionally, the completion of the Merger is conditioned on the absence of any orders, decrees or injunction by any court or agency of competent jurisdiction that would enjoin or prohibit the completion of the Merger. In addition, Berkshire Hills Bancorp and Commerce Bancshares will each have the right not to complete the Merger if any such regulatory approvals include any condition or requirement that would result in a material adverse effect or a burdensome condition on either of the parties or their subsidiaries.
The fairness opinion obtained by Commerce Bancshares from its financial advisor will not reflect changes in circumstances subsequent to the date of such opinion.
Commerce Bancshares has obtained a fairness opinion dated as of May 18, 2017, from its financial advisor, Sandler O’Neill & Partners, L.P. (“Sandler”) to the effect that, as of such date, the exchange ratio was fair from a financial point of view to the common shareholders of Commerce Bancshares. Commerce Bancshares has not obtained, and will not obtain, an updated opinion as of the date of this proxy statement/prospectus from its financial advisor. Changes in the operations and prospects of Berkshire Hills Bancorp or Commerce Bancshares, general market and economic conditions and other factors that may be beyond the control of Berkshire Hills Bancorp and Commerce Bancshares may alter the value of Commerce Bancshares or the price of shares of Berkshire Hills Bancorp common stock by the time the Merger is completed. The Sandler opinion does not speak to the time the Merger will be completed or to any other date other than the date of such opinion. As a result, the opinion will not address the fairness of the exchange ratio, from a financial point of view, to the common shareholders of Commerce Bancshares at the time the Merger is completed. For a description of the Sandler opinion, including the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler, please see “The Merger — Opinion of Commerce Bancshares’ Financial Advisor” beginning on page 38 of this proxy statement/prospectus.
Risks Relating to Berkshire Hills Bancorp’s Business
You should read and consider risk factors specific to Berkshire Hills Bancorp’s business that will also affect the combined company after the Merger. These risks are described in the sections entitled “Risk Factors” in Berkshire Hills Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Berkshire Hills Bancorp’s Quarterly Report on Form 10-Q for the period ended March 31, 2017, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 96 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements contained in this document that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Securities Exchange Act), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The sections of this document which contain forward-looking statements include, but are not limited to, “Questions And Answers About the Merger and Commerce Bancshares Special Meeting,” “Summary,” “Risk Factors,” “Proposal I — The Proposed Merger — Background of the Merger,” and “Proposal I — The Proposed Merger — Commerce Bancshares’ Reasons for the Merger and Recommendation of the Commerce Bancshares Board of Directors.” You can identify these statements from the use of the words “may,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section beginning on page 11.
Because of these and other uncertainties, Berkshire Hills Bancorp’s actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, Berkshire Hills Bancorp’s and Commerce Bancshares’ past results of operations do not necessarily indicate Berkshire Hills Bancorp’s and Commerce Bancshares combined future results. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. Berkshire Hills Bancorp is not undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under federal securities law. Berkshire Hills Bancorp qualifies all of its forward-looking statements by these cautionary statements.

SELECTED HISTORICAL FINANCIAL INFORMATION
The following tables show summarized historical financial data for Berkshire Hills Bancorp and Commerce Bancshares. You should read this summary financial information in connection with Berkshire Hills Bancorp’s historical financial information, which is incorporated by reference into this document.
Unaudited consolidated interim financial statements for Berkshire Hills Bancorp and the unaudited interim financial statements for Commerce Bancshares at or for the three months ended March 31, 2017 include normal, recurring adjustments necessary to fairly present the data for those periods. The unaudited data is not necessarily indicative of expected results of a full year’s operation.
Selected Historical Financial and Other Data of
BERKSHIRE HILLS Bancorp, Inc.
	At March 31,		At December 31,
(In thousands, except per share data)	2017	2016	2016	2015	2014	2013	2012
Selected Financial Data:
Total assets	$9,297,908	$7,807,911	$9,162,542	$7,831,086	$6,501,079	$5,671,724	$5,295,612
Securities	1,714,235	1,374,465	1,628,246	1,371,316	1,205,794	870,091	573,871
Loans	6,655,933	5,726,690	6,549,787	5,725,236	4,680,600	4,180,523	3,988,654
Allowance for loan losses	(45,804)	(40,055)	(43,998)	(39,308)	(35,662)	(33,323)	(33,208)
Goodwill and other intangible assets	421,750	333,504	422,551	334,607	276,270	270,662	274,258
Deposits	6,656,054	5,584,390	6,622,092	5,589,135	4,654,679	3,848,529	4,100,409
Borrowings	1,383,927	1,169,923	1,313,997	1,263,318	1,051,371	1,063,032	446,891
Total shareholders’ equity	1,099,553	905,837	1,093,298	887,189	709,287	678,062	667,265
	For the Three Months Ended March 31,		For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Selected Operating Data:
Total interest and dividend income	$80,709	$68,476	$280,439	$247,030	$207,042	$203,741	$175,939
Total interest expense	13,823	10,779	48,172	33,181	28,351	34,989	32,551
Net interest income	66,886	57,697	232,267	213,849	178,691	168,752	143,388
Fee income	28,723	15,371	68,606	57,480	53,434	50,525	51,265
All other non-interest (loss) income	6,034	259	(2,755)	(3,192)	(5,664)	7,707	2,791
Total non-interest income	34,757	15,630	65,851	54,288	47,770	58,232	54,056
Total net revenue	101,643	73,327	298,118	268,137	226,461	226,984	197,444
Provision for loan losses	5,095	4,006	17,362	16,726	14,968	11,378	9,590
Total non-interest expense	74,326	47,100	203,302	196,829	165,986	157,359	140,806
Income tax expense – continuing operations	6,762	6,220	18,784	5,064	11,763	17,104	13,223
Net (loss) income from discontinued operations	—	—	—	—	—	—	(637)
Net income	$15,460	$16,001	$58,670	$49,518	$33,744	$41,143	$33,188
Dividends per common share	$0.21	$0.20	$0.80	$0.76	$0.72	$0.72	$0.69
Basic earnings per common share	0.44	0.52	1.89	1.74	1.36	1.66	1.49
Diluted earnings per common share	0.44	0.52	1.88	1.73	1.36	1.65	1.49
Weighted average common shares outstanding – basic	35,280	30,511	30,988	28,393	24,730	24,802	22,201
Weighted average common shares outstanding – diluted	35,452	30,688	31,167	28,564	24,854	24,965	22,329

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Selected Operating Ratios and Other Data:(1)
Per Common Share Data:
Net earnings, diluted	$0.44	$0.52	$1.88	$1.74	$1.36	$1.65	$1.49
Adjusted earnings, diluted(2)	0.55	0.54	2.20	2.09	1.80	1.87	1.98
Total book value per share	30.77	29.18	30.65	28.64	28.17	27.08	26.53
Tangible book value per share(2)	18.97	18.44	18.81	17.84	17.19	16.27	15.56
Dividends	0.21	0.20	0.80	0.76	0.72	0.72	0.69
Market price at year end	36.05	26.89	36.85	29.11	26.66	27.27	23.86
Performance Ratios:(1)(3)
Return on average assets	0.68%	0.82%	0.74%	0.68%	0.55%	0.78%	0.73%
Adjusted return on average assets(2)	0.85	0.85	0.86	0.82	0.73	0.88	0.98
Return on average equity	5.71	7.19	6.44	6.14	4.87	6.09	5.66
Adjusted return on equity(2)	7.17	7.40	7.51	7.40	6.46	6.92	7.54
Net interest margin, fully tax equivalent (FTE)(4)	3.33	3.33	3.31	3.31	3.26	3.63	3.62
Fee income/total net revenue	28.26	20.96	23.01	21.44	23.60	22.26	25.96
Growth Ratios:
Total commercial loans	3.81%	1.49%	18.39%	28.65%	14.80%	4.51%	28.54%
Total loans	1.62	0.03	14.41	22.32	11.96	4.81	34.91
Total deposits	0.51	(0.08)	18.48	20.08	20.95	(6.14)	32.22
Total net revenue (compared to prior year)	38.62	26.31	11.18	18.40	(0.23)	14.96	38.73
Earnings per share (compared to prior year)	(15.38)	48.57	8.62	27.21	(17.58)	10.74	53.61
Adjusted earnings per share (compared to prior year)(2)	1.85	8.00	5.26	16.11	(3.74)	(5.56)	28.57
Selected Financial Data:(1)
Total assets	$9,297,908	$7,807,911	$9,162,542	$7,831,086	$6,501,079	$5,671,724	$5,295,612
Total earning assets	8,485,672	7,141,521	8,340,287	7,140,387	5,923,462	5,085,152	4,682,755
Total investments	1,739,998	1,398,912	1,669,827	1,371,316	1,205,794	870,091	573,871
Total loans	6,655,933	5,726,690	6,549,787	5,725,236	4,680,600	4,180,523	3,988,654
Allowance for loan losses	(45,804)	(40,055)	(43,998)	(39,308)	(35,662)	(33,323)	(33,208)
Total intangible assets	421,750	333,504	422,551	334,607	276,270	270,662	274,258
Total deposits	6,656,054	5,584,390	6,622,092	5,589,135	4,654,679	3,848,529	4,100,409
Total borrowings	1,383,927	1,169,923	1,313,997	1,263,318	1,051,371	1,063,032	446,891
Total shareholders’ equity	1,009,553	905,837	1,093,298	887,189	709,287	678,062	667,265
Net income	15,460	16,001	58,670	49,518	33,744	41,143	33,188
Adjusted net income(2)	19,400	16,489	68,442	59,610	44,742	46,696	44,245
Asset Quality Ratios:(5)
Net loans charged-off/average total loans	0.20%	0.23%	0.21%	0.25%	0.29%	0.29%	0.26%
Allowance for loan losses/total loans	0.69	0.70	0.67	0.69	0.76	0.80	0.83
Capital and Liquidity Ratios:
Tier 1 capital to average assets – Company	7.86%	7.75%	7.88%	7.71%	7.01%	N/A%	N/A%
Total capital to risk-weighted assets – Company	11.77	11.82	11.87	11.91	11.38	N/A	N/A
Tier 1 capital to average assets – Bank	7.69	7.70	7.84	7.66	7.18	7.99	7.46
Total capital to risk-weighted assets – Bank	11.08	11.15	11.21	11.16	10.78	11.62	11.79
Shareholders’ equity/total assets	11.83	11.60	11.93	11.33	10.91	11.95	12.60
Tangible common shareholders’ equity to tangible assets(2)	7.64	7.66	7.68	7.37	6.96	7.54	7.82
Loans/deposits	100	103	99	102	101	109	97

(1)
Adjusted measurements are non-GAAP financial measures that are adjusted to exclude certain revenue and expense items primarily related to acquisitions and restructuring activities. Refer to the Reconciliation of Non-GAAP Financial Measures and discussion of Non-GAAP financial measures for additional information.

(2)
Non-GAAP financial measure.

(3)
All performance ratios are annualized and are based on average balance sheet amounts, where applicable.

(4)
Fully taxable equivalent considers the impact of tax advantaged investment securities and loans.

(5)
Generally accepted accounting principles require that loans acquired in a business combination be recorded at fair value, whereas loans from business activities are recorded at cost. The fair value of loans acquired in a business combination includes expected loan losses, and there is no loan loss allowance recorded for these loans at the time of acquisition. Accordingly, the ratio of the loan loss allowance to total loans is reduced as a result of the existence of such loans, and this measure is not directly comparable to prior periods. Similarly, net loan charge-offs are normally reduced for loans acquired in a business combination since these loans are recorded net of expected loan losses. Therefore, the ratio of net loan charge-offs to average loans is reduced as a result of the existence of such loans, and this measure is not directly comparable to prior periods. Other institutions may have loans acquired in a business combination, and therefore there may be no direct comparability of these ratios between and among other institutions.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
		At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
(in thousands)		2017	2016	2016	2015	2014	2013	2012
Net income (GAAP)		$15,460	$16,001	$58,670	$49,518	$33,744	$41,143	$33,188
Adj: Securities (gains) losses and other revenue adjustments		(5,941)	(36)	551	(2,110)	(482)	(6,045)	(1,485)
Adj: Net gains on sale of business operations		—	—	(1,085)	—	—	—	—
Adj: Merger, acquisition, restructuring, conversion related and other expense adjustments		11,682	780	15,761	17,611	18,665	15,348	18,656
Adj: Income taxes		(1,801)	(256)	(5,455)	(5,409)	(7,185)	(3,750)	(6,114)
Total adjusted income (non-GAAP)	(A)	$19,400	$16,489	$68,442	$59,610	$44,742	$46,696	$44,245
Total revenue (GAAP)		$101,643	$73,327	$298,118	$268,137	$226,461	$226,984	$197,444
Adj: Securities (gains) losses and other revenue adjustments		(5,941)	(36)	551	(2,110)	9,691	(6,045)	(1,485)
Adj: Net gains on sale of business operations		—	—	(1,085)	—	—	—	—
Total operating revenue (non-GAAP)	(B)	$95,702	$73,291	$297,584	$266,027	$236,152	220,939	195,959
Total non-interest expense (GAAP)		$74,326	$47,100	$203,302	$196,830	$165,986	$157,359	$141,443
Less: Total acquisition, restructuring and other expense adjustments		(11,682)	(780)	(15,761)	(17,611)	(8,492)	(15,348)	(18,656)
Adjusted non-interest expense (non-GAAP)	(C)	$62,644	$46,320	$187,541	$179,219	$157,494	$142,011	$122,787
(in millions, except per share data)
Total average assets	(D)	$9,144	$7,791	$7,958	$7,249	$6,171	$5,306	$4,531
Total average shareholders’ equity	(E)	1,082	891	911	805	693	675	588
Total average tangible shareholders’ equity(2)	(F)	660	557	563	494	415	403	376
Total tangible shareholders’ equity, period end(2)	(G)	678	572	671	553	433	407	392
Total tangible assets, period end(2)	(H)	8,876	7,474	8,740	7,497	6,226	5,402	5,021
Total common shares outstanding, period end (thousands)	(I)	35,729	31,039	35,673	30,974	25,183	25,036	25,149
Average diluted shares outstanding (thousands)	(J)	35,452	30,688	31,167	28,564	24,854	24,965	22,329
GAAP earnings per share, diluted		$0.44	$0.52	$1.88	$1.73	$1.36	$1.65	$1.49
Adjusted earnings per share, diluted(2)	(A/J)	0.55	0.54	2.20	2.09	1.80	1.87	1.98
Book value per share (period end)		30.77	29.18	30.65	28.64	28.17	27.08	26.53
Tangible book value per share (period end)(2)	(G/I)	18.97	18.44	18.81	17.84	17.19	16.27	15.56
Total shareholders’ equity/total assets		11.83	11.60	11.93	11.33	10.91	11.95	12.60
Total tangible shareholders’ equity/total tangible assets(2)	(G)/(H)	7.64	7.66	7.68	7.38	6.95	7.54	7.79
Performance ratios(1)
GAAP return on assets		0.68%	0.82%	0.74%	0.68%	0.55%	0.78%	0.73%
Adjusted return on assets(2)	(A/D)	0.85	0.85	0.86	0.82	0.73	0.88	0.98
GAAP return on equity		5.71	7.19	6.44	6.15	4.87	6.09	5.66
Adjusted return on equity(2)	(A/E)	7.17	7.40	7.51	7.40	6.46	6.92	7.52

(1)
Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.

(2)
Non-GAAP financial measure.

NON-GAAP FINANCIAL MEASURES
This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures are intended to provide the reader with additional supplemental perspectives on operating results, performance trends, and financial condition. Non-GAAP financial measures are not a substitute for GAAP measures; they should be read and used in conjunction with Berkshire Hills Bancorp’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is provided above. In all cases, it should be understood that non-GAAP financial measures do not depict amounts that accrue directly to the benefit of shareholders. An item which management excludes when computing non-GAAP adjusted earnings can be of substantial importance to Berkshire Hills Bancorp’s results for any particular quarter or year. Berkshire Hills Bancorp’s non-GAAP earnings information set forth is not necessarily comparable to non-GAAP information which may be presented by other companies. Each non-GAAP measure used by Berkshire Hills Bancorp in this proxy statement/prospectus as supplemental financial data should be considered in conjunction with Berkshire Hills Bancorp’s GAAP financial information.
Berkshire Hills Bancorp utilizes the non-GAAP measure of adjusted earnings in evaluating operating trends, including components for adjusted revenue and expense. These measures exclude amounts which Berkshire Hills Bancorp views as unrelated to its normalized operations, including securities gains/losses, losses recorded for the hedge terminations, merger costs, restructuring costs, and systems conversion costs. Adjusted earnings are presented net of an adjustment for income tax expense. References to adjusted net income or adjusted income are also meant to refer to adjusted earnings. Berkshire Hills Bancorp also calculates adjusted earnings per share based on its measure of adjusted earnings. Berkshire Hills Bancorp views these amounts as important to understanding its operating trends, particularly due to the impact of accounting standards related to merger and acquisition activity. Analysts also rely on these measures in estimating and evaluating Berkshire Hills Bancorp’s operating performance. Management also believes that the computation of non-GAAP earnings and earnings per share may facilitate the comparison of Berkshire Hills Bancorp to other companies in the financial services industry.
Adjusted revenue and adjusted expense are computed based on the items used to compute adjusted earnings. Adjusted revenue excludes net securities gains. In several years, securities gains were recognized on stock positions held in acquired banks that resulted in the recording of revenue to recognize the gain at the time of the merger. In the first quarter of 2017, $13 million in securities gains were realized as a result of strong market conditions. In 2014 and 2017, revenue was also adjusted to exclude losses recorded on the termination of hedges, which were related to the acquisition of branches that was completed in the first quarter of 2014 and the acquisition of First Choice Bancorp in the fourth quarter of 2016. In 2013 and 2014, an adjustment was recorded for non-material out of period adjustments to net interest income, which were largely offsetting between the two periods.
Adjusted non-interest expense excludes merger and acquisition costs. These costs include professional fees, severance/benefit costs, systems conversion costs, and contract termination costs. Berkshire Hills Bancorp views merger and acquisition costs as part of the economic investment in acquired operations which are intended to provide future earnings benefits and return on investment. Restructuring costs include costs and losses related to the disposition of branches and other leased and owned real estate, as well as costs related to organization restructurings. Berkshire Hills Bancorp evaluates restructuring costs and considers the length of time for future operating benefits to payback these costs. Berkshire Hills Bancorp also includes net operating results of discontinued operations with restructuring costs. Berkshire Hills Bancorp adjusts expenses to exclude costs related to the conversion of core systems and other major computer systems which are not typical of normal annual operations and which build infrastructure for future expansion. In some cases, variable compensation costs related to the above projects are among the costs excluded in determining adjusted non-interest expense.
Berkshire Hills Bancorp determines the amount of the income tax expense adjustment as the difference between tax expense based on the GAAP tax rate and based on the effective tax rate applicable to core income. In 2014, due to the components of income in that year, Berkshire Hills Bancorp determined the income tax expense associated with the adjusting items for revenue and expense, and this amount was recorded as the income tax expense adjustment.

Adjusted return on assets and adjusted return on equity are computed as non-GAAP measures of performance and are based on adjusted net income and are used for the same reasons that adjusted net income is measured. Berkshire Hills Bancorp also measures its tangible equity, which excludes the balance of goodwill and other intangible assets. Berkshire Hills Bancorp measures tangible book value per share and the ratio of tangible equity to tangible assets. Tangible book value per share is an important valuation metric utilized by the investment community. The ratio of tangible equity to tangible assets is used by analysts and investors as one measure considered in evaluating Berkshire Hills Bancorp’s leverage.
Selected Historical Financial and Other Data of COMMERCE BANCSHARES
	At March 31,		At December 31,
(in thousands, except per share data)	2017	2016	2016	2015	2014	2013	2012
Selected Financial Data:
Total assets	$2,219,402	$2,177,221	$2,238,060	$2,014,295	$2,095,118	$1,918,750	$1,724,409
Securities	119,400	107,410	102,731	68,019	70,068	67,399	93,505
Loans held for sale	—	—	—	—	—	—	18,157
Loans	1,457,026	1,367,947	1,426,120	1,351,662	1,224,071	1,062,608	1,046,714
Allowance for loan losses	16,029	14,465	17,785	13,146	12,014	8,812	9,158
Bank owned life insurance	28,488	28,126	28,404	28,025	26,914	25,883	25,433
Deposits	2,005,727	1,973,684	2,022,493	1,812,862	1,896,576	1,734,408	1,508,377
Borrowed funds and subordinated notes	35,160	38,196	40,949	38,582	42,808	38,579	81,400
Total stockholders’ equity	162,657	151,637	158,589	149,399	141,917	132,832	122,270
Selected Operating Data:
Total interest and dividend income	$16,628	$16,150	$63,331	$58,932	$57,252	$56,174	$55,003
Total interest expense	2,416	2,411	9,629	9,309	9,748	10,560	11,160
Net interest income	14,212	13,739	53,702	49,623	47,504	45,614	43,843
Net gain on sale of loans and mortgage banking revenue	—	—	—	—	—	—	9,625
All other fee income	2,718	2,657	11,341	10,846	10,677	9,770	8,800
Total net revenue	16,930	16,396	65,043	60,469	58,181	55,384	62,268
Provision for loan losses	(1,004)	1,866	6,068	6,029	3,999	1,258	10,728
Total non-interest expense	9,838	9,535	37,935	36,479	35,376	32,536	37,948
Income tax expense	3,279	1,993	8,515	7,115	7,261	8,526	5,079
Net income	$4,817	$3,002	$12,525	$10,846	$11,563	$13,819	$8,513
Preferred dividend	—	—	—	—	—	—	—
Net income to common shareholders	4,817	3,002	12,525	10,846	11,545	13,819	8,513
Dividends per common share	$0.11	$0.11	$0.44	$0.44	$0.44	$0.28	$0.45

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Selected Operating Ratios and Other Data:
Share Data:
Book value per common share	$25.70	$23.96	$25.06	$23.61	$22.43	$20.99	$19.32
Performance Ratios:(1)
Return on average assets	0.94%	0.63%	0.66%	0.61%	0.63%	0.82%	0.59%
Return on average equity	11.91	7.89	8.07	7.32	8.31	10.69	7.00
Net interest rate margin, fully tax equivalent (FTE)(2)	2.88	3.01	2.97	2.94	2.69	3.01	3.19
Non-interest income/total net revenue	16.05	16.21	17.44	17.94	18.35	17.64	29.59
Non-interest expense/average assets	1.92	2.01	2.01	2.06	1.92	1.93	2.63
Dividend payout ratio	14.45	23.19	22.23	25.67	24.12	12.82	33.45
Growth Ratios:
Total loans	6.51%	1.20%	5.51%	10.42%	15.19%	1.52%	28.16%
Total deposits	1.62	8.87	11.56	(4.41)	9.35	14.99	27.08
Total net revenue	3.26	12.14	7.56	3.93	5.05	(11.06)	18.03
Asset Quality Ratios:
Net loan charge-off/average total loans	0.21%	0.16%	0.10%	0.39%	0.07%	0.16%	1.16%
Allowance for loan losses/total loans	1.10	1.06	1.25	0.97	0.98	0.83	0.87
Capital Ratios:
Tier 1 capital to average assets	7.40%	7.36%	7.81%	7.71%	7.28%	7.14%	6.88%
Total capital to risk-weighted assets	11.82	11.48	11.84	11.22	11.70	12.68	10.48
Tier 1 capital to risk-weighted assets	9.46	9.24	9.33	9.07	9.71	10.11	8.16
Stockholders equity/total assets	7.33	6.96	7.09	7.42	6.77	6.92	7.09

(1)
All performance ratios are annualized and are based on average balance sheet amounts, where applicable.

(2)
Fully taxable equivalent considers the impact of tax advantaged investment securities and loans.

MARKET PRICE AND DIVIDEND INFORMATION
Berkshire Hills Bancorp common stock is listed on the New York Stock Exchange under the symbol “BHLB.” Commerce Bancshares stock is not traded on any established public trading market. The following table lists the high and low prices per share for Berkshire Hills Bancorp common stock and the cash dividends declared by Berkshire Hills Bancorp for the periods indicated.
	Berkshire Hills Common Stock
	High	Low	Dividends
Quarter Ended
September 30, 2017 (through ______, 2017)
June 30, 2017	38.65	33.55	0.21
March 31, 2017	37.45	32.90	0.21
December 31, 2016	37.35	27.25	0.20
September 30, 2016	28.37	25.90	0.20
June 30, 2016	28.18	24.80	0.20
March 31, 2016	28.93	24.71	0.20
December 31, 2015	30.69	26.32	0.19
September 30, 2015	29.81	26.68	0.19
June 30, 2015	29.30	26.77	0.19
March 31, 2015	27.92	24.27	0.19
On May 19, 2017, which is the last day on which shares of Berkshire Hills Bancorp common stock traded preceding the public announcement of the proposed Merger, the closing price of Berkshire Hills Bancorp common stock was $35.55. On [Record Date], which is the most recently practicable date prior to the mailing of this proxy statement/prospectus, the closing price of Berkshire Hills Bancorp common stock was $___. You should obtain current market quotations for Berkshire Hills Bancorp common stock, as the market price of Berkshire Hills Bancorp common stock will fluctuate between the date of this document, the date of the special meeting, the date on which the Merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.
As of  [Record Date], there were approximately _________ holders of record of Berkshire Hills Bancorp common stock. As of  [Record Date], there were approximately __ holders of record of Commerce Bancshares common stock.
Following the Merger, the declaration of dividends on shares of Berkshire Hills common stock will be at the discretion of Berkshire Hills Bancorp’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Berkshire Hills Bancorp, applicable state law and government regulations and other factors deemed relevant by Berkshire Hills Bancorp’s board of directors. Each share of Berkshire Hills Bancorp Series B preferred stock will be entitled to receive 200 percent of the per share dividend when and as paid on Berkshire Hills common stock.

Commerce Bancshares common stock is not listed and there is no established public trading market for the Commerce Bancshares common stock. No shares of Commerce Bancshares common stock were traded during the periods listed below.
Commerce Bancshares Common Stock
Dividends Per Share
Quarter Ended
September 30, 2017 (through ______, 2017)
June 30, 2017	0.11
March 31, 2017	0.11
December 31, 2016	0.11
September 30, 2016	0.11
June 30, 2016	0.11
March 31, 2016	0.11
December 31, 2015	0.11
September 30, 2015	0.11
June 30, 2015	0.11
March 31, 2015	0.11

SPECIAL MEETING OF COMMERCE BANCSHARES SHAREHOLDERS
This section contains information for Commerce Bancshares shareholders about the special meeting of shareholders that Commerce Bancshares has called to consider and approve the Merger Agreement and certain other proposals.
Together with this document, Commerce Bancshares is also sending you a notice of the Commerce Bancshares special meeting of shareholders and a form of proxy that is solicited by its board of directors. The special meeting of shareholders will be held on [______, 2017] at [____ a.m.], local time, at [Special Meeting Location][Special Meeting Address]. This proxy statement/prospectus is first being mailed to shareholders of Commerce Bancshares on or about [__________, 2017].
Matters to Be Considered
The purpose of the Commerce Bancshares special meeting of shareholders is: (i) to vote on a proposal to approve the Merger Agreement, and (ii) to vote upon a proposal to adjourn or postpone the Commerce Bancshares special meeting for the purpose, among others, of allowing additional time to solicit proxies. No business may be transacted at the special meeting except as specified in the notice accompanying this proxy statement/ prospectus.
Proxies
You may vote your shares of Commerce Bancshares common stock in any one of two alternative ways:
•
By paper proxy card; or

•
In person at the Commerce Bancshares shareholders’ meeting.

Please read the following instructions and vote by whatever method is most convenient for you:
Paper Proxy Card.   Each copy of this document mailed to Commerce Bancshares shareholders is accompanied by a proxy card with voting instructions for submission by mail. You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the Commerce Bancshares special meeting, or at any adjournment or postponement of the meeting, regardless of whether you plan to attend the Commerce Bancshares special meeting.
In Person.   You can vote your shares by attending the special meeting and voting in person. (Please note, however, that attendance at the special meeting will not in itself constitute revocation of a proxy previously delivered to Commerce Bancshares.)
You can revoke your proxy at any time before the vote is taken at the Commerce Bancshares special meeting. If your shares are held in “street name,” your broker will vote your shares on the proposal to approve the Merger Agreement only if you provide instructions to your broker on how to vote. If you have not voted through your broker, you may revoke your proxy by:
•
submitting written notice of revocation to the Secretary of Commerce Bancshares prior to the voting of such proxy;

•
submitting a properly executed proxy bearing a later date; or

•
voting in person at the special meeting.

Written notices of revocation and other communications about revoking your proxy should be addressed to:
Commerce Bancshares Corp.
386 Main Street
Worcester, Massachusetts 01608
Attention: William F. Burke, Executive Vice President and Chief Financial Officer, Corporate Secretary
If your shares of common stock are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

All shares of common stock represented by valid proxies received by Commerce Bancshares through this solicitation that are not revoked will be voted in accordance with your instructions on the proxy card. If you do not specify on your proxy card how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the Merger Agreement, and “FOR” the proposal to adjourn or postpone the special meeting if more time is needed to solicit additional proxies for the approval of the Merger Agreement.
Commerce Bancshares shareholders should NOT send stock certificates with their proxy cards. After the Merger is completed, Commerce Bancshares shareholders will be sent a transmittal form and instructions, at which time they will be requested to submit their stock certificates.
Solicitation of Proxies
Commerce Bancshares is soliciting proxies and will bear the entire cost of soliciting proxies from its shareholders. In addition to solicitation of proxies by mail, Commerce Bancshares will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Commerce Bancshares common stock and secure their voting instructions, if necessary. Commerce Bancshares will reimburse the record holders for their reasonable expenses in taking those actions. Commerce Bancshares may use several of its regular employees, who will not be specially compensated, to solicit proxies from Commerce Bancshares shareholders, either personally or by telephone, electronic mail or letter.
Record Date
The Commerce Bancshares board of directors has fixed the close of business on [__________, 2017] as the record date for determining Commerce Bancshares shareholders entitled to receive notice of and to vote at the Commerce Bancshares special meeting of shareholders. On [__________, 2017], ________ shares of Commerce Bancshares common stock were outstanding and held by approximately ___ holders of record.
Voting Rights and Vote Required
The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Commerce Bancshares common stock is necessary to constitute a quorum at the Commerce Bancshares special meeting of shareholders. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.
Approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of Commerce Bancshares common stock entitled to vote at the Commerce Bancshares special meeting. You are entitled to one vote for each share of Commerce Bancshares common stock you held as of the record date.
Because the affirmative vote of the holders of at least two-thirds (2∕3) of the outstanding shares of Commerce Bancshares common stock entitled to vote at the Commerce Bancshares special meeting is needed for Commerce Bancshares and Berkshire Hills Bancorp to proceed with the Merger, the failure to vote by proxy or in person will have the same effect as a vote “AGAINST” the Merger Agreement. Abstentions and broker non-votes also will have the same effect as a vote “AGAINST” the Merger Agreement. Accordingly, the Commerce Bancshares board of directors urges Commerce Bancshares shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.
As of the record date, directors of Commerce Bancshares and their affiliates had the right to vote ________ shares of Commerce Bancshares common stock, or approximately _____% of the outstanding Commerce Bancshares common stock at that date. At the time the Merger Agreement with Berkshire Hills Bancorp was signed, each director of Commerce Bancshares entered into a separate letter agreement with Berkshire Hills Bancorp, pursuant to which, among other things, they agreed to vote or cause to be voted all shares over which they maintain sole or shared voting power in favor of approval of the Merger Agreement.
Recommendation of the Board of Directors
The Commerce Bancshares board of directors has unanimously approved the Merger Agreement and the transactions contemplated in the Merger Agreement. The Commerce Bancshares board of directors has determined that the Merger Agreement and the transactions contemplated in the Merger Agreement are advisable and in the best interests of Commerce Bancshares and its shareholders and unanimously recommends that you vote “FOR” approval of the Merger Agreement and “FOR” the proposal to adjourn or postpone the special meeting if more time is needed to solicit additional proxies for the approval of the Merger Agreement.
See “Proposal I — The Proposed Merger — Commerce Bancshares’ Reasons for the Merger and Recommendation of the Commerce Bancshares Board of Directors” on page 35 for a more detailed discussion of the Commerce Bancshares board of directors’ recommendation.
Voting at the Commerce Bancshares Special Meeting
If you want to vote your shares of Commerce Bancshares common stock held in street name in person at the Commerce Bancshares special meeting, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares.
Security Ownership of Certain Beneficial Owners of Commerce Bancshares and the Commerce Bancshares Directors and Executive Officers
The following table sets forth the number of shares of Commerce Bancshares common stock beneficially owned by any person (including any group) who is known to Commerce Bancshares to be the beneficial owner of more than five percent of Commerce Bancshares’ class of common stock, each director of Commerce Bancshares, and all directors and officers of Commerce Bancshares as a group, as of [__________, 2017]. Except for Mr. Massad, no person is known by Commerce Bancshares to own more than ten percent of Commerce Bancshares’ outstanding common stock.
Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
David G. Massad	5,807,052	91.76%
Michael P. Angelini	9,344	*
David M. Brunelle	68	*
Michael F. Collins, M.D.	53	*
Herbert G. Ingram	95,408	1.51%
George J. Isaac	1,257	*
Shaun M. Martin	58	*
Pamela A. Massad	83,023	1.31%
R. Norman Peters(3)	92,460	1.46%
Brian W. Thompson	96	*
Michael P. Tsotsis	45	*
Total owned by directors and executive officers as a group (11 persons)	6,088,864	96.21%

(1)
Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: voting power, which includes the power to vote, or to direct the voting of, our common stock; and/or, investment power, which includes the power to dispose, or to direct the disposition of, our common stock, is determined to be a beneficial owner of the common stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power. Shares beneficially owned include warrants and options to purchase shares which are currently exercisable or which will be exercisable within 60 days of _________, 2017.

(2)
Based on ___________ shares issued and outstanding as of ___________, 2017. Percentage calculations presume that the identified individual or group exercises all of his, her or their respective warrants and options and that no other holders of warrants or options exercise their warrants or options.

(3)
Consists of 92,460 shares of Commerce Bancshares common stock held of record by R. Norman Peters, Trustee of the R. Norman Peters Family Trust.

DISSENTERS’ RIGHTS
Section 13.02(a)(1) of the Massachusetts Business Corporation Act generally provides that shareholders of Massachusetts corporations are entitled to assert appraisal rights in the event of a merger and to receive payment in cash for the fair value of their shares of stock instead of the merger consideration. Commerce Bancshares has concluded that Commerce Bancshares shareholders are entitled to exercise appraisal rights in connection with the proposed merger with Berkshire Hills Bancorp. Commerce Bancshares shareholders electing to exercise dissenters’ rights must comply with the provisions of Section 13 of the Massachusetts Business Corporation Act. A copy of the applicable portions of the Massachusetts Business Corporation Act is attached to this proxy statement/prospectus as Annex C. Failure to follow those provisions exactly could result in a loss of appraisal rights, in which case dissenting shareholders will receive the merger consideration with respect to their shares.
Commerce Bancshares shareholders who are entitled to vote on the merger and who would like to assert their appraisal rights are required to do the following pursuant to Section 13 of the Massachusetts Business Corporation Act:
•
Deliver written notice to Commerce Bancshares of their intent to demand payment for their shares of Commerce Bancshares common stock if the proposed merger is effectuated. The notice must be delivered before the shareholder vote to approve the merger agreement takes place. Voting against, abstaining from voting or failure to vote with respect to the merger agreement does not by itself constitute demand for appraisal for purposes of Massachusetts law. The written objection should be filed with Commerce Bancshares Corp., Attn: Corporate Secretary, 386 Main Street, Worcester, Massachusetts 01608.

•
Refrain from voting “FOR” approval of the Commerce Bancshares merger agreement proposal. If a shareholder returns a signed and dated proxy but does not specify a vote “AGAINST” approval of the Commerce Bancshares merger agreement proposal or a direction to “ABSTAIN” from voting on the proposal, the proxy will be voted “FOR” approval of the Commerce Bancshares merger agreement proposal, which will have the effect of waiving their appraisal rights.

•
Comply with other procedures required under Section 13 of the Massachusetts Business Corporation Act.

Section 13 of the Massachusetts Business Corporation Act requires that Berkshire Hills Bancorp deliver, within 10 days after the effective date of the merger, a written appraisal notice and forms containing certain information to all shareholders who have properly complied with the procedures for demanding appraisal. Shareholders who have received such notice and wish to exercise appraisal rights must make certain certifications to Berkshire Hills Bancorp and deposit their share certificates with Berkshire Hills Bancorp in order to perfect their appraisal rights. Each shareholder that has properly perfected their appraisal rights will be entitled to a cash payment of the estimated fair value of the shares, plus interest but subject to any applicable withholding taxes, within 30 days of the written appraisal notice and forms’ due date, except for shareholders who acquired their shares on or after May 22, 2017, who are not entitled to payment until they accept the offer from Berkshire Hills Bancorp. A shareholder that fails to execute and return the forms, and comply with the terms stated therein, will not be entitled to a payment.
If a dissenting shareholder believes that the amount paid or offered to be paid by Berkshire Hills Bancorp is less than the fair value of their shares, the dissenting shareholder is required, within 30 days of receipt of the payment or offer of payment, to notify Berkshire Hills Bancorp in writing of the shareholder’s own estimate of the fair value of the shares and demand payment of that amount plus interest, less any payment received. If the shareholder’s demand for payment is not settled within 60 days of Berkshire Hills Bancorp’s receipt thereof, Berkshire Hills Bancorp is required to petition the court to determine the fair value of the shares and accrued interest or, if the petition is not made, to pay the amount demanded plus interest to the dissenting shareholder.
The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Massachusetts law. Any shareholder who believes they are entitled to appraisal rights and wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of the Massachusetts Business Corporation Act, which are attached as Annex C to this proxy statement/

prospectus, which set forth the procedures to be complied with in perfecting any such rights. Shareholders who wish to dissent from the merger and pursue their appraisal rights should consult with legal counsel to ensure strict compliance with statutory procedures and avoid the loss of any appraisal rights to which they may be entitled. Dissenting shareholders should also consult with a tax advisor regarding the tax consequences of exercising their appraisal rights under Massachusetts law.

PROPOSAL I — THE PROPOSED MERGER
The following summary of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the Merger Agreement completely and carefully as it, rather than this description, is the legal document that governs the Merger.
General
The Merger Agreement provides for the merger of Commerce Bancshares with and into Berkshire Hills Bancorp, with Berkshire Hills Bancorp as the surviving entity. Commerce Bancshares will cease to exist upon closing of the Merger. Immediately thereafter, Commerce Bank & Trust Company will merge with and into Berkshire Bank, with Berkshire Bank as the surviving institution.
Background of the Merger
Commerce Bancshares’ senior management and board of directors, with the assistance of Commerce Bancshares’ financial advisors, have reviewed from time to time various potential strategic alternatives available to Commerce Bancshares, including being acquired by a larger banking company or combining with a comparably-sized banking company. In evaluating strategic alternatives, Commerce Bancshares’ senior management and board of directors have considered potential criteria for screening strategic partners and evaluating a potential strategic transaction and the evolving mergers and acquisitions environment. In addition, Commerce Bancshares’ senior management and board of directors have compared from time to time the quantitative measures of Commerce Bancshares’ performance with those of comparable banking companies and reviewed conditions in the banking industry generally, including the trend towards consolidation and potential strategies for enhancing Commerce Bancshares’ competitive position in its market.
On December 6, 2016, Commerce Bancshares engaged Sandler O’Neill & Partners, L.P. to advise Commerce Bancshares in a potential sale transaction. Representatives of Sandler O’Neill were instructed to conduct a targeted solicitation process to gauge potential buyers’ levels of interest in considering an acquisition of Commerce Bancshares. Representatives of Sandler O’Neill were specifically directed to contact Berkshire Hills Bancorp and a limited number of other potential acquirers.
Beginning in December 2016, representatives of Sandler O’Neill contacted Berkshire Hills Bancorp and six other prospective acquirers. Like Berkshire Hills Bancorp, each of those other prospective acquirers is a banking company that is substantially larger than Commerce and has a meaningful presence in markets in or near which Commerce Bancshares operates. Berkshire Hills Bancorp and these other companies were perceived as likely to be in a position to make a compelling offer based upon (i) their ability to consummate an acquisition of Commerce Bancshares, (ii) their ability to offer to acquire Commerce Bancshares solely or mostly for stock, (iii) the quality of the stock consideration that might be offered, including the liquidity and performance over time, (iv) the anticipated strategic interest in the Commerce Bancshares franchise, and (v) the ability to conduct due diligence and negotiate an agreement expeditiously.
Four potential acquirers other than Berkshire Hills Bancorp initially expressed interest in learning more about the potential transaction and signed customary confidentiality agreements, which were identical in all material respects. Berkshire Hills Bancorp at that time declined to enter into a confidentiality agreement. Each of those four potential acquirers received a confidential information memorandum describing Commerce Bancshares which representatives of Sandler O’Neill assisted Commerce Bancshares’ senior management in preparing and obtained concurrent access to a data site with preliminary due diligence information. Of those four potential acquirers, two, which we refer to as “Company A” and “Company B” in this proxy statement/prospectus, submitted written preliminary indications of interest in January 2017. Each of the other two potential acquirers informed representatives of Sandler O’Neill that it was not interested in pursuing an acquisition of Commerce Bancshares.
At Commerce Bancshares’ direction, representatives of Sandler O’Neill entered into parallel discussions with Company A and Company B with the goal of increasing the attractiveness of the economic terms of their respective proposals from the perspective of Commerce Bancshares shareholders and assessing the prospects that the proposed transaction could be completed as contemplated. A material consideration in the valuation of Commerce Bancshares by each of Company A and Company B was Commerce Bancshares’ portfolio of loans collateralized by taxicab medallions, which we refer to in this proxy statement/prospectus as the “Medallion Loans”. Moreover, Company A’s willingness to consider an acquisition of Commerce Bancshares was conditioned upon Commerce Bancshares’ agreement that it would sell the Medallion Loans prior to the completion of the acquisition.
Commerce Bancshares’ portfolio of Medallion Loans stems from its 2012 acquisition of Mercantile Capital Corp., the holding company of Mercantile Bank & Trust based in Boston, Massachusetts. At the time of that acquisition, Mercantile was one of the leading providers of Medallion Loans secured by taxi medallions in Boston and Cambridge, Massachusetts. Commerce Bancshares continued to offer Medallion Loans after the acquisition, and at March 31, 2017, Commerce Bancshares had total Medallion Loans of $103 million, secured by 392 medallions in Boston (85%) and Cambridge (15%).
Recent changes in the taxicab and for-hire vehicle industries have created uncertainty regarding the value of the Medallion Loans. Ridesharing applications, or ridesharing apps, used by for-hire vehicles compete directly with operators of medallion taxis. This competition has materially decreased the market value for taxi medallions. Commerce Bancshares estimates that the value of taxi medallions in Boston peaked in 2014, when the medallions sold for $700,000, and that as of December 31, 2016, Boston medallions were valued at approximately $365,000.
Decreases in the value of taxi medallions in the Boston and Cambridge markets may adversely affect the Medallion Loans in various ways. For example, such a decrease may result in an increase in the loan-to-value ratios of the Medallion Loans, which in turn may decrease the market value of those loans. In addition, when medallion values decline significantly, there typically is an increase in the risk of Medallion Loan delinquencies, foreclosures and borrower bankruptcies. Moreover, Commerce Bancshares’ ability to recover on defaulted Medallion Loans by foreclosing on and selling the medallion collateral would be diminished, which could result in material losses on defaulted Medallion Loans. Company B informed Commerce Bancshares that as a consequence of the material decline in the market value for taxi medallions in the Boston and Cambridge markets in recent years, Company B anticipated that it would need to significantly decrease the value of the Medallion Loans as part of its purchase accounting adjustments if it acquired Commerce Bancshares.
In an effort to reduce uncertainty inherent in the valuation of Commerce Bancshares’ Medallion Loan portfolio and to seek to improve the proposed terms that Company A and Company B were willing to offer, Commerce Bancshares considered through late March the feasibility of various alternatives to maximize the value of the Medallion Loans, including through the sale of the Medallion Loans to an unrelated third-party in a transaction separate from the acquisition of Commerce Bancshares. After considering various tax, accounting and regulatory considerations, Commerce Bancshares concluded that it would likely not be in the best interest of Commerce Bancshares stockholders to transfer the Medallion Loans in a transaction separate from the acquisition of Commerce Bancshares.
In mid-March, Berkshire Hills Bancorp informed representatives of Sandler O’Neill that it had reconsidered and was interested in submitting a proposal to acquire Commerce Bancshares. Berkshire Hills Bancorp signed a confidentiality agreement that was not materially different than those signed by Company A and Company B, and then obtained access to the same data site available to Company A and Company B. Berkshire Hills Bancorp met with Commerce Bancshares’ senior management and completed its initial due diligence review of Commerce Bancshares, including a review of all of the Medallion Loans.
On April 19, 2017, Berkshire Hills Bancorp delivered to Commerce Bancshares a written expression of interest in acquiring Commerce Bancshares for a combination of stock and cash. Berkshire Hills Bancorp proposed to pay 75% of the merger consideration in the form of Berkshire Hills Bancorp common stock with each Commerce Bancshares stock being converted into shares of Berkshire Hills Bancorp common stock using a fixed exchange ratio of 0.95 shares of Berkshire Hills Bancorp common stock for each share of Commerce Bancshares common stock, and to acquire each of the remaining shares of Commerce Bancshares common stock for cash, valuing Commerce Bancshares common stock at $34.00 per share. Berkshire Hills Bancorp’s indication of interest was subject to customary contingencies, including completion of more in-depth due diligence and the negotiation of a mutually acceptable merger agreement, and a request by Berkshire Hills Bancorp’s President and CEO Michael Daly for an opportunity to meet personally with Mr. Massad, but was not conditioned upon the sale of the Medallion Loans prior to or in connection with the closing of the proposed transaction.
Representatives of Commerce Bancshares invited representatives of Berkshire Hills Bancorp, Company A and Company B to present each party’s best and final offer. On May 2, representatives of Commerce and Sandler O’Neill met with representatives of Company B and with Mr. Daly on behalf of Berkshire Hills Bancorp. At that time, Mr. Massad and Mr. Daly also held a private, one-on-one conversation initiated by Mr. Massad. Following those meetings, Commerce Bancshares determined that Berkshire Hills Bancorp met its stated criteria for a potential transaction partner based upon (i) its ability to consummate an acquisition of Commerce Bancshares, (ii) its ability to offer to acquire Commerce Bancshares solely or mostly for stock, (iii) the quality of the stock consideration that Berkshire Hills Bancorp could offer, including the liquidity and performance of its stock over time, (iv) Berkshire Hills Bancorp’s strategic interest in the Commerce Bancshares franchise and the perceived “fit” between the two companies, and (v) the ability of Berkshire Hills Bancorp to complete due diligence and negotiate an agreement expeditiously. Commerce Bancshares agreed that it would negotiate exclusively with Berkshire Hills Bancorp, and Berkshire Hills Bancorp promptly completed its due diligence review.
In Commerce Bancshares’ discussions with Berkshire Hills Bancorp, Commerce Bancshares sought to increase the percentage of the merger consideration that would be payable in the form of Berkshire Hills Bancorp common stock. Representatives of Commerce Bancshares and Berkshire Hills Bancorp also discussed the proposed approximately $105 million purchase accounting adjustment that Berkshire Hills Bancorp expected to make to reduce the value of Commerce Bancshares’ loans, with the vast majority of the adjustment to be made to the Medallion Loans. In addition, Commerce Bancshares and Berkshire Hills Bancorp discussed Berkshire Hills Bancorp’s proposed plan to issue additional common stock in a public offering to increase Berkshire Hills Bancorp’s common equity capital by at least $125 million. In connection with the anticipated public offering, Commerce Bancshares consented to Sandler O’Neill’s participation as a manager of the offering.
Recognizing that Mr. Massad would be a significant shareholder of Berkshire Hills Bancorp common stock as a result of the merger transaction, Berkshire Hills Bancorp and Mr. Massad also discussed whether Mr. Massad would be willing to receive shares of Series B Non-Voting Berkshire Hills Bancorp preferred stock in lieu of shares of Berkshire Hills Bancorp common stock to the extent that the ownership of Berkshire Hills Bancorp common stock by Mr. Massad and his Acting in Concert Group would exceed 9.9% of the shares of Berkshire Hills Bancorp common stock outstanding immediately after the completion of the Merger. In addition, Berkshire Hills Bancorp and Mr. Massad discussed passivity commitments, trading volume restrictions and other terms that Berkshire Hills Bancorp proposed to address in a Shareholder Agreement between Mr. Massad and Berkshire Hills Bancorp that was a condition to Berkshire Hills Bancorp’s willingness to enter into a merger agreement. As an inducement to Mr. Massad to accept the restrictions in the Shareholder Agreement and to agree to limit the amount of Berkshire Hills Bancorp common stock that he and his Acting in Concert Group would receive in the Merger to 9.9% of the shares of Berkshire Hills Bancorp common stock outstanding immediately after the completion of the Merger, Berkshire Hills Bancorp modified its proposal to provide that the merger consideration would consist solely of Berkshire Hills Bancorp capital stock and to convert each share of Commerce Bancshares common stock into 0.93 shares of Berkshire Hills Bancorp common stock (or, in Mr. Massad’s case, the economic equivalent of Series B Non-Voting Berkshire Hills Bancorp preferred stock, to the extent that the shares of Berkshire Hills Bancorp common stock that Mr. Massad and his Acting in Concert Group would otherwise receive in the Merger would exceed the Voting Stock Consideration Limit).
On May 4, Berkshire Hills Bancorp provided the initial draft of a merger agreement. From May 5 through May 18, Commerce Bancshares senior management, representatives of Mr. Massad, and Nutter McClennen & Fish LLP, counsel to Commerce Bancshares and Mr. Massad, participated in discussions with Berkshire Hills Bancorp’s senior management and legal counsel on various issues relating to the terms of the Merger and Shareholder Agreement and other aspects of the proposed transaction. The parties also finalized related agreements confirming the treatment of pre-existing severance and other compensation arrangements for Brian W. Thompson, William Burke, Michael J. Crawford and James R. Belliveau. See “— Interests of Certain Persons in the Merger that are Different from Yours,” beginning on page 54 of this proxy statement/prospectus.

On May 15, representatives of Commerce Bancshares’ senior management, Sandler O’Neill, and Nutter met in person with Berkshire Hills Bancorp’s senior management to review Berkshire Hills Bancorp’s current financial condition, recent operating results and strategic plans.
On May 18, the Commerce Bancshares board of directors met in person with representatives of Sandler O’Neill and Nutter. The Commerce Bancshares board reviewed the terms of the proposed merger agreement and the Shareholder Agreement between Mr. Massad and Berkshire Hills Bancorp. In particular, the Commerce Bancshares board reviewed the material terms of the merger agreement, including the merger consideration, closing conditions, Commerce Bancshares’ ability to consider unsolicited acquisition proposals under certain circumstances, the parties’ termination rights, and the corresponding termination fees. At this meeting, representatives of Sandler O’Neill reviewed the financial aspects of the proposed Merger and rendered an oral opinion (which was confirmed by a written opinion, dated May 18, 2017) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in such opinion, the exchange ratio in the proposed Merger was fair, from a financial point of view, to the holders of Commerce Bancshares common stock. See “— Opinion of Commerce Bancshares Corp.’s Financial Advisor,” beginning on page 38 of this proxy statement/prospectus, and the Sandler O’Neill opinion included as Annex B to this proxy statement/prospectus.
Mr. Thompson briefed the Commerce Bancshares board of directors on the roles anticipated for him, Mr. Crawford and Mr. Belliveau, noting that he and Mr. Crawford would serve as consultants to Berkshire Bank for a period of six months following the Merger, that Berkshire Bank may extend their consulting engagement for an additional six months upon 30 days prior notice to and approval by the consultant, and the compensation paid to Messrs. Thompson and Crawford as consultants would $63,792 and $41,845 per month respectively. See “— Interests of Certain Persons in the Merger that are Different from Yours,” beginning on page 54 of this proxy statement/prospectus. Throughout the presentations, Commerce Bancshares’ directors provided comments and asked questions, which were addressed by Mr. Thompson, representatives of Sandler O’Neill and Nutter. At the conclusion of the meeting, by the unanimous vote of all directors, the Commerce Bancshares board of directors approved the Merger Agreement and the proposed Merger, authorized management to enter into the Merger Agreement and other related agreements, and recommended that the Commerce Bancshares shareholders vote in favor of approving the Merger Agreement.
On the morning of May 22, before the opening of trading on the U.S. stock market, each of Commerce Bancshares’ directors delivered signed voting agreements to Berkshire Hills Bancorp; Commerce Bancshares and Berkshire Hills Bancorp entered into the Merger Agreement; and Commerce Bancshares and Berkshire Hills Bancorp issued a joint press release announcing that they had entered into the Merger Agreement.
Commerce Bancshares’ Reasons for the Merger and Recommendation of the Commerce Bancshares’ Board of Directors
The board of directors of Commerce Bancshares believes that the Merger Agreement and the Merger are fair to and in the best interests of Commerce Bancshares, and that the consideration to be paid in the Merger is fair to and in the best interests of the stockholders of Commerce Bancshares. Accordingly, the Commerce Bancshares board of directors has approved the Merger Agreement and unanimously recommends that Commerce Bancshares stockholders vote “FOR” the adoption of the Merger Agreement.
In approving the Merger Agreement, the Commerce Bancshares’ board of directors consulted with legal counsel as to its legal duties and the terms of the Merger Agreement and with its financial advisors with respect to the financial aspects of the transaction and specific transaction terms. In arriving at its determination, the Commerce Bancshares’ board of directors also considered a number of factors, including the following:
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the Commerce Bancshares board of directors’ and senior management’s knowledge of Commerce Bancshares’ business, operations, properties, assets, financial condition, operating results and prospects, and its and their understanding of Berkshire Hills Bancorp’s business, operations, properties, assets, financial condition, operating results, historical market prices and prospects, including information obtained through due diligence;

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the fact that the Commerce Bancshares stockholders will receive shares of Berkshire Hills Bancorp common stock (or preferred stock convertible into common stock) pursuant to the Merger and the potential that the value of Berkshire Hills Bancorp common stock will increase after the signing of the Merger Agreement;

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the May 18, 2017 financial presentation of Sandler O’Neill (including the assumptions and methodologies underlying the analyses in connection therewith) and the written opinion of Sandler O’Neill delivered to Commerce Bancshares’ board of directors on May 18, 2017, to the effect that, as of May 18, 2017 and based upon and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in such opinion, the exchange ratio in the proposed Merger was fair, from a financial point of view, to the holders of Commerce Bancshares common stock, as more fully described under “— Opinion of Commerce Bancshares Corp’s Financial Advisor,” beginning on page 38 of this proxy statement/prospectus, and in the Sandler O’Neill opinion included as Annex B to this proxy statement/prospectus;

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the ability of Commerce Bancshares under the terms of the Merger Agreement to negotiate with third parties concerning certain unsolicited competing acquisition proposals if Commerce Bancshares were to receive such a proposal prior to the approval of the Merger Agreement by Commerce Bancshares’ stockholders, and to terminate the Merger Agreement upon the payment to Berkshire Hills Bancorp of a termination fee of  $8.5 million;

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the efforts made to negotiate a Merger Agreement favorable to Commerce Bancshares and its stockholders and the terms and conditions of the Merger Agreement;

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the fact that two Commerce Bancshares directors will become directors of Berkshires Hills Bancorp upon the closing of the Merger; and

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the fact that Mr. Massad, the holder of approximately 92% of Commerce Bancshares’ outstanding common stock, is supportive of the Merger Agreement and the Merger.

Commerce Bancshares’ board of directors also weighed the factors described above against certain factors and potential risks associated with entering into the Merger Agreement, including, among others, the following:
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the fact that the exchange ratio is fixed, which means that Commerce Bancshares’ stockholders could be adversely affected by a decrease in the trading price of Berkshire Hills Bancorp common stock following the signing of the Merger Agreement;

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the possibility of costs and delays resulting from seeking the regulatory approvals necessary to complete the transactions contemplated by the Merger Agreement, the possibility that the Merger may not be completed if such approvals are not obtained, and the potential negative impacts on Commerce Bancshares and its business if such approvals are not obtained;

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the fact that the integration of Commerce Bancshares and Berkshire Hills Bancorp may be complex and time consuming and may require substantial resources and effort, and the risk that if the combined bank is not successfully integrated, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected;

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the possibility that the anticipated strategic and other benefits to Commerce Bancshares and the combined bank following the completion of the Merger will not be realized or will take longer to realize than expected;

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the potential for diversion of management and employee attention and for increased employee attrition during the period prior to the completion of the Merger, and the potential effect of the Merger on Commerce Bancshares’ customers and business relationships;

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the restrictions on the conduct of Commerce Bancshares’ business prior to the completion of the Merger, requiring Commerce Bancshares to conduct its business only in the ordinary course, subject to specific limitations, which could delay or prevent Commerce Bancshares from undertaking business opportunities that may arise pending completion of the Merger and could negatively impact Commerce Bancshares’ customers and business relationships;
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the fact that the Merger Agreement contains certain restrictions on the ability of Commerce Bancshares to solicit proposals for alternative transactions or engage in discussions regarding such proposals, including the requirement for Commerce Bancshares to pay Berkshire Hills Bancorp a termination fee of  $8.5 million in certain circumstances;

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the transaction costs to be incurred by Commerce Bancshares in connection with the Merger;

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the interests of Commerce Bancshares’ executive officers described in “— Interests of Certain Persons in the Merger that are Different from Yours,” beginning on page 54 of this proxy statement/prospectus; and

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the various other applicable risks associated with Commerce Bancshares, Berkshire Hills Bancorp and the Merger, including the risks described in “— Risk Factors,” beginning on page 11 of this proxy statement/prospectus.

In considering the recommendation of Commerce Bancshares’ board of directors with respect to the proposal to approve the Merger Agreement and the proposed Merger, you should be aware that certain of Commerce Bancshares executive officers may have interests in the Merger that are different from yours. Commerce Bancshares’ board of directors was aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement and in recommending that the Merger Agreement be approved by the Commerce Bancshares stockholders. See “— Interests of Certain Persons in the Merger that are Different from Yours,” beginning on page 54 of this proxy statement/prospectus.
The foregoing discussion of the information and factors considered by Commerce Bancshares’ board of directors in reaching its conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by Commerce Bancshares’ board of directors. In view of the wide variety of factors considered by Commerce Bancshares’ board of directors in connection with its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, and the complexity of these matters, the Commerce Bancshares board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights to the various specific factors considered in reaching its determination and making its recommendation. Commerce Bancshares’ board of directors considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented. In considering the factors described above, individual members of Commerce Bancshares’s board of directors may have given different weights to different factors.
Berkshire Hills Bancorp’s Reasons for the Merger
Berkshire Hills Bancorp’s and Berkshire Bank’s boards of directors reviewed and discussed the transaction with their management and unanimously determined that the Merger is advisable and is fair to, and in the best interests of, Berkshire Hills Bancorp and Berkshire Bank. In reaching its determination, the Berkshire Hills Bancorp and Berkshire Bank boards of directors considered a number of factors, including, among others, the following:
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the Merger will accelerate Berkshire Bank’s growth in the greater Boston area, Central Massachusetts and Eastern Massachusetts and result in significant scale in the Central and Eastern Massachusetts region;

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while the Merger will result in Berkshire Hills Bancorp’s consolidated assets exceeding the $10 billion threshold and result in regulatory costs and revenue impacts, the size of the acquisition is expected to reduce the financial effect of exceeding the threshold;

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the complementary cultures of Berkshire Hills Bancorp and Commerce and each company’s focus on exemplary customer service, which Berkshire Hills Bancorp believes should facilitate the successful integration and implementation of the transaction; and

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potential increased income opportunity derived from the ability to expand Berkshire Hills Bancorp’s suite of products and services to Commerce’s customers and to market certain products to Commerce’s customers that are not presently offered.

This discussion of the factors considered by Berkshire Hills Bancorp’s and Berkshire Bank’s boards of directors is not exhaustive. Berkshire Hills Bancorp’s and Berkshire Bank’s boards of directors considered these factors as a whole, and considered them to be favorable to, and supportive of, its determination. Berkshire Hills Bancorp’s and Berkshire Bank’s boards of directors did not consider it practical, nor did it attempt, to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of Berkshire Hills Bancorp’s and Berkshire Bank’s boards of directors may have given different weights to different factors.
Opinion of Commerce Bancshares Corp’s Financial Advisor
Commerce Bancshares Corp. (or, for the purposes of this section, “Commerce Bancshares”) retained Sandler O’Neill to act as an independent financial advisor to Commerce Bancshares’s board of directors in connection with Commerce Bancshares’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Sandler O’Neill acted as an independent financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the May 18, 2017 meeting at which Commerce Bancshares’s board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to Commerce Bancshares’s board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of May 18, 2017, the exchange ratio provided for in the merger agreement was fair to the holders of Commerce Bancshares common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Commerce Bancshares common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Commerce Bancshares’s board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Commerce Bancshares as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Commerce Bancshares common stock and does not address the underlying business decision of Commerce Bancshares to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Commerce Bancshares or the effect of any other transaction in which Commerce Bancshares might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Commerce Bancshares or Berkshire Hills Bancorp, Inc. (or, for the purposes of this section, “Berkshire Hills Bancorp”), or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the merger consideration to be received by the holders of Commerce Bancshares common stock. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.
In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:
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a draft of the merger agreement, dated May 17, 2017;

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certain publicly available financial statements and other historical financial information of Commerce Bancshares that Sandler O’Neill deemed relevant;

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certain publicly available financial statements and other historical financial information of Berkshire Hills Bancorp and its banking subsidiary that Sandler O’Neill deemed relevant;

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certain internal financial projections for Commerce Bancshares for the year ending December 31, 2017, as provided by the senior management of Commerce Bancshares, as well as an estimated long-term net income growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of Commerce Bancshares;

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publicly available consensus mean analyst earnings per share estimates for Berkshire Hills Bancorp for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate and dividends per share for the years thereafter, as provided by the senior management of Berkshire Hills Bancorp ;

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the pro forma financial impact of the merger on Berkshire Hills Bancorp based on certain assumptions relating to purchase accounting adjustments, cost savings, transaction expenses, regulatory expenses as a result of Berkshire Hills Bancorp crossing the $10 billion in assets threshold at closing of the merger and for the years ending December 31, 2018 through December 31, 2021, the public offering and sale of an amount of Berkshire Hills Bancorp common stock prior to closing of the merger that would raise net proceeds to Berkshire Hills Bancorp of  $150 million (the “Berkshire Hills Bancorp Common Stock Offering”), as well as estimated net income projections for Commerce Bancshares for the years ending December 31, 2018 through December 31, 2021, as provided by the senior management of Berkshire Hills Bancorp;

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the publicly reported historical price and trading activity for Berkshire Hills Bancorp common stock, including a comparison of certain stock market information for Berkshire Hills Bancorp common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

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a comparison of certain financial information for Commerce Bancshares and Berkshire Hills Bancorp with similar financial institutions for which information is publicly available;

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the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

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the current market environment generally and the banking environment in particular; and

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such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Commerce Bancshares the business, financial condition, results of operations and prospects of Commerce Bancshares and held similar discussions with certain members of the senior management of Berkshire Hills Bancorp regarding the business, financial condition, results of operations and prospects of Berkshire Hills Bancorp.
In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Commerce Bancshares or Berkshire Hills Bancorp or their respective representatives, or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of Commerce Bancshares and Berkshire Hills Bancorp that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Commerce Bancshares or Berkshire Hills Bancorp or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Commerce Bancshares or Berkshire Hills Bancorp. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Commerce Bancshares or Berkshire Hills Bancorp, or of the combined entity after the Merger, and Sandler O’Neill did not review any individual credit files relating to Commerce Bancshares or Berkshire Hills Bancorp. Sandler O’Neill assumed, with Commerce Bancshares’s consent, that the respective allowances for loan losses for both Commerce Bancshares and Berkshire Hills Bancorp are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used certain internal financial projections for Commerce Bancshares for the year ending December 31, 2017, as provided by the senior management of Commerce Bancshares, as well as an estimated long-term net income growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of Commerce Bancshares. In addition, Sandler O’Neill used publicly available consensus mean analyst earnings per share estimates for Berkshire Hills Bancorp for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate and dividends per share for the years thereafter, as provided by the senior management of Berkshire Hills Bancorp . Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings, transaction expenses, regulatory expenses as a result of Berkshire Hills Bancorp crossing the $10 billion in assets threshold at closing of the merger and for the years ending December 31, 2018 through December 31, 2021, the Berkshire Hills Bancorp Common Stock Offering, as well as estimated net income projections for Commerce Bancshares for the years ending December 31, 2018 through December 31, 2021, as provided by the senior management of Berkshire Hills Bancorp. With respect to the foregoing information, the respective senior managements of Commerce Bancshares and Berkshire Hills Bancorp confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available consensus mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Commerce Bancshares and Berkshire Hills Bancorp, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Commerce Bancshares or Berkshire Hills Bancorp since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Commerce Bancshares and Berkshire Hills Bancorp will remain as going concerns for all periods relevant to its analysis.
Sandler O’Neill also assumed, with Commerce Bancshares’s consent, that (i) each of the parties to the merger agreement will comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Commerce Bancshares, Berkshire Hills Bancorp or the merger or any related transaction, (iii) the merger and any related transactions will be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with Commerce Bancshares’s consent, Sandler O’Neill relied upon the advice that Commerce Bancshares received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.
Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading value of Berkshire Hills Bancorp common stock at any time or what the value of Berkshire Hills Bancorp common stock will be once it is actually received by the holders of Commerce Bancshares common stock.
In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to Commerce Bancshares’s board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Commerce Bancshares or Berkshire Hills Bancorp and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Commerce Bancshares and Berkshire Hills Bancorp and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Commerce Bancshares, Berkshire Hills Bancorp and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Commerce Bancshares’s board of directors at its May 18, 2017 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Commerce Bancshares common stock or the prices at which Berkshire Hills Bancorp common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Commerce Bancshares’s board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the exchange ratio or the decision of Commerce Bancshares’s board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between Commerce Bancshares and Berkshire Hills Bancorp.
Summary of Exchange Ratio and Implied Transaction Metrics.   Sandler O’Neill reviewed the financial terms of the proposed merger. Subject to certain adjustments, as more fully described in the merger agreement, at closing, each share of Commerce Bancshares common stock issued and outstanding prior to the Effective Time will receive 0.93 of a share of the common stock of Berkshire Hills Bancorp; provided, however, that no Commerce Bancshares stockholder shall receive either individually or in aggregate with such stockholder’s Acting in Concert Group, as such term is defined in the merger agreement, shares of Berkshire Hills Bancorp common stock that would exceed 9.9% of the outstanding Berkshire Hills Bancorp common stock as of the Effective Time. The Agreement provides, generally, that in the event that any Commerce Bancshares stockholder, individually or aggregated with such stockholder’s Acting in Concert

Group, exceeds the Voting Stock Consideration Limit, such Commerce Bancshares stockholder, and each member of the Acting in Concert Group, shall receive the Berkshire Hills Bancorp Preferred Stock Consideration.
Based on 6,328,300 shares of Commerce Bancshares common stock and common stock equivalents issued and outstanding, as of March 31, 2017, the closing price of Berkshire Hills Bancorp common stock on May 17, 2017 of  $36.00 and a per share exchange ratio of 0.93, Sandler O’Neill calculated an implied transaction price per share for Commerce Bancshares common stock of  $33.48 and an aggregate implied transaction value of approximately $211.9 million. Based upon historical financial information for Commerce Bancshares as of or for the last twelve months (“LTM”) ended March 31, 2017 and estimated earnings per share for the year ending December 31, 2017, as provided by Commerce Bancshares senior management, Sandler O’Neill calculated the following implied transaction metrics.
Transaction Price / Last Twelve Months Earnings Per Share of Commerce:	14.8x
Transaction Price / 2017 Management Estimated Earnings Per Share(1):	14.9x
Transaction Price / Book Value Per Share of Commerce:	130.3%
Transaction Price / Tangible Book Value Per Share of Commerce:	140.0%
Transaction Price / Adjusted Tangible Book Value Per Share of Commerce(2):	196.3%
Core Deposit Premium(3):	4.8%

(1)
Provided by Commerce Bancshares’s Senior Management

(2)
Tangible Book Value per share is adjusted to reflect the after-tax impact of the estimated $66.7 million write-down of the Taxi Medallion portfolio that Berkshire Hills Bancorp has publicly disclosed that it intends to make as part of its purchase accounting adjustment. The assumed tax rate of 35% was provided by Berkshire Hills Bancorp management.

(3)
Core deposits calculated as total deposits less Jumbo CD’s ($100,000 or greater), brokered deposits and payroll deposits

Commerce Comparable Company Analyses.   Sandler O’Neill used publicly available information to compare selected financial information for Commerce with a group of financial institutions selected by Sandler O’Neill (the “Commerce Bancshares Peer Group”). The Commerce Peer Group consisted of banks publicly traded on the NASDAQ, NYSE or NYSE Market headquartered in the Northeast Region or NY, NJ or PA with assets between $1.5 billion and $3.5 billion, excluding announced merger targets. The Commerce Peer Group consisted of the following companies:
Bar Harbor Bankshares	Bryn Mawr Bank Corporation
Arrow Financial Corporation	CNB Financial Corporation
Enterprise Bancorp, Inc.	Sun Bancorp, Inc.
People’s Financial Services Corp.	Republic First Bancorp, Inc.
BCB Bancorp, Inc.	First Bancorp, Inc.
Chemung Financial Corporation	Bankwell Financial Group, Inc.
Codorus Valley Bancorp, Inc.

The analysis compared publicly available financial information for Commerce Bancshares as of or for the LTM period ended March 31, 2017 with the corresponding publicly available data for the Commerce Bancshares Peer Group as of or for the LTM period ended March 31, 2017 (unless otherwise noted), with pricing data as of May 17, 2017. The table below sets forth the data for Commerce Bancshares and the high, low, median and mean data for the Commerce Bancshares Peer Group.
	Commerce Bancshares	Commerce Bancshares Peer Group
		Mean	Median	High	Low
Total Assets (in millions)	$2,219	$2,264	$2,024	$3,427	$1,671
Market Value (in millions)	—	$358	$335	$697	$178
Price/Tangible Book Value	—	182%	172%	264%	140%
Price/LTM Earnings Per Share	—	16.7x	16.6x	21.9x	7.6x
Price/Mean Analyst 2017E Earnings Per Share(1)	—	16.3x	17.1x	17.2x	14.6x
Current Dividend Yield	—	2.2%	2.6%	3.6%	0.00%
LTM Efficiency Ratio	57.2%	66.5%	62.0%	89.1%	50.4%
LTM Net interest Margin	2.96%	3.40%	3.36%	3.90%	2.90%
LTM Return on Average Assets	0.75%	0.98%	0.88%	2.82%	0.32%
LTM Return on Average Common Equity	8.80%	9.55%	9.21%	22.15%	3.77%
Tangible Common Equity/Tangible Assets	6.85%	8.69%	8.34%	12.84%	6.54%
CRE Concentration Ratio	272.5%	256.9%	242.8%	467.5%	105.4%
Loans/Deposits(2)	72.6%	91.9%	94.2%	109.1%	59.6%
NPAs(3)/Total Assets(4)	1.14%	0.89%	0.58%	2.32%	0.23%

(1)
Based on publicly available mean analyst earnings per share estimates.

(2)
Financial data for Arrow Financial Corporation as of December 31, 2016

(3)
Nonperforming assets defined as nonaccrual and renegotiated loans and leases, and real estate owned

(4)
Financial data for Bar Harbor Bankshares, CNB Financial Corporation, Sun Bancorp, Inc. and First Bancorp, Inc. as of December 31, 2016

Commerce Bancshares Net Present Value Analyses.   Sandler O’Neill performed an analysis that estimated the net present value per share of Commerce Bancshares common stock assuming Commerce Bancshares performed in accordance with internal financial projections for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Commerce Bancshares. To approximate the terminal value of a share of Commerce Bancshares common stock at December 31, 2021, Sandler O’Neill applied price to 2021 earnings per share multiples ranging from 15.0x to 20.0x and price to December 31, 2021 tangible book value per share multiples ranging from 175% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 15.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Commerce Bancshares common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Commerce Bancshares common stock of  $26.00 to $42.07 when applying multiples of earnings per share and $32.58 to $45.58 when applying multiples of tangible book value per share.
Earnings Per Share Multiples
Discount Rate	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
10.0%	$31.96	$33.98	$36.00	$38.03	$40.05	$42.07
11.0%	$30.64	$32.58	$34.52	$36.46	$38.39	$40.33
12.0%	$29.39	$31.25	$33.11	$34.96	$36.82	$38.68
13.0%	$28.20	$29.98	$31.77	$33.55	$35.33	$37.11
14.0%	$27.08	$28.78	$30.49	$32.20	$33.91	$35.61
15.0%	$26.00	$27.64	$29.28	$30.92	$32.55	$34.19
Tangible Book Value Per Share Multiples
Discount Rate	175%	180%	185%	190%	195%	200%
10.0%	$40.09	$41.19	$42.28	$43.38	$44.48	$45.58
11.0%	$38.43	$39.48	$40.53	$41.59	$42.64	$43.69
12.0%	$36.85	$37.86	$38.87	$39.88	$40.89	$41.90
13.0%	$35.36	$36.33	$37.29	$38.26	$39.23	$40.20
14.0%	$33.94	$34.86	$35.79	$36.72	$37.65	$38.58
15.0%	$32.58	$33.47	$34.36	$35.25	$36.14	$37.03
Sandler O’Neill also considered and discussed with the Commerce Bancshares board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Commerce Bancshares’s net income varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for Commerce Bancshares common stock, applying the price to 2021 earnings per share multiples range of 15.0x to 20.0x referred to above and a discount rate of 12.51%.
Earnings Per Share Multiples
Variance to Net Income Forecast	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
(15.0)%	$24.69	$26.23	$27.78	$29.32	$30.87	$32.41
(10.0)%	$26.05	$27.69	$29.32	$30.96	$32.60	$34.23
(5.0)%	$27.42	$29.14	$30.87	$32.60	$34.32	$36.05
0.0%	$28.78	$30.60	$32.41	$34.23	$36.05	$37.87
5.0%	$30.14	$32.05	$33.96	$35.87	$37.78	$39.69
10.0%	$31.51	$33.50	$35.50	$37.50	$39.50	$41.50
15.0%	$32.87	$34.96	$37.05	$39.14	$41.23	$43.32

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Analysis of Selected Merger Transactions.   Sandler O’Neill reviewed two groups of selected merger and acquisition transactions involving U.S. banks and thrifts (the “Nationwide Precedent Transactions” and the “Northeast Region Precedent Transactions”). The Nationwide Precedent Transactions group consisted of bank and thrift transactions announced between January 1, 2016 and May 17, 2017 with disclosed deal values and target assets between $1.5 billion and $2.5 billion. The Northeast Region Precedent Transactions group consisted of bank and thrifts transactions announced between January 1, 2014 and May 17, 2017 with disclosed deal values, targets headquartered in the Northeast Region and target assets greater than $500 million.
The Nationwide Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Sandy Springs Bancorp, Inc.	WashingtonFirst Bankshares, Inc.
TowneBank	Paragon Commercial Corp.
Simmons First National Corp.	First Texas BHC, Inc.
Simmons First National Corp.	Southwest Bancorp, Inc.
Pacific Premier Bancorp	Heritage Oaks Bancorp
Independent Bank Group	Carlile Bancshares, Inc.
Collins Family Trust	Inter National Bank
Community Bank System, Inc.	Merchants Bancshares, Inc.
First Midwest Bancorp, Inc.	Standard Bancshares, Inc.
People’s United Financial, Inc.	Suffolk Bancorp
South State Corporation	Southeastern Bank Financial Corp.
Bar Harbor Bankshares	Lake Sunapee Bank Group
WesBanco, Inc.	Your Community Bankshares, Inc.
Mechanics Bank	California Republic Bancorp
Old National Bancorp	Anchor BanCorp Wisconsin, Inc.
OceanFirst Financial Corp.	Cape Bancorp, Inc.
The Northeast Region Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Community Bank System, Inc.	Merchants Bancshares, Inc.
Bar Harbor Bankshares	Lake Sunapee Bank Group
Westfield Financial, Inc.	Chicopee Bancorp, Inc.
Investor Group	Radius Bancorp, Inc.
Liberty Bank	Naugatuck Valley Financial Corp.
Camden National Corp.	SBM Financial, Inc.
Berkshire Hills Bancorp, Inc.	Hampden Bancorp, Inc.
Independent Bank Corp.	Peoples Federal Bancshares, Inc.
Eastern Bank Corp.	Centrix Bank & Trust

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to estimated earnings per share, transaction price to book value per share, transaction price to tangible book value per share and tangible book value premium to core deposits. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Northeast Region Precedent Transactions group as well the Nationwide Precedent Transactions group.
		Nationwide Precedent Transactions
	Commerce/BHLB	Mean	Median	High	Low
Transaction Price / LTM Earnings Per Share:	14.8x	20.4x	21.4x	36.2x	3.2x
Transaction Price / Estimated Earnings Per Share:	14.9x	22.6x	20.4x	34.1x	13.7x
Transaction Price / Book Value Per Share:	130%	169%	186%	244%	56%
Transaction Price / Tangible Book Value Per Share (at March 31, 2017 and as adjusted for Commerce’s Tax Medallion Portfolio(1)):	140% / 196%	190%	194%	261%	103%
Tangible Book Value Premium to Core Deposits:	4.8%	12.1%	11.7%	25.4%	1.0%
		Northeast Region Precedent Transactions
	Commerce/BHLB	Mean	Median	High	Low
Transaction Price / LTM Earnings Per Share:	14.8x	29.6x	26.2x	60.0x	15.8x
Transaction Price / Estimated Earnings Per Share:	14.9x	34.1x	41.0x	42.5x	18.7x
Transaction Price / Book Value Per Share:	130%	138%	126%	216%	82%
Transaction Price / Tangible Book Value Per Share (at March 31, 2017 and as adjusted for Commerce’s Tax Medallion Portfolio(1)):	140% / 196%	146%	135%	216%	82%
Tangible Book Value Premium to Core Deposits:	4.8%	7.5%	6.0%	14.1%	5.3%

(1)
Tangible Book Value per share is adjusted to reflect the after-tax impact of the estimated $66.7 million write-down of the Taxi Medallion portfolio that Berkshire Hills Bancorp has publicly disclosed that it intends to make as part of its purchase accounting adjustment. The assumed tax rate of 35% was provided by Berkshire Hills Bancorp management

Berkshire Hills Bancorp Comparable Company Analyses.   Sandler O’Neill used publicly available information to compare selected financial information for Berkshire Hills Bancorp with a group of financial institutions selected by Sandler O’Neill (the “Berkshire Hills Bancorp Peer Group”). The Berkshire Hills Bancorp Peer Group consisted of banks publicly traded on the NASDAQ, NYSE or NYSE MKT headquartered in the Mid-Atlantic or Northeast Regions with assets between $6.0 billion and $12.0 billion, excluding announced merger targets and banks headquartered in Puerto Rico. The Berkshire Hills Bancorp Peer Group consisted of the following companies:
Customers Bancorp, Inc.	NBT Bancorp, Inc.
Community Bank System, Inc.	Boston Private Financial Holdings, Inc.
Independent Bank Corp.	Eagle Bancorp, Inc.
S&T Bancorp, Inc.	First Commonwealth Financial Corporation
Brookline Bancorp, Inc.	Tompkins Financial Corporation
Flushing Financial Corporation
The analysis compared publicly available financial information for Berkshire Hills Bancorp as of or for the LTM period ended March 31, 2017 with the corresponding publicly available data for the Berkshire Hills Bancorp Peer Group as of or for the LTM period ended March 31, 2017 (unless otherwise noted), with pricing data as of May 17, 2017. The table below sets forth the data for Berkshire Hills Bancorp and the high, low, median and mean data for the Berkshire Hills Bancorp Peer Group.

Berkshire Hills Bancorp Comparable Company Analysis
		Berkshire Hills Bancorp Peer Group
	BHLB	Mean	Median	High	Low
Total Assets (in millions)	$9,298	$7,608	$7,090	$9,907	$6,231
Market Value (in millions)	$1,288	$1,399	$1,198	$2,743	$806
Price/Tangible Book Value	190%	220%	219%	334%	136%
Price/LTM Earnings Per Share	19.9x	17.8x	18.9x	23.1x	11.9x
Price/Mean Analyst 2017E Earnings Per Share(1)	15.3x	17.2x	17.7x	22.1x	10.8x
Current Dividend Yield	2.3%	2.3%	2.5%	3.0%	0.0%
LTM Efficiency ratio	61.0%	56.7%	58.7%	67.9%	39.7%
LTM Net Interest Margin	3.31%	3.36%	3.42%	4.14%	2.80%
LTM Return on Average Assets	0.70%	1.06%	1.01%	1.53%	0.87%
LTM Return on Average Equity	6.06%	9.94%	9.43%	13.35%	7.90%
Tangible Common Equity/Tangible Assets	7.64%	8.18%	8.19%	10.85%	6.65%
CRE Concentration Ratio	251.3%	298.6%	308.8%	548.0%	54.3%
Loans/Deposits(2)	100.0%	97.0%	98.8%	117.4%	67.2%
NPAs(3)/Total Assets(4)	0.58%	0.60%	0.56%	1.09%	0.29%

(1)
Based on publicly available mean analyst earnings per share estimates.

(2)
Financial data for NBT Bancorp, Inc. and Tompkins Financial Corporation as of December 31, 2016

(3)
Nonperforming assets defined as nonaccrual and renegotiated loans and leases, and real estate owned

(4)
Financial data for Customers Bancorp, Inc. and NBT Bancorp, Inc.as of December 31, 2016

Berkshire Hills Bancorp Stock Trading History.   Sandler O’Neill reviewed the historical stock price performance of Berkshire Hills Bancorp common stock for the one and three-year periods ended May 17, 2017. Sandler O’Neill then compared the relationship between the stock price performance of Berkshire Hills Bancorp’s common stock to movements in its peer group (as described above) as well as certain stock indices.
Berkshire Hills Bancorp One-Year Stock Price Performance
	Beginning May 17, 2016	Ending May 17, 2017
Berkshire Hills Bancorp	100.0%	137.5%
Berkshire Hills Bancorp Peer Group	100.0%	130.3%
NASDAQ Index	100.0%	131.2%
S&P 500 Index	100.0%	115.1%
Berkshire Hills Bancorp Three-Year Stock Price Performance
	Beginning May 17, 2014	Ending May 17, 2017
Berkshire Hills Bancorp	100.0%	161.3%
Berkshire Hills Bancorp Peer Group	100.0%	154.4%
NASDAQ Bank Index	100.0%	145.8%
S&P 500 Index	100.0%	125.5%

Berkshire Hills Bancorp Net Present Value Analyses.   Sandler O’Neill performed an analysis that estimated the net present value per share of Berkshire Hills Bancorp common stock assuming that Berkshire Hills Bancorp performed in accordance with publicly available consensus mean analyst earnings per share estimates for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual earnings per share growth rate for Berkshire Hills Bancorp for the years thereafter, as provided by the senior management of Berkshire Hills Bancorp. To approximate the terminal value of Berkshire Hills Bancorp common stock at December 31, 2021, Sandler O’Neill applied price to 2021 earnings per share multiples ranging from 16.0x to 21.0x and price to December 31, 2021 tangible book value per share multiples ranging from 165% to 240%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Berkshire Hills Bancorp common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Berkshire Hills Bancorp common stock of  $31.68 to $47.98 when applying multiples of earnings per share and $29.52 to $49.07 when applying multiples of tangible book value per share.
Earnings Per Share Multiples
Discount Rate	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x
8.0%	$37.39	$39.51	$41.63	$43.74	$45.86	$47.98
9.0%	$35.85	$37.88	$39.90	$41.93	$43.96	$45.98
10.0%	$34.39	$36.33	$38.27	$40.21	$42.15	$44.09
11.0%	$33.00	$34.86	$36.72	$38.58	$40.44	$42.29
12.0%	$31.68	$33.46	$35.24	$37.02	$38.81	$40.59
Tangible Book Value Per Share Multiples
Discount Rate	165%	180%	195%	210%	225%	240%
8.0%	$34.82	$37.67	$40.52	$43.37	$46.22	$49.07
9.0%	$33.39	$36.12	$38.85	$41.57	$44.30	$47.03
10.0%	$32.03	$34.65	$37.26	$39.87	$42.48	$45.09
11.0%	$30.74	$33.25	$35.75	$38.25	$40.75	$43.25
12.0%	$29.52	$31.92	$34.31	$36.71	$39.11	$41.50
Sandler O’Neill also considered and discussed with the Commerce Bancshares board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Berkshire Hills Bancorp’s net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for Berkshire Hills Bancorp common stock, applying the price to 2021 earnings per share multiples range of 16.0x to 21.0x referred to above and a discount rate of 8.08%.
Earnings Per Share Multiples
Variance to Net Income Forecast	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x
(15.0)%	$32.19	$33.99	$35.78	$37.57	$39.37	$41.16
(10.0)%	$33.88	$35.78	$37.68	$39.58	$41.48	$43.38
(5.0)%	$35.57	$37.57	$39.58	$41.58	$43.59	$45.59
0.0%	$37.26	$39.37	$41.48	$43.59	$45.70	$47.81
5.0%	$38.95	$41.16	$43.38	$45.59	$47.81	$50.02
10.0%	$40.63	$42.95	$45.27	$47.60	$49.92	$52.24
15.0%	$42.32	$44.75	$47.17	$49.60	$52.03	$54.45

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Merger Analysis.   Sandler O’Neill analyzed certain potential pro forma effects of the merger. In performing this analysis, Sandler O’Neill utilized the following information and assumptions: (i) the merger closes in the fourth quarter of 2017; (ii) certain internal financial projections for Commerce Bancshares for the year ending December 31, 2017, as provided by the senior management of Commerce Bancshares, and projections for Commerce Bancshares for the years ending December 31, 2018 to December 31, 2021, as provided by the senior management of Berkshire Hills Bancorp; (iii) publicly available consensus mean analyst earnings per share estimates for Berkshire Hills Bancorp for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual earnings per share growth rate and dividends per share for the years thereafter, as provided by the senior management of Berkshire Hills Bancorp and its representatives; and (iv) certain assumptions relating to purchase accounting adjustments, cost savings, transaction expenses regulatory expenses as a result of Berkshire Hills Bancorp crossing the $10 billion in assets threshold and the Berkshire Hills Bancorp Common Stock Offering prior to the closing of the merger, as provided by the senior management of Berkshire Hills Bancorp and its representatives. The analysis indicated that the merger could be accretive to Berkshire Hills Bancorp’s earnings per share (excluding one-time transaction costs and expenses) for the year ended December 31, 2018, and accretive to Berkshire Hills Bancorp’s estimated tangible book as of December 31, 2017 and December 31, 2018.
In connection with this analysis, Sandler O’Neill considered and discussed with the Commerce Bancshares board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Sandler O’Neill’s Relationship.   Sandler O’Neill acted as Commerce Bancshares’s financial advisor in connection with the merger and will receive a fee for its services in an amount equal to 1.00% of the aggregate purchase price, which fee at the time of announcement was approximately $2.1 million. Sandler O’Neill’s transaction fee is contingent upon consummation of the merger. Sandler O’Neill also received a fee of  $600,000 for rendering its opinion, which fairness opinion fee will be credited in full towards the fee becoming due and payable to Sandler O’Neill on the day of closing of the merger. Commerce Bancshares has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement. In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill did not provide any other investment banking services to Commerce Bancshares. In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill has provided certain investment banking services to, and received fees from, Berkshire Hills Bancorp. Most recently, Sandler O’Neill acted as financial advisor to Berkshire Hills Bancorp in connection with Berkshire Hills Bancorp’s acquisition of First Choice Bank, which transaction closed in December 2016. In addition, with Commerce Bancshares’s consent, Sandler O’Neill acted as book-running manager in connection with the Berkshire Hills Bancorp Common Stock Offering, which transaction priced on May 22, 2017 and resulted in net proceeds to Berkshire Hills Bancorp of  $152.9 million. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Commerce Bancshares, Berkshire Hills Bancorp and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Berkshire Hills Bancorp or its affiliates for Sandler O’Neill’s own account and for the accounts of Sandler O’Neill’s customers.
Consideration to be Received in the Merger
Each share of Commerce Bancshares common stock issued and outstanding immediately prior to the effective time of the Merger (other than dissenting shares, if applicable) will be converted into the right to receive 0.93 shares of Berkshire Hills Bancorp common stock as described herein, provided that the Voting Stock Consideration Limit discussed previously is not triggered. In the event that any Commerce Bancshares stockholder, aggregated with such stockholder’s Acting in Concert Group, would otherwise exceed the Voting Stock Consideration Limit, such Commerce Bancshares stockholder will receive 0.465 shares of Series B Non-Voting Berkshire Hills Bancorp preferred stock for each share of Commerce Bancshares common stock that is not convertible into Berkshire Hills Bancorp common stock as a consequence of the Voting Stock Consideration Limit.
Based on Berkshire Hills Bancorp, Inc.’s closing price of  $35.55 on May 19, 2017 (the trading date immediately preceding the public announcement of the proposed transaction), each share of Commerce Bancshares Corp. common stock exchanged for either 0.93 shares of Berkshire Hills Bancorp, Inc. common stock or, to the extent an Acting in Concert Group exceeds the Voting Stock Consideration Limit, 0.465 shares of Berkshire Hills Bancorp, Inc. preferred stock, would have a value of  $33.06 per share, with a proposed aggregate value of approximately $209.2 million. Based on Berkshire Hills Bancorp, Inc.’s closing price of  $____ on [______, 2017], each share of Commerce Bancshares Corp. common stock exchanged for either 0.93 shares of Berkshire Hills Bancorp, Inc. common stock or, to the extent an Acting in Concert Group exceeds the Voting Stock Consideration Limit, 0.465 shares of Berkshire Hills Bancorp, Inc. preferred stock would have a value of  $____, with a proposed aggregate value of approximately $____ million. Berkshire Hills Bancorp, Inc. common stock is listed on the New York Stock Exchange under the symbol “BHLB.” Commerce Bancshares Corp. common stock is not traded on any established public trading market. There is no established public trading market for the Series B preferred stock, and Berkshire Hills Bancorp does not expect a market to develop. For purposes of this paragraph, Berkshire Hills Bancorp and Commerce Bancshares have assumed that the value of each share of the Series B preferred stock is based on the conversion of each share of Series B preferred stock into two shares of Berkshire Hills Bancorp common stock.
Surrender of Stock Certificates
Promptly following the completion of the Merger, Berkshire Hills Bancorp will cause to be delivered to Commerce Bancshares shareholders a letter of transmittal, together with instructions for the surrender of their Commerce Bancshares stock certificates in exchange for the merger consideration. Until a Commerce Bancshares shareholder surrenders his, her or its Commerce Bancshares stock certificates in exchange for the merger consideration, Commerce Bancshares shareholders will not be paid dividends or other distributions declared after the Merger with respect to any Berkshire Hills Bancorp common stock for which their Commerce Bancshares shares may be exchanged. When Commerce Bancshares shareholders surrender their Commerce Bancshares stock certificates, Berkshire Hills Bancorp will pay any unpaid dividends or other distributions, without interest. After the completion of the Merger, there will be no further transfers of Commerce Bancshares stock. Commerce Bancshares stock certificates surrendered after the completion of the Merger will be canceled and exchanged for the merger consideration.
If their Commerce Bancshares stock certificates have been lost, stolen or destroyed, Commerce Bancshares shareholders will have to prove their ownership of these certificates and that they were lost, stolen or destroyed before they receive any consideration for their shares. The letter of transmittal will include instructions on how to provide evidence of ownership.
Accounting Treatment of the Merger
In accordance with current accounting guidance, the Merger will be accounted for pursuant to accounting standards for business combinations. The result of this is that the recorded assets and liabilities of Berkshire Hills Bancorp will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities of Commerce Bancshares will be adjusted to fair value at the date of the Merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of Berkshire Hills Bancorp common stock to be issued to former Commerce Bancshares shareholders at fair value, exceeds the fair value of the net assets including identifiable intangibles of Commerce Bancshares at the Merger date, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, operating results of Commerce Bancshares will be included in the operating results of Berkshire Hills Bancorp beginning from the date of completion of the Merger.

Material United States Federal Income Tax Consequences of the Merger
General.   The following discussion sets forth the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of Commerce Bancshares common stock who exchange their Commerce Bancshares common stock for Berkshire Hills Bancorp common stock and preferred stock in the Merger. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, or under any U.S. federal tax laws (such as the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010) other than federal income tax law. This discussion is based upon the Internal Revenue Code of 1986, as amended (referred to as the “Code”), the regulations of the U.S. Department of the Treasury and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.
For purposes of this discussion, you are a “U.S. holder” if you beneficially own Commerce Bancshares stock and you are:
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a citizen or resident of the United States for U.S. federal income tax purposes;

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a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

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a trust that (1) is subject to the primary supervision of a court within the United States and the control over substantial decisions of which is vested in one or more U.S. persons, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•
an estate that is subject to U.S. federal income tax on its income regardless of its source.

This discussion assumes that you hold your shares of Commerce Bancshares common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
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a financial institution;

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a tax-exempt organization;

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an individual retirement account or other tax-deferred account;

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an S corporation or other pass-through entity;

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an insurance company;

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a mutual fund;

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a regulated investment company or real estate investment trust;

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a controlled foreign corporation or passive foreign investment company;

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a dealer or broker in securities or foreign currencies;

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a trader in securities who elects the mark-to-market method of accounting for your securities;

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a Commerce Bancshares shareholder whose shares are qualified small business stock for purposes of Section 1202 of the Code or who may otherwise be subject to the alternative minimum tax provisions of the Code;

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a Commerce Bancshares shareholder who received Commerce Bancshares stock through the exercise of employee stock options or otherwise as compensation, through the exercise of warrants, or through a tax-qualified retirement plan;

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an expatriate or person who has a functional currency other than the U.S. dollar; or

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a Commerce Bancshares shareholder who holds Commerce Bancshares stock as part of a hedge, straddle or a constructive sale or conversion transaction.

In addition, this discussion does not address the tax consequences of the Merger to holders of Commerce Bancshares stock other than U.S. holders or holders of Commerce Bancshares stock who exercise appraisal and/or dissenters rights. This discussion does not address the tax consequences to a holder of Commerce Bancshares common stock of the receipt of regular monthly dividends paid consistently in accordance with past practice.
If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Commerce Bancshares common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.
This discussion is not intended to be tax advice to any particular holder of Commerce Bancshares common stock. Tax matters regarding the Merger are complicated, and the tax consequences of the Merger to you will depend on your particular situation. Commerce Bancshares shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the Merger, as well as the effects of state, local, federal non-income and non-U.S. tax laws.
It is a condition to the closing of the Merger that Berkshire Hills Bancorp receive the opinion of its legal counsel, Luse Gorman, PC, and Commerce Bancshares receive the opinion of its legal counsel, Nutter McClennen & Fish LLP, each dated as of the effective time of the Merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Berkshire Hills Bancorp and Commerce Bancshares), the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The tax opinions are not binding on the Internal Revenue Service, or “IRS,” or any court. Berkshire Hills Bancorp and Commerce Bancshares have not sought and will not seek any ruling from the IRS regarding any matters relating to the Merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected.
Based on the opinions that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the Merger are as follows:
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No gain or loss generally will be recognized by a U.S. holder of Commerce Bancshares stock upon the receipt of shares of Berkshire Hills Bancorp common stock in exchange therefor pursuant to the Merger (except in respect of cash received in lieu of fractional shares, as discussed below), and no gain or loss generally should be recognized by a U.S. holder of Commerce Bancshares stock upon the receipt of shares of Berkshire Hills Bancorp preferred stock in exchange therefor pursuant to the Merger (except in respect of cash received in lieu of fractional shares, as discussed below);

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The aggregate adjusted tax basis of the shares of Berkshire Hills Bancorp common stock or preferred stock received by the U.S. holder in the Merger will be the same as the aggregate adjusted tax basis of shares of Commerce Bancshares stock surrendered in exchange therefor, reduced by the tax basis allocable to any fractional share of Berkshire Hills Bancorp common stock or preferred stock for which cash is received;

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The holding period of Berkshire Hills Bancorp common stock or preferred stock received by a U.S. holder will include the holding period of the Commerce Bancshares stock exchanged therefor; and

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Although no fractional shares of Berkshire Hills Bancorp common stock will be issued in the Merger, a U.S. holder who receives cash in lieu of such a fractional share of Berkshire Hills Bancorp common stock will generally be treated as having received the fractional share pursuant to the Merger and then having sold that fractional share of Berkshire Hills Bancorp common stock for cash. As a result, a U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the holder’s aggregate adjusted tax basis of the shares of Commerce Bancshares stock surrendered that is allocable to its fractional share. Any capital gain or loss will be long-term capital gain or loss if the holding period for the fractional share (including the holding period of the shares of Commerce Bancshares stock surrendered therefor) is more than one year. Long-term capital gains of individuals generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
For purposes of the above discussion of the bases and holding periods for shares of Commerce Bancshares stock and Berkshire Hills Bancorp common stock, Commerce Bancshares shareholders who acquired different blocks of Commerce Bancshares stock at different times or at different prices must calculate their basis and holding periods separately for each identifiable block of such stock exchanged or received in the Merger.
Tax Implications to U.S. Holders of BHLB Preferred Stock Consideration.   The material U.S. federal income tax consequences of the Merger to U.S. holders that receive BHLB Preferred Stock Consideration depend, among other factors, on whether the BHLB Preferred Stock Consideration is treated as “nonqualified preferred stock” for U.S. federal income tax purposes. The receipt of nonqualified preferred stock issued as consideration in a merger that otherwise qualifies as a tax-free “reorganization” for federal income tax purposes will generally be taxable in full to the recipient. In contrast, the receipt of  “preferred stock” that is not treated as “nonqualifed preferred stock” for U.S. federal income tax purposes will generally be taxable in the same manner as the exchange of Commerce Bancshares common stock for Berkshire Hills Bancorp common stock, as described above.
For U. S. federal income tax purposes, nonqualified preferred stock is preferred stock that generally meets any one of the following four requirements: (1) the shareholder has the right to require the issuer corporation or a person related to the issuer corporation to redeem or purchase the stock within twenty (20) years of the issue date; (2) the issuer corporation or a related person is required to redeem or purchase the stock within twenty (20) years of the issue date; (3) the issuer corporation or a related person has the right to redeem or purchase the stock within twenty (20) years of the issue date and, as of the issue date, it is more likely than not that the right will be exercised; or (4) the dividend rate on the stock varies in whole or in part, directly or indirectly, with reference to interest rates, commodity prices or other similar indices.
The BHLB Preferred Stock Consideration, which is described in more detail in this proxy statement/prospectus, will have the following characteristics: (1) the holder will not be entitled to require Berkshire Hills Bancorp or a related person to redeem or repurchase the BHLB Preferred Stock Consideration; (2) Berkshire Hills Bancorp or a related person will not be required to redeem or repurchase any shares of the BHLB Preferred Stock Consideration; (3) Berkshire Hills Bancorp or a related person will not have the right to redeem or repurchase any shares of the BHLB Preferred Stock Consideration; (4) the dividends on the BHLB Preferred Stock Consideration will not vary in whole or in part, directly or indirectly, with reference to interest rates, commodity prices or other similar indices because holders of BHLB Preferred Stock Consideration will be entitled to receive ratable dividends only if and when dividends are concurrently declared and payable on the shares of Berkshire Hills Bancorp common stock, and the dividends on the BHLB Preferred Stock Consideration will be paid at a rate equal to 200% (on a per share basis) of the amount declared or paid on the Berkshire Hills Bancorp common stock; and (5) at the discretion of the holder, each share of BHLB Preferred Stock Consideration may be converted into two shares of Berkshire Hills Bancorp common stock provided that, at the time of conversion, the holder’s ownership interest when aggregated with the ownership interest of certain other persons in Berkshire Hills Bancorp common stock does not exceed 9.9% of Berkshire Hills Bancorp common stock then outstanding or 9.9% of the aggregate outstanding shares of voting stock of Berkshire Hills Bancorp.
For these reasons, it is our opinion that the BHLB Preferred Stock Consideration should not be treated as nonqualified preferred stock. Accordingly, the BHLB Preferred Stock Consideration should be generally taxable in the same manner as Commerce Bancshares common stock exchanged for Berkshire Hills Bancorp common stock. The tax consequences of the Merger to each holder of Commerce Bancshares common stock, however, will depend on such holder’s own situation. We therefore strongly encourage holders of Commerce Bancshares common stock to consult their own tax advisors as to the possible treatment of their receipt of BHLB Preferred Stock Consideration.
Backup Withholding.   Payments of cash (including cash in lieu of a fractional share, if any) to a U.S. holder of Commerce Bancshares stock may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) unless such holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of Commerce Bancshares stock under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against such holder’s federal income tax liability provided that the holder timely furnishes the required information to the IRS.
Reporting Requirements.   U.S. holders of Commerce Bancshares stock who receive Berkshire Hills Bancorp common stock pursuant to the Merger will be required to retain records pertaining to the Merger, and any such holder who, immediately before the Merger, holds at least 1% (by vote or value) of the outstanding Commerce Bancshares stock, or securities of Commerce Bancshares with a basis for federal income tax purposes of at least $1 million, will be required to file with its U.S. federal income tax return for the year in which the Merger takes place a statement setting forth certain facts relating to the Merger. U.S. holders are urged to consult with their tax advisors with respect to these and other reporting requirements applicable to the Merger.
The preceding discussion is a summary of the material U.S. federal income tax consequences of the Merger to a U.S. holder of Commerce Bancshares stock does not address all potential tax consequences that apply or that may vary with, or are contingent on, individual circumstances, and should not be construed as tax advice. Moreover, the discussion does not address any U.S. federal non-income tax or any foreign, state or local tax consequences of the Merger. Tax matters are very complicated and, accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local and foreign income and other tax consequences to you of the Merger.
Resale of Berkshire Hills Bancorp Common Stock
Shares of Berkshire Hills Bancorp common stock or preferred stock received by Commerce Bancshares shareholders in the Merger will be registered under the Securities Act of 1933 and will be freely transferable, subject to the restrictions noted in the shareholder agreement with Mr. Massad and the Acting in Concert Group.
This proxy statement/prospectus does not cover resales of Berkshire Hills Bancorp’s common stock or preferred stock received by any person who may be deemed to be an affiliate of Commerce Bancshares or Berkshire Hills Bancorp.
Interests of Certain Persons in the Merger that are Different from Yours
In considering the recommendation of the Commerce Bancshares board of directors that you vote to approve the Merger Agreement, you should be aware that some of Commerce Bancshares’ officers and directors have employment and other compensation agreements or economic interests that are different from, or in addition to, those of Commerce Bancshares shareholders generally. The Commerce Bancshares board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending to the shareholders that the Merger Agreement be approved.
Employment and Change of Control Agreements with Commerce Bank & Trust Company.   The Employment Agreements previously entered into with Commerce Bank & Trust Company and each of Brian W. Thompson, President and Chief Executive Officer, William F. Burke, Executive Vice President and Chief Financial Officer, Michael J. Crawford, Executive Vice President and Chief Operating Officer, and a Change of Control Agreement with James R. Belliveau, Executive Vice President and Chief Technology Officer, and which will be terminated in accordance with each executive’s acknowledgement agreement, provide for a lump sum cash payment in the event of an involuntary termination without cause or a voluntary termination with good reason during the term of the agreement. The amount of the lump sum cash payment is equal to three times (two times for Mr. Belliveau) the executive’s termination compensation, which is generally the annual rate of compensation equal to the highest total year compensation (as defined in the agreement) for any twelve month period within the year of termination of employment or the three calendar years immediately preceding the date of termination of employment. In addition, the executive is entitled to continued health and medical and hospital insurance for three years (two years for Mr. Belliveau). Since each executive has agreed to terminate their Employment Agreement and Change of

Control Agreement pursuant to individual acknowledgement agreements that Berkshire Hills Bancorp, Commerce Bancshares and Commerce Bank & Trust Company have entered into with each individual, no payments or benefits will be made under these agreements.
Cash Payment for Termination of Outstanding Phantom Stock Awards.   Under the terms of the Merger Agreement, upon the later of either the receipt of final regulatory approval or the receipt of Commerce Bancshares stockholder approval, each outstanding Commerce Bancshares phantom stock award, subject to Commerce Bancshares’ receipt of a phantom stock award surrender agreement, whether or not then vested or exercisable, shall be terminated and the holder thereof shall be paid by Commerce Bancshares, no later than ten business days following the date of such approval, an amount in cash determined by multiplying (i) the excess, if any, of  $34.00 less the applicable per share exercise price of that Commerce Bancshares phantom stock award by (ii) the number of shares of Commerce Bancshares common stock subject to that Commerce Bancshares phantom stock award, less any required tax withholding. Brian W. Thompson, William Burke, Michael J. Crawford and James R. Belliveau who hold 166,563, 104,102, 104102 and 88,281 vested and non-vested phantom stock awards, respectively, will be entitled to a lump sum cash payment equal to $3,262,002, $2,038,754, $2,038,754, and $1,682,940, respectively, upon termination of their vested and non-vested phantom stock awards, less applicable withholding taxes. Non-employee directors Michael Angelini, David Brunelle, Michael Collins, Herbert Ingram, George Isaac, Shaun Martin, Pamela Massad, R. Norman Peters and Michael Tsotsis will each receive $327,218, $327,218, $284,188, $327,218, $327,218, $315,353, $327,218, $327,218 and $234,987, respectively, in cash upon the termination of the phantom stock awards held by each of them.
Annual Bonus Plan.   All of Commerce Bancshares’ executive officers are participants in the Commerce Bank & Trust Company Short-Term Incentive Compensation Plan, which provides that, if the executive terminates employment either prior to the payout date, or prior to March 1 of the year following the plan year, then he or she shall not be eligible to receive an award under the plan for such plan year unless such termination is for reasons of retirement, disability, death or involuntary termination following a change in control. In such circumstances, a pro-rata award based upon the extent of the participant’s employment during the plan year and the company’s performance during the plan year may be paid. Under the Merger Agreement, Commerce Bancshares has the right to pay prorated annual bonus awards in respect of the 2017 fiscal year on the closing date for the period from January 1, 2017 through the closing date, based upon the target payout. In addition, in the event the closing date occurs after March 31, 2018, participants will be paid pro-rata through the month in which the closing date occurs in 2018. For an estimate of the value of the prorated bonus payable to each of the executive officers in connection with the Merger, see “Merger-Related Executive Compensation for Commerce Bancshares’ Executive Officers.”
280G Shareholder Vote.   The Merger Agreement provides that if shareholders of Commerce Bancshares approve the proposed payments to the Commerce Bancshares’ executives, in accordance with Treasury Regulation Section 1.280G-1, Q&A: 7, then such executives will be entitled to the full amount of the payments provided in the acknowledgement agreements which are set forth below in “Merger-Related Executive Compensation for Commerce Bancshares’ Executive Officers.” In the event that the shareholder approval requirements of Treasury Regulation Section 1.280G-1, Q&A: 7 are not satisfied, each Commerce Bancshares executive who is a party to an acknowledgement agreement shall accept a reduction in payments under said acknowledgement agreements to avoid an excess parachute payment under Section 280G of the Code and an excise tax under Section 4999 of the Code and the amount of such reductions are set forth in footnote one under “Merger-Related Executive Compensation for Commerce Bancshares’ Executive Officers.” Commerce Bancshares intends to seek shareholder approval of the proposed payments to the Commerce Bancshares’ executives in accordance with Treasury Regulation Section 1.280G-1, Q&A: 7, at Commerce Bancshares’ special meeting in lieu of its annual meeting to be held on [___________], 2017.
Acknowledgement Agreements.   In connection with the execution of the Merger Agreement, Berkshire Hills Bancorp, Commerce Bancshares and Commerce Bank & Trust entered into an Acknowledgement Agreement with each of Brian W. Thompson, William Burke, Michael J. Crawford and James R. Belliveau. In accordance with the terms of each agreement, each executive’s employment agreement or change of control agreement, as applicable, will be terminated, effective as of the merger date, and in lieu of any payments or benefits under such agreement, Brian W. Thompson, William Burke, Michael J. Crawford and James R. Belliveau, respectively, will be entitled to a lump sum cash payment equal to $2,605,416,

$1,400,418, $1,676,058, and $977,500 less applicable withholding taxes, respectively. In addition, Messrs. Crawford and Belliveau will be entitled to continued health and medical insurance for three years (two years for Mr. Belliveau) and in lieu of such coverage Brian Thompson and William Burke will each receive a cash payment equal to $68,400, and this amount shall be further increased by the amount necessary to pay the federal and state income taxes attributable to this payment, less applicable tax withholding.
Three Year Retention Agreement with James Belliveau.   In connection with the execution of the Merger Agreement, Berkshire Hills Bancorp and Berkshire Bank entered into a Three Year Retention Agreement with Mr. Belliveau pursuant to which Mr. Belliveau will be employed as a Senior Vice President of Berkshire Bank. Mr. Belliveau’s initial annual base salary will be $309,515 and the executive will be eligible to receive an annual bonus. In addition, upon the third annual anniversary following the date of the Merger, provided the executive is employed on such date, Berkshire Bank shall pay the executive a retention bonus of  $300,000, which will be payable one-half in cash and one-half in common stock of Berkshire Hills Bancorp. The stock component of the retention bonus will be granted to the executive as a restricted stock award at the next regularly scheduled grant date after the date of the Merger, and the number of shares of restricted stock granted to the executive will be the quotient of  $150,000 divided by the closing price of Berkshire Hills Bancorp common stock on the grant date. The restricted stock will become one-hundred percent vested (cliff vest) on the third annual anniversary following the date of grant provided the executive is employed on such date. If Berkshire Bank terminates the executive’s employment without cause or if the executive resigns with good reason, Berkshire Bank will pay the executive the cash portion of the retention bonus and amend the restricted stock grant to provide for full vesting as of the date of termination. In addition, Mr. Belliveau will agree not to compete with Berkshire Hills Bancorp and Berkshire Bank for a period of one year following the executive’s termination of employment.
Consulting and Release Agreements with Brian W. Thompson and Michael J. Crawford.   In connection with the execution of the Merger Agreement, Berkshire Bank entered into a Consulting and Release Agreement with each of Mr. Brian W. Thompson and Mr. Michael J. Crawford pursuant to which each individual will perform consulting services for a period of six months following the Merger. Berkshire Bank may extend the term for an additional six months upon thirty (30) days prior notice to and approval by the consultant. In addition, the consultant will agree not to compete with Berkshire Hills Bancorp and Berkshire Bank and not to solicit Berkshire Bank employees and customers, in each case, for a period of twelve months after the date of the Merger. In exchange for the consulting services, non-competition and non-solicitation restrictions and a full release of claims, Berkshire Bank has agreed to pay Messrs. Thompson and Crawford $63,792 and $41,845, respectively, per month for six months.
Two New Directors.   In accordance with the Merger Agreement, two individuals who are directors of Commerce Bancshares, Pamela Massad and David Brunelle, will be appointed and elected to the Berkshire Hills Bancorp and Berkshire Bank boards of directors; provided, however, that if, prior to the Merger, Ms. Massad or Mr. Brunelle are unable or unwilling to serve as members of the Berkshire Hills Bancorp and Berkshire Bank board of directors, Berkshire Hills Bancorp, in consultation with Commerce Bancshares, shall designate a new board member from the remaining existing members of the Commerce Bancshares board of directors. The fees paid to the directors will be the same as the fees paid to similarly situated board members of Berkshire Hills Bancorp and Berkshire Bank.
Severance Pay.   Under the terms of the Merger Agreement, each person who is an employee of Commerce Bancshares and who is terminated for a reason other than cause within twelve months subsequent to the date of the Merger or resigns for good reason within twelve months subsequent to the date of the Merger or is not offered employment as of the date of the Merger, excluding those employees who are entitled to benefits under employment or change of control arrangements, shall be entitled to severance benefits. The amount of the severance benefits shall be determined under the applicable employer’s severance plan, Commerce Bancshares or a subsidiary of Commerce Bancshares, or Berkshire Bank’s severance plan if such payments would be more favorable to such person; provided, however, that in no event shall such severance payments exceed six month’s pay.
Indemnification.   Pursuant to the Merger Agreement, Berkshire Hills Bancorp has agreed that it will from and after the effective time of the Merger, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each present and former officer, employee or director of Commerce

Bancshares or any subsidiary of Commerce Bancshares against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any action or investigation arising in whole or in part, out of the fact that such person is or was an officer, employee or director of Commerce Bancshares or any subsidiary of Commerce Bancshares. Any such claim must pertain to a matter arising, existing or occurring before the effective time of the Merger, regardless of whether such claim is asserted or claimed before or after the effective time of the Merger.
Directors’ and Officers’ Insurance.   Berkshire Hills Bancorp has further agreed to obtain and fully pay the premiums for the extension of Commerce Bancshares’ existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time of the Merger. Berkshire Hills Bancorp is not required to spend more than 175% of the annual premiums currently paid by Commerce Bancshares.
Shareholder Agreement with Chairman.   Concurrent with the execution of the Merger Agreement, David G. Massad, Commerce Bancshares’ Chairman, entered into a Shareholder Agreement with Berkshire Hills Bancorp, which, among other things, would restrict Mr. Massad’s ability to transfer, acquire or sell shares of Berkshire Hills Bancorp common stock, influence corporate transactions and management of Berkshire Hills Bancorp, and initiate and support actions or shareholder proposals not recommended by Berkshire Hills Bancorp’s board of directors. Additionally, during the term of this agreement, Mr. Massad must vote all Berkshire Hills Bancorp common stock beneficially owned by him in excess of 5% of the Berkshire Hills Bancorp outstanding in a manner consistent with the recommendations of the board of directors of Berkshire Hills Bancorp. This Shareholder Agreement is further described under “Proposal I — The Proposed Merger — Shareholder Agreement Between Berkshire Hills Bancorp and David G. Massad.”
Merger-Related Executive Compensation for Commerce Bancshares’ Executive Officers
The following table sets forth the estimated potential payments and benefits to Commerce Bancshares’ executive officers in connection with a change of control and assumes that the effective time of the Merger will be June 30, 2017, the last practicable date prior to the date of these materials. If the Merger closes on or after January 2, 2018, then the estimated payment in connection with a change of control listed below will change as some of the phantom stock awards will have vested without regard to the change of control and cash payments may change because of the right to pro-rated bonuses. This table does not include the value of benefits in which the executive officers are vested without regard to the occurrence of a change of control. The amounts shown below are estimates based on multiple assumptions that may or may not actually occur, and as a result, the actual amounts to be received by a named executive officer may differ materially from the amounts shown below.
Executive	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursements ($)(4)	Total ($)
Brian W. Thompson	3,183,188	311,700	—	30,575	3,525,463
William F. Burke	1,527,907	194,813	—	30,575	1,753,295
Michael J. Crawford	1,998,035	194,813	45,000	—	2,237,848
James R. Belliveau	1,039,403	194,813	14,588	—	1,248,804

(1)
The cash payments consist of: (a) for all executive officers, the amount payable under each individual’s acknowledgement agreement; (b) for all executive officers, a 2017 pro-rated bonus (based on target performance); (c) for Messrs. Thompson and Burke only, a payment in lieu of continued health and medical insurance coverage; and (d) for Messrs. Thompson and Crawford, respectively, a monthly consulting fee of  $63,792 and $41,845, respectively, for six months. The payments described in clauses (a), (b), and (c) are “single trigger and the consulting fees will be earned post-closing. Set forth below are the separate values of each of payments described in clauses (a) – (d) above.

Executive	Acknowledgement Agreement Payment	2017 Bonus Payment	Payment in lieu of insurance	Consulting Payments
Brian W. Thompson	2,605,416	126,620	68,400	382,752
William F. Burke	1,400,418	59,089	68,400	—
Michael J. Crawford	1,676,058	70,907	—	251,070
James R. Belliveau	977,500	61,903	—	—
The cash severance payments will be reduced if the shareholder approval requirements of Treasury Regulation Section 1.280G-1, Q&A: 7 are not satisfied. If the shareholder approval requirements are not satisfied, and in order to avoid excise taxes under Section 280G of the Code, the cash severance payments to Messrs. Thompson, Burke and Crawford, respectively, will be reduced by approximately $819,511, $498,945, $505,688, respectively.
(2)
Represents the estimated cash payment to be made in exchange for the cancellation of the non-vested phantom stock awards held by Commerce Bancshares’ executive officers. The value of the phantom stock awards is based on a per share price of  $34.00, which is the fixed dollar amount specified in the Merger Agreement. The amounts payable under this column are considered a “single trigger” benefit since it is payable upon the later of either the receipt of final regulatory approval or the receipt of Commerce Bancshares stockholder approval without regard to termination of employment. In addition, we assumed that all of the phantom stock awards will be cashed out pursuant to the terms of the Merger Agreement; however, each executive may exercise their vested phantom stock awards before such date.

(3)
Represents the estimated value of continued health and medical coverage for thirty-six months for Mr. Crawford. For Mr. Belliveau, who will become an officer of Berkshire Bank upon the completion of the Merger, the amount shown represents the estimated employee share of Berkshire Bank health insurance, which he is entitled to receive at no cost for twenty-four months. Messrs. Thompson and Burke are entitled to a cash payment in the amount of  $68,400 in lieu of continued health and medical coverage.

(4)
Represents the estimated tax reimbursement payment on the amount necessary to pay the federal and state income taxes attributable to the payment of  $68,400, which is payable to Messrs. Thompson and Burke in lieu of continued insurance coverage.

Employee Matters
Each person who is an employee of Commerce Bancshares or Commerce Bank & Trust Company as of the closing of the Merger will become an employee of Berkshire Bank and will be eligible to participate in group health, medical, dental, life, disability, and other welfare plans available to similarly situated employees of Berkshire Bank on the same basis that it provides such coverage to Berkshire Bank employees. With respect to any welfare plan or program of Commerce Bancshares that in the determination of Berkshire Hills Bancorp provides benefits of the same type as a plan maintained by Berkshire Hills Bancorp, Berkshire Hills Bancorp may continue the Commerce Bancshares plan until such employees become eligible for the Berkshire Hills Bancorp plan so that there is no gap in coverage. Berkshire Hills Bancorp will give credit to continuing Commerce Bancshares employees for purposes of Berkshire Bank’s vacation and other paid leave programs for their accrued and unpaid vacation and/or leave balance with Commerce Bancshares. Employees of Commerce Bancshares will be eligible to participate in the Berkshire Bank 401(k) Plan on the later of the day following the closing date of the Merger or the date the Commerce Bank & Trust Company 401(k) Plan is merged, frozen or terminated.
Operations of Berkshire Bank after the Merger
After the Merger of Commerce Bank & Trust Company with and into Berkshire Bank, Berkshire Bank will continue to operate as a wholly-owned subsidiary of Berkshire Hills Bancorp. Certain subsidiaries of Commerce Bank & Trust Company will become a wholly-owned subsidiary of Berkshire Bank. The Board of Directors of Berkshire Bank will appoint Pamela Massad and David Brunelle, two current directors of

Commerce Bank & Trust Company, to the board of directors of Berkshire Bank immediately after the effective time of the Merger. In the event that either individual is unable or unwilling to serve as a member of Berkshire Bank’s board of directors, Berkshire Bank, in consultation with Commerce Bank & Trust Company, will designate a new board member from the remaining existing members of the Commerce Bank & Trust Company board of directors. Pamela Massad is the daughter of David G. Massad.
Time of Completion
Unless the parties agree otherwise and unless the Merger Agreement has otherwise been terminated, the closing of the Merger will take place on a date that is no later than the fifth business day following the date on which all of the conditions to the Merger contained in the Merger Agreement are satisfied or waived. See “—Conditions to Completing the Merger.” On the closing date of the Merger, Berkshire Hills Bancorp will file articles of merger with the Massachusetts Secretary of the Commonwealth and the Delaware Secretary of State merging Commerce Bancshares with and into Berkshire Hills Bancorp. The Merger will become effective at the time stated in the articles of merger. Immediately following the Merger, Berkshire Bank will file articles of merger with the Massachusetts Department of Banking and the Massachusetts Secretary of the Commonwealth merging Commerce Bank & Trust Company into Berkshire Bank. The bank merger will become effective at the time stated in the articles of merger.
Berkshire Hills Bancorp and Commerce Bancshares are working to complete the Merger quickly. It is currently expected that the Merger may be completed as early as mid-October 2017. However, because completion of the Merger is subject to various conditions, the parties cannot be certain of the actual timing.
Conditions to Completing the Merger
The parties’ obligations to consummate the Merger are conditioned on the following:
•
The parties’ representations and warranties contained in the Merger Agreement must be true and correct as of May 22, 2017, and upon the effective time of the Merger (except to the extent made with reference to an earlier date, in which case only as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any “materiality,” “material,” “in all material respects” or “material adverse effect” qualifier or exception, or similar terms or phrases set forth therein) as of the effective time of the Merger (or express earlier date) would not have a material adverse effect (except for certain representations and warranties made in the Merger Agreement regarding the organization, capitalization and corporate authority of the parties, which must be true and correct in all material respects);

•
Each party having performed in all material respects all obligations and complied in all material respects with all agreements or covenants required by the Merger Agreement to be performed or complied with by them at or prior to the effective time of the Merger;

•
The parties obtaining any and all permits, authorizations, consents, waivers, clearances or approvals required for the consummation of the Merger, the failure of which to obtain would have a material adverse effect on the parties;

•
No changes, other than changes contemplated by the Merger Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of a party to the Merger Agreement and its subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given in the Merger Agreement) that individually or in the aggregate has had or reasonably would be expected to have a material adverse effect on such party;

•
The Merger Agreement and each transaction contemplated thereby must be approved and adopted by the requisite votes of the Commerce Bancshares shareholders;

•
All required regulatory approvals having been received and all waiting periods thereto shall have expired, and such regulatory approvals shall not have included any condition or requirement that would result in a material adverse effect or a burdensome condition on either of the parties or their subsidiaries;

•
None of the parties to the Merger Agreement being subject to any order, decree or injunction, and no statute rule or regulation having been enacted, entered, promulgated, interpreted, applied or enforced, that enjoins or prohibits the consummation of the transactions contemplated by the Merger Agreement;

•
The registration statement filed by Berkshire Hills Bancorp with the SEC having been declared effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement having been issued, and no proceedings for that purpose having been initiated or threatened by the SEC, and, if the offer and sale of Berkshire Hills Bancorp common stock in the Merger is subject to state securities laws if any state, no stop order of any state securities commissioner;

•
Berkshire Hills Bancorp shall have received confirmation from Commerce Bancshares that the Commerce Bancshares subordinated debt has been accelerated and repaid in full prior to the effective time of the Merger;

•
Berkshire Hills Bancorp shall have received a fully executed shareholder agreement from David G. Massad (which Berkshire Hills Bancorp has received);

•
Berkshire Hills Bancorp having filed a notification form with the NYSE to list the additional shares of Berkshire Hills Bancorp common stock to be issued in the Merger;

•
Each party receiving a tax opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code; and

•
No more than 5% of the outstanding shares of Commerce Bancshares common stock shall have served a written notice of dissent from the Merger Agreement to Commerce Bancshares under the Massachusetts Business Corporation Act.

Conduct of Business Before the Merger
The Merger Agreement contains various restrictions on the operations of Commerce Bancshares and Berkshire Hills Bancorp before the effective time of the Merger. In general, the Merger Agreement obligates Commerce Bancshares and Berkshire Hills Bancorp to conduct their businesses in the usual, regular and ordinary course of business and to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights and franchises.
In addition, Commerce Bancshares has agreed that, until completion of the Merger and unless permitted by Berkshire Hills Bancorp, it will not:
•
take any action that would, or is reasonably likely to, prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•
change or waive any provision of Commerce Bancshares’ articles of organization or bylaws, except as required by law;

•
change the number of authorized or issued shares of its capital stock, issue any shares of Commerce Bancshares common stock that are held as treasury stock as of the date of the Merger Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Commerce Bancshares Long-Term Incentive Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that Commerce Bancshares (i) may permit the vesting of awards previously made under the Commerce Bancshares Long-Term Incentive Plan, (ii) shall continue to declare and pay regular quarterly cash dividends of no more than $0.11 per share with payment and record dates consistent with past practice (provided that the declaration of the last quarterly dividend by Commerce Bancshares prior to the effective time of the Merger and the payment thereof shall be coordinated with Berkshire Hills Bancorp so that holders of Commerce Bancshares common stock do not receive dividends on both Commerce Bancshares common stock and Berkshire Hills Bancorp common stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the Commerce Bancshares common stock or Berkshire Hills Bancorp common stock received in the Merger in respect of such quarter) and (iii) any Commerce Bancshares subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations).
•
enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) involving payments to or from Commerce in excess of  $200,000, except as otherwise contemplated by the Merger Agreement;

•
make application for the opening or closing of any, or open or close any, branch or automated banking facility;

•
grant or agree to pay any bonus (discretionary or otherwise), severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as required by applicable law, (ii) as may be required pursuant to commitments existing as of May 22, 2017, (iii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed four percent (4%) in the aggregate or (iv) as otherwise contemplated by the Merger Agreement. Neither Commerce Bancshares nor any Commerce Bancshares subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of  $100,000; provided, however, that that neither Commerce Bancshares nor any Commerce Bancshares subsidiary shall hire any new employee without first seeking to fill any position internally;

•
except as agreed to by the parties, enter into or, except as may be required by law or any such plan or agreement or by the terms of the Merger Agreement and the transactions contemplated herein, modify any pension, retirement, phantom stock award, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

•
merge or consolidate Commerce Bancshares or any Commerce Bancshares subsidiary with any other person; sell or lease all or any substantial portion of the assets or business of Commerce Bancshares or any Commerce Bancshares subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Commerce Bancshares or Commerce Bank & Trust Company and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by Commerce Bank & Trust Company of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

•
except as agreed to by the parties, sell or otherwise dispose of any asset of Commerce Bancshares or of any Commerce Bancshares subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Commerce Bancshares or of any Commerce Bancshares subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

•
change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any bank regulator responsible for regulating Commerce Bancshares or Commerce Bank & Trust Company;

•
waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which Commerce Bancshares or any Commerce Bancshares subsidiary is a party other than in the ordinary course of business consistent with past practice;

•
purchase any securities except securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount in the aggregate of not more than $1,000,000, (iii) with a duration of not more than five (5) years and (iv) otherwise in the ordinary course of business consistent with past practice; provided that Commerce Bancshares or its subsidiaries may purchase United States Treasury Bills (x) having a face amount in the aggregate of not more than $5,000,000, (y) with a duration of not more than nine (9) months and (z) otherwise in the ordination course of business consistent with past practice;

•
except as specifically provided below, and except for commitments issued prior to May 22, 2017 which have not yet expired and which have been disclosed to Berkshire Hills Bancorp, and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) (i) in an amount in excess of $7.5 million for commercial real estate loans, $5.0 million for commercial and industrial loans, $500,000 for residential loans and $250,000 for home equity loans and lines of credit, (ii) that involves an exception to policy or (iii) for a one- to four-family residential real estate loan that is not eligible for sale in the secondary market to Fannie Mae or Freddie Mac; provided that Berkshire Hills Bancorp shall have been deemed to have consented to any loan in excess of such amount or otherwise not permitted by this section if Berkshire Hills Bancorp does not object to any such proposed loan within three business days of receipt by Berkshire Hills Bancorp of a request by Commerce Bancshares to exceed such limit along with all financial or other data that Berkshire Hills Bancorp may reasonably request in order to evaluate such loan;

•
enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate of Commerce Bancshares;

•
enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•
except for the execution of the Merger Agreement, and actions taken or which will be taken in accordance with the Merger Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

•
make any change in policies in existence on May 22, 2017 with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a bank regulator;

•
except for the execution of the Merger Agreement, and the transactions contemplated by the Merger Agreement and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any Commerce Bancshares benefit plan;

•
make any capital expenditures in excess of  $40,000 individually or $80,000 in the aggregate, other than pursuant to previously binding commitments;

•
except as previously disclosed, purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

•
except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless Berkshire Hills Bancorp has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from Berkshire Hills Bancorp;

•
undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by Commerce Bancshares or any Commerce Bancshares subsidiary of more than $50,000 annually, or containing any financial commitment extending beyond twelve (12) months from May 22, 2017;

•
pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $40,000 individually or $80,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

•
foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, in the event such Phase I environmental assessment of the property identifies any recognized environmental conditions (as that term is used in Phase I environmental assessments), providing notice to Berkshire Hills Bancorp thereof prior to final sale;

•
purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

•
issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Berkshire Hills Bancorp and, to the extent relating to post-closing employment, benefit or compensation information without the prior consent of Berkshire Hills Bancorp (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of Berkshire Hills Bancorp (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

•
make, change or rescind any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling; or

•
enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

In addition to these covenants, the Merger Agreement contains various other customary covenants, including, among other things, access to information, each party’s efforts to cause its representations and warranties to be true and correct on the closing date of the Merger and each party’s agreement to take no action that would cause the Merger to fail to qualify as a tax-free reorganization.
Representations and Warranties Made by the Parties in the Merger Agreement
Each of the parties has made certain customary representations and warranties to the other in the Merger Agreement relating to their businesses. For information on these representations and warranties, please refer to the Merger Agreement attached as Annex A. The representations and warranties must be true and correct through the effective time of the Merger, except where the failure of any such representation or warranty to be true and correct as of the effective time of the Merger would not have a material adverse effect (except for certain representations and warranties made in the Merger Agreement regarding the organization, capitalization and corporate authority of the parties, which must be true and correct in all material respects). See “— Conditions to Completing the Merger.”

The representations and warranties contained in the Merger Agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including qualifications by disclosures between the parties. These representations and warranties may have been made for the purpose of allocating risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of knowledge and materiality applicable to the contracting parties that differ from those applicable to investors as statements of factual information.
Each of the parties has made representations and warranties to the other regarding, among other things:
•
corporate matters, including due organization and qualification;

•
capitalization;

•
authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, violations of, or a default under organizational documents or other obligations as a result of the Merger;

•
governmental filings and consents necessary to complete the Merger;

•
financial statements;

•
tax matters;

•
legal proceedings;

•
compliance with applicable laws;

•
employee and labor matters, and benefit plans;

•
truthfulness of information provided for governmental filings;

•
the approval of the Merger Agreement and related transactions by each party’s boards of directors;

•
risk management instruments;

•
related party transactions;

•
real and personal property, and insurance matters;

•
the absence of any event or action that would constitute a material adverse effect since March 31, 2017;

•
broker or financial advisor fees;

•
environmental liabilities;

•
material contracts;

•
loan portfolio;

•
matters related to bank owned life insurance;

•
each party’s duties regarding its operations as a fiduciary; and

•
internal controls.

In addition, Commerce Bancshares has made other representations and warranties about itself to Berkshire Hills Bancorp as to:
•
intellectual property;

•
the fairness opinion;

•
brokered deposits;

•
no obligation to register securities under the Securities Act; and

•
Commerce Bancshares’ stock transfer records.

In addition, Berkshire Hills Bancorp has made other representations and warranties about itself to Commerce Bancshares as to:
•
previous documents filed with the SEC;

•
sufficient funds to cover the cash consideration at closing; and

•
Berkshire Hills Bancorp common stock to be issued at closing will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

The representations and warranties of each of Berkshire Hills Bancorp and Commerce Bancshares will expire upon the effective time of the Merger.
Regulatory Approvals Required for the Merger
General.   Commerce Bancshares and Berkshire Hills Bancorp have agreed to use all reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the Merger, which will include the approvals of the Federal Deposit Insurance Corporation, the Massachusetts Commissioner of Banks and the Board of Governors of the Federal Reserve System. Berkshire Hills Bancorp has filed the application or notice materials necessary to obtain these regulatory approvals. The Merger cannot be completed without such approvals. Berkshire Hills Bancorp and Commerce Bancshares cannot assure you that all of the required regulatory approvals will be obtained, when they will be received or whether there will be conditions in the approvals or any litigation challenging the approvals. Berkshire Hills Bancorp and Commerce Bancshares also cannot assure you that the United States Department of Justice or any state attorney general will not attempt to challenge the Merger on antitrust grounds, or what the outcome will be if such a challenge is made.
Berkshire Hills Bancorp and Commerce Bancshares are not aware of any material governmental approvals or actions that are required prior to the Merger other than those described herein. Berkshire Hills Bancorp and Commerce Bancshares presently contemplate that each will seek any additional governmental approvals or actions that may be required in addition to those requests for approvals currently pending; however, Berkshire Hills Bancorp and Commerce Bancshares cannot assure you that any such additional approvals or actions will be obtained.
Federal Deposit Insurance Corporation.   The bank merger is subject to approval by the Federal Deposit Insurance Corporation pursuant to the Federal Bank Merger Act. The Federal Deposit Insurance Corporation may not approve any transaction that would result in a monopoly or otherwise substantially lessen competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Federal Deposit Insurance Corporation considers the financial and managerial resources and future prospects of the institutions involved and the convenience and needs of the communities to be served. Under the Community Reinvestment Act, the Federal Deposit Insurance Corporation must take into account the record of performance of each company in meeting the credit needs of its entire communities, including low and moderate income neighborhoods, served by each company. Berkshire Bank and Commerce Bank & Trust Company each has a satisfactory CRA rating. The Federal Deposit Insurance Corporation also must consider the effectiveness of each institution involved in the proposed transaction in combating money-laundering activities, as well as any risk to the financial stability of the banking or financial systems of the United States.
Federal law requires publication of notice of, and the opportunity for public comment on, the applications submitted by Berkshire Hills Bancorp and Berkshire Bank for approval of the Merger and authorizes the Federal Deposit Insurance Corporation to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Federal Deposit Insurance Corporation, within which period the Department of Justice may file objections to the Merger under the federal antitrust laws. This waiting period may be reduced to 15 days if the Department of Justice has not provided any adverse comments relating to the competitive factors of the transaction. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of the

Federal Deposit Insurance Corporation’s approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the Department of Justice could analyze the Merger’s effect on competition differently than the Federal Deposit Insurance Corporation, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Deposit Insurance Corporation regarding the Merger’s competitive effects.
Massachusetts Commissioner of Banks.   The bank merger is also subject to the approval of the Massachusetts Commissioner of Banks pursuant to Massachusetts law. In determining whether to approve the application, the Commissioner of Banks will consider, among other factors, whether competition among banking institutions will be unreasonably affected, whether public convenience and advantage will be promoted and whether the Merger will result in “net new benefits” within the resulting institution’s Community Reinvestment Act assessment area.
Board of Governors of the Federal Reserve System.   The Merger and the bank merger are subject to approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, and the Bank Merger Act, respectively.
The Federal Reserve Board takes into consideration a number of factors when acting on applications under the Bank Merger Act and the Bank Holding Company Act, including: (1) the financial and managerial resources and the effect of the proposed merger on these resources (including capital and pro forma capital ratios of the combined organization, the management expertise, internal controls, and risk management systems, especially those with respect to compliance with laws applicable to consumers and “fair lending” laws); (2) the effect of the proposal on competition; (3) the future prospects of the existing and merged entities; (4) the convenience and needs of the communities served; (5) any risk to the stability of the United States banking or financial system; and (6) the effectiveness of the acquiring entity in combating money laundering activities. The Federal Reserve Board also reviews the records of the relevant insured depository institutions under the Community Reinvestment Act of 1997, which we refer to in this document as the “CRA.” In connection with such a review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate.
In addition, a period of 15 to 30 days must expire following approval by the Federal Reserve Board before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal anti-trust laws. While Berkshire Hills Bancorp and Commerce Bancshares believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger.
In addition, Berkshire Hills Bancorp and Commerce Bancshares will each have the right not to complete the Merger if any such regulatory approvals include any condition or requirement that would result in a material adverse effect or a burdensome condition on either of the parties or their subsidiaries.
No Solicitation
Until the Merger is completed or the Merger Agreement is terminated, Commerce Bancshares has agreed that it, its subsidiaries, its officers, directors, employees, representatives, agents and affiliates will not:
•
directly or indirectly initiate, solicit, induce or knowingly encourage any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition of Commerce Bancshares, whether by merger, acquisition of 25% or more of Commerce Bancshares’ capital stock or 25% or more of the assets of Commerce Bancshares or otherwise;

•
enter into or maintain or continue discussions or negotiations regarding any such acquisition proposal; or

•
obtain any such acquisition proposal or agree to or endorse any such acquisition proposal.

Commerce Bancshares may, however, furnish information regarding Commerce Bancshares to, or enter into discussions or negotiations with, any person or entity in response to an unsolicited acquisition proposal by such person or entity if and only to the extent that:

•
such acquisition proposal did not result from a breach of the “No Solicitation” section of the Merger Agreement;

•
Commerce Bancshares’ board of directors determines in good faith, after consultation with its financial and legal advisors, that such unsolicited proposal, if consummated, is reasonably likely to result in a transaction more favorable to Commerce Bancshares’ shareholders from a financial point of view than the merger with Berkshire Hills Bancorp and is reasonably likely to be completed in accordance with its terms;

•
Commerce Bancshares receives for the person presenting the unsolicited acquisition proposal an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreement between Berkshire Hills Bancorp and Commerce Bancshares; and

•
the Commerce Bancshares special meeting of shareholders has not yet occurred.

Nothing contained in the Merger Agreement prohibits Commerce Bancshares or its representatives from (a) informing any person of the existence of the provisions of the “No Solicitation” section of the Merger Agreement, (b) contacting any person solely to clarify the terms and conditions of an acquisition proposal or (c) otherwise disclosing any information to the Commerce Bancshares shareholders that the Commerce Bancshares board of directors determines in good faith (after consultation with its legal counsel) it must disclose in order not to breach its fiduciary duties to such shareholders.
Commerce Bancshares must promptly, but in no event later than one business day, notify Berkshire Hills Bancorp of any inquires, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with it or any of its representative regarding an acquisition proposal, indicating in connection with such notice the material terms of, and the name of the person making, any such inquires, proposals or offers.
Terminating the Merger Agreement
The Merger Agreement may be terminated prior to the closing, before or after approval by Commerce Bancshares’ shareholders, as follows:
•
by mutual written agreement of Berkshire Hills Bancorp and Commerce Bancshares;

•
by either Berkshire Hills Bancorp or Commerce Bancshares if the closing of the Merger has not occurred on or before April 30, 2018, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement;

•
by Berkshire Hills Bancorp or Commerce Bancshares if the shareholders of Commerce Bancshares have voted at the special shareholders’ meeting and do not approve the Merger Agreement;

•
by a non-breaching party if the other party breaches any covenants, agreements, representations or warranties contained in the Merger Agreement and such breach, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated by the Merger Agreement, and if such breach has not been cured within thirty days after written notice from the terminating party;

•
by either party if any required regulatory approvals for consummation of the Merger are not obtained or any court or other governmental authority issues a final order or other action prohibiting the Merger;

•
by Berkshire Hills Bancorp if  (a) Commerce Bancshares receives a “superior proposal,” as defined in the Merger Agreement, and the Commerce Bancshares board of directors enters into an acquisition agreement with respect to the superior proposal, withdraws its recommendation of the Merger Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Berkshire Hills Bancorp, (b) either (i) the Commerce Bancshares board or directors submits the Merger Agreement to its shareholders without a recommendation for approval or (ii) the Commerce Bancshares board of directors withdraws, qualifies or adversely modifies its recommendation of the Merger Agreement to the Commerce Bancshares shareholders (or publicly proposes or resolves to do so), or (c) the Commerce Bancshares shareholders do not approve the Merger Agreement; or
•
by Commerce Bancshares in order to accept a superior proposal, as defined in the Merger Agreement, which has been received and considered by Commerce Bancshares in compliance with the applicable terms of the Merger Agreement, provided that Commerce Bancshares has notified Berkshire Hills Bancorp in accordance with the Merger Agreement of such superior proposal and has given Berkshire Hills Bancorp the opportunity during a period of three business days following delivery of the notice to negotiate amendments to the Merger Agreement which would permit Commerce Bancshares to proceed with the proposed merger with Berkshire Hills.

If the Merger Agreement is terminated, under either of the latter two scenarios described above, Commerce Bancshares shall pay to Berkshire Hills Bancorp a fee of  $8.6 million. The fee would also be payable to Berkshire Hills Bancorp if Commerce Bancshares enters into a merger agreement with a third party within one year of  (a) the termination of the Merger Agreement by Berkshire Hills Bancorp due to a breach by Commerce Bancshares after the occurrence of a bona fide acquisition proposal has been publicly announced or otherwise made known to the senior management or board of directors of Commerce Bancshares, or (b) the termination of the Merger Agreement by any party due to the failure of the shareholders of Commerce Bancshares to approve the Merger Agreement at the special meeting after the occurrence of an acquisition proposal has been publicly announced or otherwise made known to the shareholders of Commerce Bancshares.
Additionally, Commerce Bancshares may terminate the Merger Agreement at any time during the five business-day period commencing on the first date on which all regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) (the “Determination Date”), if both of the following conditions are satisfied:
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the trading price of Berkshire Hills Bancorp common stock as of the determination date, as defined by the Merger Agreement, is less than $28.44 (the “Berkshire Hills Ratio”); and

•
the number obtained by dividing the trading price of Berkshire Hills Bancorp common stock on the determination date, as defined by the Merger Agreement, by $35.55 is less than the number obtained by dividing (x) the Nasdaq Bank Index price as of the determination date by (y) the initial Nasdaq Bank Index price minus 0.20.

If Commerce Bancshares elects to exercise its termination right as described above, it must give prompt written notice to Berkshire Hills. During the five business-day period commencing with its receipt of such notice, Berkshire Hills Bancorp shall have the option to increase the consideration to be received by the holders of Commerce Bancshares common stock by increasing the exchange ratio from 0.93 to equal the lesser of  (x) a number obtained by dividing (A) the product of the index ratio and the exchange ratio (as then in effect) and as defined by the Merger Agreement by (B) the Berkshire Hills Bancorp trading price as of the determination date or (y) a number obtained by dividing (A) the product of the index ratio and the exchange ratio (as then in effect) and as defined by the Merger Agreement minus 0.20 by (B) the Berkshire Hills Bancorp trading price as of the determination date divided by $35.55.
Because the formula is dependent on the future price of Berkshire Hills Bancorp’s common stock and that of the Nasdaq Bank Index, it is not possible to determine what the adjusted exchange ratio would be at this time, but, in general, the ratio would be increased and, consequently, more shares of Berkshire Hills Bancorp common stock issued, to take into account the extent of the decline in the value of Berkshire Hills Bancorp’s common stock as compared to the changes in the value of the common stock of the Nasdaq Bank Index.
Changing the Terms of the Merger Agreement
The parties may amend the Merger Agreement at any time before or after approval of the Merger Agreement by Commerce Bancshares shareholders. However, after such shareholder approval, no amendment may be made without the approval of Commerce Bancshares’ shareholders if it reduces the amount or value, or changes the form of, the merger consideration to be delivered to Commerce Bancshares’ shareholders pursuant to the Merger Agreement.

The parties may waive any of their conditions to closing, unless they may not be waived under law.
Expenses
Except as specifically provided in the Merger Agreement, each of Berkshire Hills Bancorp and Commerce Bancshares will pay its own costs and expenses incurred in connection with the Merger.
Shareholder Agreement Between Berkshire Hills Bancorp and David G. Massad
As part of the Merger Agreement, Berkshire Hills Bancorp has entered into a Shareholder Agreement with David G. Massad, the majority owner and Chairman of Commerce Bancshares, with respect to Mr. Massad’s proposed ownership of Berkshire Hills Bancorp common and preferred stock (the “Shareholder Agreement”).
Per the Shareholder Agreement, Mr. Massad has agreed to refrain from the following activities from the effective time of the Merger and through the termination of the Shareholder Agreement:
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To acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, or through the acquisition of control of another person or entity (including by way of merger or consolidation) any shares of Berkshire Hills Bancorp common stock or any other class of Berkshire Hills Bancorp stock that has voting rights, any rights to vote or direct the voting of any additional shares of Berkshire Hills Bancorp common stock or Berkshire Hills voting Stock, or any securities convertible into Berkshire Hills Bancorp common stock or Berkshire Hills voting stock (except (A) as to any Berkshire Hills Bancorp common stock issued by Berkshire Hills Bancorp in exchange for Commerce Bancshares stock pursuant to the terms of the Merger Agreement, (B) by way of stock splits, stock dividends, stock reclassifications or other distributions or offerings made available and, if applicable, exercised on a pro rata basis, to holders of the Berkshire Hills Bancorp common stock generally, or (C) that number of shares of Berkshire Hills Bancorp common stock, the purchase by Mr. Massad of which would cause the Mr. Massad to beneficially own, in the aggregate with the Acting in Concert Group, as defined in the Shareholder Agreement, no more than 9.9% of the then-outstanding shares of Berkshire Hills Bancorp common stock, as calculated pursuant to 12 C.F.R. § 225.41 of Regulation Y;

•
To convert the Berkshire Hills Bancorp preferred stock consideration received pursuant to the Merger Agreement to Berkshire Hills Bancorp common stock pursuant to the terms of the Series B Non-Voting Preferred Stock Certificate of Designation, except that nothing in this sentence shall (A) prohibit one or more of the following transfers by the Shareholder to effectuate a conversion of the Berkshire Hills Bancorp preferred stock consideration to Berkshire Hills Bancorp common stock: (i) to an affiliate of Mr. Massad or to Berkshire Hills Bancorp, provided that the affiliate would not be deemed part of Mr. Massad’s Acting in Concert Group, as defined by the Shareholder Agreement; (ii) in a widespread public distribution with the prior written consent of Berkshire Hills Bancorp; (iii) in transfers in which no transferee (or group of associated transferees) would receive two percent (2%) or more of any class of voting securities of Berkshire Hills Bancorp; or (iv) to a transferee that would control more than fifty percent (50%) of the voting securities of Berkshire Hills without any transfer from Mr. Massad; and (B) prohibit Mr. Massad from initiating a conversion of the Berkshire Hills Bancorp preferred stock consideration to Berkshire Hills Bancorp common stock if, after giving effect to such conversion, Mr. Massad would beneficially own, in the aggregate with the Acting in Concert Group, no more than 9.9% of the then-outstanding shares of Berkshire Hills Bancorp common stock, as calculated pursuant to 12 C.F.R. § 225.41 of Regulation Y;

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Without Berkshire Hills Bancorp’s prior written consent and Berkshire Hills Bancorp’s review of Mr. Massad’s proposed sale or transfer of such shares, which consent and review shall not be unreasonably withheld or delayed, to directly or indirectly sell or transfer any of Mr. Massad’s shares of Commerce Bancshares stock or shares of Berkshire Hills Bancorp common stock, with the exception of specific transfers and limited sales of Berkshire Hills Bancorp common stock by Mr. Massad, as further defined by the Shareholder Agreement;

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To (A) propose or seek to effect a Company Transaction of Berkshire Hills Bancorp, as defined by the Shareholder Agreement, (B) seek to exercise any control or influence over the management of Berkshire Hills Bancorp or the Board of Directors of Berkshire Hills Bancorp or any of the businesses, operations or policies of Berkshire Hills Bancorp; provided that Mr. Massad shall not be prohibited from communicating with the executive officers and directors of Berkshire Hills Bancorp in his capacity as a shareholder of Berkshire Hills Bancorp, (C) present to Berkshire Hills Bancorp, its shareholders or any third party any proposal constituting or that could reasonably be expected to result in a Company Transaction, or (D) seek to effect a change in control of Berkshire Hills Bancorp;

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To publicly suggest or announce Mr. Massad’s willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that would constitute or could reasonably be expected to result in a Company Transaction or take any action that might require Berkshire Hills Bancorp to make a public announcement regarding any such Company Transaction;

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To initiate, request, induce, encourage or attempt to induce or give encouragement (publicly or otherwise) to any other person to initiate any proposal constituting or that can reasonably be expected to result in a Company Transaction, or otherwise provide assistance to any person who has made or is contemplating making, or enter into discussions or negotiations with respect to, any proposal constituting or that would reasonably be expected to result in a Company Transaction;

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To solicit proxies or written consents or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents, or otherwise become a “participant” in a “solicitation,” or assist any “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Exchange Act) in opposition to any recommendation or proposal of Berkshire Hills Bancorp’s Board of Directors, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of  (or the execution of a written consent in respect of) the Berkshire Hills Bancorp common stock, or execute any written consent in lieu of a meeting of the holders of the Berkshire Hills Bancorp common stock or grant a proxy with respect to the voting of the capital stock of Berkshire Hills Bancorp to any person or entity other than the Board of Directors of Berkshire Hills Bancorp; provided that Mr. Massad shall be permitted to grant a proxy to a representative of Mr. Massad for the purpose of such representative voting his shares of Berkshire Hills Bancorp common stock in accordance with his instructions at a meeting of the Berkshire Hills Bancorp shareholders wherein such proxy is voted the manner required by the Shareholder Agreement;

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To initiate, propose, submit, encourage or otherwise solicit shareholders of Berkshire Hills Bancorp for the approval of one or more shareholder proposals or induce or attempt to induce any other person to initiate any shareholder proposal, or seek election to, or seek to place a representative or other affiliate of Mr. Massad on, Berkshire Hills Bancorp’s Board of Directors or seek removal of any member of Berkshire Hills Bancorp’s Board of Directors or any executive officer of Berkshire Hills Bancorp;

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To form, join in or in any other way (including by deposit of Berkshire Hills Bancorp’s capital stock), participate in a partnership, pooling agreement, syndicate, voting trust or other group with respect to Berkshire Hills Bancorp common stock, or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Berkshire Hills Bancorp common stock;

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To (A) join with or assist any person or entity, directly or indirectly, in opposing, or make any statement in opposition to, any proposal or director nomination submitted by Berkshire Hills Bancorp Board of Directors to a vote of Berkshire Hills Bancorp shareholders, or (B) join with or assist any person or entity, directly or indirectly, in supporting or endorsing (including supporting, requesting or joining in any request for a meeting of shareholders in connection with), or make any statement in favor of, any proposal submitted to a vote of Berkshire Hills Bancorp shareholders that is opposed by Berkshire Hills Bancorp’s Board of Directors;

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To vote for any proposal or any individual for election to the Board of Directors of Berkshire Hills Bancorp, other than those proposals or nominations recommended or supported by Berkshire Hills Bancorp’s Board of Directors;

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To, except in connection with the enforcement of the Shareholder Agreement, initiate, participate as a named plaintiff, finance or otherwise encourage any litigation against Berkshire Hills Bancorp or any of its respective officers and directors, or any derivative litigation on behalf of Berkshire Hills Bancorp, based upon any act or omission relating to Berkshire Hills Bancorp that occurs or is alleged to have occurred after the effective time of the Merger, with certain limited exceptions further described in the Shareholder Agreement;

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To request, or induce or encourage any other person to request, that Berkshire Hills Bancorp amend or waive any of the provisions of the Shareholder; and

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To advise, assist, encourage or finance (or arrange, assist or facilitate financing to or for) any other person in connection with any of the matters restricted by, or otherwise seek to circumvent the limitations of, the Shareholder Agreement.

The Shareholder Agreement further notes that Mr. Massad shall not convert any shares of the Berkshire Hills Bancorp Series B preferred stock if giving effect to such conversion, the Acting in Concert Group beneficially would own more than 9.9% of the then-outstanding shares of Berkshire Hills common stock and other Berkshire Hills voting stock, if any, as calculated pursuant to 12 C.F.R. § 225.41 of Regulation Y. Members of the Acting in Concert Group are likewise bound to the restrictions in the Shareholder Agreement and have agreed to refrain from activities that seek to influence Berkshire Hills Bancorp’s management or control the activities of Berkshire Hills Bancorp.
Mr. Massad has further agreed to effectuate the following during the term of the Shareholder Agreement:
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To review and report to Berkshire Hills Bancorp that Mr. Massad, collectively with the Acting in Concert Group, own no more than 9.9% of the then-outstanding Berkshire Hills Bancorp common stock, calculated pursuant to 12 C.F.R. § 225.41 of Regulation Y; and

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Where Mr. Massad owns in excess of 5.0% of the then-outstanding Berkshire Hill Bancorp common stock, to vote such shares in excess of 5.0% (i) in favor of the nominees for election or re-election as directors of Berkshire Hills Bancorp selected by the Berkshire Hills Bancorp Board of Directors, (ii) in favor of any proposal which the Board of Directors of Berkshire Hills Bancorp recommends a vote in favor to its shareholders, and (iii) against any proposal which the Board of Directors of Berkshire Hills Bancorp recommends a vote against to its shareholders.

For a period of three years from the effective time of the Merger, and solely if either of the board members appointed to the Berkshire Hills Bancorp and Berkshire Bank as a result of the Merger no longer serve as a member of the Boards of Directors, Mr. Massad has a right to consult with Berkshire Hills Bancorp’s Corporate Governance and Nominating Committee of the Board of Directors in its selection of a qualified nominee to serve on the Boards of Director of Berkshire Hills Bancorp and Berkshire Bank.

DESCRIPTION OF BERKSHIRE HILLS BANCORP, INC. CAPITAL STOCK
The following summary describes the material terms of Berkshire Hills Bancorp’s capital stock and is subject to, and qualified by, Berkshire Hills Bancorp’s certificate of incorporation and bylaws and the Delaware General Corporation Law. See “Where You Can Find More Information” as to how to obtain a copy of Berkshire Hills Bancorp’s certificate of incorporation and bylaws.
General
Berkshire Hills Bancorp is authorized to issue 50,000,000 shares of common stock having a par value of  $0.01 per share, and 1,000,000 shares of preferred stock having a par value of  $0.01 per share. At [Record Date], [ ] shares of common stock were outstanding. At that date, no preferred shares were outstanding.
Common Stock
Voting Rights.   The holders of common stock are entitled to one vote per share on all matters presented to shareholders. Holders of common stock are not entitled to cumulate their votes in the election of directors. However, Berkshire Hills Bancorp’s certificate of incorporation provides that a record owner of Berkshire Hills Bancorp’s common stock who beneficially owns, either directly or indirectly, in excess of 10% of Berkshire Hills Bancorp’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit.
No Preemptive or Conversion Rights.   The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by Berkshire Hills before such securities are offered to others. The absence of preemptive rights increases Berkshire Hills Bancorp’s flexibility to issue additional shares of common stock in connection with Berkshire Hills Bancorp’s acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.
Dividends.   Holders of common stock are entitled to receive dividends ratably when, as and if declared by Berkshire Hills Bancorp’s board of directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under the Delaware General Corporation Law, Berkshire Hills Bancorp may pay dividends out of surplus or net profits for the fiscal year in which declared and/or the preceding fiscal year, even if its surplus accounts are in a deficit position. Dividends paid by Berkshire Bank have historically been the primary operating source of funds available to Berkshire Hills Bancorp, and historic financing sources have included senior and subordinated debt and the issuance of trust preferred securities, preferred stock and common stock. Berkshire Hills Bancorp expects to use these sources of funds in the future, as well as proceeds it may obtain from the offering of common stock, preferred stock and/or debt securities for payment of dividends to its shareholders, the repurchase of its common stock and for other needs. Berkshire Hills Bancorp’s board of directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including Berkshire Hills Bancorp’s earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Berkshire Hills Bancorp’s board of directors deems relevant.
Berkshire Hills Bancorp’s principal assets and sources of income consist of investments in its operating subsidiaries, which are separate and distinct legal entities.
Liquidation.   Upon liquidation, dissolution or the winding up of the affairs of Berkshire Hills Bancorp, holders of common stock are entitled to receive their pro rata portion of the remaining assets of Berkshire Hills Bancorp after the holders of Berkshire Hills Bancorp’s preferred stock, if any, have been paid in full any sums to which they may be entitled.
Preferred Stock
Under the terms of our Certificate of Incorporation, as amended, our Board of Directors is authorized to issue up to 1,000,000 shares of preferred stock in one or more series without stockholder approval. Our Board of Directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. As of March 31, 2017, no shares of preferred stock are issued and outstanding. However, per the terms of the Merger Agreement, any shares of Commerce Bancshares common stock that are not convertible to Berkshire Hills Bancorp common stock as a result of the Voting Stock Consideration Limit will be converted into Berkshire Hills Bancorp Series B Non-Voting Preferred Stock (“Series B preferred stock”) at a rate of 0.465 shares of Series B preferred stock for each share of Commerce Bancshares common stock. Based on the Commerce Bancshares common stockholdings as of March 31, 2017, Berkshire Hills Bancorp anticipates that it will issue approximately 500,000 shares of Series B preferred stock at the effective time of the Merger. The following is a summary of the rights, privileges and terms of the Series B preferred stock.
Rank.   The Series B preferred stock will rank:
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Subordinate and junior to all indebtedness of Berkshire Hills Bancorp;

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Subordinate and junior to all other series of preferred stock of Berkshire Hills Bancorp, other than any series of preferred stock the terms of which provide that such series is subordinate or junior to the Series B preferred stock in any respect; and

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On parity with the Berkshire Hills Bancorp common stock, except with respect to dividends, distributions upon the liquidation, dissolution or winding up of Berkshire Hills Bancorp and voting rights, as described below.

Dividends.   Holders of Series B preferred stock are entitled to receive ratable dividends only if and when dividends are concurrently declared and payable on the shares of Berkshire Hills Bancorp common stock; provided that no dividend may be declared or paid on the Berkshire Hills Bancorp common stock unless a dividend equal to 200% (on a per share basis) of the amount declared or paid on the Berkshire Hills Bancorp common stock is also concurrently declared or paid on the Series B preferred stock.
Liquidation Preference.   In the event of our liquidation, dissolution or winding up, subject to the rights of holders of any class or series of our capital stock hereafter created specifically ranking by its terms senior to the Series B preferred stock, holders of Series B preferred stock will participate ratably in the distribution of any remaining assets with the common stock and any other class or series of our capital stock hereafter created that participates with the common stock in such distributions.
Voting Rights.   Shares of Series B preferred stock will generally have no voting rights, except as required by Delaware law.
Conversion.   Each share of Series B preferred stock may convert, at the discretion of the holder and under the conversion procedures set forth below, into two shares of Berkshire Hills Bancorp common stock and may be transferred to any person other than a member of the Acting in Concert Group (as defined by Regulation Y of the Federal Reserve Board’s regulations) through a widespread public distribution, a transfer in which no transferee (or group of associated transferees) would receive 2% or more of the shares of Berkshire Hills Bancorp common stock then outstanding, or to a transferee that would control more than 50% of the voting securities of Berkshire Hills Bancorp. The shares of Series B preferred stock are not convertible to Berkshire Hills Bancorp common stock if held by a member of the Acting in Concert Group, except as follows:
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Shares of the Series B preferred stock may be converted to Berkshire Hills Bancorp common stock where, following the conversion, the Acting in Concert Group’s beneficial ownership would constitute no more than 9.9% of the then-outstanding shares of Berkshire Hills Bancorp common stock; and

•
The holder of Series B preferred stock must tender the shares along with written notice to Berkshire Hills Bancorp along with necessary documentation to establish that the conversion will not be inconsistent with, or in violation of, the requirements of any regulatory authority with respect to the restrictions on the transfer of the Series B preferred stock that are required to preserve the “non-voting classification” of the Series B preferred stock.

Redemption.   Berkshire Hills Bancorp is not obligated to redeem or repurchase any shares of Series B preferred stock. Shares of Series B preferred stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.
Listing.   There is no established public trading market for the Series B preferred stock, and Berkshire Hills Bancorp does not expect a market to develop. In addition, we do not intend to apply for listing of the Series B preferred stock on any national securities exchange or trading system.
Significant Corporate Transactions.   If, at any time that shares of Series B preferred stock are outstanding, Berkshire Hills Bancorp effects a merger or other change of control transaction, then a holder will have the right to receive, upon any subsequent conversion of a share of Series B preferred stock and for each share of Series B preferred stock, the same kind and amount of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such significant corporate transaction if such holder had been, immediately prior to such significant corporate transaction, the holder of two shares of common stock.
Certain Certificate of Incorporation and Bylaw Provisions Affecting Stock
Berkshire Hills Bancorp’s certificate of incorporation and bylaws contain several provisions that may make Berkshire Hills Bancorp a less attractive target for an acquisition of control by anyone who does not have the support of Berkshire Hills Bancorp’s board of directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a vote limitation provision and the limitation that shareholder actions may only be taken at a meeting and may not be taken by unanimous written shareholder consent. The foregoing is qualified in its entirety by reference to Berkshire Hills Bancorp’s certificate of incorporation and bylaws.
Restrictions on Ownership
Under the federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve if any person (including a company), or group acting in concert, seeks to acquire “control” of a bank holding company or savings association. An acquisition of  “control” can occur upon the acquisition of 10% or more of the voting stock of a bank holding company or depository institution or as otherwise defined by the Board of Governors of the Federal Reserve System. Under the Change in Bank Control Act, the Board of Governors of the Federal Reserve System has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a bank holding company.
Transfer Agent and Registrar
The Transfer Agent and Registrar for Berkshire Hills Bancorp’s common stock is Broadridge Financial Solutions, Inc., Brentwood, New York.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION RELATING TO THE COMMERCE MERGER
The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to the merger of Berkshire with Commerce. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of Berkshire and Commerce as of March 31, 2017. The unaudited pro forma combined condensed consolidated statements of operations combine the historical financial information of Berkshire and Commerce and give effect to the merger as if they had been completed as of January 1, 2016. Certain reclassifications have been made to historical financial information in order to conform to this combined condensed presentation.
The actual value of Berkshire’s common stock to be recorded as consideration in the Commerce merger will be based on the closing price of Berkshire common stock at the time of the merger completion. The proposed merger with Commerce is targeted for completion as early as mid-October 2017. There can be no assurance that the Commerce merger will be completed as anticipated. For purposes of the unaudited pro forma financial information, the fair value of Berkshire common stock to be issued in connection with the Commerce merger is based on the $35.55 closing price of the stock on May 19, 2017.
The unaudited pro forma financial information includes estimated adjustments, including adjustments to record assets and liabilities of the acquired entity and operations at their respective fair values and represents pro forma estimates by Berkshire based on available fair value information. The estimates are as of March 31, 2017. The pro forma adjustments for Commerce included herein are subject to change depending on changes in interest rates and the components of assets and liabilities, and the adjustments are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for the acquisition will be determined after completion of thorough analyses to determine the value of tangible and identifiable intangible assets and liabilities as of the completion date of the business combination. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Berkshire’s statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Commerce’s shareholders’ equity, including results of operations from March 31, 2017 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.
Berkshire anticipates that the merger with Commerce will provide the combined company with financial benefits that include reduced recurring operating expenses. Berkshire expects to realize cost savings approximating 20% of the anticipated recurring non-interest expense of Commerce. These cost savings are not included in these unaudited pro forma statements and there can be no assurance that expected cost savings will be realized. The merger will result in a combined company with over $10 billion in assets. The expected impact of the increased regulatory burden and the offset of the cost savings and revenue impact are not included in these unaudited pro forma statements. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.
The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Berkshire and Commerce. The historic information about Berkshire is incorporated in this joint proxy statement/prospectus by reference. See “Where You Can Find More Information.”

The unaudited pro forma shareholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Berkshire common stock or the actual or future results of operations of Berkshire for any period. Actual results may be materially different than the pro forma information presented.
Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition As of
March 31, 2017
(In thousands, except per share data)	Berkshire	Commerce	Fair Value Adjustments	Other Merger Adjustments	Berkshire/ Commerce
Assets
Cash and due from banks	$67,580	$19,258	$—	$—	$86,838
Short-term investments	25,763	567,599	—	(38,000)(1)	555,362
Total cash and short-term investments	93,343	586,857	—	(38,000)	642,200
Securities	1,714,235	120,272	—	(21,100)(2)	1,813,407
Loans held for sale, at fair value	89,741	—	—	—	89,741
Total loans	6,655,933	1,457,026	(107,077)(3)	—	8,005,882
Less: Allowance for loan losses	(45,804)	(16,029)	16,029(3)	—	(45,804)
Net loans	6,610,129	1,440,997	(91,048)	—	7,960,078
Goodwill	403,106	11,120	88,355(4)	—	502,581
Other identifiable intangible assets	18,644	227	18,900(5)	—	37,771
Deferred tax assets, net	42,403	11,096	27,859(6)	(3,040)(6)	78,318
Other assets	326,307	48,833	1,500(7)	4,800(7)	381,440
Total assets	$9,297,908	$2,219,402	$45,566	$(57,340)	$11,505,536
Liabilities
Total deposits	$6,656,054	$2,005,727	$—	$—	$8,661,781
Total borrowings	1,383,927	35,160	—	(21,100)(8)	1,397,987
Other liabilities	158,374	15,858	(1,000)(9)	(12,680)(9)	160,552
Total liabilities	8,198,355	2,056,745	(1,000)	(33,780)	10,220,320
Common shareholders’ equity	1,099,553	162,657	11,016(10)	(23,560)(10)	1,249,666
Preferred shareholders’ equity	—	—	35,550(10)	—	35,550
Total shareholders’ equity	1,099,553	162,657	46,566	(23,560)(10)	1,285,216
Total liabilities and shareholders’ equity	$9,297,908	$2,219,402	$45,566	$(57,340)	$11,505,536
Item: Outstanding common shares	35,729	6,328	(1,443)(10)	—	40,614
The accompanying notes are an integral part of these condensed consolidated financial statements.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations
For the Fiscal Year Ended December 31, 2016
(In thousands, except share data)	Berkshire	Commerce	Fair Value Adjustments	Other Merger Adjustments	Berkshire/ Commerce
Interest and dividend income
Loans	$242,600	$59,757	$5,200(11)	$—	$307,557
Securities and other	37,839	3,574	—	—	41,413
Total interest and dividend income	280,439	63,331	5,200	—	348,970
Interest expense
Deposits	30,883	8,004	—	—	38,887
Borrowings	17,289	1,625	—	(1,530)(12)	17,384
Total interest expense	48,172	9,629	—	(1,530)	56,271
Net interest income	232,267	53,702	5,200	1,530	292,699
Non-interest income	65,851	11,341	—	—	77,192
Total net revenue	298,118	65,043	5,200	1,530	369,891
Provision for loan losses	17,362	6,068	—	—	23,430
Total non-interest expense	203,302	37,935	1,920(13)	—	243,157
Pretax income	77,454	21,040	3,280	1,530	103,304
Income tax expense	18,784	8,515	1,312(14)	612(14)	29,223
Net income	58,670	12,525	1,968	918	74,081
Preferred stock dividends	—	—	(800)(15)	—	(800)
Earnings applicable to common shareholders	$58,670	$12,525	$1,168	$918	$73,281
Earnings per common share:
Basic	$1.89	$1.98			$2.04
Diluted	$1.88	$1.98			$2.03
Weighted average common shares outstanding:
Basic	30,988	6,328	(1,443)(16)		35,873
Diluted	31,167	6,328	(1,443)(16)		36,052
The accompanying notes are an integral part of these condensed consolidated financial statements.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations
For the Three Months Ended March 31, 2017
(In thousands, except share data)	Berkshire	Commerce	Fair Value Adjustments	Other Merger Adjustments	Berkshire/ Commerce
Interest and dividend income
Loans	$68,943	$15,351	$1,300(11)	$—	$85,594
Securities and other	11,766	1,277	—	—	13,043
Total interest and dividend income	80,709	16,628	1,300	—	98,637
Interest expense
Deposits	9,098	2,027	—	—	11,125
Borrowings	4,725	389	—	(382)(12)	4,732
Total interest expense	13,823	2,416	—	(382)	15,857
Net interest income	66,886	14,212	1,300	382	82,780
Non-interest income	34,757	2,717	—	—	37,474
Total net revenue	101,643	16,929	1,300	382	120,254
Provision for loan losses	5,095	(1,004)	—	—	4,091
Total non-interest expense	74,326	9,837	480(13)	—	84,643
Pretax income	22,222	8,096	820	382	31,520
Income tax expense	6,762	3,279	328(14)	153(14)	10,522
Net income	15,460	4,817	492	229	20,998
Preferred stock dividends	—	—	(210)(15)	—	(210)
Earnings applicable to common shareholders	$15,460	$4,817	$282	$229	$20,788
Earnings per common share:
Basic	$0.44	$0.76			$0.52
Diluted	$0.44	$0.76			$0.52
Weighted average common shares outstanding:
Basic	35,280	6,328	(1,443)(16)		40,165
Diluted	35,452	6,328	(1,443)(16)		40,337

The accompanying notes are an integral part of these condensed consolidated financial statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION
Note A — Basis of Presentation
The unaudited pro forma combined condensed consolidated financial information and explanatory notes show the impact on the historical financial condition and income of Berkshire resulting from the business combination with Commerce under accounting principles for business combinations. Under these accounting principles, the acquired assets and liabilities are recorded by Berkshire at their respective fair values as of the date the business combination is completed. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of Berkshire and Commerce as of March 31, 2017 and assumes that the business combination was completed as of March 31, 2017. The unaudited pro forma combined condensed consolidated statements of operations give effect to the business combination as if they had been completed on January 1, 2016. All loans are recorded at fair value, including the elimination of adjustments for estimated credit losses, and no allowance for loan losses is carried over to Berkshire’s statement of financial condition. In addition, certain anticipated nonrecurring costs associated with the business combination, conversion-related expenditures are not reflected in the unaudited pro forma statements of operations. While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for loan losses and the allowance for loan losses, for purposes of the unaudited pro forma combined condensed consolidated statements of operations, we assumed no adjustments to the historical amount of Commerce’s provision for loan losses. If such adjustments were estimated, there could be a reduction, which could be significant, to the historical amount of Commerce’s provision for loan losses presented.
Note B — Accounting Policies and Financial Statement Classifications
The accounting policies of Commerce are in the process of being reviewed in detail by Berkshire. On completion of such review, conforming adjustments or financial statement reclassifications may be determined.
Note C — Merger and Acquisition Integration Costs
The plan to integrate the operations of Berkshire with those of Commerce is still being developed. The specific details of these plans will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where there may be potential advantage in eliminating redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating premises, changing information systems, canceling contracts with certain service providers and selling or otherwise disposing of certain premises, furniture and equipment. Berkshire expects to incur merger related costs including professional fees, legal fees, system conversion costs, and costs related to communications with customers and others. Commerce also expects to incur merger related costs. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and timing of these integration actions. Transaction costs represent direct, incremental costs of the acquisition. Estimated transaction costs expected to be incurred in closing the transaction are accrued in the unaudited pro forma balance sheet, but are not reflected in the unaudited pro forma income statement. See further discussion of the Company’s consideration of transactional costs in Note E sections 10 and 13.
Note D — Estimated Annual Cost Savings
Berkshire expects to realize annualized cost savings related to recurring non-interest expense of approximately $8.0 million (20%) of Commerce’s expected recurring non-interest expense following the merger. These anticipated cost savings are integral to Berkshire’s strategy in entering into the business combination. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.
Note E — Unaudited Pro Forma Merger and Adjustments
The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change. All adjustments for Commerce in these unaudited pro forma financial statements are based on due diligence analysis performed by Berkshire based on information available prior to the announcement of the transaction.
1)
Other merger adjustments affecting short-term investments include Commerce paying $12.7 million to terminate and pay-out phantom stock before the acquisition date, as required by the merger agreement. In 2003, Commerce granted 1,500 shares of phantom stock to one director as compensation for work performed on the acquisition of the mortgage company. In 2011, Commerce adopted the 2011 Long Term Incentive Plan under which phantom stock appreciation rights may be granted to directors and employees of the Bank. There are approximately 700 thousand awards outstanding.

Additionally, short-term investments are to be utilized to pay an estimated $25.3 million in merger related costs. Merger related costs include $8.5 million in employee related matters, $6.4 million in data conversion and technology costs, $5.9 million for investment bankers, audit and legal costs, $3.9 million in various retail and facilities related costs, and $0.3 million in marketing expenses.
2)
Represents the disposals of securities for repayment by Commerce of its subordinated debt before the time of the merger. This is a requirement of the merger agreement and is not a fair value adjustment.

3)
These amounts represent the estimated fair value adjustment to Commerce’s loan portfolio, which includes an estimate of credit losses. Accordingly, allowances for loan losses prior to the acquisition date cannot be carried-over, which was $16.0 million as of March 31, 2017. The adjustment to the Commerce loan portfolio includes an estimated $91.1 million for non-accretable credit discount, of which $66.7 million is tied to Commerce Medallion Loans, and $16.0 million in accretable discount based on the interest rate and credit characteristics of the acquired loans.

4)
Represents adjustments to goodwill resulting from recording the assets and liabilities at fair value. These adjustments are preliminary and are subject to change. When final adjustments are completed, the amounts may be materially different than those presented here. The excess of consideration paid over the fair value of net assets acquired was recorded as goodwill and is summarized in Note E-10.

5)
Represents the recognition of the core deposit intangible asset at fair value offset by the elimination of  $227 thousand of intangibles previously recorded by Commerce. The core deposit intangible asset is estimated to be $19.0 million calculated on the $1.4 billion balance of core deposits.

6)
This amount primarily consists of  $27.9 million in adjustments in the net deferred tax assets resulting from the fair value adjustments related to the acquired assets and liabilities and identifiable intangible. The actual tax asset adjustments will be determined upon final analysis. This is offset by a decrease of  $3.0 million in other merger adjustments, which is from Commerce’s termination and phase out of their phantom stock.

(7)
Fair value adjustments represent adjustments to premises and equipment for buildings of  $3.7 million offset by a reduction in OREO of  $1.0 million and a reduction in other assets including prepaid expenses of  $1.2 million.

Other merger adjustments represents $4.8 million in capitalized merger related costs, including $2.8 million of various retail and facilities related costs and $1.9 million in branch hardware and software.
8)
Represents repayment by Commerce of their subordinated debt before the time of the merger. This is a requirement of the merger agreement and is not a fair value adjustment.

9)
Fair value adjustment of  $1.0 million is for various other liabilities and other merger adjustments of  $12.7 million relates to Commerce’s termination and pay-out of phantom stock prior to closing the merger, as required by the merger agreement.

10)
The equity adjustment will be based on the fair value of Berkshire’s common stock on the date that the Commerce merger closes, which could be materially different from the amount presented here, as well as transaction expenses.

While the merger conversion is based on a fixed exchange ratio of 0.93 Berkshire common shares for each Commerce common share, the merger agreement sets forth a mechanism where some stock consideration will be issued to certain Commerce shareholders as preferred stock rather than as common stock. This mechanism is based on the total number of Berkshire shares outstanding as of the date of the merger completion, together with the total number of Commerce and Berkshire shares held by the Acting in Concert Group as defined in the merger agreement. The common and preferred shares issued as merger consideration in the pro forma financial statements are based on stock information as of that date. The actual number of common and preferred shares issued is likely to be different, primarily due to routine changes in outstanding Berkshire common shares related to equity based compensation arrangements.
A summary of the net impact of adjustments to shareholders’ equity and goodwill is as follows (dollars and shares in thousands):
Equity and Goodwill Adjustment Detail:
Equity adjustment
Fair value of Berkshire common and preferred shares to be issued	$209,223(a)
Elimination of Commerce’s shareholders’ equity	(162,657)
After tax transaction costs charged against short-term investments	(20,500)
Phantom stock termination and pay-out by Commerce using short-term investments	(3,060)
Total shareholders’ equity adjustment	$23,006
Goodwill adjustment
Fair value of Berkshire common shares to be issued	$209,223(a)
Carrying value of Commerce net assets at March 31, 2017	$162,657
Fair value adjustments (debit/(credit))
Total loans	(107,077)
Allowance for loan losses	16,029
Goodwill	(11,100)
Other intangible assets	18,900
Deferred tax assets, net	27,859
Other assets	1,500
Other liabilities	1,000
Total fair value adjustments	(52,889)
Fair value of net assets acquired	$109,768
Excess of consideration paid over fair value of net assets acquired (goodwill)	$99,455

(a)
Berkshire common and preferred stock issued for Commerce is calculated as follows:

Pro forma issued and outstanding Commerce shares as of March 31, 2017 to be exchanged for Berkshire consideration	6,328
Multiplied by exchange ratio	0.93
Berkshire common shares to be issued	5,885
Voting stock consideration limit shares (500 preferred shares to be issued)	(1,000)
Adjusted Berkshire common shares to be issued	4,885
Closing price per share of Berkshire common stock on May 19, 2017	$35.55
Fair value of Berkshire common shares to be issued	$173,673

Voting stock consideration limit shares (500 preferred shares to be issued)	1,000
Closing price per share of Berkshire common stock on May 19, 2017	$35.55
Fair value of Berkshire preferred shares to be issued	$35,550
The high and low Berkshire closing stock prices in 2017 through June 20, 2017 were $37.95 and $33.65, respectively. Based on this range of prices, the fair value of Berkshire common shares to be issued would be in a pro forma range of  $185.4 million to $164.4 million, respectively, and the fair value of Berkshire preferred shares to be issued would be in a pro forma range of  $38.0 million to $33.7 million, respectively. The actual fair value of Berkshire common and preferred shares to be issued will be based on the closing price of Berkshire’s stock immediately prior to the completion of the merger, and may not be within this range. Any change in the fair value of Berkshire shares to be issued will give rise to an equal change in the amount of goodwill recorded.
11)
Represents the accretion of fair value adjustments related to loans utilizing the straight line method over the three year estimated life.

12)
Represents the reversal of interest expense related to Commerce’s subordinated debt of  $21.1 million that will be repaid before the closing utilizing an average interest rate of 7.25%.

13)
Adjustment to non-interest expense for Commerce includes amortization of the identifiable intangible asset using the straight line method over ten years. Non-interest expenses do not reflect anticipated cost savings, which are estimated at 20% of total non-interest expenses. Non-interest expenses also do not include one-time transaction expenses which were expensed by Berkshire against income and which are accounted for as balance sheet adjustments to cash and equity in these unaudited pro forma financial statements.

14)
Reflects the tax impact of the pro forma fair value adjustments at an estimated tax rate of 40.0% for 2016 and 2017.

15)
Adjustment reflects the preferred stock dividends that are a result of the preferred shares expected to be issued in connection with the Commerce merger.

16)
Adjustment reflects the elimination of Commerce shares outstanding, offset by the shares expected to be issued in connection with the Commerce merger. See Note E-10 for additional information about share adjustments.

Note F — Effect of Hypothetical Adjustments on Commerce’s Historical Financial Statements
The unaudited pro forma combined condensed consolidated statement of operations presents the pro forma results assuming the Commerce merger occurred on January 1, 2016. As required by Regulation S-X Article 11, the pro forma statement of operations does not reflect any adjustments to eliminate Commerce’s historical provision for credit losses. Both Commerce’s provision for credit losses for the periods presented relate to loans that Berkshire is required to initially record at fair value. Such fair value adjustments include a component related to the expected credit losses on those loan portfolios. Berkshire believes that these provisions would not have been recorded in Berkshire’s consolidated financial statements for the periods presented had the merger been completed on January 1, 2016.

COMPARATIVE PRO FORMA PER SHARE DATA
The following table summarizes selected share and per share information about Berkshire Hills Bancorp and Commerce Bancshares giving effect to the Merger (which is referred to as “pro forma” information). The data in the table is based on and should be read together with the financial information and the financial statements of Berkshire Hills Bancorp and Commerce Bancshares incorporated by reference or included in this Proxy Statement/Prospectus.
The pro forma information is based on available information and certain assumptions that Berkshire Hills Bancorp and Commerce Bancshares management believe are reasonable. The pro forma information about book value per share assumes that the Merger took place as of March 31, 2017. The pro forma information about dividends and net income per share assumes that the Merger took place as of January 1, 2016. The pro forma information in the table assumes that the merger is accounted for under the acquisition method of accounting.
Pro forma amounts per common share were calculated based on Berkshire Hills Bancorp’s actual shares outstanding for the periods presented together with an estimate of Berkshire Hills Bancorp common shares to be issued as consideration for the Merger utilizing amounts calculated as of March 31, 2017. It is further assumed that Berkshire Hills Bancorp’s cash dividend is based on an annual rate of  $0.80 per share for 2016 and $0.84 for 2017. The actual payment of dividends is subject to numerous factors, and no assurance can be given that Berkshire Hills Bancorp will pay dividends following the completion of the Merger or that dividends will not be reduced in the future.
This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The information below should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Condensed Consolidated Financial Information Relating to the Commerce Merger.”
	Berkshire Hills Bancorp Historical	Commerce Bancshares Historical	Pro Forma Combined(1)(2)(3)	Equivalent Pro Forma Commerce Bancshares(4)
Net Income Per Weighted Average Basic Common Share Outstanding
Three Months Ended March 31, 2017	$0.44	$0.76	$0.52	$0.48
Year Ended December 31, 2016	$1.89	$1.98	$2.04	$1.90
Net Income Per Weighted Average Diluted Common Share Outstanding
Three Months Ended March 31, 2017	$0.44	$0.76	$0.52	$0.48
Year Ended December 31, 2016	$1.88	$1.98	$2.03	$1.89
Dividends Declared Per Common Share Outstanding
Three Months Ended March 31, 2017	$0.21	$0.11	$0.21	$0.20
Year Ended December 31, 2016	$0.80	$0.44	$0.80	$0.74
Book Value Per Common Share Outstanding
March 31, 2017	$30.77	$25.70	$31.64	$29.43

(1)
The pro forma combined basic and diluted net income per share of Berkshire Hills Bancorp common stock is based on the pro forma combined net income for the merged entities divided by total pro forma weighted average basic and diluted common shares of the combined entities.

(2)
Pro forma dividends per share represent Berkshire Hills Bancorp’s historical dividends per share.

(3)
The pro forma combined book value per share is based on the pro forma common shareholders’ equity divided by total pro forma common shares.

(4)
Represents the pro forma combined information multiplied by the 0.93 exchange ratio.

COMPARISON OF RIGHTS OF SHAREHOLDERS
The rights of shareholders of Berkshire Hills Bancorp are currently governed by Berkshire Hills Bancorp’s certificate of incorporation, bylaws and applicable provisions of the Delaware General Corporation Law. The rights of shareholders of Commerce Bancshares are currently governed by Commerce Bancshares’ articles of organization, bylaws and applicable provisions of the Massachusetts Business Corporation Act. If the Merger is completed, Commerce Bancshares shareholders who receive Berkshire Hills Bancorp common stock will become Berkshire Hills Bancorp shareholders and their rights will thereafter be governed by Berkshire Hills Bancorp’s certificate of incorporation and bylaws and the Delaware General Corporation Law.
The following is a summary of the material differences between the rights of a Commerce Bancshares shareholder and the rights of a Berkshire Hills Bancorp shareholder. This summary is not a complete statement of the differences between the rights of Commerce Bancshares shareholders and the rights of Berkshire Hills Bancorp shareholders and is qualified in its entirety by reference to the governing law of each corporation, the certificate of incorporation or articles of organization, as applicable, and bylaws of each corporation. Copies of Berkshire Hills Bancorp’s certificate of incorporation and bylaws are on file with the Securities and Exchange Commission and are also available upon written request addressed to Corporate Secretary, Berkshire Hills Bancorp, Inc., 24 North Street, Pittsfield, Massachusetts 01201.
Authorized Stock
Berkshire Hills Bancorp	Commerce Bancshares

•
The Berkshire Hills Bancorp certificate of incorporation authorizes 51,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value.

•
As of  [Record Date], there were ______ shares of Berkshire Hills Bancorp common stock issued and outstanding.

•
As of  [Record Date], there were no shares of preferred stock issued and outstanding.

•
The Commerce Bancshares articles of organization authorizes 10,000,000 shares of common stock, $0.01 par value, and 500,000 shares of preferred stock, $0.01 par value.

•
As of  [Record Date], there were ___________ shares of Commerce Bancshares common stock issued and outstanding.

•
As of  [Record Date], there were no shares of preferred stock issued and outstanding.

Voting Rights
Berkshire Hills Bancorp	Commerce Bancshares

•
The holders of the common stock exclusively possess all voting power, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.

•
Each share of common stock is entitled to one vote. Beneficial owners of 10% or more of the outstanding stock are subject to voting limitations.

•
Holders of common stock may not cumulate their votes for the election of directors.

•
Except as provided in the articles of organization, the holders of the common stock exclusively possess all voting power.

•
The articles of organization provide that the board of directors is authorized, without further approval of shareholders, to determine whether a class or series of preferred stock will have voting rights and the terms of such voting rights.

•
Holders of common stock may not cumulate their votes for the election of directors.

•
Each share of common stock is entitled to one vote.

Preemptive Rights
Berkshire Hills Bancorp	Commerce Bancshares
• Shareholders do not have a preemptive right to acquire Berkshire Hills Bancorp’s issued shares.	• Shareholders do not have a preemptive right to acquire Commerce Bancshares’ issued shares.
Required Vote for Authorization of Certain Actions
Berkshire Hills Bancorp	Commerce Bancshares

•
At least 80% of the outstanding shares of voting stock must approve certain business combinations involving an interested shareholder or any affiliate of an interested shareholder. However, if a majority of directors not affiliated with the interested shareholder approves the business combination or certain pricing criteria are satisfied, a majority vote of the outstanding shares is sufficient to approve a business combination.

• The board of directors must authorize the execution of a merger agreement and a merger must be approved by at least two-thirds of the capital stock entitled to vote.
Dividends
Berkshire Hills Bancorp	Commerce Bancshares
• Holders of common stock are entitled, when declared by the Berkshire Hills Bancorp board of directors, to receive dividends, subject to the rights of holders of preferred stock.
•
Holders of common stock are entitled, when declared by the Commerce Bancshares board of directors, to receive dividends, subject to the rights of holders of preferred stock. No dividend may be declared or paid on any common stock or other stock that is junior to preferred stock unless full dividends for the most recently completed dividend period are paid on all outstanding shares of preferred stock.

Shareholders’ Meetings
Berkshire Hills Bancorp	Commerce Bancshares

•
Berkshire Hills Bancorp must deliver written notice of a meeting and, in the case of a special meeting, a description of its purpose no fewer than ten days and no more than 60 days before the meeting to each shareholder entitled to vote.

•
Subject to the rights of any holders of preferred stock, special meetings may be called only by the board of directors.

•
For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than ten days and not more than 60 days before the meeting.

•
The board of directors or any shareholder entitled to vote may nominate directors for election or propose new business.

•
To nominate a director or propose new business, shareholders must give written notice to the Secretary of Berkshire Hills Bancorp not less than 90 days before the meeting. However, if Berkshire Hills Bancorp gives less than 100 days’ notice or prior public disclosure of the meeting, written notice of the shareholder proposal or nomination must be delivered to the Secretary not later than ten days following the date notice of the meeting was mailed to shareholders or public disclosure of the meeting was made. Each notice given by a shareholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the shareholder making the nomination or proposal.

•
For an annual or special meeting, Commerce Bancshares must deliver a notice describing the place, date, hour and purpose of the meeting no fewer than seven days and no more than 60 days before the meeting to each shareholder entitled to vote.

•
Special meetings may be called at any time by the President, board of directors, or the Clerk upon the written application by the holders of not less than 10% of all outstanding shares of Commerce Bancshares entitled to vote at the meeting.

•
For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not more than 60 days before the meeting.

•
To nominate a director, shareholders must give written notice to Commerce Bancshares between 30 and 60 days prior to the meeting.

Action by Shareholders without a Meeting
Berkshire Hills Bancorp	Commerce Bancshares
• Action required or permitted to be taken at an annual or special meeting of shareholders must be effected at a duly called meeting and may not be effected by written consent of shareholders.	• Any action required or permitted to be taken at a meeting of shareholders, may be taken without a meeting if all shareholders entitled to vote thereon consent thereto in writing.

Board of Directors
Berkshire Hills Bancorp	Commerce Bancshares

•
The bylaws provide that the number of directors, to be designated by the board of directors, shall not exceed 15.

•
Beginning with the 2020 annual meeting of shareholders, the full board of directors will be elected at the annual meeting of shareholders.

•
Vacancies on the board of directors will be filled by a vote of a majority of the remaining directors.

•
Directors may be removed only for cause by the vote of 80% of the outstanding shares entitled to vote at an annual or special meeting called for that purpose.

•
The bylaws provide that the number of directors shall be not less than three, except that whenever there shall be only two stockholders the number of directors shall be not less than two and whenever there shall be only one stockholder the number of directors shall be not less than one.

•
The full board of directors is elected at the annual meeting of shareholders.

•
Vacancies on the board of directors will be filled by a vote of a majority of the remaining directors.

•
Directors may be removed from office (a) with or without cause by vote of the holders of a majority of the shares entitled to vote in the election of directors or (b) for cause by a majority of the directors then in office.

Director Stock Ownership Requirement
Berkshire Hills Bancorp	Commerce Bancshares

•
Berkshire Hills Bancorp’s directors are not subject to any stock ownership requirement under its certificate of incorporation and bylaws. However, Berkshire Hills Bancorp’s Stock Ownership Guidelines, an internal corporate governance best practice, provide that its directors are required to maintain a minimum investment in Berkshire Hills Bancorp common stock equivalent to 4x the annual cash retainer paid to directors for their board service.

• Commerce Bancshares’ directors are not subject to a stock ownership requirements under its articles of organization or bylaws.
Amendment of the Bylaws
Berkshire Hills Bancorp	Commerce Bancshares

•
The bylaws may be amended, altered or repealed either by the board of directors at any meeting of the board, provided that notice of the proposed change was given not less than two days before the meeting, or by the vote of 80% of the outstanding shares entitled to vote, provided that notice of the proposed change was given in the notice of the meeting of shareholders.

•
The bylaws may be altered, amended or repealed by the affirmative vote of the Commerce Bancshares stockholders at an annual or special meeting thereof. The bylaws may also be altered, amended or repealed by the affirmative vote of a majority of the full board of directors at any regular or special meeting of the board of directors, with the exception of an amendment to Articles X (Interested Directors and Officers) and XI (Indemnification) and any other amendment not permitted by the Commerce Bancshares Articles of Organization or Massachusetts law.

Amendment of the Certificate of Incorporation/Articles of Organization
Berkshire Hills Bancorp	Commerce Bancshares

•
The certificate of incorporation may be amended or repealed upon approval of a majority of the shares entitled to vote on the matter, unless otherwise provided under Delaware law or in the certificate of incorporation, which requires the vote of at least 80% of outstanding shares to amend certain provisions.

•
Massachusetts law provides that the proposed amendment to the articles of organization must first be adopted by the board of directors. With the exception of certain amendments, after adopting the proposed amendment the board of directors must submit the amendment to the shareholders for their approval at an annual or special meeting. Generally, an amendment to the Commerce Bancshares articles of organization requires the approval of two-thirds of the issued and outstanding shares of Commerce Bancshares common stock.

Limitation on Directors’ and Officers’ Liability
Berkshire Hills Bancorp	Commerce Bancshares

•
Berkshire Hills Bancorp’s certificate of incorporation limits liability of directors for monetary damages, except a director may be liable (i) for a breach of duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

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Commerce Bancshares’ articles of organization limits liability of directors for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation is not permitted under the Massachusetts Business Corporation Law. A director may be liable under Massachusetts law for (1) any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) improper distributions, or (4) any transaction from which the director derived an improper personal benefit.

Indemnification
Berkshire Hills Bancorp	Commerce Bancshares

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Berkshire Hills Bancorp indemnifies its current and former directors and officers to the fullest extent permitted by Delaware law. Under Delaware law, a corporation may indemnify its directors, officers, and employees against expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in proceedings arising because of the person’s relationship to the company, so long as the individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the company (and, in the case of a criminal proceeding, so long as the individual had no reasonable cause to believe his conduct was unlawful). To the extent a person eligible for indemnification is

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Commerce Bancshares indemnifies its current and former directors to the fullest extent permitted by Massachusetts law. Under Massachusetts law, a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if  (a) he conducted himself in good faith, (b) he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A majority of the disinterested members of the board of directors, special counsel to the company, or the company’s

Indemnification
Berkshire Hills Bancorp	Commerce Bancshares

successful on the merits or otherwise in defense in such an action, indemnification for expenses actually and reasonably incurred is mandatory. Delaware law provides that a company may pay expenses incurred in advance of the final disposition of the proceeding provided the company receives from the individual a written undertaking to repay the advanced amounts if it is ultimately determined that the individual was not entitled to be indemnified. A similar standard for indemnification applies in a shareholder “derivative” claim (i.e., an action by or in the right of the company) except that indemnification only extends to expenses incurred in defense of such a proceeding and except that, where the individual has been found liable to the company, indemnification must be approved by the court.

shareholders must make a determination that indemnification is permissible prior to indemnifying a director. A director who is a party to a proceeding because he is a director may apply for indemnification or an advance for expenses to the court conducting the proceeding. If the court determines that the director is entitled to indemnification or to an advance for expenses, the corporation is required to pay the director’s reasonable expenses incurred in connection with the court-ordered indemnification or advance for expenses. A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Dissenters’ Rights
Berkshire Hills Bancorp	Commerce Bancshares

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Delaware law permits shareholders to dissent from a merger or consolidation transaction and obtain payment of the fair value of their shares, if they follow statutorily defined procedures. However, appraisal rights do not apply if  (i) the shares are listed on a national securities exchange or held of record by more than 2,000 holders, or (ii) the shares are being exchanged for shares of a surviving corporation, which shares are listed on a national securities exchange or held of record by more than 2,000 holders.

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The Massachusetts Business Corporation Act provides for dissenters’ rights, which give the holders of Commerce Bancshares common stock entitled to vote on a merger the right to obtain an appraisal of the value of their shares of Commerce Bancshares common stock in connection with such merger if they follow statutorily defined procedures.

Right to Inspect Shareholder List
Berkshire Hills Bancorp	Commerce Bancshares

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Delaware law provides that any shareholder generally has the right to inspect a company’s stock ledger and list of shareholders, provided the shareholder has a proper purpose for doing so and satisfies certain procedural requirements.

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Massachusetts law provides that any shareholder generally has the right to inspect a company’s stock ledger and list of shareholders, provided the shareholder has a proper purpose for doing so and satisfies certain procedural requirements.

MANAGEMENT AND OPERATIONS AFTER THE MERGER
Board of Directors
After completion of the Merger, the board of directors of Berkshire Hills Bancorp and Berkshire Bank will remain unchanged, except that, immediately after the effective time of the Merger, the Boards shall appoint Pamela Massad and David Brunelle to the board of directors of Berkshire Hills Bancorp and Berkshire Bank. In the event that either individual is unable or unwilling to serve as a member of the respective Boards, Berkshire Hills Bancorp, in consultation with Commerce Bancshares, shall designate a new board member from the remaining existing members of the Commerce Bancshares board of directors to be appointed to the board of directors of Berkshire Hills Bancorp and Berkshire Bank. Pamela Massad is the daughter of David G. Massad.
Information regarding the current directors and executive officers of Berkshire Hills Bancorp, executive compensation and relationships and related transactions is included in this Berkshire Hills Bancorp’s proxy statement for its 2017 annual meeting of shareholders, which is incorporated by reference in this proxy statement/prospectus.
Management
The executive officers of Berkshire Hills Bancorp and Berkshire Bank will not change as a result of the Merger.
Operations
There are no anticipated changes to the current business operations of Berkshire Hills Bancorp as a result of the Merger.

Description of Commerce BANCSHARES
Business
Commerce Bancshares is a $2.2 billion asset Massachusetts corporation and the holding company for Commerce Bank and Trust Company located in Massachusetts with 16 branches serving Worcester County, Suffolk County and Middlesex County. Commerce Bancshares is regulated by the Federal Reserve. Its banking subsidiary, Commerce Bank & Trust (“Commerce Bank”), is a Massachusetts state chartered trust company regulated by the FDIC and the Massachusetts Division of Banks. Commerce Bancshares is the largest independent bank based in Worcester County in terms of assets and has the second largest deposit market share in the county after Bank of America. Commerce Bancshares’s commercial loan portfolio totals $1.2 billion. The loan portfolio is largely Commercial Real Estate and Commercial and Industrial loans, with a niche market in financing taxicab medallions and small privately owned aircraft. The two main cities in which it operates, Worcester and Boston, are the two largest cities in New England. In addition to traditional deposits, of which $1.2 billion are core, Commerce Bancshares offers payroll deposit management. Founded in 1955, Commerce Bancshares was acquired in 1993 by David G. Massad.
Information as to Directors of Commerce Bancshares Who Will Serve as Directors of Berkshire Hills Bancorp
The information below, as of March 31, 2017, relates to each current director of Commerce Bancshares who is expected to be appointed to the boards of directors of Berkshire Hills Bancorp and Berkshire Bank upon consummation of the merger.
Pamela A. Massad, Esq. is Of Counsel with Fletcher Tilton PC in Worcester, Massachusetts. With over 30 years of experience, her practice includes the areas of commercial financing, secured lending, banking and finance, corporate and real estate law. Her clients include banks and business of various types. Ms. Massad is admitted to practice in the Commonwealth of Massachusetts. Ms. Massad has been a director of Commerce Bancshares and Commerce Bank & Trust Company for over fifteen years and has served as secretary for over twenty years. She has been a member of the loan committee, compliance and regulatory committee, and compensation committee. Ms. Massad is a trustee of Nativity School of Worcester and a director of The Hanover Theatre for the Performing Arts.
David Brunelle is Co-Founder and Managing Director of North Pointe Wealth Management in Worcester, Massachusetts. He has over 20 years of experience in financial services working with businesses, individuals, and family and charitable foundations. Mr. Brunelle has served as Director of Commerce Bancshares since 2009, where he has served on the audit and loan committees. Mr. Brunelle has served as trustee or corporator for numerous non-profit entities in and around Worcester, including The Nativity School of Worcester, The Worcester Regional Research Bureau, The Worcester Educational Development Foundation, the UMass/Memorial Foundation, Becker College and the Greater Worcester Community Foundation.
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Commerce Bancshares at and as of March 31, 2017
Growth
Total assets of  $2.2 billion as of March 31, 2017 decreased $18 million, or 3.3% on an annualized basis, from December 31, 2016. The decrease in assets was primarily driven by a decrease in interest bearing deposits as a result of decreased payroll-related deposits, which resulted in a decrease to cash and cash equivalents necessary to fund loans and investments.
Total loans and leases of  $1.5 billion as of March 31, 2017 increased $31 million, or 8.7% on an annualized basis, from December 31, 2016. Commerce Bancshares’s commercial loan portfolios, which are comprised of commercial real estate loans and commercial loans and leases, totaled $1.3 billion, or 89.8% of total loans and leases, as of March 31, 2017, an increase of  $36 million, or 11.3% on an annualized basis, from $1.3 billion, or 89.2% of total loans and leases, as of December 31, 2016.

Total deposits of  $2.0 billion as of March 31, 2017 decreased $17 million, or 3.3% on an annualized basis, from $2.0 billion as of December 31, 2016. Core deposits, which include demand checking, money market and savings accounts, and exclude payroll-related deposits, totaled $1.2 billion, or 57.8% of total deposits as of March 31, 2017, an increase of  $72 million, or 1.6% on an annualized basis, from $1.1 billion, or 53.7% of total deposits, as of December 31, 2016.
Asset Quality
Nonperforming assets as of March 31, 2017 totaled $27.4 million, or 1.2% of total assets, compared to $22.0 million, or 1.0% of total assets, as of December 31, 2016. Net charge-offs for the three months ended March 31, 2017 were $752 thousand, or 0.21% of average loans and leases on an annualized basis, compared to $1.4 million, or 0.10% of average loans and leases on an annualized basis, for the three months ended March 31, 2016. The increase in nonperforming loans and leases and nonperforming assets was primarily driven by taxi medallion loans that were placed on nonaccrual.
The ratio of the allowance for loan and lease losses to total loans and leases was 1.1% as of March 31, 2017, compared to 1.2% as of December 31, 2016. Commerce Bancshares continued to employ its historical underwriting methodology throughout the three-month period ended March 31, 2017.
Capital Strength
Commerce Bancshares is an “adequately-capitalized” bank holding company as defined in the FRB’s Regulation Y. Commerce Bancshares’s common equity Tier 1 Capital Ratio was 7.40% as of March 31, 2017, compared to 7.81% as of December 31, 2016. Commerce Bancshares’s Tier 1 Leverage Ratio was 7.40% as of March 31, 2017, compared to 7.81% as of December 31, 2016. As of March 31, 2017, Commerce Bancshares’s Tier 1 Risk-Based Ratio was 9.46%, compared to 9.33% as of December 31, 2016. Commerce Bancshares’s Total Risk-Based Ratio was 11.82% as of March 31, 2017, compared to 11.84% as of December 31, 2016.
Commerce Bancshares’s ratio of stockholders’ equity to total assets was 7.33% and 7.09% as of March 31, 2017 and December 31, 2016, respectively. Commerce Bancshares’s tangible equity ratio was 6.82% and 6.58% as of March 31, 2017 and December 31, 2016, respectively.
Net Income
For the three months ended March 31, 2017, Commerce Bancshares reported net income of  $4.8 million, or $0.76 per basic and diluted share, an increase of  $1.8 million, or 241.8% on an annualized basis, from $3.0 million, or $0.47 per basic and diluted share for the three months ended March 31, 2016. The increase in net income is primarily the result of a decrease in the provision for loan loss along with an increase in net interest income.
The annualized return on average assets was 0.94% for the three months ended March 31, 2017, compared to 0.63% for the three months ended March 31, 2016. The annualized return on average stockholders’ equity was 11.9% for the three months ended March 31, 2017, compared to 7.9% for the three months ended March 31, 2016.
The net interest margin was 2.88% for the three months ended March 31, 2017, down from 3.01% for the three months ended March 31, 2016. The decrease in the net interest margin is a result of a decrease in the yield on interest-earning assets by 17 basis points to 3.37% for the three months ended March 31, 2017 from 3.54% for the three months ended March 31, 2016, offset by a decrease of 4 basis points in Commerce Bancshares’s overall cost of funds to 0.73% for the three months ended March 31, 2017 from 0.77% for the three months ended March 31, 2016.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Commerce Bancshares at and as of December 31, 2016
Growth
Total assets of  $2.2 billion as of December 31, 2016 increased $224 million, or 11.1% from December 31, 2015. The increase was primarily driven by increases in interest bearing deposits as a result of increased payroll-related deposits, investments and loans.
Total loans and leases of  $1.4 billion as of December 31, 2016 increased $74 million, or 5.5% from December 31, 2015. Commerce Bancshares’s commercial loan portfolios, which are comprised of commercial real estate loans and commercial loans and leases, totaled $1.3 billion, or 89.2% of total loans and leases, as of December 31, 2016, an increase of  $70 million, or 5.8% from $1.2 billion, or 89.0% of total loans and leases, as of December 31, 2015.
Total deposits of  $2.0 billion as of December 31, 2016 increased $210 million, or 11.6% from $1.8 billion as of December 31, 2015. Core deposits, which include demand checking, money market and savings accounts, and exclude payroll-related deposits, totaled $1.1 billion, or 57.3% of total deposits as of December 31, 2016, an increase of  $51 million, or 4.9% on an annualized basis, from $1.0 billion, or 57.2% of total deposits, as of December 31, 2015.
Asset Quality
Nonperforming assets as of December 31, 2016 totaled $22.0 million, or 1.0% of total assets, compared to $29.2 million, or 1.5% of total assets, as of December 31, 2015. Net charge-offs for the year ended December 31, 2016 were $1.4 million, or 0.10% of average loans and leases compared to $4.9 million, or 0.39% of average loans and leases for the year ended December 31, 2015. The decrease in nonperforming loans and leases and nonperforming assets was primarily driven by the resolution of one large commercial relationship.
The ratio of the allowance for loan and lease losses to total loans and leases was 1.1% as of March 31, 2017, compared to 1.2% as of December 31, 2016. Commerce Bancshares continued to employ its historical underwriting methodology throughout the year ended December 31, 2016.
Capital Strength
Commerce Bancshares is an “adequately-capitalized” bank holding company as defined in the FRB’s Regulation Y. Commerce Bancshares’s common equity Tier 1 Capital Ratio was 7.81% as of December 31, 2016, compared to 7.71% as of December 31, 2015. Commerce Bancshares’s Tier 1 Leverage Ratio was 7.81% as of December 31, 2016 compared to 7.71% as of December 31, 2015. As of December 31, 2016, Commerce Bancshares’s Tier 1 Risk-Based Ratio was 9.33%, compared to 9.07% as of December 31, 2015. Commerce Bancshares’s Total Risk-Based Ratio was 11.84% as of December 31, 2016, compared to 11.22% as of December 31, 2015.
Commerce Bancshares’s ratio of stockholders’ equity to total assets was 7.09% and 7.42% as of December 31, 2016 and 2015, respectively. Commerce Bancshares’s tangible equity ratio was 6.58% and 6.84% as of December 31, 2016 and 2015, respectively.
Net Income
For the year ended December 31, 2016, Commerce Bancshares reported net income of  $12.5 million, or $1.98 per basic and diluted share, an increase of  $1.7 million, or 15.5%, from $10.8 million, or $1.71 per basic and diluted share for the year ended December 31, 2015. The increase in net income is primarily the result of an increase in net interest income.
The return on average assets was 0.66% for the year ended December 31, 2016, compared to 0.61% for the year ended December 31, 2015. The return on average stockholders’ equity was 8.1% for the year ended December 31, 2016, compared to 7.3% for the year ended December 31, 2015.

The net interest margin was 2.96% for the year ended December 31, 2016, down from 3.10% for the year ended December 31, 2015. The decrease in the net interest margin is a result of a decrease in the yield on interest-earning assets by 14 basis points to 3.50% for the year ended December 31, 2016 from 3.64% for the year ended December 31, 2015, offset by a decrease of 3 basis points in Commerce Bancshares’s overall cost of funds to 0.76% for the year ended December 31, 2016 from 0.79% for the year ended December 31, 2015.

PROPOSAL II — TO Consider and vote upon a proposal to adjourn or postpone the COMMERCE BANCSHARES special meeting to another time and/or place, if more time is needed to allow COMMERCE BANCSHARES to solicit additional proxies for the approval of the Merger Agreement
Commerce Bancshares Board of Directors seeks the authorization of our shareholders to approve a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to constitute a quorum or approve the merger agreement.
In the event that there are not sufficient votes to constitute a quorum or approve the approval of the merger agreement at the time of the Commerce Bancshares special meeting, the merger agreement may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Commerce Bancshares at the time of the special meeting to be voted for an adjournment, if necessary, Commerce Bancshares has submitted the question of adjournment to its shareholders as a separate matter for their consideration. In that event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the proposal to adjourn.
The board of directors of Commerce Bancshares unanimously recommends that its shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to shareholders.
The affirmative vote of holders of at least a majority in interest of the Commerce Bancshares common stockholders present in person or by proxy at the special meeting and entitled to vote at the special meeting is required in order to approve and adopt this proposal, even if less than a quorum is present.
LEGAL MATTERS
The validity of the Berkshire Hills Bancorp common stock to be issued in the proposed Merger has been passed upon for Berkshire Hills by Luse Gorman, PC, Washington, D.C. Luse Gorman, PC will deliver an opinion to Berkshire Hills Bancorp as to certain federal income tax consequences of the Merger. Nutter McClennen & Fish LLP will deliver an opinion to Commerce Bancshares as to certain Federal income tax consequences of the Merger. See “Proposal I — The Proposed Merger — Material United States Federal Income Tax Consequences of the Merger.”
EXPERTS
The Berkshire Hills Bancorp, Inc. financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Commerce Bancshares Corp. and subsidiary as of December 31, 2016 and 2015 and for the years then ended, have been included herein in reliance upon the report of Wolf  & Company, P.C., independent auditors, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
Berkshire Hills Bancorp filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act to register the shares of Berkshire Hills Bancorp common stock to be issued to Commerce Bancshares shareholders in the Merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Berkshire Hills Bancorp and a proxy statement of Commerce Bancshares for its special meeting. As permitted by the Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.
Berkshire Hills Bancorp files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document Berkshire Hills Bancorp files with the Securities and Exchange Commission at its public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, at 100 F Street, N.E., Room 1580, Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.
The Securities and Exchange Commission allows Berkshire Hills Bancorp to “incorporate by reference” information into this proxy statement/prospectus. This means that Berkshire Hills Bancorp can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents that are listed below that Berkshire Hills Bancorp has previously filed with the Securities and Exchange Commission and additional documents that Berkshire Hills Bancorp files with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the Berkshire Hills Bancorp shareholder meeting. These documents contain important information about Berkshire Hills Bancorp’s financial condition.

BERKSHIRE HILLS BANCORP FILINGS
Filings	Period of Report or Date Filed
• Annual Report on Form 10-K	Year ended December 31, 2016
• Quarterly Report Form 10-Q	Quarter ended March 31, 2017
• Current Reports on Form 8-K	January 31, 2017; February 21, 2017; April 25, 2017; May 22, 2017; May 22, 2017; May 24, 2017; May 25, 2017; June 2, 2017; June 26, 2017; and July 20, 2017 (other than information furnished under Items 2.02 or 7.01 of Form 8-K)
• Definitive proxy statement on Schedule 14A for the 2017 Annual Meeting of Shareholders	April 7, 2017

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The description of Berkshire common stock set forth in the Registration Statement on Form 8-A filed November 13, 2012, which incorporates by reference the portion of the “Description of Berkshire Hills Stock” contained in Berkshire Hills Bancorp’s prospectus filed pursuant to Rule 424(b)(3) on May 26, 2000.

Documents incorporated by reference are available from Berkshire Hills Bancorp without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Berkshire Hills Bancorp at the following address:
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201
Attention: Investor Relations Department
Telephone: (413) 236-3149
If you would like to request documents from Berkshire Hills Bancorp, please do so by _____, 2017, to receive them before the Commerce Bancshares’ special meeting of shareholders. If you request any incorporated documents, Berkshire Hills Bancorp will mail them to you by first-class mail, or other equally prompt means, within one business day of its receipt of your request.
Berkshire Hills Bancorp incorporates by reference additional documents that it may file with the Securities and Exchange Commission between the date of this document and the date of the special meetings. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.
Berkshire Hills Bancorp has supplied all information contained in this proxy statement/prospectus relating to Berkshire Hills Bancorp, and Commerce Bancshares has supplied all information relating to Commerce Bancshares.
You should rely only on the information contained in this proxy statement/prospectus when evaluating the Merger Agreement and the proposed Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [Prospectus Date]. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders of Commerce Bancshares or Berkshire Hills Bancorp nor the issuance of shares of Berkshire Hills Bancorp common stock as contemplated by the Merger Agreement shall create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
BERKSHIRE HILLS BANCORP, INC.,
AND
COMMERCE BANCSHARES CORP.
DATED AS OF
MAY 22, 2017

A-i

A-ii

EXHIBITS
A
Form of Voting Agreement

B
Form of Settlement Agreement

C
Form of Certificate of Designation of BHLB Preferred Stock Consideration

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May 22, 2017 by and among Berkshire Hills Bancorp, Inc., a Delaware corporation (“BHLB”) and Commerce Bancshares Corp., a Massachusetts corporation (“Commerce”).
Recitals
1.   The Board of Directors of each of BHLB and Commerce (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has approved this Agreement.
2.   In accordance with the terms of this Agreement, Commerce will merge with and into BHLB (the “Merger”), and it is anticipated that Commerce Bank & Trust Company (“CBTC”), which is a wholly owned subsidiary of Commerce, will be merged with and into Berkshire Bank, a wholly owned subsidiary of BHLB.
3.   As a condition to the willingness of BHLB to enter into this Agreement, each of the directors of Commerce have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with BHLB (the “Voting Agreement”), pursuant to which each such director has agreed, among other things, to vote all shares of Commerce Common Stock (as defined herein) owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.
4.   The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.
5.   The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.
6.   In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1   Certain Definitions.
As used in this Agreement, the following terms have the following meanings.
“Acquisition Proposal” shall have the meaning set forth in Section 6.11.2.
“Acting in Concert Group” shall have the meaning set forth in Section 3.1.3.
“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.
“Agreement” shall mean this agreement, the exhibits and schedules hereto and any amendment hereto.
“Bank Merger” shall mean the merger of CBTC with and into Berkshire Bank, with Berkshire Bank as the surviving institution.
“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the MDOB, FRB and FDIC, which regulates or has the statutory authority to regulate Berkshire Bank, CBTC, and their respective holding companies and subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant Federal or state regulator, as it relates to anticompetitive matters.

“Benefit Plan Determination Date” shall have the meaning set forth in Section 7.6.1.
“Berkshire Bank” shall mean Berkshire Bank, a Massachusetts trust company with its principal offices located at 24 North Street, Pittsfield, Massachusetts 01202, which is a wholly owned subsidiary of BHLB.
“Berkshire Insurance” means Berkshire Insurance Group, Inc., an independent insurance agency which is wholly owned by BHLB.
“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.
“BHLB” shall mean Berkshire Hills Bancorp, Inc., a Delaware corporation, with its principal offices located at 24 North Street, Pittsfield, Massachusetts 02101.
“BHLB Benefit Plans” shall have the meaning set forth in Section 5.12.1.
“BHLB Common Stock” shall mean the common stock, par value $0.01 per share, of BHLB.
“BHLB Common Stock Consideration” shall have the meaning set forth in Section 3.1.3.
“BHLB Disclosure Schedule” shall mean the collective written disclosure schedules delivered by BHLB to Commerce pursuant hereto.
“BHLB Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of BHLB as of December 31, 2016 and 2015 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of BHLB for each of the three (3) years ended December 31, 2016, as set forth in BHLB’s annual report on Form 10-K for the year ended December 31, 2016, and (ii) the unaudited interim consolidated financial statements of BHLB as of the end of each calendar quarter following March 31, 2017, and for the periods then ended, as filed by BHLB in its Securities Documents.
“BHLB Loan Property” shall have the meaning set forth in Section 5.14.2.
“BHLB Loan Participation” shall have the meaning set forth in Section 5.14.2.
“BHLB Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 5.12.1.
“BHLB Preferred Stock” shall have the meaning set forth in Section 5.3.1.
“BHLB Preferred Stock Consideration” means shall have the meaning set forth in Section 3.1.3.
“BHLB Regulatory Reports” shall mean the Call Reports of Berkshire Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended March 31, 2017, through the Closing Date, and all Annual Reports on Form FR H-(b)11 and any Current Report on Form FR H-(b)11 filed with the FRB by BHLB from March 31, 2017 through the Closing Date.
“BHLB SEC Reports” shall have the meaning set forth in Section 5.16.
“BHLB Stock” shall have the meaning set forth in Section 5.3.1.
“BHLB Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by BHLB or Berkshire Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Berkshire Bank.
“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banks in the Commonwealth of Massachusetts are authorized or obligated by law or executive order to close.
“CBTC” shall mean Commerce Bank & Trust Company, a Massachusetts trust company, with its principal office located at 386 Main Street, Worcester, Massachusetts 01608, and which is a wholly owned subsidiary of Commerce.

“CBTC Regulatory Reports” shall mean the Call Reports of CBTC, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended March 31, 2017 through the Closing Date, and all Annual Reports on Form FR H-(b)11 and any Current Report on Form FR H-(b)11 filed with the FRB by Commerce from March 31, 2017 through the Closing Date.
“Certificate” shall mean a certificate or book entry evidencing shares of Commerce Common Stock.
“Claim” shall have the meaning set forth in Section 7.6.2.
“Closing Date” shall have the meaning set forth in Section 2.2.
“COBRA” shall have the meaning set forth in Section 4.13.5.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Commerce” shall mean Commerce Bancshares Corp., a Massachusetts corporation with its principal office located at 386 Main Street, Worcester, Massachusetts 01608.
“Commerce Benefit Plans” shall have the meaning set forth in Section 4.13.1.
“Commerce Common Stock” shall mean the common shares, par value $0.01 per share, of Commerce.
“Commerce Disclosure Schedule” shall mean the collective written disclosure schedules delivered by Commerce to BHLB pursuant hereto.
“Commerce Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules) of Commerce as of December 31, 2016 and 2015 and the related consolidated statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Commerce for each of the three (3) years ended December 31, 2016, as provided to BHLB and included in Commerce’s annual report to stockholders for such year and (ii) the unaudited interim consolidated financial statements of Commerce as of the end of each calendar quarter following March 31, 2017, and for the periods then ended, as provided by Commerce to BHLB.
“Commerce Loan Participation” shall have the meaning set forth in Section 4.15.2.
“Commerce Loan Property” shall have the meaning set forth in Section 4.15.2.
“Commerce Long-Term Incentive Plan” shall mean the Commerce Bancshares Corp. 2010 Long-Term Incentive Plan.
“Commerce Material Contract” shall have the meaning set forth in Section 4.9.3.
“Commerce Phantom Stock Award” shall mean a phantom stock appreciation right granted pursuant to the Commerce Long-Term Incentive Plan and the outstanding phantom stock appreciation award agreements, outstanding as of the date hereof, as set forth in Commerce Disclosure Schedule 6.15.
“Commerce Preferred Stock” shall have the meaning set forth in Section 4.3.
“Commerce Stockholder Approval” shall have the meaning set forth in Section 4.4.1.
“Commerce Stockholders Meeting” shall have the meaning set forth in Section 8.1.
“Commerce Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by Commerce or CBTC.
“Commerce Subordinated Debt” shall mean the subordinated debt issued to certain holders pursuant to the Capital Enhancement and Subordinated Note and Debenture Purchase Agreement dated June 7, 2002, as subsequently amended, and as further described in Commerce Disclosure Schedule 4.3.1.
“Confidentiality Agreement” shall mean the confidentiality agreement dated as of March 10, 2017 between BHLB and Commerce.
“Continuing Commerce Employees” shall have the meaning set forth in Section 7.5.1.

“CRA” shall have the meaning set forth in Section 4.12.1.
“DGCL” shall mean the Delaware General Corporation Law.
“Dissenting Shares” shall have the meaning set forth in Section 3.1.4.
“Dissenting Shareholder” shall have the meaning set forth in Section 3.1.4.
“Effective Time” shall mean the date and time specified pursuant to Section 2.2 as the effective time of the Merger.
“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Agent” shall mean Broadridge Corporate Issuer Solutions, Inc., or such other bank or trust company or other agent as mutually agreed upon by BHLB and Commerce, which shall act as agent for BHLB in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.
“Exchange Fund” shall have the meaning set forth in Section 3.2.1.
“Exchange Ratio” shall have the meaning set forth in Section 3.1.3, subject to adjustment under Section 10.1.9.
“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.
“FHLB” shall mean the Federal Home Loan Bank of Boston.
“FRB” shall mean the Board of Governors of the Federal Reserve System.
“GAAP” shall mean accounting principles generally accepted in the United States of America applied on a consistent basis.
“Good Reason” shall mean the occurrence of any of the following events with respect to an employee of Commerce of a Commerce Subsidiary: (i) a material reduction in the nature or scope of such employee’s responsibilities, as compared to the nature and scope of such employee’s responsibilities immediately prior to the Effective Time, (ii) any material reduction in such employee’s compensation, as compared to such employee’s compensation immediately prior to the Effective Time, or (iii) the relocation of such employee’s principal workplace by more than thirty (30) miles, as compared to such employee’s principal workplace immediately prior to the Effective Time, provided, that in each case (a) written notice of an employee’s resignation for Good Reason must be delivered to Commerce or BHLB within 30 days after the initial occurrence of any such event, (b) Commerce or BHLB must have thirty (30) days to cure such event, and (c) such employee must resign within 30 days after the failure of Commerce or BHLB to cure such event, in order for an employee’s resignation with Good Reason to be effective hereunder.
“Governmental Entity” shall mean any Federal or state court, department, administrative agency or commission or other governmental authority or instrumentality.
“Indemnified Parties” shall have the meaning set forth in Section 7.7.2.
“Insurance Regulator” shall mean the Massachusetts Division of Insurance and any other Governmental Entity which has authority to regulate a Massachusetts insurance agency.
“IRS” shall mean the United States Internal Revenue Service.
“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should have been known by the executive officers of such Person after reasonable inquiry.
“Material Adverse Effect” shall mean, with respect to BHLB or Commerce, respectively, any effect that (1) is material and adverse to the financial condition, results of operations or business of BHLB and the BHLB Subsidiaries, taken as a whole, or Commerce and the Commerce Subsidiaries, taken as a whole, respectively, or (2) materially impairs the ability of either Commerce, on the one hand, or BHLB, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, that “Material Adverse Effect” shall not be deemed to include (i) the impact of  (x) changes, after the date hereof, in laws, rules or regulations of general applicability to financial institutions and/or their holding companies generally, or interpretations thereof by courts or governmental agencies, or (y) changes in GAAP or applicable regulatory accounting requirements, (ii) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or actions or omissions that are taken without the prior written consent of the other party in contemplation of the transactions contemplated hereby, (iii) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (iv) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to Commerce or its Subsidiaries, on the one hand, or BHLB or any of its Subsidiaries, on the other hand, provided that a decrease in the trading or market prices of Commerce Common Stock or BHLB Common Stock shall not be considered, by itself, to constitute a “Material Adverse Effect”, (v) the expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement (vi) changes or events affecting the aggregate value of taxicab medallions generally, or of Commerce’s portfolio of loans collateralized by taxicab medallions specifically, solely as described in BHLB Disclosure Schedule 1.1; except, with respect to subclauses (i)(x) or (i)(y), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services industry.
“Materially Burdensome Regulatory Condition” shall mean any condition that would require BHLB, Commerce or their Subsidiaries to take, or agree to take, any actions, or to accept any restriction, requirement or condition, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on BHLB, Commerce and their respective Subsidiaries, taken as a whole, or prohibit or materially limit the operation by BHLB or any of its Subsidiaries, or Commerce or any of its Subsidiaries, of all or any material portion of the business or assets of BHLB and its Subsidiaries or Commerce and its Subsidiaries, in each case taken as a whole, or compel BHLB or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of BHLB and its Subsidiaries or Commerce and its Subsidiaries, in each case taken as a whole.
“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“MDOB” shall mean the Massachusetts Division of Banks.
“Merger” shall mean the merger of Commerce with and into BHLB pursuant to the terms hereof.
“Merger Consideration” shall mean the BHLB Common Stock Consideration and BHLB Preferred Stock Consideration.
“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the offer of shares of BHLB Common Stock to be offered to holders of Commerce Common Stock in connection with the Merger.
“MGL” shall mean the General Laws of the Commonwealth of Massachusetts.
“New Board Members” shall have the meaning set forth in Section 2.4.
“NYSE” shall mean the New York Stock Exchange.
“Observer” shall have the meaning set forth in Section 6.13.
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.
“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).
“Pre-Closing” shall have the meaning set forth in Section 2.2.
“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.
“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.
“Regulatory Approval” shall mean the approval of any Bank Regulator necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.
“Representatives” shall have the meaning set forth in Section 6.11.1.
“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.
“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Shareholder Agreement” shall mean the Agreement by and between David G. Massad and BHLB, as ratified as of the date hereof and effective as of the Effective Time.
“Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, except any corporation the stock of which is held in the ordinary course of the lending activities, of either Berkshire Bank or CBTC, as applicable.
“Superior Proposal” shall have the meaning set forth in Section 6.11.1.
“Surviving Corporation” shall have the meaning set forth in Section 2.1.
“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.
“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Date” shall mean April 30, 2018.
“Termination Fee” shall have the meaning set forth in Section 10.2.2(C).
“Treasury Stock” shall have the meaning set forth in Section 3.1.2.
“Voting Agreement” shall have the meaning set forth in the recitals.
“Voting Stock Consideration Limit” shall have the meaning set forth in Section 3.1.3.
“WARN Act” shall have the meaning set forth in Section 7.5.7.
“401(k) Plan” shall have the meaning set forth in Section 6.14.
Other terms used herein are defined in the preamble and elsewhere in this Agreement.
ARTICLE II
THE MERGER
2.1   Merger.
Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Commerce shall merge with and into BHLB, with BHLB as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of Commerce shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Commerce shall be vested in and assumed by BHLB. As part of the Merger, each outstanding share of Commerce Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.
2.2   Closing; Effective Time.
The closing (“Closing”) shall occur no later than the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Secretary of the Commonwealth of Massachusetts on the day of the Closing (the “Closing Date”), in accordance with the DGCL and MGL, respectively. The “Effective Time” means the date and time upon which the certificate of merger and the articles of merger, respectively, are filed with the Secretary of State of the State of Delaware and the Secretary of the Commonwealth of Massachusetts, or as otherwise stated in the certificate of merger or articles of merger, in accordance with the DGCL and MGL. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman, PC, at 10:00 a.m. on the day prior to the Closing Date.
2.3   Certificate of Incorporation and Bylaws.
The certificate of incorporation and bylaws of BHLB as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4   Directors of the Surviving Corporation.
Effective immediately after the Closing Date, Pamela Massad and David Brunelle (the “New Board Members”) shall be appointed and elected to the BHLB and Berkshire Bank Boards of Directors; provided, however, that if, prior to the Effective Time, Ms. Massad or Mr. Brunelle are unable or unwilling to serve as members of the BHLB and Berkshire Bank Board of Directors, BHLB, in consultation with Commerce, shall designate a New Board Member from the remaining existing members of the Commerce Board of Directors.
2.5   Effects of the Merger.
At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL and MGL.
2.6   Tax Consequences.
It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.
2.7   Possible Alternative Structures.
Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX prior to the Effective Time, BHLB may revise the structure for effecting the Merger described in Section 2.1 or the Bank Merger including, without limitation, (A) by substituting a wholly owned subsidiary for BHLB or Berkshire Bank, as applicable, or (B) entering into a stock purchase agreement with certain stockholders of Commerce and immediately thereafter effectuating a short-form merger between parent and subsidiary pursuant to MGL Ch. 156D, §11.05, provided that, in any revision to the structure: (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse Federal or state income tax consequences to BHLB, Berkshire Bank, Commerce, CBTC or to the BHLB or Commerce stockholders, and nothing would prevent the rendering of the opinions contemplated in Sections 9.2.5 and 9.3.5, as a result of the modification; (iii) the consideration to be paid to the holders of Commerce Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount, other than as contemplated in the Shareholder Agreement in connection with the Merger; and (iv) such modification will not materially delay the Closing or materially jeopardize or delay (x) the calling and holding of the Commerce Stockholders Meeting, the solicitation of proxies in connection therewith, or stockholder consent in lieu of a meeting of stockholders, to the extent permissible or (y) the receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.
2.8   Additional Actions.
If, at any time after the Effective Time, BHLB shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in BHLB its right, title or interest in, to or under any of the rights, properties or assets of Commerce or any Commerce Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, Commerce and its officers and directors shall be deemed to have granted to BHLB an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in BHLB its right, title or interest in, to or under any of the rights, properties or assets of Commerce or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the BHLB are authorized in the name of Commerce or otherwise to take any and all such action.

ARTICLE III
CONVERSION OF SHARES
3.1   Conversion of Commerce Common Stock; Merger Consideration.
At the Effective Time, by virtue of the Merger and without any action on the part of BHLB, Commerce or the holders of any of the shares of Commerce Common Stock, the Merger shall be effected in accordance with the following terms:
3.1.1   Each share of BHLB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.
3.1.2   All shares of Commerce Common Stock held in the treasury of Commerce prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”) cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.
3.1.3   Subject to a potential adjustment as provided in Section 10.1.9, each outstanding share of Commerce Common Stock (other than Treasury Stock and Dissenting Shares) shall be converted into the right to receive 0.93 (the “Exchange Ratio”) shares of BHLB Common Stock (the “BHLB Common Stock Consideration”); provided, however, that no Commerce stockholder shall receive, as aggregated with such stockholder’s immediate family members and affiliates for purposes of 12 C.F.R. § 225.41 of Regulation Y (the “Acting in Concert Group”), BHLB Common Stock Consideration that would exceed 9.9% of the outstanding BHLB Common Stock as of the Effective Time (the “Voting Stock Consideration Limit”). In the event that any Commerce stockholder, as aggregated with such stockholder’s Acting in Concert Group, would otherwise exceed the Voting Stock Consideration Limit, such Commerce stockholder shall receive 0.465 shares of non-voting, participating BHLB preferred stock as defined by the Certificate of Designation attached as Exhibit C hereto (“BHLB Preferred Stock Consideration”) for every share of Commerce Common Stock that may not be converted into BHLB Common Stock as a consequence of the Voting Stock Consideration Limit.
3.1.4   Each outstanding share of Commerce Common Stock, the holder of which has perfected his right to appraisal under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. Commerce shall give BHLB prompt notice upon receipt by Commerce of any such demands for payment of the fair value of such shares of Commerce Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and BHLB shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. Commerce shall not, except with the prior written consent of BHLB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by BHLB as the surviving company.
3.1.5   If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of Commerce Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Commerce Common Stock of such holder shall be entitled to receive the Merger Consideration.
3.1.6   Upon the Effective Time, outstanding shares of Commerce Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Commerce on such shares of Commerce Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.
3.1.7   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BHLB Common Stock or BHLB Preferred Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to BHLB Common Stock or BHLB Preferred Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of BHLB. In lieu of the issuance of any such fractional share, BHLB shall pay to each former holder of Commerce Common Stock who otherwise would be entitled to receive a fractional share of BHLB Common Stock or BHLB Preferred Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of  (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of BHLB Common Stock as reported on the NYSE for the five (5) consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Commerce Common Stock owned by a Commerce stockholder shall be combined so as to calculate the maximum number of whole shares of BHLB Common Stock and BHLB Preferred Stock issuable to such Commerce stockholder.
3.1.8   If BHLB changes (or the BHLB Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of BHLB Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change. If Commerce changes (or the Commerce Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Commerce Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.
3.2   Procedures for Exchange of Commerce Common Stock.
3.2.1   BHLB to Make Merger Consideration Available.   After the Closing and at or prior to the Effective Time, BHLB shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Commerce Common Stock, for exchange in accordance with this Section 3.2, an aggregate amount of cash sufficient to pay the aggregate amount of the cash payable in lieu of the issuance of fractional shares pursuant to this Article III and shall instruct the Exchange Agent to issue such cash and shares of BHLB Common Stock and BHLB Preferred Stock for exchange in accordance with this Section 3.2 (such cash and shares of BHLB Common Stock and BHLB Preferred Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).
3.2.2   Exchange of Certificates.   BHLB shall take all steps necessary to cause the Exchange Agent, not later than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Commerce Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall be cancelled. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.2.3   Rights of Certificate Holders after the Effective Time.   The holder of a Certificate that prior to the Merger represented issued and outstanding Commerce Common Stock shall have no rights, after the Effective Time, with respect to such Commerce Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to BHLB Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BHLB Common Stock represented by such Certificate.
3.2.4   Surrender by Persons Other than Record Holders.   If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
3.2.5   Closing of Transfer Books.   From and after the Closing Date, there shall be no transfers on the stock transfer books of Commerce of the Commerce Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.
3.2.6   Return of Exchange Fund.   At any time following the nine (9) month period after the Effective Time, BHLB shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to BHLB (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither BHLB nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.
3.2.7   Lost, Stolen or Destroyed Certificates.   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.
3.2.8   Withholding.   BHLB or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Commerce Common Stock such amounts as BHLB (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by BHLB or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Commerce Common Stock in respect of whom such deduction and withholding were made by BHLB or the Exchange Agent.

3.3   Bank Merger.
BHLB intends to cause the merger of CBTC with and into Berkshire Bank, with Berkshire Bank as the surviving institution, but retains the right to hold CBTC as a separate subsidiary or as a division of Berkshire Bank. Subject to the foregoing and in BHLB’s sole determination, following the execution and delivery of this Agreement, BHLB will cause Berkshire Bank, and Commerce will cause CBTC, to execute and deliver an agreement and plan of merger in respect of the Bank Merger. Berkshire Bank will make its commercially reasonable best efforts to utilize the name and brand of CBTC in Worcester market area, subject to Regulatory Approval, following the completion of the Bank Merger.
3.4   Reservation of Shares.
BHLB shall reserve for issuance a sufficient number of shares of the BHLB Common Stock for the purpose of issuing shares of BHLB Common Stock to the Commerce stockholders in accordance with this Article III.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMMERCE
Commerce represents and warrants to BHLB that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the Commerce Disclosure Schedule delivered by Commerce to BHLB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date, provided, however, that disclosure in any section of such Commerce Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. References to the Knowledge of Commerce shall include the Knowledge of CBTC.
4.1   Standard.
Except as set forth in the following sentence, no representation or warranty of Commerce contained in this Article IV shall be deemed untrue or incorrect, and Commerce shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than Sections 4.2.3, 4.2.4 and 4.2.5 and the last sentence of Sections 4.2.1 and 4.2.2), Section 4.3 and 4.4 (other than Section 4.4.2(iii)) which shall be true and correct in all material respects).
4.2   Organization.
4.2.1   Commerce is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is duly registered as a bank holding company under the BHCA. Commerce has full corporate power and authority to carry on its business as now conducted. Commerce is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.
4.2.2   CBTC is a Massachusetts-chartered stock trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The deposits in CBTC are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by CBTC when due. CBTC is a member in good standing of the FHLB and owns the requisite amount of stock of each as set forth on Commerce Disclosure Schedule 4.2.2.

4.2.3   Commerce Disclosure Schedule 4.2.3 sets forth each Commerce Subsidiary and its jurisdiction of incorporation or organization. Each Commerce Subsidiary (other than CBTC) is a corporation, limited liability company or other legal entity as set forth on Commerce Disclosure Schedule 4.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Commerce Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.
4.2.4   The respective minute books of Commerce, CBTC and each other Commerce Subsidiary accurately record all corporate actions of their respective stockholders and boards of directors (including committees).
4.2.5   Prior to the date of this Agreement, Commerce has made available to BHLB true and correct copies of the certificate of incorporation, articles of organization or articles of association, as applicable, and bylaws or other governing documents of Commerce, CBTC and each other Commerce Subsidiary.
4.3   Capitalization.
4.3.1   The authorized capital stock of Commerce consists of  (i) 10,000,000 shares of Commerce Common Stock, $0.01 par value, and 500,000 shares of preferred stock, $0.01 par value (“Commerce Preferred Stock” and collectively with Commerce Common Stock, “Commerce Stock”). As of April 30, 2017, there were (i) 6,328,300 shares of Commerce Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) no outstanding shares of Commerce Preferred Stock, and (iii) no shares of Commerce Common Stock held by Commerce as Treasury Stock. Commerce does not own, of record or beneficially, any shares of Commerce Stock which are not Treasury Stock. CBTC does not own, of record or beneficially, any shares of Commerce Stock. Neither Commerce nor any Commerce Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of Commerce, or any other security of Commerce or a Commerce Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of Commerce or a Commerce Subsidiary or any other security of Commerce or any Commerce Subsidiary. Commerce Disclosure Schedule 4.3.1 also includes (i) the aggregate amount of subordinated debt issued and outstanding by Commerce as of April 30, 2017, and (ii) a list of the individual debt holders and the amount of subordinated debt issued and outstanding to each debt holder.
4.3.2   Commerce owns all of the capital stock of each Commerce Subsidiary, free and clear of any lien or encumbrance. Except for the Commerce Subsidiaries and as set forth in Commerce Disclosure Schedule 4.3.2, Commerce does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of Commerce or any Commerce Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of CBTC, including stock in the FHLB.
4.3.3   To Commerce’s Knowledge, except as set forth on Commerce Disclosure Schedule 4.3.3, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Commerce Common Stock.
4.3.4   No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Commerce’s stockholders may vote have been issued by Commerce and are outstanding.
4.4   Authority; No Violation.
4.4.1   Commerce has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Commerce’s stockholders (the “Commerce Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Commerce and the completion by Commerce of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Commerce. This Agreement has been duly and validly executed and delivered by Commerce, and subject to Commerce Stockholder Approval (the “Commerce Stockholder Approval”), and the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by BHLB, constitutes the valid and binding obligation of Commerce, enforceable against Commerce in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.
4.4.2   (a) The execution and delivery of this Agreement by Commerce, and (b) subject to receipt of Regulatory Approvals and Commerce’s and BHLB’s compliance with any conditions contained therein, the receipt of the Commerce Stockholder Approval, and compliance by BHLB with the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby and compliance by Commerce with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the articles of organization and bylaws of Commerce or CBTC; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Commerce or CBTC or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Commerce or CBTC under any of the terms, conditions or provisions of any Commerce Material Contract.
4.5   Consents.
Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and articles of merger with the Secretary of State of the Commonwealth of Massachusetts, and (d) the Commerce Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Commerce, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Commerce, the completion by Commerce of the Merger and the performance by Commerce of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. Commerce has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by Commerce to result in a Materially Burdensome Regulatory Condition, or that (ii) any public body or authority having jurisdiction over the affairs of Commerce or CBTC, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.
4.6   Financial Statements.
4.6.1   The Commerce Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of Commerce as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.
4.6.2   Commerce has previously made available to BHLB the Commerce Financial Statements. The Commerce Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Commerce and the Commerce Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

4.6.3   Except as provided in Commerce Disclosure Schedule 4.6.3, at the date of the most recent consolidated statement of financial condition included in the Commerce Financial Statements or in the Commerce Regulatory Reports, Commerce did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Commerce Financial Statements or in the Commerce Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.
4.7   Taxes.
Commerce and the Commerce Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Commerce, on behalf of itself and its Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Commerce and the Commerce Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. Commerce and the Commerce Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. Commerce and the Commerce Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The accrued but unpaid Taxes of Commerce and the Commerce Subsidiaries did not, as of the most recent Commerce Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Commerce balance sheet (rather than in any notes thereto). Commerce and its Subsidiaries are subject to Tax audits in the ordinary course of business. Commerce management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on Commerce. Commerce and the Commerce Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that Commerce or any of the Commerce Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither Commerce nor any of the Commerce Subsidiaries (A) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was Commerce or (B) has any liability for the Taxes of any Person (other than Commerce or any of the Commerce Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against Commerce or any Commerce Subsidiary for any alleged deficiency in any Tax, and neither Commerce nor any Commerce Subsidiary has been notified in writing of any proposed Tax claims or assessments against Commerce or any Commerce Subsidiary. Commerce and the Commerce Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. Commerce and the Commerce Subsidiaries have delivered to BHLB true and complete copies of all Income Tax Returns of Commerce and the Commerce Subsidiaries for taxable periods ending on or after January 1, 2014. Neither Commerce nor any of the Commerce Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b). Neither Commerce nor any of the Commerce Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361. Neither Commerce nor any of the Commerce Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

4.8   No Material Adverse Effect.
Neither Commerce nor any Commerce Subsidiary has suffered any Material Adverse Effect since March 31, 2017 and, to Commerce’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on Commerce.
4.9   Material Contracts; Leases; Defaults.
4.9.1   Except as set forth in Commerce Disclosure Schedule 4.9.1, neither Commerce nor any Commerce Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of Commerce or any Commerce Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of Commerce or any Commerce Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Commerce or any Commerce Subsidiary; (iv) any agreement which by its terms limits or affects the payment of dividends by Commerce or any Commerce Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of  $100,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Commerce or any Commerce Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or which contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Commerce or any Commerce Subsidiary; (vi) any other agreement, written or oral, which is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates Commerce or any Commerce Subsidiary for the payment of more than $60,000 annually or for the payment of more than $100,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by Commerce or any Commerce Subsidiary.
4.9.2   Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in Commerce Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge neither Commerce nor any Commerce Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and, to Commerce’s Knowledge, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default and all such material contracts, agreements, commitments, arrangements, leases, insurance policies and other instruments are listed on Commerce Disclosure Schedule 4.9.2.
4.9.3   True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 (each a “Commerce Material Contract,” and collectively, the “Commerce Material Contracts”) have been made available to BHLB on or before the date hereof, are listed on Commerce Disclosure Schedules 4.9.1 and 4.9.2 and are in full force and effect without modification on the date hereof. Except as set forth in Commerce Disclosure Schedule 4.9.3, no Commerce Material Contract (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Commerce or any Commerce Subsidiary or upon the occurrence of a subsequent event; (ii) requires Commerce or any Commerce Subsidiary to provide a benefit in the form of Commerce Common Stock or determined by reference to the value of Commerce Common Stock or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.10   Ownership of Property; Insurance Coverage.
4.10.1   Commerce and each Commerce Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Commerce or such Commerce Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the Commerce Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a Commerce Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Commerce and the Commerce Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Commerce and the Commerce Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Commerce Financial Statements.
4.10.2   With respect to all material agreements pursuant to which Commerce or any Commerce Subsidiary has purchased securities subject to an agreement to resell, if any, Commerce or such Commerce Subsidiary, as the case may be, has a lien or security interest (which to Commerce’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
4.10.3   Commerce and each Commerce Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither Commerce nor any Commerce Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on Commerce Disclosure Schedule 4.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by Commerce or any Commerce Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years Commerce and each Commerce Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. Commerce Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by Commerce and each Commerce Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3. Commerce has made available to BHLB copies of all of the policies listed on Commerce Disclosure Schedule 4.10.3.
4.11   Legal Proceedings.
There is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting Commerce or any of its Subsidiaries (and it is not aware of any facts that reasonably would be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, is (A) material to it and its Subsidiaries’ businesses or, after the Effective Time, BHLB’s or any of its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. Except as set forth on Commerce Disclosure Schedule 4.11, there is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Commerce, any of its Subsidiaries or the assets of it or any of its Subsidiaries.
4.12   Compliance with Applicable Law.
Except as set forth on Commerce Disclosure Schedule 4.12 and in Section 4.15:

4.12.1   To Commerce’s Knowledge, Commerce and each Commerce Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Commerce nor any Commerce Subsidiary has received any written notice to the contrary.
4.12.2   Commerce and each Commerce Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Commerce, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.
4.12.3   For the period beginning January 1, 2014, neither Commerce nor any Commerce Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Commerce or any Commerce Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require Commerce or any Commerce Subsidiary, or indicating that Commerce or any Commerce Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of Commerce or any Commerce Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of Commerce or any Commerce Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Except as disclosed in Commerce Disclosure Schedule 4.12.3, neither Commerce nor any Commerce Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. Commerce has disclosed to BHLB its most recent regulatory ratings.
4.13   Employee Benefit Plans.
4.13.1   Commerce Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, phantom stock awards, stock appreciation rights, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Commerce or any of the Commerce Subsidiaries for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to Commerce and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of Commerce are eligible to participate (collectively, the “Commerce Benefit Plans”). Commerce has made available to BHLB true and complete copies of  (i) the plan documents and summary plan descriptions for each written Commerce Benefit Plan, (ii) a summary of each unwritten Commerce Benefit Plan (if applicable), (iii) the actuarial valuation reports with respect to each tax-qualified Commerce Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (iv) all related trust agreements, insurance contracts or other funding agreements which currently implement the Commerce Benefit Plans (if applicable), (v) the most recent IRS determination letter with respect to each tax-qualified Commerce Benefit Plan (or, for a Commerce Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vi) all substantive correspondence relating to any liability of or non-compliance relating to any Commerce Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years. Each Commerce Benefit Plan that may be subject to Section 409A of the Code (“Commerce Non-qualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code.
4.13.2   All Commerce Benefit Plans are in material compliance with (and have been managed and administrated in all material respects in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on Commerce Disclosure Schedule 4.13.2, each Commerce Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and Commerce is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of Commerce and the Commerce Subsidiaries, there exists no fact which would adversely affect the qualification of any of the Commerce Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the Commerce Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).
4.13.3   No “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained within the last six (6) years by Commerce or any of its ERISA Affiliates for the benefit of the employees or former employees of Commerce or its Subsidiaries.
4.13.4   Within the last six (6) years, neither Commerce nor any of its ERISA Affiliates maintained or had any obligation to contribute to a Commerce Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither Commerce nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Within the last six (6) years, neither Commerce nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, with respect to any Commerce Benefit Plan, and, to Commerce’s Knowledge, no event or condition exists that would reasonably be expected to result in the imposition of any liability on Commerce or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on BHLB or Berkshire Bank.
4.13.5   Commerce has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to Commerce Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To Commerce’s Knowledge, records with respect to Commerce Benefit Plans have been maintained in compliance with Section 107 of ERISA. To Commerce’s Knowledge, neither Commerce nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of Commerce Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No Commerce Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code.
4.13.6   Commerce has not, with respect to any Commerce Benefit Plan, nor, to Commerce’s Knowledge, has any administrator of any Commerce Benefit Plan, the related trusts or any trustee thereof, engaged in any non-exempt prohibited transaction which would subject Commerce, any ERISA Affiliate of Commerce, or any Commerce Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

4.13.7   Except as set forth on Commerce Disclosure Schedule 4.13.7, Commerce has no liability for retiree health and life benefits under any Commerce Benefit Plan other than any benefits required under COBRA or similar state laws or benefits in the nature of severance pursuant to an employment agreement, severance agreement, separation agreement or similar plan, policy or arrangement.
4.13.8   Except as set forth on Commerce Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of Commerce from Commerce under any Commerce Benefit Plan, (B) increase any benefits otherwise payable under any Commerce Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on Commerce Disclosure Schedule 4.13.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any Commerce Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by Commerce or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).
4.13.9   The actuarial present values of all accrued Commerce Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Commerce and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Commerce Financial Statements to the extent required by and in accordance with GAAP.
4.13.10   There is not, and has not been, any trust or fund maintained by or contributed to by Commerce or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.
4.13.11   No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of Commerce, has been threatened or is anticipated, against any Commerce Benefit Plan (other than routine claims for benefits and appeals of such claims), Commerce or any Commerce Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any Commerce Benefit Plan or any fiduciary thereof.
4.13.12   Commerce Disclosure Schedule 4.13.12 sets forth: the name of each holder of a Commerce Phantom Stock Award, identifying the number of shares of phantom stock issued to such holder, the grant, vesting and expiration dates, and the grant price and exercise price relating to the awards held.
4.14   Brokers, Finders and Financial Advisors.
Neither Commerce nor any Commerce Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill & Partners, L.P. by Commerce and the fee payable pursuant thereto. Commerce has made available to BHLB a true and correct copy of the engagement agreement with Sandler O’Neill & Partners, L.P., setting forth the fee payable to Sandler O’Neill & Partners, L.P. for its services rendered to Commerce in connection with the Merger and the transactions contemplated by this Agreement.

4.15   Environmental Matters.
4.15.1   Except as may be set forth in Commerce Disclosure Schedule 4.15, with respect to Commerce and each Commerce Subsidiary:
(A)   To the Knowledge of Commerce and the Commerce Subsidiaries, each of Commerce and the Commerce Subsidiaries, and the Commerce Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;
(B)   Neither Commerce nor any Commerce Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of Commerce and the Commerce Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any Commerce Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by Commerce, or any of the Commerce Subsidiaries;
(C)   To the Knowledge of Commerce and the Commerce Subsidiaries, the properties currently owned or operated by Commerce or any Commerce Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) do not contain any Materials of Environmental Concern in an amount, manner or condition requiring any notification, investigation, abatement, remediation or any response action under applicable Environmental Laws;
(D)   There are no underground storage tanks on, in or under any properties owned or operated by Commerce or any of the Commerce Subsidiaries or any Commerce Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by Commerce or any of the Commerce Subsidiaries or any Commerce Loan Property except as in compliance with Environmental Laws; and
(E)   During the period of  (a) Commerce’s or any of the Commerce Subsidiaries’ ownership or operation of any of their respective current properties or (b) Commerce’s or any of the Commerce Subsidiaries’ holding of a direct or indirect security interest in any Commerce Loan Property, to the Knowledge of Commerce and the Commerce Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of Commerce and the Commerce Subsidiaries, prior to the period of  (x) Commerce’s or any of the Commerce Subsidiaries’ ownership or operation of any of their respective current properties or (y) Commerce’s or any of the Commerce Subsidiaries’ holding of a direct or indirect security interest in any Commerce Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.
(F)   Neither Commerce nor any other Commerce Subsidiary has conducted any environmental assessment or investigation during the past five (5) years (other than Phase II assessments which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Commerce Loan Property.
4.15.2   For purposes of this Section 4.15, “Commerce Loan Property” means any property in which Commerce or a Commerce Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through a Commerce Loan Participation, and “Commerce Loan Participation” means a participation interest in a loan or other extension of credit other than by Commerce or a Commerce Subsidiary.
4.16   Loan Portfolio.
4.16.1   The allowances for loan losses reflected in the notes to Commerce’s audited consolidated statements of financial condition at December 31, 2016 and 2015 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2016 were, or will be, adequate, as of the dates thereof, under GAAP.

4.16.2   Commerce Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than March 31, 2017), by account, of: (A) all loans (including loan participations) of CBTC that have been accelerated during the past twelve (12) months; (B) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from CBTC to any borrowers, customers or other parties during the past twelve (12) months wherein CBTC has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (C) each borrower, customer or other party which has notified CBTC during the past twelve (12) months of, or has asserted against Commerce or CBTC, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Commerce and CBTC, each borrower, customer or other party which has given Commerce or CBTC any oral notification of, or orally asserted to or against Commerce or CBTC, any such claim; and (D) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of March 31, 2017 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (E) all other assets classified by Commerce or CBTC as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Commerce Disclosure Schedule 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $100,000, provided that Commerce Disclosure Schedule 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $100,000 that has been excluded.
4.16.3   All loans receivable (including discounts) and accrued interest entered on the books of Commerce and CBTC arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Commerce’s and CBTC’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Commerce and CBTC are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except with respect to liens in favor of the FHLB, all such loans are owned by Commerce or CBTC free and clear of any liens.
4.16.4   The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.
4.17   Related Party Transactions.
Neither Commerce nor any Commerce Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Commerce or any Commerce Subsidiary, except as described in Commerce Disclosure Schedule 4.17. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Commerce or any Commerce Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Commerce nor any Commerce Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

4.18   Deposits.
Except as disclosed in Commerce Disclosure Schedule 4.18, none of the deposits of CBTC as of March 31, 2017 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).
4.19   Board Approval.
The Board of Directors of Commerce determined that the Merger is in the best interests of Commerce and its stockholders, approved this Agreement, resolved to recommend approval of this Agreement by the holders of Commerce Common Stock, and directed that this Agreement be submitted to the holders of Commerce Common Stock for their approval. The Board of Directors of Commerce has taken all action so that BHLB and Berkshire Bank will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with Commerce (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.
4.20   Registration Obligations.
Neither Commerce nor any Commerce Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.
4.21   Risk Management Instruments.
All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Commerce’s own account, or for the account of one or more of Commerce’s Subsidiaries or their customers, in force and effect as of March 31, 2017 (all of which are set forth in Commerce Disclosure Schedule 4.21), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Commerce and each Commerce Subsidiary, with counterparties believed to be financially responsible at the time; and to Commerce’s and each Commerce Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of Commerce or such Commerce Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Commerce nor any Commerce Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.
4.22   Fairness Opinion.
Commerce has received an opinion, a copy of which will be provided to BHLB promptly following the date of this Agreement, from Sandler O’Neill & Partners, L.P. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of Commerce pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.23   Intellectual Property.
Commerce and each Commerce Subsidiary owns or, to Commerce’s Knowledge, possesses the rights necessary (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment (except for license fees or other payments pursuant to commercially available off-the-shelf technology), and neither Commerce nor any Commerce Subsidiary has received any written notice of breach or conflict with respect thereto that asserts the rights of others. Commerce and each Commerce Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.
4.24   Duties as Fiduciary.
CBTC has, if required by virtue of any line of business in which it is or previously was engaged in a “fiduciary capacity,” to its Knowledge performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. CBTC has not received notice of any claim, allegation, or complaint from any Person that CBTC failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Commerce’s Financial Statements. For purposes of this Section 4.24, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude CBTC’s capacity with respect to individual retirement accounts or the Commerce Benefit Plans.
4.25   Employees; Labor Matters.
4.25.1   Commerce Disclosure Schedule 4.25.1 sets forth the following information with respect to each employee of Commerce and the Commerce Subsidiaries as of March 31, 2017: job location, job title, current annual base salary, year of hire and years of service.
4.25.2   There are no labor or collective bargaining agreements to which Commerce or any Commerce Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of Commerce, threatened against Commerce or any Commerce Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Commerce, threatened against Commerce or any Commerce Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Commerce, threatened against Commerce or any Commerce Subsidiary (other than routine employee grievances that are not related to union employees). Commerce and each Commerce Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither Commerce nor any Commerce Subsidiary is a party to, or bound by, any agreement for the leasing of employees.
4.25.3   To Commerce’s Knowledge, all Persons who have been treated as independent contractors by Commerce or any Commerce Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.
4.26   Commerce Information Supplied.
The information relating to Commerce and any Commerce Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
4.27   Internal Controls.
4.27.1   The records, systems, controls, data and information of Commerce and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Commerce or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Commerce and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.
4.27.2   Commerce’s management has completed an assessment of the effectiveness of its internal control over financial reporting for the year ended December 31, 2016, and such assessment concluded that such controls were effective. It has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Commerce board: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

4.27.3   Since December 31, 2014, (A) neither Commerce nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of Commerce or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or nay of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Commerce or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary to duty or similar violation by Commerce or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors officers.
4.28   Bank Owned Life Insurance.
Commerce and each Commerce Subsidiary has obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased. CBTC has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI. Commerce Disclosure Schedule 4.28 sets forth all BOLI owned by Commerce or any Commerce Subsidiary, a breakdown of the cash surrender values on each policy, the purpose for which each policy was purchased, the beneficiaries of such policy and a list of the lives insured thereunder.
4.29   Stock Transfer Records.
The Stock transfer books and records of Commerce are materially complete and accurate.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BHLB
BHLB represents and warrants to Commerce that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1 and except as set forth in the BHLB Disclosure Schedule delivered by BHLB to Commerce on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date, provided, however, that disclosure in any section of such BHLB Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. References to the Knowledge of BHLB shall include the Knowledge of Berkshire Bank.
5.1   Standard.
Except as set forth in the following sentence, no representation or warranty of BHLB contained in this Article V shall be deemed untrue or incorrect, and BHLB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably could be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than Sections 5.2.3, 5.2.4, and 5.2.5 and the last sentence of Sections 5.2.1 and 5.2.2), Section 5.3 and 5.4 (other than Section 5.4.2(iii)) which shall be true and correct in all material respects.
5.2   Organization.
5.2.1   BHLB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. BHLB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.
5.2.2   Berkshire Bank is a Massachusetts-chartered stock trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The deposits in Berkshire Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Berkshire Bank is a member in good standing of the FHLB and owns the requisite amount of stock of each as set forth on BHLB Disclosure Schedule 5.2.2.
5.2.3   BHLB Disclosure Schedule 5.2.3 sets forth each BHLB Subsidiary and its jurisdiction of incorporation or organization. Each BHLB Subsidiary (other than Berkshire Bank) is a corporation, limited liability company or other legal entity as set forth on BHLB Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each BHLB Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.
5.2.4   The respective minute books of BHLB and Berkshire Bank accurately record all corporate actions of their respective stockholders and Boards of Directors (including committees).
5.2.5   Prior to the date of this Agreement, BHLB has made available to Commerce true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of BHLB and Berkshire Bank and each other BHLB Subsidiary.
5.3   Capitalization.
5.3.1   The authorized capital stock of BHLB consists of  (i) 50,000,000 shares of BHLB Common Stock and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share (“BHLB Preferred Stock” and collectively with the BHLB Common Stock, the “BHLB Stock”). As of April 30, 2017, there are (i) 35,789,762 shares of BHLB Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) 942,367 shares of BHLB Common Stock held by BHLB as treasury stock, and (iii) no shares of BHLB Preferred Stock outstanding. Berkshire Bank does not own, of record or beneficially, any shares of BHLB Stock, other than shares held as treasury stock. Neither BHLB nor any BHLB Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of BHLB, or any other security of BHLB or an BHLB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of BHLB or an BHLB Subsidiary or any other security of BHLB or any BHLB Subsidiary, other than shares of BHLB Common Stock underlying the options and restricted stock granted pursuant to benefit plans maintained by BHLB. BHLB has granted options to acquire 92,222 shares of BHLB Common Stock at a weighted average exercise price of  $13.91 per share. All shares of BHLB Common Stock issuable pursuant to option plans maintained by BHLB will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.
5.3.2   BHLB owns all of the capital stock of each BHLB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the BHLB Subsidiaries and as set forth in BHLB Disclosure Schedule 5.3.2, BHLB as of the date of this Agreement does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of BHLB or any BHLB Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Berkshire Bank, including stock in the FHLB.
5.3.3   To BHLB’s Knowledge, except as set forth on BHLB Disclosure Schedule 5.3.3, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of BHLB Common Stock.

5.3.4   No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which BHLB’s stockholders may vote have been issued by BHLB and are outstanding.
5.4   Authority; No Violation.
5.4.1   BHLB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by BHLB and the completion by BHLB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of BHLB. This Agreement has been duly and validly executed and delivered by BHLB, and subject to the receipt of the Regulatory Approvals, the Commerce Stockholder Approval, and due and valid execution and delivery of this Agreement by Commerce, constitutes the valid and binding obligations of BHLB, enforceable against BHLB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.
5.4.2   (a) The execution and delivery of this Agreement by BHLB, and (b) subject to receipt of the Regulatory Approvals, and compliance by Commerce and BHLB with any conditions contained therein, the receipt of the Commerce Stockholder Approval, and compliance by Commerce with the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby and compliance by BHLB with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of BHLB or any BHLB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BHLB or any BHLB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of BHLB or any BHLB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which BHLB or any BHLB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.
5.5   Consents.
Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the filing with the SEC of  (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (e) notification of the listing of BHLB Common Stock to be issued in the Merger on the NYSE and (f) the approval of this Agreement by the Commerce Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of BHLB, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by BHLB, the completion by BHLB of the Merger and the performance by BHLB of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. BHLB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by BHLB to result in a Materially Burdensome Regulatory Condition or that (ii) any public body or authority having jurisdiction over the affairs of BHLB and Berkshire Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.
5.6   Financial Statements.
5.6.1   The BHLB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of BHLB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.
5.6.2   BHLB has previously made available to Commerce the BHLB Financial Statements covering periods ended prior to the date hereof. The BHLB Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of BHLB and the Berkshire Bank on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.
5.6.3   At the date of the most recent consolidated statement of financial condition included in the BHLB Financial Statements or in the BHLB Regulatory Reports, BHLB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such BHLB Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.
5.7   Taxes.
5.7.1   Neither BHLB nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. BHLB and the BHLB Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). BHLB, on behalf of itself and its Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by BHLB and the BHLB Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. BHLB and the BHLB Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. BHLB and the BHLB Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The unpaid accrued but unpaid Taxes of BHLB and the BHLB Subsidiaries did not, as of the most recent BHLB Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent BHLB balance sheet (rather than in any notes thereto). BHLB and its Subsidiaries are subject to Tax audits in the ordinary course of business. BHLB management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on BHLB. BHLB and the BHLB Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that BHLB or any of the BHLB Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither BHLB nor any of the BHLB Subsidiaries (A) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was BHLB or (B) has any liability for the Taxes of any Person (other than BHLB or any of the BHLB Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against BHLB or any BHLB Subsidiary for any alleged deficiency in any Tax, and neither BHLB nor any BHLB Subsidiary has been notified in writing of any proposed Tax claims or assessments against BHLB or any BHLB Subsidiary. BHLB and the BHLB Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. BHLB and the BHLB Subsidiaries have delivered to Commerce true and complete copies of all Tax Returns of BHLB and the BHLB Subsidiaries for taxable periods ending on or after December 31, 2014. Neither BHLB nor any of the BHLB Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b). Neither BHLB nor any of the BHLB Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361. Neither BHLB nor any of the BHLB Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).
5.8   No Material Adverse Effect.
Neither BHLB nor any BHLB Subsidiary has suffered any Material Adverse Effect since March 31, 2017 and, to BHLB’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on BHLB.
5.9   Ownership of Property; Insurance Coverage.
5.9.1   Except as set forth on BHLB Disclosure Schedule 5.9.1, BHLB and each BHLB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by BHLB or such BHLB Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the BHLB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an BHLB Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. BHLB and the BHLB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by BHLB and the BHLB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the BHLB Financial Statements.
5.9.2   With respect to all material agreements pursuant to which BHLB or any BHLB Subsidiary has purchased securities subject to an agreement to resell, if any, BHLB or such BHLB Subsidiary, as the case may be, has a lien or security interest (which to BHLB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
5.9.3   BHLB and each BHLB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither BHLB nor any BHLB Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on BHLB Disclosure Schedule 5.9.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by BHLB or any BHLB Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years BHLB and each BHLB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. BHLB Disclosure Schedule 5.9.3 identifies all policies of insurance maintained by BHLB and each BHLB Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.9.3. BHLB has made available to Commerce copies of all of the policies listed on BHLB Disclosure Schedule 5.9.3.
5.10   Legal Proceedings.
Except as set forth on BHLB Disclosure Schedule 5.10, there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting BHLB or any of its Subsidiaries (and it is not aware of any facts that reasonably could be expected to form the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or reasonably likely to result in a restriction on its or any of its Subsidiaries’ businesses or, or after the Effective Time, BHLB’s or any of its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by BHLB, any of its Subsidiaries or the assets of it or any of its Subsidiaries.
5.11   Compliance with Applicable Law.
Except as set forth on BHLB Disclosure Schedule 5.11:
5.11.1   To BHLB’s Knowledge, BHLB and each BHLB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither BHLB nor any BHLB Subsidiary has received any written notice to the contrary.
5.11.2   BHLB and each BHLB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of BHLB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.
5.11.3   For the period beginning January 1, 2014, neither BHLB nor any BHLB Subsidiary has received any written notification or any other communication from any Bank Regulator or Insurance Regulator (i) asserting that BHLB or any BHLB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator or Insurance Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require BHLB or any BHLB Subsidiary, or indicating that BHLB or any BHLB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, bank holding companies or insurance agencies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of BHLB or any BHLB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of BHLB or any BHLB Subsidiary. Neither BHLB nor any BHLB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Berkshire Bank as to compliance with the CRA is “Satisfactory” or better.

5.11.4   Berkshire Bank is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC, as amended from time to time. BHLB is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC, as amended from time to time.
5.12   Employee Benefit Plans.
5.12.1   BHLB Disclosure Schedule 5.12.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, phantom stock awards, stock appreciation rights, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by BHLB or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to BHLB and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of BHLB are eligible to participate (collectively, the “BHLB Benefit Plans”). BHLB has furnished or otherwise made available to Commerce true and complete copies of  (i) the plan documents and summary plan descriptions for each written BHLB Benefit Plan, (ii) a summary of each unwritten BHLB Benefit Plan (if applicable), (iii) the actuarial valuation reports with respect to each tax-qualified BHLB Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (iv) all related trust agreements, insurance contracts or other funding agreements which currently implement the BHLB Benefit Plans (if applicable), (v) the most recent IRS determination letter with respect to each tax-qualified BHLB Benefit Plan (or, for a BHLB Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vi) all substantive correspondence relating to any liability of or non-compliance relating to any BHLB Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years. Each BHLB Benefit Plan that may be subject to Section 409A of the Code (“BHLB Non-qualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code.
5.12.2   All BHLB Benefit Plans are in material compliance with (and have been managed and administrated in all material respects in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on BHLB Disclosure Schedule 5.12.2, each BHLB Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and BHLB is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of BHLB and the BHLB Subsidiaries, there exists no fact which would adversely affect the qualification of any of the BHLB Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the BHLB Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).
5.12.3   Except as set forth on BHLB Disclosure Schedule 5.12.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained within the last six (6) years by BHLB or any of its ERISA Affiliates for the benefit of the employees or former employees of BHLB or its Subsidiaries.
5.12.4   Within the last six (6) years, neither BHLB nor any of its ERISA Affiliates maintained or had any obligation to contribute to a BHLB Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither BHLB nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Within the last six (6) years, neither BHLB nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code with respect to any BHLB Benefit Plan, and no event or condition exists that would reasonably be expected to result in the imposition of any liability on BHLB or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on BHLB or Berkshire Bank.
5.12.5   BHLB has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to BHLB Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To BHLB’s Knowledge, records with respect to BHLB Benefit Plans have been maintained in compliance with Section 107 of ERISA. To BHLB’s Knowledge, neither BHLB nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of BHLB Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No BHLB Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such BHLB Benefit Plan is self-insured).
5.12.6   BHLB has not, with respect to any BHLB Benefit Plan, nor, to BHLB’s Knowledge, has any administrator of any BHLB Benefit Plan, the related trusts or any trustee thereof, engaged in any non-exempt prohibited transaction which would subject BHLB, any ERISA Affiliate of BHLB, or any BHLB Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.
5.12.7   Except as set forth on BHLB Disclosure Schedule 5.12.7, BHLB has no liability for retiree health and life benefits under any BHLB Benefit Plan other than any benefits required under COBRA or similar state laws.
5.12.8   Except as set forth on BHLB Disclosure Schedule 5.12.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of BHLB from BHLB under any BHLB Benefit Plan, (B) increase any benefits otherwise payable under any BHLB Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on BHLB Disclosure Schedule 5.12.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any BHLB Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by BHLB or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).
5.12.9   The actuarial present values of all accrued BHLB Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of BHLB and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the BHLB Financial Statements to the extent required by and in accordance with GAAP.
5.12.10   There is not, and has not been, any trust or fund maintained by or contributed to by BHLB or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.
5.12.11   No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of BHLB, has been threatened or is anticipated, against any BHLB Benefit Plan (other than routine claims for benefits and appeals of such claims), BHLB or any BHLB Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any BHLB Benefit Plan or any fiduciary thereof.

5.13   Brokers, Finders and Financial Advisors.
Neither BHLB nor any BHLB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of J.P. Morgan Securities LLC by BHLB and the fee payable thereto.
5.14   Environmental Matters.
5.14.1   Except as may be set forth in BHLB Disclosure Schedule 5.14, with respect to BHLB and each BHLB Subsidiary:
(A)   To the Knowledge of BHLB and the BHLB Subsidiaries, each of BHLB and the BHLB Subsidiaries, and the BHLB Loan Properties (as defined in Section 5.14.2) are, and have been, in material compliance with any Environmental Laws;
(B)   Neither BHLB nor any BHLB Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of BHLB and the BHLB Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any BHLB Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by BHLB, or any of the BHLB Subsidiaries;
(C)   To the Knowledge of BHLB and the BHLB Subsidiaries, the properties currently owned or operated by BHLB or any BHLB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) do not contain any Materials of Environmental Concern in an amount, manner or condition requiring any notification, investigation, abatement, remediation or any response action under applicable Environmental Laws;
(D)   There are no underground storage tanks on, in or under any properties owned or operated by BHLB or any of the BHLB Subsidiaries or any BHLB Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by BHLB or any of the BHLB Subsidiaries or any BHLB Loan Property except as in compliance with Environmental Laws; and
(E)   During the period of  (a) BHLB’s or any of the BHLB Subsidiaries’ ownership or operation of any of their respective current properties or (b) BHLB’s or any of the BHLB Subsidiaries’ holding of direct or indirect security interests in any BHLB Loan Property, to the Knowledge of BHLB and the BHLB Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of BHLB and the BHLB Subsidiaries, prior to the period of  (x) BHLB’s or any of the BHLB Subsidiaries’ ownership or operation of any of their respective current properties or (y) BHLB’s or any of the BHLB Subsidiaries’ holding of direct or indirect security interests in any BHLB Loan Property, there was no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties.
(F)   Neither BHLB nor any other BHLB Subsidiary has conducted any environmental assessment or investigation during the past five (5) years (other than Phase II assessments which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any BHLB Loan Property.
5.14.2   For purposes of this Section 5.14, “BHLB Loan Property” means any property in which BHLB or an BHLB Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through an BHLB Loan Participation, and “BHLB Loan Participation” means a participation interest in a loan or other extension of credit other than by BHLB or an BHLB Subsidiary.

5.15   BHLB Information Supplied.
The information relating to BHLB and any BHLB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
5.16   Securities Documents.
Since January 1, 2014, BHLB has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“BHLB SEC Reports”) required to be filed by it with the SEC. As of their respective dates, the BHLB SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the BHLB SEC Reports has been incorporated by reference, the BHLB SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. BHLB has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the BHLB SEC Reports (the “BHLB Material Agreements”).
5.17   Internal Controls.
5.17.1   The records, systems, controls, data and information of BHLB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BHLB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. BHLB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. BHLB has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15D-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Section 302 and 906 of the Sarbanes-Oxley Act.
5.17.2   BHLB’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective. It has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Commerce Board; (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.
5.17.3   Since December 31, 2014, (A) neither BHLB nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of BHLB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing BHLB or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by BHLB or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

5.18   BHLB Common Stock.
The shares of BHLB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.
5.19   Available Funds
Immediately prior to the Effective Time, BHLB will have cash sufficient to pay or cause to be deposited into the Exchange Fund as required by Section 3.2.
5.20   [Intentionally Omitted]
5.21   Board Approval.
The Board of Directors of BHLB determined that the Merger is in the best interests of BHLB and its stockholders, approved this Agreement, and determined that stockholder approval is not required by law. The Board of Directors of BHLB has taken all action so that Commerce and CBTC will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with BHLB (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.
5.22   Material Agreement; Defaults.
5.22.1   Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge neither BHLB nor any BHLB Subsidiary is in material default under any BHLB Material Agreement by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
5.22.2   Except as set forth in BHLB Disclosure Schedule 5.22.2, no BHLB Material Agreement (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of BHLB or any BHLB Subsidiary or upon the occurrence of a subsequent event; (ii) requires BHLB or any BHLB Subsidiary to provide a benefit in the form of BHLB Common Stock or determined by reference to the value of BHLB Common Stock or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.
5.23   Loan Portfolio.
5.23.1   The allowances for loan losses reflected in the notes to BHLB’s audited consolidated statements of financial condition at December 31, 2016 and 2015 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2016 were, or will be, adequate, as of the dates thereof, under GAAP.
5.23.2   BHLB Disclosure Schedule 5.23.2 sets forth a listing that as of March 31, 2017 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder.
5.23.3   All loans receivable (including discounts) and accrued interest entered on the books of BHLB and Berkshire Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of BHLB’s and Berkshire Bank’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of BHLB and Berkshire Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by BHLB or Berkshire Bank free and clear of any liens.
5.23.4   The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.
5.24   Related Party Transactions.
5.24.1   Neither BHLB nor any BHLB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of BHLB or any BHLB Subsidiary, except as set forth in BHLB Disclosure Schedule 5.24 or as described in BHLB’s proxy statement dated April 7, 2017 distributed in connection with its annual meeting of stockholders held on May 18, 2017. Except as described in such proxy statement or in BHLB Disclosure Schedule 5.24, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of BHLB or any BHLB Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither BHLB nor any BHLB Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.
5.25   Risk Management Instruments.
All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for BHLB’s own account, or for the account of one or more of BHLB’s Subsidiaries or their customers, in force and effect as of March 31, 2017 (all of which are set forth in BHLB Disclosure Schedule 5.25), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of BHLB and each BHLB Subsidiary, with counterparties believed to be financially responsible at the time; and to BHLB’s and each BHLB Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of BHLB or such BHLB Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither BHLB nor any BHLB Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.
5.26   Duties as Fiduciary.
Other than as set forth on BHLB Disclosure Schedule 5.26, Berkshire Bank has, if required by virtue of any line of business in which it is or previously was engaged in a “fiduciary capacity,” to its Knowledge has performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Berkshire Bank has not received notice of any claim, allegation, or complaint from any Person that Berkshire Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in the BHLB Financial Statements. For purposes of this Section 5.27, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude Berkshire Bank’s capacity with respect to individual retirement accounts or the BHLB Benefit Plans.
5.27   Employees; Labor Matters.
5.27.1   There are no labor or collective bargaining agreements to which BHLB or any BHLB Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of BHLB,

threatened against BHLB or any BHLB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of BHLB, threatened against BHLB or any BHLB Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of BHLB, threatened against BHLB or any BHLB Subsidiary (other than routine employee grievances that are not related to union employees). BHLB and each BHLB Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither BHLB nor any BHLB Subsidiary is a party to, or bound by, any agreement for the leasing of employees.
5.27.2   To BHLB’s Knowledge, all Persons who have been treated as independent contractors by BHLB or any BHLB Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.
5.28   Bank Owned Life Insurance.
BHLB and each BHLB Subsidiary has obtained the written consent of each employee on whose behalf BOLI has been purchased. Berkshire Bank has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI.
ARTICLE VI
COVENANTS OF COMMERCE
6.1   Conduct of Business.
6.1.1   Affirmative Covenants.   During the period from the date of this Agreement to the Effective Time, except with the written consent of BHLB, which consent will not be unreasonably withheld, conditioned or delayed, Commerce will, and it will cause each Commerce Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date, subject to the standard set forth in Section 4.1, or in any of the conditions set forth in Article IX hereof not being satisfied.
6.1.2   Negative Covenants.   Commerce agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by BHLB in writing (not to be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the Commerce Subsidiaries not to:
(A)   take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(B)   change or waive any provision of its articles of organization (or CBTC’s articles of organization) or bylaws, except as required by law;
(C)   change the number of authorized or issued shares of its capital stock, issue any shares of Commerce Common Stock that are held as Treasury Stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Commerce Long-Term Incentive Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that Commerce (i) may permit the vesting of awards previously made under the Commerce Long-Term Incentive Plan, (ii) shall continue to declare and pay regular quarterly cash dividends of no more than $0.11 per share with payment and record dates consistent with past practice (provided that the declaration of the last quarterly dividend by Commerce prior to the Effective Time and the payment thereof shall be coordinated with BHLB so that holders of Commerce Common Stock do not receive dividends on both Commerce Common Stock and BHLB Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the Commerce Common Stock or BHLB Common Stock received in the Merger in respect of such quarter) and (iii) any Commerce Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations).
(D)   enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) involving payments to or from Commerce in excess of  $200,000, except as set forth on Commerce Disclosure Schedule 6.1.2(F) or otherwise as contemplated by this Agreement;
(E)   make application for the opening or closing of any, or open or close any, branch or automated banking facility;
(F)   grant or agree to pay any bonus (discretionary or otherwise), severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as required by applicable law, (ii) as may be required pursuant to commitments existing on the date hereof and set forth on Commerce Disclosure Schedules 4.9.1 and 4.13.1, (iii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed four percent (4%) in the aggregate or (iv) as otherwise contemplated by this Agreement, or (v) as set forth on Commerce Disclosure Schedule 6.1.2(F). Neither Commerce nor any Commerce Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of  $100,000; provided, however, that that neither Commerce nor any Commerce Subsidiary shall hire any new employee without first seeking to fill any position internally;
(G)   except as set forth on Commerce Disclosure Schedule 6.1.2(G), enter into or, except as may be required by law or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, phantom stock award, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;
(H)   merge or consolidate Commerce or any Commerce Subsidiary with any other Person; sell or lease all or any substantial portion of the assets or business of Commerce or any Commerce Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Commerce or CBTC and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by CBTC of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;
(I)   except as set forth on Commerce Disclosure Schedule 6.1.2(I), sell or otherwise dispose of any asset of Commerce or of any Commerce Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Commerce or of any Commerce Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in

“federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;
(J)   change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating Commerce or CBTC;
(K)   waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which Commerce or any Commerce Subsidiary is a party other than in the ordinary course of business consistent with past practice;
(L)   purchase any securities except securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount in the aggregate of not more than $1,000,000, (iii) with a duration of not more than five (5) years and (iv) otherwise in the ordinary course of business consistent with past practice; provided that Commerce or its Subsidiaries may purchase United States Treasury Bills (x) having a face amount in the aggregate of not more than $5,000,000, (y) with a duration of not more than nine (9) months and (z) otherwise in the ordination course of business consistent with past practice;
(M)   except as specifically provided below, and except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on Commerce Disclosure Schedule 6.1.2(M) (which schedule need not include any individual commitment which is less than $200,000 in amount provided that such schedule includes the aggregate amount of individual commitments which are less than $200,000 that have been excluded from the schedule), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) (i) in an amount in excess of $7.5 million for commercial real estate loans, $5.0 million for commercial and industrial loans, $500,000 for residential loans and $250,000 for home equity loans and lines of credit, (ii) that involves an exception to policy or (iii) for a one- to four-family residential real estate loan that is not eligible for sale in the secondary market to Fannie Mae or Freddie Mac; provided that BHLB shall have been deemed to have consented to any loan in excess of such amount or otherwise not permitted by this section if BHLB does not object to any such proposed loan within three business days of receipt by BHLB of a request by Commerce to exceed such limit along with all financial or other data that BHLB may reasonably request in order to evaluate such loan;
(N)   enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;
(O)   enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;
(P)   except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;
(Q)   make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;
(R)   except for the execution of this Agreement, and the transactions contemplated herein and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any Commerce Benefit Plan;

(S)   make any capital expenditures in excess of  $40,000 individually or $80,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are set forth on Commerce Disclosure Schedule 6.1.2(R) which includes the budget for each such pre-existing commitment.
(T)   except as set forth on Commerce Disclosure Schedule 6.1.2(S), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;
(U)   except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless BHLB has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from BHLB;
(V)   undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by Commerce or any Commerce Subsidiary of more than $50,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;
(W)   pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of  $40,000 individually or $80,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;
(X)   foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, in the event such Phase I environmental assessment of the property identifies any Recognized Environmental Conditions (as that term is used in Phase I environmental assessments), providing notice to BHLB thereof prior to final sale;
(Y)   purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;
(Z)   issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with BHLB and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of BHLB (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of BHLB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;
(AA)   make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling; or
(BB)   enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
6.2   Subsidiaries.
Commerce shall cause the proper and lawful dissolution of any of its Subsidiaries that are inactive as of the date of this Agreement.

6.3   Current Information.
6.3.1   During the period from the date of this Agreement to the Effective Time, Commerce will cause one or more of its representatives to confer with representatives of BHLB to inform BHLB regarding Commerce’s operations at such times as BHLB may reasonably request. Commerce will promptly notify BHLB of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Commerce or any Commerce Subsidiary. Without limiting the foregoing, senior officers of BHLB and Commerce shall meet monthly to review, to the extent permitted by applicable law, the financial and operational affairs of Commerce and the Commerce Subsidiaries, and Commerce shall give due consideration to BHLB’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither BHLB nor Berkshire Bank shall under any circumstance be permitted to exercise control of Commerce or any Commerce Subsidiary prior to the Effective Time.
6.3.2   Commerce and BHLB shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of Commerce to those used by BHLB, which planning shall include, but not be limited to, discussion of the possible termination by Commerce of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Commerce in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Commerce shall not be obligated to take any such action prior to the Effective Time and, unless Commerce otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. BHLB and Berkshire Bank shall indemnify Commerce for any reasonable out-of-pocket fees, expenses, or charges that Commerce or any Commerce Subsidiary may incur as a result of taking, at the request of BHLB or any BHLB Subsidiary, any action to facilitate the conversion.
6.3.3   Commerce shall provide BHLB, within fifteen (15) Business Days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Accounting Standards Codification 310-40, (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans. On a monthly basis, Commerce shall provide BHLB with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. Commerce will promptly prepare and provide BHLB with the minutes of all Commerce and CBTC officer and director loan committee meetings.
6.3.4   Commerce shall promptly inform BHLB, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Commerce or any Commerce Subsidiary under any labor or employment law.
6.4   Access to Properties and Records.
Subject to Section 11.1, Commerce shall permit BHLB access upon reasonable notice and at reasonable times to its properties and those of the Commerce Subsidiaries, and shall disclose and make available to BHLB during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that Commerce reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which BHLB may have a reasonable interest; provided, however, that Commerce shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Commerce’s reasonable judgment, would interfere with the normal conduct of Commerce’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. Commerce shall provide and shall request its auditors to provide BHLB with such historical financial information regarding it (and related audit reports and consents) as BHLB may reasonably request for Securities Law disclosure purposes. BHLB shall use commercially reasonable efforts to minimize any interference with Commerce’s regular business operations during any such access to Commerce’s property, books and records. Commerce and each Commerce Subsidiary shall permit BHLB, at BHLB’s expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by Commerce or any Commerce Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by Commerce or any Commerce Subsidiary.
6.5   Financial and Other Statements.
6.5.1   Promptly upon receipt thereof, Commerce will furnish to BHLB copies of each annual, interim or special audit of the books of Commerce and the Commerce Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to Commerce by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of Commerce and the Commerce Subsidiaries made by such accountants.
6.5.2   As soon as reasonably available, but in no event later than the date such documents are filed with the MDOB, FRB or FDIC, Commerce will deliver to BHLB the Commerce Regulatory Report filed by Commerce or CBTC. Within twenty-five (25) days after the end of each month, CBTC will deliver to BHLB a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.
6.5.3   To the extent permitted by applicable law, Commerce promptly will advise upon receipt and permit review by BHLB of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of Commerce or CBTC.
6.5.4   With reasonable promptness, Commerce will furnish to BHLB its quarterly and annual reports and such additional financial data that Commerce possesses and as BHLB may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.
6.6   Maintenance of Insurance.
Commerce shall use commercially reasonable efforts to maintain, and to cause the Commerce Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by Commerce and the Commerce Subsidiaries as of the date of this Agreement and set forth in Commerce Disclosure Schedule 4.10.3. Commerce will promptly inform BHLB if Commerce or any Commerce Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.
6.7   Disclosure Supplements.
From time to time prior to the Effective Time, Commerce will promptly supplement or amend the Commerce Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Commerce Disclosure Schedule or which is necessary to correct any information in such Commerce Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Commerce Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.8   Consents and Approvals of Third Parties.
Commerce shall use its commercially reasonable efforts, and shall cause each Commerce Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.
6.9   All Reasonable Efforts.
Subject to the terms and conditions herein provided, Commerce agrees to use, and agrees to cause each Commerce Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.
6.10   Failure to Fulfill Conditions.
In the event that Commerce determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify BHLB.
6.11   No Solicitation.
6.11.1   From and after the date hereof until the termination of this Agreement, neither Commerce, nor any Commerce Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and affiliates including, without limitation, any investment banker, attorney or accountant retained by Commerce or any of the Commerce Subsidiaries (collectively, “Representatives”), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined by Section 6.11.4), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and Commerce shall notify BHLB orally and in writing (as promptly as practicable but no later than one business day of receipt of such inquiry or proposal) of all of the relevant details relating to all inquiries and proposals which Commerce or any of its Subsidiaries or any of their respective officers, directors or employees, or, to Commerce’s Knowledge, investment bankers, financial advisors, attorneys, accountants or other representatives of Commerce may receive relating to any of such matters; provided, however, that nothing contained in this Section 6.11 shall prohibit the Board of Directors of Commerce from (i) complying with its disclosure obligations under federal or state law; or (ii) prior to the time of the Commerce Stockholder vote to approve this Agreement at the Commerce Stockholder Meeting, furnishing information to, or entering into discussions or negotiations with, any Person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) such Acquisition Proposal did not result from a breach of this Section 6.11 by Commerce, (B) the Board of Directors of Commerce or any appropriate committee thereof has determined in its good faith judgment, after consultation with Commerce’s financial advisor and outside counsel, that such Acquisition Proposal is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the financing terms thereof) and regulatory aspects of the proposal and the Person making the proposal, and (C) such Acquisition Proposal is reasonably likely to result in a transaction more favorable to Commerce stockholders from a financial point of view than the Merger (taking into account all relevant factors, including, without limitation, the timing of consummation as compared to the Merger and after giving effect to all of the adjustments, if any, which may be offered by BHLB pursuant to Section 10.1.8) (such proposal that satisfies clauses (A), (B) and (C) being referred to herein as a “Superior Proposal”); provided, however, that a Superior Proposal may consist of multiple Acquisition Proposals that, taken together, satisfy all of the requirements set forth in this definition; provided, further, nothing contained in this Agreement shall prohibit Commerce and, if applicable, any of its Representatives from (i) informing any Person of the existence of the provisions of this Section 6.11, (ii) contacting any

Person solely to clarify the terms and conditions of an Acquisition Proposal, or (iii) otherwise disclosing any information to its stockholders that the Commerce Board of Directors determines in good faith (after consultation with its outside legal counsel) that (i) it is required to disclose to Commerce’s stockholders under applicable law, or (ii) for the Board of Directors to comply with its fiduciary duties under applicable law, subject to compliance with the requirements of this Section 6.11 and Section 6.13. Commerce shall promptly, but in no event later than one (1) calendar day, notify BHLB of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Commerce or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the Confidentiality Agreement.
6.11.2   “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving Commerce or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Commerce and the Commerce Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Commerce or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.
6.12   Reserves and Merger-Related Costs.
Prior to the Effective Time, each of Commerce and its Subsidiaries shall, consistent with GAAP and applicable U.S. banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of BHLB, provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 9.1.1 and 9.1.3; provided further, that in any event, no accrual or reserve made by Commerce or any of its Subsidiaries pursuant to this Section 6.12 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Commerce or its management with any such adjustments.
6.13   Board of Directors and Committee Meetings.
Following the receipt of all Regulatory Approvals (without regard to any waiting periods associated therewith), Commerce and the Commerce Subsidiaries shall permit two (2) representatives of BHLB to attend any meeting of their Board of Directors, executive committee, loan (or credit) committee and asset liability committee as observers (together, the “BHLB Observers”), provided that neither Commerce nor any Commerce Subsidiary shall be required to permit the BHLB Observers to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance by the BHLB Observers may violate or be inconsistent with a confidentiality obligation or fiduciary duty or any legal or regulatory requirement.
6.14   401(k) Plan Termination.
If requested by BHLB in writing prior to the Effective Time, and subject to the occurrence of the Effective Time, Commerce shall cause to be adopted prior to the Closing Date resolutions of the Board of Directors of Commerce and any necessary amendments to cease all contributions to any and all 401(k) plans maintained or sponsored by Commerce or any of its Subsidiaries (the “401(k) Plan”), and to prohibit the entry of new participants to the 401(k) Plan as of the day preceding the Closing Date, or to terminate the 401(k) Plan as of the day preceding the Closing Date. In the sole discretion of BHLB, the 401(k) Plan may be merged into the BHLB 401(k) Plan or terminated immediately prior to the Effective Time. The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of BHLB, which shall not be unreasonably withheld. Commerce shall deliver to BHLB an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of Commerce and shall fully comply with such resolutions and any necessary amendments. If, in accordance with this Section 6.14, BHLB requests in writing that Commerce freeze entry of new participants into the 401(k) Plan, or terminate the 401(k) Plan, Commerce shall take such actions as BHLB may reasonably require in furtherance of the assumption of the 401(k) Plan by BHLB, including, but not limited to, adopting such amendments to the 401(k) Plan as may be necessary to effect such assumption or termination.
6.15   Commerce Long-Term Incentive Plan.
Commerce Disclosure Schedule 6.15 sets forth all of the outstanding phantom stock awards or stock appreciation rights and any other right, contingent or accrued, granted under the Commerce Long-Term Incentive Plan (“Commerce Phantom Stock Awards”) as of the date hereof. Upon the later of either the receipt of final Regulatory Approval or the receipt of Commerce Stockholder Approval (the “Trigger Event”), each Commerce Phantom Stock Award, subject to Commerce’s receipt of a phantom stock award surrender agreement in the form set forth in Section 6.15 of the Company Disclosure Schedules, whether or not then vested or exercisable, shall be terminated and the holder thereof shall be paid by Commerce, no later than ten business days following the Trigger Event, an amount in cash determined by multiplying (i) the excess, if any, of  $34.00 less the applicable per share exercise price of that Commerce Phantom Stock Award by (ii) the number of shares of Commerce Common Stock subject to that Commerce Phantom Stock Award, less any required tax withholding. The Commerce Long-Term Incentive Plan shall be amended, to the extent required and permitted by applicable laws, to effectuate this Section 6.15 and all Commerce Phantom Stock Awards issued thereunder shall terminate at the Effective Time.
ARTICLE VII
COVENANTS OF BHLB
7.1   Conduct of Business.
7.1.1   Affirmative Covenants.
(A)   During the period from the date of this Agreement to the Effective Time, except with the written consent of Commerce, which consent will not be unreasonably withheld, conditioned or delayed, BHLB will, and it will cause each BHLB Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) materially adversely affect its ability to perform its covenants and agreements under this Agreement; or (ii) prevent or impede, or be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(B)   Promptly after the Closing and prior to the Effective Time, BHLB shall deposit, or shall cause to be deposited, with the Exchange Agent the Exchange Fund.
7.2   Disclosure Supplements.
From time to time prior to the Effective Time, BHLB will promptly supplement or amend the BHLB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such BHLB Disclosure Schedule or which is necessary to correct any information in such BHLB Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such BHLB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3   Consents and Approvals of Third Parties.
BHLB shall use its commercially reasonable efforts, and shall cause each BHLB Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.
7.4   Reasonable Best Efforts.
Subject to the terms and conditions herein provided, BHLB agrees to use and agrees to cause each BHLB Subsidiary to use reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.
7.5   Employee Benefits.
Following the Closing Date, BHLB may choose to maintain any or all of the Commerce Benefit Plans in its sole discretion and Commerce shall cooperate with BHLB in order to effect any plan terminations to be made as of the Effective Time. Nothing herein shall limit the ability of BHLB to amend or terminate any of the Commerce Benefit Plans.
7.5.1   Benefit Plans Covering Commerce Employees.   For any Commerce Benefit Plan which is terminated and for which there is a comparable BHLB Benefit Plan of general applicability, BHLB shall take all reasonable action so that eligible Commerce employees at the Closing Date and who remain so employed immediately following the Effective Time (the “Continuing Commerce Employees”) shall be entitled to participate in such BHLB Benefit Plan to the same extent as similarly-situated employees of BHLB (it being understood that inclusion of Continuing Commerce Employees in the BHLB Benefit Plans may occur at different times with respect to different plans). BHLB shall cause each BHLB Benefit Plan in which Continuing Commerce Employees are eligible to participate to take into account for purposes of eligibility and vesting under the BHLB Benefit Plans (but not for purposes of benefit accrual) the service of such employees with Commerce to the same extent as such service was credited for such purpose by Commerce; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of BHLB to amend or terminate any of the Commerce Benefit Plans in accordance with their terms at any time; provided, however, that BHLB shall continue to maintain the Commerce Benefit Plans (other than the Commerce Long-Term Incentive Plan or incentive plans) for which there is a comparable BHLB Benefit Plan until the Commerce employees are permitted to participate in the BHLB Benefit Plans, unless such BHLB Benefit Plan has been frozen or terminated with respect to similarly-situated employees of BHLB or any Subsidiary of BHLB.
7.5.2   Bank 401(k) Plan Participation.   All Continuing Commerce Employees, that are current Commerce participants as of the Closing Date, shall be eligible to participate in BHLB’s 401(k) plan on the later of the day after the Closing Date or the date the Commerce 401(k) Plan is merged, frozen or terminated. All rights to participate in BHLB’s 401(k) Plan are subject to BHLB’s right to amend or terminate BHLB’s 401(k) plan in its sole and absolute discretion and are subject to the terms of BHLB’s 401(k) plan including, but not limited to, the eligibility and vesting provisions of such plan. Continuing Commerce Employees shall continue to participate in the Commerce 401(k) Plan or its successor, subject to Section 6.14 of this Agreement and as the plan may be further amended in the sole discretion of BHLB.
7.5.3   Welfare Benefits.   If Continuing Commerce Employees become eligible to participate in a medical, dental or health plan of BHLB upon termination of such plan of Commerce, BHLB shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of BHLB, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous

Commerce Benefit Plan prior to the Effective Time. Continuing Commerce Employees will continue to be covered by medical, dental and health plans as maintained by Commerce prior to the Closing Date, and the Commerce benefit plan may be amended or terminated in the sole discretion of BHLB.
7.5.4   Paid Time Off Programs.   BHLB will give Continuing Commerce Employees credit, for purposes of BHLB’s vacation and/or other paid leave benefit programs, for such individuals accrued and unpaid vacation and/or paid leave balance with Commerce as of the Closing Date. Continuing Commerce Employees may continue to be covered by paid time off programs maintained by Commerce prior to the Closing Date.
7.5.5   BHLB to Honor Agreements.   Subject to any required regulatory approval or satisfaction of a condition in any Regulatory Approval, BHLB agrees to honor all employment agreements, change in control agreements, severance agreements, deferred compensation agreements and consulting agreements that Commerce has with its current and former employees and which have been identified in Commerce Disclosure Schedule 4.13.1, except to the extent any such agreements shall be superseded or terminated at the Closing Date or following the Closing Date with the written consent of the affected parties and provided that: (a) no payments made under such agreements would be characterized as an “excess parachute payment” as such term is defined in Code Section 280G, and (b) if shareholders of Commerce approve the proposed payments to the Commerce executives specified in the employment agreements in accordance with Treasury Regulation Section 1.280G-1, Q&A: 7, then such executives will be entitled to payments set forth in BHLB Disclosure Schedule 7.5.5. In the event that the shareholder approval requirements of Treasury Regulation Section 1.280G-1, Q&A: 7 are not satisfied, each Commerce executive who is a party to an employment agreement shall accept a reduction in benefits under said employment agreement to avoid an excess parachute payment under Code Section 280G and an excise tax under Code Section 4999 and such reduced payments are as set forth in BHLB Disclosure Schedule 7.5.5. Commerce shall, prior to the Effective Time, use its reasonable best efforts to obtain from each individual receiving such payments and listed in BHLB Disclosure Schedule 7.5.5 an agreement, in the form of Exhibit B hereto, setting forth the method in which his or her rights under the specified programs will be settled in the event such individuals are entitled to payment or benefits (each, a “Settlement Agreement”). Each Commerce executive who is a party to an employment agreement shall execute and deliver to BHLB, immediately prior to the execution of this Agreement, an acknowledgement agreement regarding the above conditions, in the form attached to BHLB Disclosure Schedule 7.5.5.
7.5.6   No Guarantee of Employment, Severance.   Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by BHLB hereunder or by operation of law, BHLB shall have no obligation arising from and after the Closing Date to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of Commerce or any Commerce Subsidiary as of the Closing Date. Each Person who is an employee of Commerce or any Commerce Subsidiary as of the Closing Date and who is terminated by BHLB for a reason other than cause within twelve (12) months subsequent to the Closing Date or is not offered employment with BHLB as of the Effective Time or resigns for Good Reason, excluding those employees who are entitled to benefits under employment or change of control arrangements, shall be entitled to severance benefits pursuant to Commerce’s severance plan or policy, as applicable, or BHLB’s current severance plan or policy, if such payments would be more favorable to such Person; provided, however, that in no event shall such severance payments exceed six month’s pay and; provided, further, if such benefits pursuant to Commerce or Commerce’s plan or policy, as applicable, will result in an excise tax under Code Section 4980D, such plan or policy shall be modified to the extent necessary so as to avoid the imposition of such excise tax and the affected participant under such plan or policy shall be paid an additional amount such that his or her benefit, net applicable taxes, equals the value of the benefit reduced or eliminated by such action. In addition, each Person who is an employee of Commerce or any Commerce Subsidiary as of the Closing Date and who is terminated by BHLB for a reason other than cause within twelve (12) months subsequent to the Closing Date or is not offered employment with BHLB as of the Effective Time or resigns for Good Reason, excluding those employees who are entitled to benefits under employment arrangements, shall be entitled to career transition services to be provided at BHLB’s expense. BHLB, in consultation with Commerce, may offer retention payments to certain employees of Commerce and CBTC on a case by case basis.
7.5.7   Worker Adjustment and Retraining Notification Act.   If requested by BHLB, Commerce shall take all such actions as BHLB may request in order to fully and timely comply with any and all requirements of both the federal Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”) and any state specific WARN Act statutes, including providing notices to Commerce’s employees.
7.5.8   Agreements with Commerce Executives.   The following agreements will be executed by the parties thereto concurrently with this Agreement, which shall be effective as of the Effective Time: (i) a Retention Agreement by and between BHLB and James R. Belliveau, (ii) a Consulting Agreement by and between BHLB and Brian W. Thompson, and (iii) a Consulting Agreement by and between BHLB and Michael J. Crawford.
7.6   Directors and Officers Indemnification and Insurance.
7.6.1   Prior to the Effective Time, BHLB shall obtain and fully pay the premium for the extension of  (i) the Side A coverage part (directors’ and officers’ liability) of Commerce’s existing directors’ and officers’ insurance policies, and (ii) Commerce’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time, from an insurance carrier with the same or better credit rating as Commerce’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance” and such insurance carrier, the “Insurance Carrier”) with terms, conditions, retentions and limits of liability that are at least as favorable as Commerce’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against any Person covered thereby that arose, existed, or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall BHLB be required to expend for such “tail” policy a premium amount in excess of an amount equal to 175% of the annual premiums paid by Commerce for D&O Insurance in effect as of the date of this Agreement. In connection with the foregoing, Commerce agrees, in order for BHLB to fulfill its agreement, to provide the Insurance Carrier with such representations as such insurer may request with respect to the reporting of any prior claims.
7.6.2   In addition to Section 7.6.1, BHLB shall, from and after the Effective Date, to the fullest extent that would have been permitted to Commerce under DGCL and the Commerce Certificate of Incorporation and Bylaws (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Commerce or any Commerce Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BHLB, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a “Claim”) in which an Indemnified Party is or is threatened to be made a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was an Indemnified Party if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time and will pay all costs and expenses (including reasonable fees and expenses of counsel) as they are incurred in connection with any such Claim. Any Indemnified Party wishing to claim indemnification or advancement under this Section 7.6.2 upon learning of any Claim, shall notify BHLB (but the failure so to notify BHLB shall not relieve it from any liability which it may have under this Section 7.6.2, except to the extent such failure materially prejudices BHLB). In the event of any such Claim (whether arising before or after the Effective Time) (1) BHLB shall have the right to assume the defense thereof  (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption BHLB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if BHLB elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between BHLB and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BHLB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent required due to conflicts of interest as described above, BHLB shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) BHLB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
7.6.3   In the event that either BHLB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of BHLB shall assume the obligations set forth in this Section 7.6.
7.6.4   The obligations of BHLB provided under this Section 7.6 are intended to be enforceable against BHLB directly by any of the Indemnified Parties and shall be binding on all respective successors and permitted assigns of BHLB.
7.7   Stock Listing.
BHLB agrees to file a notification form for the listing on the NYSE (or such other national securities exchange on which the shares of BHLB Common Stock shall be listed as of the Closing Date) of the shares of BHLB Common Stock to be issued in the Merger.
7.8   Reservation of Stock.
BHLB agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of BHLB Common Stock to fulfill its obligations under this Agreement.
7.9   Communications to Commerce Employees; Training
BHLB and Commerce agree that as promptly as practicable following the execution of this Agreement, meetings with employees of Commerce and the Commerce Subsidiaries shall be held at such locations as BHLB and Commerce shall mutually agree, provided that representatives of Commerce shall be permitted to attend such meetings. BHLB and Commerce shall mutually agree in advance as to the scope and content of all communications to the employees of Commerce and the Commerce Subsidiaries. At mutually agreed upon times following execution of this Agreement, representatives of BHLB shall be permitted to meet with the employees of Commerce and the Commerce Subsidiaries to discuss employment opportunities with BHLB, provided that representatives of Commerce shall be permitted to attend any such meeting. From and after the first date on which all Regulatory Approvals (and waivers, if applicable) and the Commerce Stockholder Approval necessary for the consummation of the Merger and Bank Merger (disregarding any waiting period) have been obtained, BHLB shall also be permitted to conduct training sessions outside of normal business hours or at other times as Commerce may agree, with the employees of Commerce and the Commerce Subsidiaries and may conduct such training seminars at any branch location of Commerce Bank; provided that BHLB will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with CBTC’s normal business operations.
7.10   Current Information.
During the period from the date of this Agreement to the Effective Time, BHLB will cause one or more of its representatives to confer with representatives of Commerce to inform Commerce regarding BHLB’s operations at such times as Commerce may reasonably request. BHLB will promptly notify

Commerce of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving BHLB or any BHLB Subsidiary.
7.11   Access to Properties and Records.
Subject to Section 11.1, BHLB shall permit Commerce access upon reasonable notice and at reasonable times to its properties and those of the BHLB Subsidiaries, and shall disclose and make available to Commerce during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that BHLB reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Commerce may have a reasonable interest; provided, however, that BHLB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in BHLB’s reasonable judgment, would interfere with the normal conduct of BHLB’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. BHLB shall provide and shall request its auditors to provide Commerce with such historical financial information regarding it (and related audit reports and consents) as Commerce may reasonably request for Securities Law disclosure purposes. Commerce shall use commercially reasonable efforts to minimize any interference with BHLB’s regular business operations during any such access to BHLB’s property, books and records. BHLB and each BHLB Subsidiary shall permit Commerce, at Commerce’s expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by BHLB or any BHLB Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by BHLB or any BHLB Subsidiary.
7.12   Financial and Other Statements.
7.12.1   Promptly upon receipt thereof, BHLB will furnish to Commerce copies of each annual, interim or special audit of the books of BHLB and the BHLB Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to BHLB by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of BHLB and the BHLB Subsidiaries made by such accountants.
7.12.2   As soon as reasonably available, but in no event later than the date such documents are filed with the MDOB, FRB or FDIC, BHLB will deliver to Commerce the BHLB Regulatory Report filed by BHLB or Berkshire Bank. Within twenty-five (25) days after the end of each month, Berkshire Bank will deliver to Commerce a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.
7.12.3   BHLB promptly will advise upon receipt and permit review by Commerce of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of BHLB or Berkshire Bank.
7.13   New Board Members.
Prior to the Closing, each of BHLB and Berkshire Bank shall, to the extent necessary, take all required actions to duly elect the New Board Members as directors of BHLB and Berkshire Bank, effective as of and contingent upon the occurrence of the Effective Time.

ARTICLE VIII
REGULATORY AND OTHER MATTERS
8.1   Meetings of Stockholders.
8.1.1.   Commerce will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of approving this Agreement and transactions associated therewith, including shareholder approval of the 280G excess parachute payments (the “Commerce Stockholders Meeting”), or obtain a stockholder consent in lieu of a meeting of stockholders, to the extent permissible, except as otherwise provided in this section, (ii) in connection with the solicitation of proxies with respect to the Commerce Stockholders Meeting, have its Board of Directors recommend approval of this Agreement to the Commerce stockholders; and (iii) cooperate and consult with BHLB with respect to each of the foregoing matters. The Board of Directors of Commerce may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that such action is required to comply with its fiduciary duties under applicable law (“Commerce Change of Recommendation”).
8.2   Proxy Statement-Prospectus; Merger Registration Statement.
8.2.1   For the purposes (i) of registering BHLB Common Stock and BHLB Preferred Stock to be offered to holders of Commerce Common Stock in connection with the Merger with the SEC under the Securities Act, and (ii) of holding the Commerce Stockholders Meeting, or stockholder consent in lieu of a meeting of stockholders, to the extent permissible, BHLB shall draft and prepare, and Commerce shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Commerce to the Commerce stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). BHLB shall provide Commerce and its counsel with reasonable opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. BHLB shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of BHLB and Commerce shall use reasonable best efforts to cause the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, to comply in all material respects in form and substance with the rules and regulations promulgated by the SEC and to respond promptly to and comments of the SEC or its staff with respect to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be. Each of BHLB and Commerce shall furnish all information concerning themselves and their Subsidiaries, as applicable, as the other parties may reasonably request in connection with the preparation of the Merger Registration Statement or which may be required under applicable Law. Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, shall consult with the other parties prior to responding to any such comments or requests or filing any amendment or supplement to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, and shall provide the other parties with copies of all correspondence between such party and its Representatives on the one hand and the SEC and its staff of the other hand. Each of BHLB and Commerce shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Commerce shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. BHLB shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Commerce shall furnish all information concerning Commerce and the holders of Commerce Common Stock as may be reasonably requested in connection with any such action. If BHLB or Commerce become aware of any information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, then such party, as the case maybe, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Stockholders. Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Merger Registration Statement or Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other parties a reasonable opportunity to review and comment on such document or response and shall discuss with the other parties and include in such document or response, comments reasonably and promptly proposed by the other parties. BHLB will advise Commerce, promptly after BHLB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of BHLB Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
8.2.2   BHLB shall file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. BHLB will advise Commerce promptly after BHLB receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of BHLB Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and BHLB will provide Commerce with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as Commerce may reasonably request.
8.2.3   Commerce and BHLB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Commerce shall cooperate with BHLB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and BHLB shall file an amended Merger Registration Statement with the SEC, and Commerce and BHLB shall mail an amended Proxy Statement-Prospectus to their respective stockholders.
8.3   Regulatory Approvals.
Each of Commerce and BHLB will cooperate with the other and use reasonable efforts to promptly prepare and file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the MDOB, the FDIC, the FRB, the Department of Justice and any other third parties and Governmental Entities or Bank Regulators necessary to consummate the transactions contemplated by this Agreement. Commerce and BHLB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of Commerce or BHLB to any Bank Regulator or Governmental Entity in connection with the Merger, Bank Merger and the other transactions contemplated by this Agreement. Commerce shall have the right to review and approve in advance all information relating to Commerce and any Commerce Subsidiary set forth in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, Commerce and BHLB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing. Each of Commerce and BHLB will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement; provided, however, that BHLB shall not be required to comply with any such condition that would result in a Materially Burdensome Regulatory Condition.
ARTICLE IX
CLOSING CONDITIONS
9.1   Conditions to Each Party’s Obligations under this Agreement.
The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:
9.1.1   Stockholder Approval.   This Agreement and each transaction contemplated hereby requiring stockholder approval by stockholders of Commerce, including shareholder approval of the 280G excess parachute payments, shall have been approved and adopted by the requisite votes of the stockholders of Commerce.
9.1.2   Injunctions.   None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.
9.1.3   Regulatory Approvals.   All Regulatory Approvals required to complete the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.
9.1.4   Effectiveness of Merger Registration Statement.   The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of BHLB Common Stock and BHLB Preferred Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.
9.1.5   NYSE Listing.   BHLB shall have filed a notification form for the listing of the BHLB Common Stock to be issued in the Merger.
9.2   Conditions to the Obligations of BHLB under this Agreement.
The obligations of BHLB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.9 at or prior to the Closing Date:
9.2.1   Representations and Warranties.   Each of the representations and warranties of Commerce set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and Commerce shall have delivered to BHLB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Commerce as of the Effective Time.
9.2.2   Agreements and Covenants.   Commerce and each Commerce Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and BHLB shall have received a certificate signed on behalf of Commerce by the Chief Executive Officer and Chief Financial Officer of Commerce to such effect dated as of the Effective Time.

9.2.3   Permits, Authorizations, Etc.   Commerce and the Commerce Subsidiaries shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on either Commerce or BHLB.
9.2.4   No Material Adverse Effect.   There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of Commerce and the Commerce Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably would be expected to have a Material Adverse Effect on Commerce.
9.2.5   Tax Opinion.   BHLB shall have received an opinion of Luse Gorman, PC, counsel to BHLB, dated the Closing Date, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of BHLB, Commerce and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.
9.2.6   No Materially Burdensome Regulatory Condition.   No Materially Burdensome Regulatory Condition shall exist with respect to Regulatory Approval required for consummation the Merger and Bank Merger.
9.2.7   Repayment of Commerce Subordinated Debt.   BHLB shall have received confirmation from Commerce that the Commerce Subordinated Debt has been accelerated and repaid in full prior to the Effective Time.
9.2.8   Shareholder Agreement.   BHLB shall have received a fully executed Shareholder Agreement.
9.2.9   Dissenting Shares.   As of immediately prior to the Effective Time, not more than 5.0% of the issued and outstanding shares of Commerce Common Stock shall have served a written notice of dissent from this Agreement to Commerce under the General Laws of the Commonwealth of Massachusetts.
9.3   Conditions to the Obligations of Commerce under this Agreement.
The obligations of Commerce under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.6 at or prior to the Closing Date:
9.3.1   Representations and Warranties.   Each of the representations and warranties of BHLB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and BHLB shall have delivered to Commerce a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of BHLB as of the Effective Time.
9.3.2   Agreements and Covenants.   BHLB and Berkshire Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Commerce shall have received a certificate signed on behalf of BHLB by the Chief Executive Officer and Chief Financial Officer of BHLB to such effect dated as of the Effective Time.
9.3.3   Permits, Authorizations, Etc.   BHLB and Berkshire Bank shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on BHLB and Berkshire Bank, taken as a whole.
9.3.4   No Material Adverse Effect.   There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of BHLB and the BHLB Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably would be expected to have a Material Adverse Effect on BHLB.
9.3.5   Tax Opinion.   Commerce shall have received an opinion of Nutter McClennen & Fish LLP, (“Nutter”) counsel to Commerce, dated the Closing Date, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. Any Commerce stockholder that will receive BHLB Preferred Stock Consideration shall have received an opinion of Nutter, dated the Closing Date, to the effect that (i) the BHLB Preferred Stock Consideration should be non-qualified preferred stock for purposes of Section 368(a) of the Code; (ii) the BHLB Preferred Stock Consideration should not be characterized as “306 stock” within the meaning of Section 306(c)(1) of the Code; and (iii) dividends on BHLB Preferred Stock, payable when and as paid on BHLB Common Stock, should be “qualified dividends” for purposes of the Code. In rendering those opinions, Nutter may require and rely upon customary representations contained in certificates of officers of BHLB, Commerce and their respective Subsidiaries, and any Commerce stockholder that will receive BHLB Preferred Stock Consideration, reasonably satisfactory in form and substance to Nutter.
9.3.6   Legal Opinion.   Commerce shall have received an opinion of Luse Gorman, PC, counsel to BHLB, dated the Closing Date, to the effect that as of the Effective Time, the BHLB Common Stock and the BHLB Preferred Stock issued in connection with the Merger will duly registered under the Securities Act, and therefore none of the shares of BHLB Common Stock or and the BHLB Preferred Stock issued as part of the Merger Consideration will be “restricted securities” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act.
9.3.7   No Materially Burdensome Regulatory Condition.   No Materially Burdensome Regulatory Condition shall exist with respect to Regulatory Approval required for consummation the Merger and Bank Merger.
9.3.8   Shareholder Agreement.   Commerce shall have received a copy of the fully executed Shareholder Agreement.
9.3.9   New Board Members.   BLHB and Berkshire Bank shall have taken all action required to duly elect the New Board Members as directors of BHLB and Berkshire Bank effective as of the Effective Time.
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
10.1   Termination.
This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of Commerce and, if required, the stockholders of BHLB (except as otherwise indicated below):
10.1.1   At any time by the mutual written agreement of BHLB and Commerce;
10.1.2   By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure the default; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Commerce) or Section 9.3.1 (in the case of a breach of a representation or warranty by BHLB);
10.1.3   By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party or its Subsidiaries, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Commerce) or Section 9.3.2 (in the case of a breach of covenant by BHLB);
10.1.4   At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by BHLB and Commerce; provided, that no party may terminate this Agreement pursuant to this Section 10.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;
10.1.5   By either party, if the stockholders of Commerce shall have voted at the Commerce Stockholders Meeting, or Commerce shall have failed to obtain a stockholder consent in lieu of a meeting, on the transactions contemplated by this Agreement and such vote, either through the Commerce Stockholders Meeting or through a consent in lieu of a stockholders meeting, shall not have been sufficient to approve and adopt such transactions.
10.1.6   By either party if  (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby; (ii) the other party has not obtained all Regulatory Approvals required to be obtained by such party to consummate the Merger and Bank Merger prior to the Termination Date, or (iii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable; provided, that no party may terminate this Agreement pursuant clause (ii) of this Section 10.1.6 if the failure to obtain all Regulatory Approvals before the Termination Date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;
10.1.7   By the Board of Directors of BHLB if any of the following conditions are satisfied: (i) Commerce has received a Superior Proposal and the Board of Directors of Commerce has entered into an acquisition agreement with respect to the Superior Proposal in accordance with the provisions of Section 6.11 withdrawn its recommendation of this Agreement, has failed to make such recommendation, or has modified or qualified its recommendation in a manner adverse to BHLB, (ii) either (x) the Board of Directors of Commerce submits this Agreement to its stockholders without a recommendation for approval or (y) a Commerce Change of Recommendation shall have occurred, or (iii) the Commerce stockholders do not approve this Agreement.
10.1.8   By the Board of Directors of Commerce if Commerce has received a Superior Proposal and the Board of Directors of Commerce has made a determination to accept such Superior Proposal; provided that Commerce shall not terminate this Agreement pursuant to this Section 10.1.8 and enter into a definitive agreement with respect to the Superior Proposal until the expiration of three (3) Business Days following BHLB’s receipt of written notice advising BHLB that Commerce has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the Person making the Superior Proposal and stating whether Commerce intends to enter into a definitive agreement with respect to the Superior Proposal (a “Notice of Superior Proposal”). After providing such Notice of Superior Proposal, Commerce shall provide a reasonable opportunity to BHLB during the three (3)-day period to make such adjustments in the terms and conditions of this Agreement as would enable Commerce to proceed with the Merger on such adjusted terms. Any material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and Commerce shall be required to comply again with the requirements of this Section 10.1.8; provided, however, that references to the three (3) Business Day period above shall be deemed to be references to a two (2) Business Day period.

10.1.9   By the Board of Directors of Commerce if it so determines by a majority vote of the members of the entire Board of Directors of Commerce, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date, if and only if both of the following conditions are satisfied:
(1)   The BHLB Market Value on the Determination Date is less than 0.80 multiplied by the Initial BHLB Market Value; and
(2)   the number obtained by dividing the BHLB Market Value on the Determination Date by the Initial BHLB Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.20;
subject, however, to the following three sentences.
If Commerce elects to exercise its termination right pursuant to this Section 10.1.9, it shall give prompt written notice thereof to BHLB. During the five Business Day period commencing with its receipt of such notice, BHLB shall have the option of increasing the consideration to be received by the holders of Commerce Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of  (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Initial BHLB Market Value, 0.80 and the Exchange Ratio (as then in effect) by (B) the BHLB Market Value as of the Determination Date or (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) minus 0.20 by (B) the BHLB Market Value as of the Determination Date divided by the Initial BHLB Market Value. If within such five Business Day period, BHLB delivers written notice to Commerce that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 10.1.9, and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified and, thereafter, any reference in this Agreement to “Merger Consideration” shall be deemed to refer to the Merger Consideration reflecting the Exchange Ratio as modified pursuant to this Section 10.1.9).
For purposes of this Section 10.1.9, the following terms shall have the meanings indicated below:
“Acquisition Transaction” means (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the relevant companies; or (iv) agree or commit to take any action referenced above.
“Determination Date” means the first date on which Commerce Stockholder Approval and all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).
“Index” means the Nasdaq Bank Index.
“Index Ratio” means the Final Index Price divided by the Initial Index Price.
“Initial BHLB Market Value” means $35.55, adjusted as indicated in the last sentence of this Section 10.1.9.
“Initial Index Price” means the sum of the per share closing sales price of the common stock of each company comprising the Index.
“Final Index Price” means the sum of the Final Prices of each company comprising the Index.
“Final Price” with respect to any company belonging to the Index, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten consecutive trading days immediately preceding the Determination Date.

“BHLB Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of BHLB Common Stock as reported on the NYSE for the ten consecutive trading days immediately preceding such specified date.
10.2   Effect of Termination.
10.2.1   In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, and any other section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.
10.2.2   If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:
(A)   Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
(B)   In the event of a termination of this Agreement because of a breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.
(C)   As used in this Agreement, “Termination Fee” shall mean $8.6 million. As a condition of BHLB’s willingness, and in order to induce BHLB to enter into this Agreement, and to reimburse BHLB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Commerce hereby agrees to pay BHLB, and BHLB shall be entitled to payment of, the Termination Fee by wire transfer of same day funds on the earlier of  (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by BHLB, as applicable, following the occurrence of any of the events set forth below:
(i)   Commerce terminates this Agreement pursuant to Section 10.1.8 or BHLB terminates this Agreement pursuant to Section 10.1.7; or
(ii)   The entering into a definitive agreement by Commerce relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Commerce within one (1) year after the occurrence of any of the following: (i) the termination of this Agreement by BHLB pursuant to Section 10.1.2 or 10.1.3 because of a breach by Commerce or any Commerce Subsidiary after the occurrence of a bona fide Acquisition Proposal has been publicly announced or otherwise made known to the senior management or board of directors of Commerce; or (ii) the termination of this Agreement by BHLB or Commerce pursuant to Section 10.1.5 because of the failure of the stockholders of Commerce to approve this Agreement at the Commerce Stockholders Meeting or through a consent of stockholder in lieu of a meeting after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the stockholders of Commerce.
(D)   If  (i) this Agreement is terminated by Commerce pursuant to Section 10.1.6, and (ii) a Bank Regulator has issued a final, non-appealable order that does not approve the Merger solely as a result of BHLB’s operations or financial condition, then BHLB shall be liable to Commerce for $4.3 million. As a condition of Commerce’s willingness, and in order to induce Commerce to enter into this Agreement, and, in part, to reimburse Commerce for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by the Agreement, BHLB hereby agrees to pay Commerce, and Commerce shall be entitled to payment of  $4.3 million by wire transfer of same day funds on the earlier of  (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or

(y) within three (3) Business Days after written demand for payment is made by Commerce, as applicable, following the termination by Commerce pursuant to Section 10.1.6. The payment of $4.3 million shall constitute an exclusive remedy with respect to Section 10.1.6 and upon delivery of such payment, BHLB shall have no further obligations to Commerce pursuant to Section 10.1.6 of this Agreement.
(E)   Commerce and BHLB acknowledge that the agreements contained in this Section 10.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BHLB would not enter into this Agreement. The amount payable by Commerce pursuant to this Section 10.2.2 constitutes liquidated damages and not a penalty and shall be the sole and exclusive monetary remedy of such party in the event of termination of this Agreement on the bases specified in such section.
10.3   Amendment, Extension and Waiver.
Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Commerce or BHLB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Commerce, there may not be, without further approval of such stockholders, any amendment of this Agreement which decreases the amount or value, or changes the form of, the Merger Consideration to be delivered to Commerce’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.
ARTICLE XI
MISCELLANEOUS
11.1   Confidentiality.
Except as specifically set forth herein, BHLB and Commerce mutually agree to be bound by the terms of the Confidentiality Agreement, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.3 and 6.4) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement. The parties hereto agree that the Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.
11.2   Public Announcements.
Commerce and BHLB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Commerce nor BHLB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.
11.3   Survival.
All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

11.4   Notices.
All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:
If to Commerce, to:	David G. Massad Chairman of the Board of Directors Commerce Bancshares Corp. 386 Main Street Worcester, Massachusetts 01608
Brian Thompson President and Chief Executive Officer Commerce Bancshares Corp. 386 Main Street Worcester, Massachusetts 01608
With required copies (which shall not constitute notice) to:	Michael K. Krebs, Esq. Nutter McClennen & Fish LLP Seaport West 155 Seaport Boulevard Boston, MA 02210
If to BHLB, to:	Michael P. Daly President and Chief Executive Officer Berkshire Hills Bancorp, Inc. 24 North Street Pittsfield, Massachusetts 02101
With required copies (which shall not constitute notice) to:	Wm. Gordon Prescott Senior Vice President and General Counsel Berkshire Hills Bancorp, Inc. 24 North Street Pittsfield, Massachusetts 02101
Lawrence Spaccasi, Esq. Marc Levy, Esq.	Luse Gorman, PC 5335 Wisconsin Avenue, NW Suite 780 Washington, DC 20015
or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given, as applicable: (i) as of the date delivered by hand, (ii) upon confirmation of transmission, (iii) three (3) Business Days after being delivered to the U.S. mail, postage prepaid, or (iv) one Business Day after being delivered to the overnight courier.
11.5   Parties in Interest.
This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for Section 7.6 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.
11.6   Complete Agreement.
This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.
11.7   Counterparts.
This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.
11.8   Severability.
In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
11.9   Governing Law; Jurisdiction.
11.9.1   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.
11.9.2   Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts or, if under applicable Law, exclusive jurisdiction over such matters is vested in the Federal courts, any Federal court located in the Commonwealth of Massachusetts, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Court of Chancery or, to the extent required by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, (A) any claim that such party is not personally subject to the jurisdiction of any such court, (B) any claim that such party and such party’s property is immune from any legal process issued by any such court and (C) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 11.4. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.
11.10   Interpretation.
When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of  “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
11.11   Specific Performance.
The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.
BERKSHIRE HILLS BANCORP, INC.
/s/ Michael P. Daly
Name:	Michael P. Daly
Title:	President and Chief Executive Officer
COMMERCE BANCSHARES CORP.
/s/ David G. Massad
Name:	David G. Massad
Title:	Chairman of the Board of Directors

Annex B
[Letterhead of Sandler O’Neill & Partners, L.P.]
May 18, 2017
Board of Directors
Commerce Bancshares Corp.
386 Main Street
Worcester, MA 01608
Ladies and Gentlemen:
Commerce Bancshares Corp. (“Commerce”) and Berkshire Hills Bancorp, Inc. (“BHLB”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Commerce will merge with and into BHLB with BHLB being the surviving corporation (the “Merger”). Pursuant to the terms and conditions of the Agreement, at the Effective Time, each share of common stock, $0.01 par value per share, of Commerce (“Commerce Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of Commerce Common Stock as specified in the Agreement, will be converted into the right to receive, subject to certain adjustments set forth in the Agreement, 0.93 shares (the “Exchange Ratio”) of BHLB common stock, par value $0.01 per share (“BHLB Common Stock”); provided, however, that no Commerce stockholder shall receive, either individually or in the aggregate with such stockholder’s Acting in Concert Group, shares of BHLB Common Stock that would exceed 9.9% of the outstanding BHLB Common Stock as of the Effective Time. The Agreement provides, generally, that in the event that any Commerce stockholder, individually or aggregated with such stockholder’s Acting in Concert Group, exceeds the Voting Stock Consideration Limit, such Commerce stockholder, and each member of the Acting in Concert Group, shall receive the BHLB Preferred Stock Consideration. Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Commerce Common Stock.
Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated May 17, 2017; (ii) certain publicly available financial statements and other historical financial information of Commerce that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of BHLB and its banking subsidiary that we deemed relevant; (iv) certain internal financial projections for Commerce for the year ending December 31, 2017, as provided by the senior management of Commerce, as well as an estimated long-term net income growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of Commerce; (v) publicly available consensus mean analyst earnings per share estimates for BHLB for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate and dividends per share for the years thereafter, as provided by the senior management of BHLB; (vi) the pro forma financial impact of the Merger on BHLB based on certain assumptions relating to purchase accounting adjustments, cost savings, transaction expenses, regulatory expenses as a result of BHLB crossing the $10 billion in assets threshold at closing of the Merger and for the years ending December 31, 2018 through December 31, 2021, the public offering and sale of a certain amount of BHLB Common Stock prior to closing of the Merger (the “BHLB Common Stock Offering”), as well as estimated net income projections for Commerce for the years ending December 31, 2018 through December 31, 2021, as provided by the senior management of BHLB; (vii) the publicly reported historical price and trading activity for BHLB Common Stock, including a comparison of certain stock market information for BHLB Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Commerce and BHLB with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Commerce the business, financial condition, results of operations and prospects of Commerce and held similar discussions with certain members of the senior management of BHLB regarding the business, financial condition, results of operations and prospects of BHLB.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Commerce or BHLB or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Commerce and BHLB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Commerce or BHLB or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Commerce or BHLB. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Commerce or BHLB, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Commerce or BHLB. We have assumed, with your consent, that the respective allowances for loan losses for both Commerce and BHLB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used certain internal financial projections for Commerce for the year ending December 31, 2017, as provided by the senior management of Commerce, as well as an estimated long-term net income growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of Commerce. In addition, Sandler O’Neill used publicly available consensus mean analyst earnings per share estimates for BHLB for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate and dividends per share for the years thereafter, as provided by the senior management of BHLB. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings, transaction expenses, regulatory expenses as a result of BHLB crossing the $10 billion in assets threshold at closing of the Merger and for the years ending December 31, 2018 through December 31, 2021, the BHLB Common Stock Offering, as well as estimated net income projections for Commerce for the years ending December 31, 2018 through December 31, 2021, as provided by the senior management of BHLB. With respect to the foregoing information, the respective senior managements of Commerce and BHLB confirmed to us that such information reflected (or, in the case of the publicly available consensus mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Commerce and BHLB, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Commerce or BHLB since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Commerce and BHLB will remain as going concerns for all periods relevant to our analysis.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Commerce, BHLB or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that Commerce has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of BHLB Common Stock at any time or what the value of BHLB Common Stock will be once it is actually received by the holders of Commerce Common Stock.
We have acted as Commerce’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. Commerce has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to Commerce in the two years preceding the date of this opinion. As we have previously advised you, in the two years preceding the date hereof, Sandler O’Neill has provided certain investment banking services to, and received fees from, BHLB. Most recently, Sandler O’Neill acted as financial advisor to BHLB in connection with BHLB’s acquisition of First Choice Bank, which transaction closed in December 2016. In addition, with your consent, Sandler O’Neill is acting as book-running manager in connection with the BHLB Common Stock Offering. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Commerce, BHLB and their respective affiliates. We may also actively trade the equity and debt securities of BHLB and its affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of Commerce in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Commerce as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Commerce Common Stock and does not address the underlying business decision of Commerce to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Commerce or the effect of any other transaction in which Commerce might engage. This opinion has been approved by Sandler O’Neill’s fairness opinion committee.
We note that the Agreement provides for the receipt of BHLB Preferred Stock Consideration in the event that any Commerce stockholder, individually or aggregated with such stockholder’s Acting in Concert Group, exceeds the Voting Stock Consideration Limit. We express no opinion as to the fairness of the BHLB Preferred Stock Consideration to any such Commerce stockholder, individually or aggregated with such stockholder’s Acting in Concert Group. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Commerce or BHLB, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of Commerce Common Stock from a financial point of view.
Very truly yours,
/s/ Sandler O’Neill & Partners, L.P.

ANNEX C
ANNEX C — MASSACHUSETTS LAW ON DISSENTERS’ RIGHTS
Under Massachusetts law, dissenters’ rights are set forth in the Massachusetts Business Corporation Act, Chapter 156D, Section 13. The relevant provisions under Section 13 are as follows:
Section 13.01. DEFINITIONS
In this PART the following words shall have the following meanings unless the context requires otherwise:
“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.
“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.
“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.
“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were
(a) listed on a national securities exchange,
(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or
(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.
“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.
“Person”, any individual, corporation, partnership, unincorporated association or other entity.
“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
“Shareholder”, the record shareholder or the beneficial shareholder.
Section 13.02. RIGHT TO APPRAISAL
(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:
(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;
(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;
(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:
(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or
(ii) the sale or exchange is pursuant to court order; or
(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;
(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:
(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;
(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;
(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or
(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;
(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;
(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or
(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.
(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.
(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.
(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:
(i) the proposed action is abandoned or rescinded; or
(ii) a court having jurisdiction permanently enjoins or sets aside the action; or
(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.
(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS
(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:
(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and (2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Section 13.20. NOTICE OF APPRAISAL RIGHTS
(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this Part and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this Part shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.
(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.
Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT
(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and
(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.
Section 13.22. APPRAISAL NOTICE AND FORM
(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.
(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:
(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;
(2) state:
(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii); (ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;
(iii) the corporation’s estimate of the fair value of the shares;
(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and
(3) be accompanied by a copy of this chapter.
Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW
(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).
(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.
(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.
Section 13.24. PAYMENT
(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.
(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:
(1)
financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)
a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3)
a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25. AFTER-ACQUIRED SHARES
(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):
(1) of the information required by clause (1) of subsection (b) of section 13.24;
(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;
(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;
(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and
(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.
(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection (b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.
(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).
Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER
(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.
(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.
Section 13.30. COURT ACTION
(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.
(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.
(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.
(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.
Section 13.31. COURT COSTS AND COUNSEL FEES
(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or
(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.
(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

ANNEX D

Consolidated Financial Statements and Report of
Independent Certified Public Accountants
Commerce Bancshares Corp. and Subsidiary
December 31, 2016 and 2015

D-i

Independent Auditors’ Report
To the Audit Committee of Commerce Bancshares Corp. and subsidiary:
Report on the Consolidated Financial Statements
We have audited the accompanying consolidated financial statements of Commerce Bancshares Corp. and subsidiary, which comprise the consolidated balance sheets as of December 31, 2016 and December 31, 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commerce Bancshares Corp. and subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Internal Control Over Financial Reporting
We have also examined, in accordance with attestation standards established by the American Institute of Certified Public Accountants, Commerce Bancshares Corp. and subsidiary’s internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report, dated March 16, 2017, expressed an unmodified opinion.
Boston, Massachusetts
March 16, 2017

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)
	2016	2015
ASSETS
Cash and due from banks	$20,632	$22,892
Interest bearing deposits in other banks	633,344	515,507
Cash and cash equivalents	653,976	538,399
Investment securities, available for sale, at fair value	102,731	68,019
Federal Home Loan Bank of Boston stock, at cost	872	969
Loans, net of allowance for loan losses of $17,785 in 2016 and $13,146 in 2015	1,408,335	1,338,516
Premises and equipment, net	9,696	10,349
Other real estate owned and repossessed collateral	1,638	1,581
Accrued interest receivable	3,776	3,335
Deferred tax asset, net	11,827	8,528
Bank-owned life insurance	28,404	28,025
Goodwill	11,120	11,120
Other intangible assets	283	510
Other assets	5,402	4,944
	$2,238,060	$2,014,295
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$2,022,493	$1,812,862
Securities sold under agreements to repurchase	19,562	16,540
Advances from the Federal Home Loan Bank of Boston	312	967
Subordinated debt	21,075	21,075
Accrued expenses and other liabilities	16,029	13,452
Total liabilities	2,079,471	1,864,896
Commitments and contingencies (Note N)
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized; none issued	—	—
Common stock, $.0025 par value, 10,000,000 shares authorized; 6,328,300 shares issued and outstanding at December 31, 2016 and 2015	16	16
Additional paid-in capital	7,430	7,430
Retained earnings	150,369	140,628
Accumulated other comprehensive income	774	1,325
Total stockholders’ equity	158,589	149,399
	$2,238,060	$2,014,295

The accompanying notes are an integral part of these consolidated financial statements.

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Consolidated Statements of Income
Years ended December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)
	2016	2015
Interest and dividend income:
Loans, including fees	$59,757	$55,950
Investment securities	1,896	2,115
Interest bearing deposits	1,678	867
Total interest and dividend income	63,331	58,932
Interest expense:
Deposits	8,004	7,581
Borrowed funds	1,625	1,728
Total interest expense	9,629	9,309
Net interest income	53,702	49,623
Provision for loan losses	6,068	6,029
Net interest income after provision for loan losses	47,634	43,594
Noninterest income:
Service charges on deposit accounts	9,182	8,524
Other income	2,159	2,322
Total noninterest income	11,341	10,846
Noninterest expenses:
Salaries and employee benefits	20,888	19,932
Occupancy and equipment	4,919	5,194
Data processing	3,235	3,174
Marketing	1,628	1,631
Professional fees	1,246	1,271
FDIC insurance assessments	1,151	1,129
Net loss on sale of other real estate owned and repossessed collateral	155	15
Other general and administrative	4,713	4,133
Total noninterest expenses	37,935	36,479
Income before income taxes	21,040	17,961
Provision for income taxes	8,515	7,115
Net income	$12,525	$10,846
Basic earnings per share	$1.98	$1.71
Fully diluted earnings per share	$1.98	$1.71
Weighted average shares of common stock outstanding	6,328,300	6,328,297

The accompanying notes are an integral part of these consolidated financial statements.

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Consolidated Statements of Comprehensive Income
Years ended December 31, 2016 and 2015
(Dollars in thousands)
	2016	2015
Net income	$12,525	$10,846
Other comprehensive income before tax:
Change in unrealized gains on available-for-sale securities	(899)	(956)
Other comprehensive loss, before tax	(899)	(956)
Tax benefit related to other comprehensive loss	348	376
Other comprehensive loss, net of tax	(551)	(580)
Comprehensive income	$11,974	$10,266

The accompanying notes are an integral part of these consolidated financial statements.

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders’ Equity
Years ended December 31, 2016 and 2015
(Dollars in thousands, except shares)
	Shares of Common Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance at December 31, 2014	6,328,255	$16	$7,429	$132,567	$1,905	$141,917
Comprehensive income	—	—	—	10,846	(580)	10,266
Common stock issued	45	—	1	—	—	1
Cash dividends declared	—	—	—	(2,785)	—	(2,785)
Balance at December 31, 2015	6,328,300	16	7,430	140,628	1,325	149,399
Comprehensive income	—	—	—	12,525	(551)	11,974
Cash dividends declared	—	—	—	(2,784)	—	(2,784)
Balance at December 31, 2016	6,328,300	$16	$7,430	$150,369	$774	$158,589

The accompanying notes are an integral part of these consolidated financial statements.

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Consolidated Statements of Cash Flows
Years ended December 31, 2016 and 2015
(Dollars in thousands)
	2016	2015
Cash flows from operating activities:
Net income	$12,525	$10,846
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	6,068	6,029
Amortization of premiums and discounts	271	436
Amortization of intangible asset	227	227
Depreciation and amortization	1,465	1,633
Net loss on sale and writedown of other real estate owned and repossessed collateral	155	15
Provision for prepaid taxes	(2,951)	(739)
Increase in cash surrender value of bank-owned life insurance	(379)	(417)
Changes in operating assets and liabilities:
Accrued interest receivable	(441)	(197)
Other assets	(458)	(661)
Other liabilities	2,577	(409)
Net cash provided by operating activities from continuing operations	19,059	16,763
Net cash provided by operating activities from discontinued operations	—	71
Total cash provided by operating activities	19,059	16,834
Cash flows from investing activities:
Proceeds from maturities and prepayments of investment securities	121,595	35,186
Purchase of investment securities	(157,404)	(34,272)
Redemption of Federal Home Loan Bank of Boston stock	97	7,448
Loans purchased	(12,533)	(21,062)
Net increase in loans	(68,228)	(114,384)
Purchase of premises and equipment	(812)	(754)
Purchase of bank-owned life insurance	—	(694)
Proceeds from sales of other real estate owned and repossessed collateral	4,585	1,627
Net cash used in investing activities	(112,700)	(126,905)
Cash flows from financing activities:
Net increase (decrease) in deposits	$209,631	$(83,714)
Net increase (decrease) in repurchase agreements	3,022	(4,147)
Repayment of Federal Home Loan Bank advances with original maturities over one year	(651)	(61)
Common stock issued	—	1
Dividends paid	(2,784)	(2,721)
Net cash provided by (used in) financing activities	209,218	(90,642)
Net change in cash and cash equivalents	115,577	(200,713)
Cash and cash equivalents at beginning of year	538,399	739,112
Cash and cash equivalents at end of year	$653,976	$538,399
Supplemental cash flows information:
Interest paid on deposits and borrowed funds	$9,861	$9,455
Income taxes paid, net of refunds	10,573	9,627
Property acquired in settlement of loans	3,911	2,757
The accompanying notes are an integral part of these consolidated financial statements.

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization and Basis of Presentation
The consolidated financial statements of Commerce Bancshares Corp. (the Corporation) include the accounts of the Corporation and its wholly-owned subsidiary, Commerce Bank & Trust Company (the Bank) and the Bank’s wholly-owned subsidiaries, Commerce Investment Corporation, Commerce Investment Corporation II, Metro Commerce Real Estate, Inc., 88 FEN, LLC, and 1-800-East-West Mortgage Company (the Mortgage Company). The Bank and its subsidiaries provide a variety of financial services to individuals and businesses through its offices in Worcester County and Eastern Massachusetts. The primary deposit products are checking, savings and term certificate accounts and the primary lending products are commercial and residential mortgages, and business and consumer loans. Commerce Investment Corporation and Commerce Investment Corporation II are engaged in the business of buying and selling securities. Metro Commerce Real Estate, Inc. holds real estate acquired for banking purposes. 88 FEN, LLC holds certain repossessed collateral. The Mortgage Company engaged primarily in the origination and sales of residential mortgage loans. In September 2013, the Mortgage Company ceased operations and has been reported as discontinued operations in these consolidated financial statements. The Mortgage Company was dissolved in November of 2015. All significant intercompany accounts and transactions have been eliminated in consolidation.
The accounting and reporting policies of the Corporation are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry.
Use of Estimates
In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Material estimates that are particularly susceptible to significant change in the near term relate to the allowance for loan losses, valuation of deferred tax assets, and impairment of intangible assets. Actual results could differ from those estimates.
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, due from banks and interest bearing deposits in other banks.
Investment Securities
Debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held to maturity or trading are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income, net of taxes, as a separate component of stockholders’ equity. The Corporation had no securities classified as either trading or held to maturity at December 31, 2016 and 2015.
Premiums and discounts on investment securities are amortized or accreted into income using the effective interest method over the term of the securities. Gains and losses on the sale of investment securities are recognized at the time of the sale on a specific identification basis.

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued

The Corporation evaluates its investment securities with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other-than-temporary (“OTTI”). For debt and equity securities, OTTI is required to be recognized if  (1) the Corporation intends to sell the security; (2) it is “more likely than not” that the Corporation will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. For all impaired debt securities that the Corporation intends to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings. Credit-related OTTI for all other debt securities is recognized through earnings. Noncredit-related OTTI for such securities is recognized in other comprehensive income, net of applicable taxes.
Federal Home Loan Bank Stock
The Bank, as a member of the Federal Home Loan Bank of Boston (“FHLBB”), is required to maintain an investment in capital stock of the FHLBB. Based on redemption provisions of the FHLBB, the stock has no quoted market value and is carried at cost. At its discretion, the FHLBB may declare dividends on the stock. Management reviews its investment in FHLBB stock for other than temporary impairment based upon an assessment of the ultimate recoverability of the par value. Based upon the most recent review, management concluded that no other than temporary impairment charge was necessary as of December 31, 2016.
Loans
The Corporation grants real estate, commercial and consumer loans. A substantial portion of the loan portfolio includes mortgage loans in Worcester County and Eastern Massachusetts. The ability of the Corporation’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.
Loans originated to hold for the foreseeable future or until maturity or pay-off generally are reported at the unpaid principal balance net of unearned loan fees and the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.
The accrual of interest on loans is discontinued at the time the loan is 90 days past due or sooner unless the credit is well-secured and in process of collection. Personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on non-accrual or charged-off status at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not collected for loans that are placed on non-accrual or charged off status is reversed against interest income. The interest on these loans is accounted for on a cash basis, until qualifying for return to accrual status. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.
A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impaired loans are generally maintained on a non-accrual basis. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. Medallion loans are evaluated for impairment at 60 days past due. Past due status is based on the contractual terms of the loan.

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring agreement.
A loan is classified as a troubled debt restructuring if the Corporation, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. This usually includes a modification of loan terms, such as a reduction of the interest rate to below market terms, capitalizing past due interest or extending the maturity date, or a partial forgiveness of debt. Interest income on restructured loans is accrued after the borrower has demonstrated the ability to pay under the restructured terms through a sustained period of repayment performance, which is generally six months.
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The methodology for determining the allowance consists of a formula allowance for the various loan portfolio classifications, a valuation allowance for loans identified as impaired, and an unallocated allowance. The formula allowance is based on historical loss experience, loan classification, and outstanding loan balances; the historical loss experience is adjusted for economic conditions, loan volumes and concentrations, credit quality trends, and other factors. The Corporation evaluates the levels and trends in delinquencies and nonaccrual loans as part of the qualitative factors with the allowance for loan loss framework. The qualitative factors are determined based on the various risk characteristics of each loan type. Relevant risk characteristics are as follows:
Commercial real estate:   Loans in this segment include income-producing investment properties and owner-occupied real estate used for business purposes. The cash flows of the income-producing investment properties may be adversely impacted by a downturn in the economy as vacancy rates may increase, which in turn will have an effect on credit quality. Generally, management obtains annual financial statements for borrowers with loans in excess of  $250. In the case of owner-occupied real estate used for business purposes, a weakened economy and resultant decreased consumer and/or business spending may have an adverse effect on credit quality. The overall health of the economy, including property values, may also have an adverse effect on the credit quality of loans in this segment.
Commercial and industrial loans, including aircraft loans:   Loans in this segment are made to businesses. Generally, these loans are secured by the assets of the business and repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased business spending may have an effect on the credit quality in loans of this type.
Medallion loans:   Loans in this segment are made to finance the purchase of medallions, which are licenses to operate a taxicab. The medallions financed by the Bank are issued by the Cities of Boston and Cambridge, Massachusetts, both well-regulated markets. The medallions secure these loans and repayment is expected from the cash flow generated by the operation of the medallions. Competition from transportation network companies has had a negative impact on the credit quality of these loans and the value of medallions.
Residential real estate loans, including home equity loans:   Loans in this segment are made to individuals and are secured by one-to-four-family residential real estate. Repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued

unemployment rates and housing prices, may have an effect on the credit quality of loans in this segment. The Corporation generally does not originate loans with a loan-to-value ratio greater than 80 percent and does not grant sub-prime loans.
Consumer loans:   Loans in this segment may be secured or unsecured and repayment of the loan is dependent on the credit worthiness of the individual borrower and, if applicable, sale of the collateral securing the loan. The overall health of the economy, including unemployment rates and housing prices, may have an effect on the credit quality of loans in this segment.
The formula allowance uses a risk-rating model that grades loans based on general characteristics of credit quality and relative risk. As credit quality deteriorates (watch list loans), the risk rating and allocation percentage increase.
The Corporation utilizes a loan risk rating system for commercial real estate, commercial & industrial, aircraft and medallion loans. The Corporation does not assign risk ratings to residential or home equity loans unless they are contractually past due 90 days or more or when circumstances warrant concerns due to increased risk. All other consumer loans are charged off no later than when they become contractually past due 180 days. Those loans not risk rated are assigned a rating of  “Pass”.
Pass:   Loans in this category are considered to have low to average risk. Unrated loans are also reported in this category.
Special Mention:   Loans in this category portray one or more weaknesses. The loans are currently protected but are potentially weak and are being closely monitored by management.
Substandard:   Loans in this category are inadequately protected by the current sound worth and paying capacity of the obligor or the collateral pledged. There exists a positive and well-defined weakness which jeopardizes full collection of the debt.
Doubtful:   Loans in this category have all the weaknesses inherent in those classified as substandard with the added characteristic of weakness that based upon current information, conditions and values make the full collection highly improbable.
Loss:   Loans in this category are considered uncollectible and do not warrant classification as an active asset.
On an annual basis, or more often if needed, the Corporation reviews the ratings on all commercial real estate, commercial and industrial, medallion and aircraft loans at various exposure levels. Also, the Corporation, annually at a minimum, engages an independent third party to review a significant portion of the loans in the commercial real estate and commercial and industrial segments. Management uses the results of these reviews as part of its annual review process.
The sum of the historical loss experience as adjusted for qualitative factors including loan risk characteristics and individual loan risk ratings comprise the Corporation’s formula allowance.
The Corporation also has a valuation allowance for impaired loans. Based on the individual evaluation of impaired loans, any difference between the net present value of the impaired loan (or fair value of the collateral if the loan is collateral-dependent), and the recorded investment of the loan, is reflected in the valuation allowance.
In addition to the formula and valuation components, there is an unallocated allowance component that takes into consideration the judgmental nature of the loan loss estimation process and various other factors as discussed below.

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued

There are inherent uncertainties with respect to the final outcome of loans and nonperforming loans. Because of these inherent uncertainties, actual losses may differ from the amounts reflected in these consolidated financial statements. Factors considered in evaluating the adequacy of the allowance include previous loss experience, current economic conditions and their effect on borrowers, the performance of individual loans in relation to contract terms, and the estimated fair values of underlying collateral. Losses are charged against the allowance when management believes the collectability of principal is doubtful.
Key elements of the above estimates, including assumptions used in independent appraisals, are dependent upon the economic conditions prevailing at the time of the estimates. Accordingly, uncertainty exists as to the final outcome of certain of the valuation judgments as a result of economic conditions in the region. The inherent uncertainties in the assumptions relative to projected sales prices or rental rates may result in the ultimate realization of amounts on certain loans that are significantly different from the amounts reflected in these consolidated financial statements. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Corporation to recognize additional provisions to the allowance for loan losses based on their judgments about information at the time of their examination.
Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Land is carried at cost. Depreciation is determined for financial reporting purposes on the straight-line method over the estimated useful life of each type of asset. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term, including consideration of renewal options, or the estimated useful life of the asset. The cost of maintenance and repairs is charged against income as incurred.
Asset retirement obligations are recognized at fair value when incurred. The Corporation recognizes a liability when the obligation is incurred — generally upon acquisition, construction, or development and (or) through the normal operation of the asset. In periods subsequent to initial measurement, the Corporation recognizes changes in the liability for an asset retirement obligation resulting from (a) the passage of time and (b) revisions to either the timing or the amount of the original estimate of undiscounted cash flows.
Other Real Estate Owned and Repossessed Collateral
Other real estate owned is comprised of real estate acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Repossessed collateral is primarily comprised of aircraft, motor vehicles, and taxi medallions. Both other real estate owned and repossessed collateral are held for sale and are recorded at fair value (based on an appraisal of the underlying collateral), less estimated costs to sell, at the time of acquisition. The excess, if any, of the loan balance over the fair value of the property or collateral at the time of transfer from loans to other real estate owned or repossessed collateral is charged to the allowance for loan losses. Subsequent impairments in the fair value of other real estate owned and repossessed collateral are charged to expense in the period incurred. Net operating income or expense related to other real estate owned and repossessed collateral is included in operating expenses in the accompanying consolidated statements of income. Because of changing market conditions, there are inherent uncertainties in the assumptions with respect to the estimated fair value of other real estate owned and repossessed collateral. Because of these inherent uncertainties, the amount ultimately realized on other real estate owned and repossessed collateral may differ from the amounts reflected in the consolidated financial statements.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued

isolated from the Corporation (put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership), (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity, or have an ability to unilaterally cause the holder to return specific assets.
During the normal course of business, the Corporation may transfer a portion of a financial asset, for example, a participation loan. In order to be eligible for sales treatment, the transfer of the portion of the loan must meet the criteria of a participating interest. If it does not meet the criteria of a participating interest, the transfer must be accounted for as a secured borrowing. In order to meet the criteria of a participating interest, all cash flows from the loan must be divided proportionately, the rights of each loan holder must have the same priority, the loan holders must have no recourse to the transferor other than standard representations and warranties and no loan holder has the right to pledge or exchange the entire loan. At December 31, 2016 and 2015, there were no transfers of financial assets that were accounted for as secured borrowings.
Goodwill
Goodwill represents the excess of consideration transferred in business combinations over the fair value of net tangible and identifiable intangible assets acquired. Goodwill is not amortized, but is tested for impairment annually on July 1 or more frequently if events or circumstances indicate that impairment may have occurred. Examples of such events or circumstances include adverse changes in legal factors, business climate, unanticipated competition, change in regulatory environment or loss of key personnel. The evaluation of goodwill, at the reporting unit level, (the Corporation is considered one reporting unit), is based on a variety of factors, including common stock trading multiples, discounted cash flows and data from comparable acquisitions. Potential impairment of goodwill exists when the carrying amount of a reporting unit (the consolidated Corporation, in our case) exceeds its fair value.
To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired, and a second step of impairment testing will be performed. In the second step, the implied fair value of the reporting unit’s goodwill is determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities as if the reporting unit had been acquired in a business combination at the date of the impairment test. If the implied fair value of the reporting unit’s goodwill is lower than its carrying amount, goodwill is impaired and is written down to the implied fair value. The loss recognized is limited to the carrying amount of goodwill. Once an impairment loss is recognized, future increases in fair value will not result in the reversal of previously recognized losses. For the year ended December 31, 2016, management determined that it was not more likely than not that the fair value of the reporting unit (the consolidated corporation) was less than its carrying amount.
Income Taxes
The Corporation recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the tax consequences attributable to the temporary differences between the financial statement carrying amounts and the tax bases of the Corporation’s assets and liabilities and certain tax carryforwards at enacted tax rates.
The provision for deferred taxes is the result of changes in deferred tax assets and liabilities. A valuation allowance is established against deferred tax assets when, based upon available evidence including historical and projected taxable income, it is more likely than not that some or all of the deferred tax assets will not be realizable. The valuation allowance is reviewed and adjustments are made to the valuation

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued

allowance based upon management’s judgment relating to the realizability of the deferred tax asset. Accordingly, management believes it is more likely than not that the deferred tax assets will be realized and no valuation allowance is necessary at December 31, 2016 and 2015.
The Corporation recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. As a result of the Corporation’s assessment of its tax positions, the Corporation does not have any uncertain tax positions at December 31, 2016 and 2015. Federal and various state tax returns are subject to audit by the Federal and state taxing authorities for the tax years December 31, 2013 through December 31, 2016.
It is the Corporation’s policy to recognize interest and penalties related to tax matters as an expense when paid. For the years ended December 31, 2016 and 2015, the Corporation recorded interest and penalties totaling $72 and $0, respectively, in the consolidated financial statements.
Advertising
Advertising costs, including related production costs, are expensed as incurred.
Off-Balance Sheet Financial Instruments
In the ordinary course of business, the Corporation enters into off-balance sheet financial instruments, consisting primarily of credit-related financial instruments. These financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.
The Corporation maintains an allowance for losses on unadvanced construction lending commitments, standby letters of credit and bankers’ acceptances when it is probable that the commitments will be exercised and funded. In estimating the allowance, management applies a formula allowance based upon the underlying risk characteristics of the commitment. The allowance for these loan commitments is included in other liabilities in the consolidated balance sheet. Additions to the allowance are charged to operating expenses.
Derivative Financial Instruments
As part of its commercial lending activities, the Corporation has entered into interest rate swap agreements with certain of its commercial customers. These agreements allow the Corporation to retain variable rate commercial loans while allowing the customer to synthetically fix the loan rate. In order to minimize risk to the Corporation, these derivatives have been offset with essentially matching interest rate swap agreements with other correspondent banks. These agreements are considered derivative financial instruments and are recognized as assets and liabilities in the accompanying balance sheets and measured at fair value, with changes in fair value recorded in other income.
Bank-Owned Life Insurance
Bank-owned life insurance policies are recorded in the consolidated balance sheets at cash surrender value. Changes in the net cash surrender value of the policies, as well as insurance proceeds received, are recorded in non-interest income and are not subject to income taxes.
Comprehensive Income
Accounting principles generally accepted in the United States require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued

as unrealized gains and losses on available-for-sale securities, are reported in a separate component of the equity section of the accompanying consolidated balance sheets, such items, along with net income, are components of comprehensive income.
Fair Value Measurements
The Corporation groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value, as follows:
Level 1 — Quoted prices in active markets for identical assets or liabilities.
Level 2 — Valuation for assets and liabilities in less active dealer or broker markets or models using inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities.
Level 3 — Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker-traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets and liabilities.
The Corporation has no non-financial assets or non-financial liabilities that are recognized at fair value on a recurring basis. Transfers between levels are recognized at the end of a reporting period, if applicable.
Recent Accounting Pronouncements
Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers”
ASU 2014-09 affects any entity using U.S. GAAP that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. This ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance. In addition, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer are amended to be consistent with the guidance on recognition and measurement (including the constraint on revenue) in the ASU. For non-public entities, the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. For commercial banks, the new guidance will primarily affect the accounting for non-interest income and sales of foreclosed assets. The Corporation does not expect adoption of ASU 2014-09 to materially impact the Corporation’s consolidated financial statements.
FASB ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities”
This ASU amends certain measurement, presentation, and disclosure requirements for financial instruments. Targeted improvements to generally accepted accounting principles include the requirement for equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income and the elimination of the requirement to disclose the fair value of financial instruments measured at amortized cost, which provision was early adopted at December 31, 2015 as permitted by the ASU. For non-public entities such as the Corporation, this standard is effective for fiscal years beginning after

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Concluded
December 15, 2018, and for interim periods within fiscal years beginning after December 15, 2019, with early adoption permitted beginning in fiscal years after December 15, 2017, including interim periods within those fiscal years. Management is currently evaluating the impact of adopting the remaining provisions of this ASU.
FASB ASU 2016-02, “Leases”
The core principle of this ASU is that, for leases with a term in excess of twelve months, a lessee should recognize on the balance sheet a right-of-use asset and a liability to make lease payments. The recognition, measurement and presentation by a lessee of expenses and cash flows arising from a lease have not significantly changed from previous GAAP. Qualitative and quantitative disclosures will be required to enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The ASU will be effective for non-public business entities for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Management is currently evaluating the impact to the consolidated financial statements of adopting this ASU.
FASB ASU 2016-13, “Financial Instruments — Credit Losses”
This ASU requires the measurement of all expected credit losses for financial assets held at the reporting date be based upon historical experience, current conditions, and reasonable and supportable forecasts. This ASU is effective for the Corporation for fiscal years beginning after December 15, 2020, and for interim periods within fiscal years beginning after December 21, 2021. Early application will be permitted for all organizations for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Corporation is currently evaluating the impact this ASU will have on its consolidated financial statements.
FASB ASU 2016-15, “Statement of Cash Flows — Clarification of Certain Cash Receipts and Cash Payments”
The amendments in this ASU provide cash flow statement classification guidance for certain areas where diversification existed in practice. This ASU is effective for the Company for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early application is permitted, including adoption in an interim period.
FASB ASU 2017-04, “Intangibles — Goodwill and Other”
The amendments in this ASU simplify the goodwill impairment model by eliminating step 2. The impairment test will compare the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount exceeds the reporting unit’s fair value, an impairment charge would be recognized for the difference. However, that amount should not exceed the carrying amount of goodwill allocated to that reporting unit. If goodwill is tax deductible, a company must gross up the impairment charge for the effect of the deferred tax benefit on the carrying amount of the reporting unit. The amendments should be applied on a prospective basis. For non-public business entities, the amendments are effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. Management does not currently expect this ASU to have a significant impact on the consolidated financial statements.
Reclassification
Certain amounts in the 2015 consolidated financial statements have been reclassified to conform to the 2016 presentation.

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE B — RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS
The Bank is required to maintain average balances on hand or on deposit with the Federal Reserve Bank. At December 31, 2016 and 2015, these reserve balances amounted to $1,954 and $1,009, respectively.
The Bank is also required to maintain balances at other banks as collateral for interest rate swap agreements. At December 31, 2016 and 2015, these balances amounted to $400 and $200, respectively.
NOTE C — INVESTMENT SECURITIES
All investment securities are classified as available for sale. The amortized cost and fair value of investment securities, with gross unrealized gains and losses, at December 31, 2016 and 2015 are as follows:
	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government obligations	$60,347	$—	$(16)	$60,331
Government sponsored and government guaranteed mortgage-backed securities	24,285	1,720	(96)	25,909
Private label mortgage-backed securities	1,735	—	(63)	1,672
State, county and municipal	4,110	177	—	4,287
Corporate	1,000	41	—	1,041
Total debt securities	91,477	1,938	(175)	93,240
Mutual funds	10,005	—	(514)	9,491
	$101,482	$1,938	$(689)	$102,731

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government obligations	$16,120	$—	$(6)	$16,114
Government sponsored and government guaranteed mortgage-backed securities	32,091	2,376	(85)	34,382
Private label mortgage-backed securities	2,173	—	(12)	2,161
State, county and municipal	4,482	270	—	4,752
Corporate	1,000	—	(7)	993
Total debt securities	55,866	2,646	(110)	58,402
Mutual funds	10,005	—	(388)	9,617
	$65,871	$2,646	$(498)	$68,019

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE C — INVESTMENT SECURITIES — Continued

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2016 and 2015 are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown at their final maturity, however due to prepayments and amortization, the actual cash flows may be faster than presented.
	2016		2015
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within 1 year	$60,704	$60,694	$16,475	$16,471
After 1 to 5 years	1,945	2,025	1,210	1,218
After 5 to 10 years	7,180	7,791	7,966	8,686
Over 10 years	21,648	22,730	30,215	32,027
	$91,477	$93,240	$55,866	$58,402

At December 31, 2016 and 2015, debt securities with an amortized cost of  $78,630 and $46,699 and a fair value of  $80,241 and $48,984, respectively, were pledged to secure public funds on deposit, repurchase agreements, or other purposes required or permitted by law.
There were no sales of available for sale securities in 2016 or 2015.
Information pertaining to investment securities with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position as of December 31, 2016 and 2015, is as follows:
	December 31, 2016
	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
U.S. Government obligations	$16	$60,331	$—	$—
Government sponsored and government guaranteed mortgage-backed securities	—	—	96	3,021
Private label mortgage-backed securities	—	—	63	1,672
Mutual funds	—	—	514	9,491
	$16	$60,331	$673	$14,184

	December 31, 2015
	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
U.S Government obligations	$6	$16,114	$—	$—
Government sponsored and government guaranteed mortgage-backed securities	—	—	85	3,635
Private label mortgage-backed securities	—	—	12	2,161
Corporate	7	993	—	—
Mutual funds	45	1,955	343	7,662
	$58	$19,062	$440	$13,458

Management evaluates investment securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. As of

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE C — INVESTMENT SECURITIES — Concluded
December 31, 2016, 10 debt securities have unrealized losses with aggregate depreciation of less than 1% and one mutual fund has unrealized losses with aggregate depreciation of 5% from the Corporation’s amortized cost basis.
In its evaluation, management considers the types of securities, including if the securities were U.S. Government issued, the credit ratings on the securities, credit outlook, payment status and financial condition, the length of time the security has been in a loss position, the size of the loss position, and other meaningful information. Management believes the current unrealized loss position is related to the current economic environment. The Corporation does not have the intention to sell these securities and does not believe it will be required to sell these securities until the earlier of maturity or a market price recovery.
NOTE D — LOANS
As of December 31, 2016 and 2015, loans consisted of the following:
	2016	2015
Mortgage loans on real estate:
Commercial	$609,257	$585,791
Residential	49,966	43,878
Home equity	27,492	20,380
	686,715	650,049
Other loans:
Commercial	384,601	343,323
Aircraft	174,352	164,355
Medallion	104,272	109,159
Automobile	57,558	59,219
Other	23,677	30,454
	744,460	706,510
Total loans	1,431,175	1,356,559
Less: Allowance for loan losses	(17,785)	(13,146)
Net deferred loan fees	(5,055)	(4,897)
	$1,408,335	$1,338,516

At December 31, 2016 and 2015, certain of the Bank’s commercial real estate and aircraft loans totaling approximately $143,555 and $140,331, respectively, were pledged to secure borrowings from the Federal Reserve Bank of Boston.
In the ordinary course of business, the Corporation has granted loans to principal officers, directors and their affiliates. Such loans are made under normal credit terms, including interest rates and collateral requirements prevailing at the time for comparable transactions with other borrowers.
An analysis of the activity in aggregate for these related parties for the years ended December 31, 2016 and 2015 is as follows:
	2016	2015
Balance at beginning of year	$7,278	$6,448
New loans granted	—	1,500
Repayments	(4,731)	(243)
Change in status	—	(427)
Balance at end of year	$2,547	$7,278

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE D — LOANS — Continued

Further information pertaining to the allowance for loan losses as of and for the years ended December 31, 2016 and 2015 is as follows:
	2016
	Residential & Home Equity	Commercial Real Estate	Commercial and Industrial	Aircraft	Medallion	Automobile	Other	Unallocated	Total
Allowance for loan losses:
Balance at January 1, 2016	$892	$2,320	$2,708	$2,721	$2,461	$367	$362	$1,315	$13,146
Chargeoffs	—	(101)	(270)	(363)	(640)	(88)	(50)	—	(1,512)
Recoveries	4	—	12	29	—	13	25	—	83
Provisions	(13)	709	1,632	116	3,175	36	(51)	464	6,068
Balance at December 31, 2016	$883	$2,928	$4,082	$2,503	$4,996	$328	$286	$1,779	$17,785
Ending balance of the allowance for loan losses:
For impaired loans (individually evaluated)	$71	$326	$—	$—	$118	$—	$—	$—	$515
For non-impaired loans (collectively evaluated)	812	2,602	4,082	2,503	4,878	328	286	1,779	17,270
For acquired loans with deteriorated credit quality	—	—	—	—	—	—	—	—	—
	$883	$2,928	$4,082	$2,503	$4,996	$328	$286	$1,779	$17,785
Ending balance of loans:
Impaired loans (individually evaluated)	$2,825	$5,647	$7,104	$563	$14,402	$—	$23	$—	$30,564
Non-impaired loans (collectively evaluated)	74,633	603,610	377,497	173,789	89,870	57,558	23,654	—	1,400,611
Acquired loans with deteriorated credit quality	—	—	—	—	—	—	—	—	—
	$77,458	$609,257	$384,601	$174,352	$104,272	$57,558	$23,677	$—	$1,431,175

	2015
	Residential & Home Equity	Commercial Real Estate	Commercial and Industrial	Aircraft	Medallion	Automobile	Other	Unallocated	Total
Allowance for loan losses:
Balance at January 1, 2015	$1,053	$2,483	$3,647	$2,605	$221	$398	$412	$1,195	$12,014
Chargeoffs	(68)	(632)	(2,493)	(274)	(1,797)	(92)	(61)	—	(5,417)
Recoveries	59	1	322	117	—	14	7	—	520
Provisions	(152)	468	1,232	273	4,037	47	4	120	6,029
Balance at December 31, 2015	$892	$2,320	$2,708	$2,721	$2,461	$367	$362	$1,315	$13,146
Ending balance of the allowance for loan losses:
For impaired loans (individually evaluated)	$142	$326	$—	$—	$—	$—	$—	$—	$468
For non-impaired loans (collectively evaluated)	750	1,994	2,708	2,721	2,461	367	362	1,315	12,678
For acquired loans with deteriorated credit quality	—	—	—	—	—	—	—	—	—
	$892	$2,320	$2,708	$2,721	$2,461	$367	$362	$1,315	$13,146
Ending balance of loans:
Impaired loans (individually evaluated)	$2,989	$9,370	$8,430	$447	$8,284	$—	$30	$—	$29,550
Non-impaired loans (collectively evaluated)	61,269	575,479	334,893	163,908	100,875	59,219	30,424	—	1,326,067
Acquired loans with deteriorated credit quality	—	942	—	—	—	—	—	—	942
	$64,258	$585,791	$343,323	$164,355	$109,159	$59,219	$30,454	$—	$1,356,559

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE D — LOANS — Continued

The following is a summary of impaired loans as of and for the years ended December 31, 2016 and 2015:
	2016
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on a Cash Basis
With a related valuation allowance:
Commercial real estate	$2,921	$2,921	$326	$2,955	$130	$46
Medallion	1,089	1,089	118	589	20	5
Residential	280	220	26	231	12	—
Home equity	261	231	45	233	8	1
	4,551	4,461	515	4,008	170	52
With no related valuation allowance:
Commercial real estate	3,429	2,726	—	4,260	174	32
Commercial & Industrial	7,441	7,104	—	7,848	366	15
Aircraft	600	563	—	533	19	1
Medallion	16,319	13,313	—	11,572	137	56
Residential	2,937	2,096	—	2,142	96	—
Home equity	387	278	—	297	21	5
Other	38	23	—	27	3	3
	31,151	26,103	—	26,679	816	112
	$35,702	$30,564	$515	$30,687	$986	$164
Total:
Commercial portfolio	31,799	27,716	444	27,757	846	155
Consumer portfolio	3,903	2,848	71	2,930	140	9
	$35,702	$30,564	$515	$30,687	$986	$164

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE D — LOANS — Continued

	2015
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on a Cash Basis
With a related valuation allowance:
Commercial real estate	$2,988	$2,988	$326	$2,999	$147	$71
Residential	471	361	95	378	7	—
Home equity	267	237	47	271	4	2
	3,726	3,586	468	3,648	158	73
With no related valuation allowance:
Commercial real estate	8,020	7,324	—	8,311	341	29
Commercial & Industrial	8,675	8,430	—	3,395	82	66
Aircraft	487	447	—	596	19	—
Medallion	9,989	8,284	—	4,838	145	67
Residential	2,832	2,069	—	2,132	68	—
Home equity	423	322	—	424	18	1
Other	44	30	—	32	1	1
	30,470	26,906	—	19,728	674	164
	$34,196	$30,492	$468	$23,376	$832	$237
Total:
Commercial portfolio	30,159	27,473	326	20,139	734	233
Consumer portfolio	4,037	3,019	142	3,237	98	4
	$34,196	$30,492	$468	$23,376	$832	$237

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE D — LOANS — Continued

The following is a summary of delinquent loans as of December 31, 2016 and 2015:
	2016
	30 to 59 Days Past Due	60 to 89 Days Past Due	90 Days and Over Past Due	Total Past Due	Current	Total Loans	Over 90 Days and Accruing
Commercial:
Commercial real estate	$—	$—	$1,300	$1,300	$607,796	$609,096	$—
Commercial and Industrial	3	197	326	526	384,085	384,611	—
Aircraft	176	154	298	628	173,724	174,352	—
Medallion	3,949	—	3,661	7,610	96,635	104,245	—
	4,128	351	5,585	10,064	1,262,240	1,272,304	—
Consumer:
Residential	68	5	493	566	49,395	49,961	—
Home equity	438	—	265	703	26,785	27,488	—
Automobile	47	11	32	90	57,468	57,558	—
Other	80	25	—	105	23,573	23,678	—
	633	41	790	1,464	157,221	158,685	—
	$4,761	$392	$6,375	$11,528	$1,419,461	$1,430,989	$—

The table above excludes the fair value adjustment of  $186 at December 31, 2016 recorded in conjunction with an acquisition.
	2015
	30 to 59 Days Past Due	60 to 89 Days Past Due	90 Days and Over Past Due	Total Past Due	Current	Total Loans	Over 90 Days and Accruing
Commercial:
Commercial real estate	$72	$—	$3,111	$3,183	$582,370	$585,553	$—
Commercial and Industrial	22	6,765	427	7,214	336,129	343,343	—
Aircraft	312	77	124	513	163,842	164,355	—
Medallion	6,501	881	2,539	9,921	99,206	109,127	—
	6,907	7,723	6,201	20,831	1,181,547	1,202,378	—
Consumer:
Residential	326	—	746	1,072	42,800	43,872	—
Home equity	80	48	655	783	19,590	20,373	—
Automobile	90	36	42	168	59,051	59,219	—
Other	351	30	18	399	30,055	30,454	—
	847	114	1,461	2,422	151,496	153,918	—
	$7,754	$7,837	$7,662	$23,253	$1,333,043	$1,356,296	$—

The table above excludes the fair value adjustment of  $263 at December 31, 2015 recorded in conjunction with an acquisition.

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE D — LOANS — Continued

The following is a summary of nonaccrual loans as of December 31, 2016 and 2015:
	2016	2015
Commercial real estate	$1,819	$6,894
Commercial and industrial	461	7,135
Aircraft	299	124
Medallion	11,209	7,579
Total – commercial	13,788	21,732
Residential	1,036	1,207
Home equity	449	855
Automobile	42	53
Other	14	27
Total – consumer	1,541	2,142
	$15,329	$23,874

Consumer residential real estate loans in the process of foreclosure totaled $130 and $100 at December 31, 2016 and 2015, respectively, and are reported in loans.
Restructured loans totaled $11,654 and $13,065 at December 31, 2016 and 2015, respectively, of which $6,594 and $9,331 are included in the nonaccrual loan totals shown above. The following table represents loan modifications that were deemed to be troubled debt restructures for the year ended December 31, 2016 and 2015:
	2016			2015
	Number of Loans	Pre- Modification Book Balance	Post Modification Book Balance	Number of Loans	Pre- Modification Book Balance	Post Modification Book Balance
Commercial:
Commercial real estate	2	$670	$670	2	$3,458	$3,458
Commercial and industrial	1	105	138	—	—	—
Medallion	5	1,410	1,410	14	6,015	6,015
Consumer:
Residential	1	32	32	—	—	—
Home equity	—	—	—	1	52	52
	9	$2,217	$2,250	17	$9,525	$9,525

The modifications to the loans listed above included extended repayment terms, deferred payments and/or interest rate reductions. Management performs an analysis to determine the amount of impaired loan reserve required on each of the troubled debt restructures and the required reserve, if any, is recorded through the provision for loan losses.
No additional funds are committed to be advanced in connection with troubled debt restructurings.

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE D — LOANS — Concluded
The following table is a summary of troubled debt restructurings that have defaulted (30 days or more past due) during the years ended December 31, 2016 and 2015 and were modified within 12 months of the default date:
	2016		2015
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Commercial:
Commercial real estate	2	$520	1	$23
Commercial and industrial	1	135	1	33
Medallion	—	—	14	5,040
	3	$655	16	$5,096

The following table represents the Corporation’s loan segments by internally assigned grades as of December 31, 2016 and 2015:
	2016
	Residential	Home Equity Loans	Commercial Real Estate	Commercial and Industrial	Aircraft	Medallion	Automobile	Other	Total
Pass	$49,330	$27,317	$600,500	$376,875	$174,053	$94,280	$57,558	$23,678	$1,403,591
Special Mention	—	—	3,431	680	—	9	—	—	4,120
Substandard	631	171	5,165	7,056	299	9,956	—	—	23,278
Doubtful	—	—	—	—	—	—	—	—	—
	$49,961	$27,488	$609,096	$384,611	$174,352	$104,245	$57,558	$23,678	$1,430,989

	2015
	Residential	Home Equity Loans	Commercial Real Estate	Commercial and Industrial	Aircraft	Medallion	Automobile	Other	Total
Pass	$43,190	$20,190	$576,124	$332,377	$164,321	$100,465	$59,219	$30,454	$1,326,340
Special Mention	—	—	2,559	2,572	—	—	—	—	5,131
Substandard	682	183	6,870	8,394	34	8,662	—	—	24,825
Doubtful	—	—	—	—	—	—	—	—	—
	$43,872	$20,373	$585,553	$343,343	$164,355	$109,127	$59,219	$30,454	$1,356,296

The tables above exclude the fair value adjustment of  $186 and $263 at December 31, 2016 and 2015, respectively, recorded in conjunction with an acquisition.

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE E — PREMISES AND EQUIPMENT
A summary of the cost and accumulated depreciation and amortization of premises and equipment at December 31, 2016 and 2015 follows:
	2016	2015	Estimated Useful Lives
Land	$2,859	$2,859	—
Buildings	10,817	10,816	10 to 30 years Lesser of useful life or term of lease 3 to 5 years
Leasehold improvements	2,185	2,179
Furniture and equipment	7,404	6,871
	23,265	22,725
Accumulated depreciation and amortization	(13,569)	(12,376)
	$9,696	$10,349

Depreciation and amortization expense amounted to $1,465 and $1,633 for the years ended December 31, 2016 and 2015, respectively.
NOTE F — OTHER INTANGIBLE ASSETS
A summary of the gross carrying value and accumulated amortization of other intangible assets at December 31, 2016 and 2015 follows:
	2016	2015
Gross carrying value	$1,266	$1,266
Accumulated amortization	(983)	(756)
	$283	$510

Amortization of other intangible assets for each of the years ended December 31, 2016 and 2015 was $227. Estimated annual amortization of other intangible assets for the years ended December 31, 2017 and 2018 is $227 and $56, respectively.
NOTE G — DEPOSITS
A summary of deposit balances, by type, at December 31, 2016 and 2015 is as follows:
	2016	2015
Demand	$324,723	$349,165
NOW accounts	110,101	109,947
Regular savings	80,476	83,770
Money market	1,269,503	1,005,532
Total non-certificate accounts	1,784,803	1,548,414
Term certificates of $250,000 or more	60,736	53,815
Term certificates of less than $250,000	175,431	208,882
Brokered certificates of deposit	1,523	1,751
Total certificate accounts	237,690	264,448
	$2,022,493	$1,812,862

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE G — DEPOSITS — Concluded
A summary of term certificates, by maturity, is as follows:
	2016		2015
Years ending December 31,	Amount	Weighted Average Rate	Amount	Weighted Average Rate
2016	$—	—%	$158,250	1.12%
2017	130,713	1.05	61,711	1.31
2018	59,270	1.17	17,624	1.41
2019	16,006	1.47	12,718	1.57
2020	13,813	1.56	14,090	1.55
2021	17,856	1.60	55	1.34
2022	32	1.34	—	—
	$237,690	1.18%	$264,448	1.23%

NOTE H — SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Securities sold under agreements to repurchase amounted to $19,562 and $16,540 at December 31, 2016 and 2015, respectively. These agreements mature on a daily basis and are secured by U.S. Government obligations and government sponsored and government guaranteed mortgage-backed securities with a fair value of  $30,799 and $25,007 at December 31, 2016 and 2015, respectively. As these borrowings mature daily and due to the types of securities pledged to secure these borrowings, there is minimal risk of a significant decline in collateral. The weighted average interest rate on these repurchase agreements was .25% at December 31, 2016 and 2015. Interest expense on securities sold under agreements to repurchase amounted to $48 for each of the years ended December 31, 2016 and 2015, respectively.
NOTE I — ADVANCES FROM THE FEDERAL HOME LOAN BANK
There were no FHLBB advances outstanding with an original maturity of one year or less at December 31, 2016 and 2015. All advances from the FHLBB are secured by a blanket lien on certain qualified collateral, primarily one-to-four-family first mortgage loans, certain debt securities and funds on deposit with the FHLBB. The Bank’s unused borrowing capacity with the FHLBB was approximately $91,387 and $71,442 at December 31, 2016 and 2015, respectively. Interest expense for the FHLBB advances amounted to $10 and $24 for the years ended December 31, 2016 and 2015, respectively.
At December 31, 2016 and 2015, advances from the FHLBB were as follows:
	December 31, 2016		December 31, 2015
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Advances maturing
2016	$—	—%	$637	5.08%
2019	88	2.60	93	2.60
2027	224	2.00	233	2.00
	$312	2.17%	$963	4.10%

The table above excludes the fair value adjustment of  $4 at December 31, 2015 recorded in connection with an acquisition.

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE I — ADVANCES FROM THE FEDERAL HOME LOAN BANK — Concluded
At December 31, 2016 and 2015, the Bank also had an available line of credit in the amount of  $1,000 with the FHLBB at an interest rate that adjusts daily. Borrowings under the line are limited to 2% of the Bank’s total assets. At December 31, 2016 and 2015, there were no amounts advanced under this line of credit.
NOTE J — OTHER SHORT-TERM BORROWINGS
Other short-term borrowings consist of borrowings from the Federal Reserve Bank (“FRB”) and unsecured lines of credit.
At December 31, 2016 and 2015, the Bank had pledged certain of its aircraft and commercial real estate loans to secure borrowings from the FRB. The Bank’s maximum borrowing capacity with the FRB was approximately $97,661 and $92,100 at December 31, 2016 and 2015, respectively. At December 31, 2016 and 2015, no advances were outstanding from the FRB and there was no interest expense associated with borrowings from the FRB for the years ended December 31, 2016 and 2015.
At December 31, 2016 and 2015, the Bank had two unsecured lines of credit from unrelated financial institutions totaling $30,000. At December 31, 2016 and 2015, no advances were outstanding on these lines of credit and there was no interest expense associated with these lines of credit.
NOTE K — SUBORDINATED DEBT
In 2003 and 2002, the Corporation issued $9,000 and $12,075 of subordinated debt, respectively, to certain directors of the Corporation. The Corporation used the subordinated debt to infuse capital into the Bank to meet the capital recommendations of the Federal Deposit Insurance Corporation (“FDIC”). The subordinated debt is payable in full by August 2026; earlier prepayment is permitted. Interest is paid quarterly at a weighted fixed rate of 7.25%. For the years ended December 31, 2016 and 2015, interest expense on the subordinated debt amounted to $1,567 and $1,656, respectively.
NOTE L — INCOME TAXES
The provision for income taxes from continuing operations for the years ended December 31, 2016 and 2015 is as follows:
	2016	2015
Current tax provision:
Federal	$8,869	$6,151
State	2,597	1,703
	11,466	7,854
Deferred (prepaid) tax provisions:
Federal	(2,301)	(575)
State	(650)	(164)
	(2,951)	(739)
	$8,515	$7,115

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE L — INCOME TAXES — Concluded
The major differences between the statutory federal income tax rate and the effective income tax rate for the years ended December 31, 2016 and 2015 are summarized as follows:
	2016	2015
Statutory federal tax rate	35.0%	35.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefits	6.2	5.6
Tax-exempt income	(0.3)	(0.3)
Bank-owned life insurance	(0.6)	(0.8)
Other, net	0.2	0.1
	40.5%	39.6%

The tax effects of each item that gives rise to deferred taxes at December 31, 2016 and 2015 are as follows:
	2016	2015
Deferred tax assets:
Allowance for loan losses	$7,265	$5,526
Employee benefit plans	2,612	2,237
Depreciation and amortization	1,051	806
Cash basis accounting	1,131	1,035
Deferred gain	292	—
Other	466	2
	12,817	9,606
Deferred tax liabilities:
Net unrealized gain on securities available for sale	(475)	(823)
Purchase accounting	(193)	(255)
Other	(322)	—
	(990)	(1,078)
	$11,827	$8,528

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE M — DERIVATIVE INSTRUMENTS
Information regarding derivatives at December 31, 2016 and 2015 follows:
	December 31, 2016
		Asset Derivatives		Liability Derivatives
	Notional Amount	Fair Value	Balance Sheet Classification	Fair Value	Balance Sheet Classification
Interest rate swap agreements:			Other Assets		Other Liabilities
Commercial customers	$34,748	$404		$326
Institutional counterparties	34,748	326	Other Assets	404	Other Liabilities
		$730		$730

	December 31, 2015
		Asset Derivatives		Liability Derivatives
	Notional Amount	Fair Value	Balance Sheet Classification	Fair Value	Balance Sheet Classification
Interest rate swap agreements:			Other Assets
Commercial customers	$11,648	$183		$—
Institutional counterparties	11,648	—		183	Other Liabilities
		$183		$183

NOTE N —
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS, COMMITMENTS AND
CONTINGENCIES

Credit-Related Financial Instruments
The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of customers. These financial instruments include commitments to extend credit, standby letters of credit and bankers’ acceptances. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets.
The Corporation’s exposure to credit loss is represented by the contractual amount of these commitments. The Corporation uses the same credit policies in making commitments as it does for on-balance-sheet instruments.
At December 31, 2016 and 2015, the following financial instruments were outstanding whose contractual amounts represent credit risk:
	2016	2015
Commitments to grant loans	$48,984	$39,264
Unadvanced lines of credit	273,814	209,782
Standby letters of credit and bankers’ acceptances	5,593	4,717
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for unadvanced funds on lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis.
Commitments to grant loans are primarily collateralized by real estate. Lines of credit are generally secured by business assets, including real estate, except for overdraft protection agreements which are generally unsecured.

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE N —
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS, COMMITMENTS AND
CONTINGENCIES — Concluded

Standby letters of credit and bankers’ acceptances are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party and are primarily issued to support borrowing arrangements. Essentially all letters of credit and bankers’ acceptances outstanding as of December 31, 2016 have expiration dates within one year. The credit risk involved in issuing letters of credit and bankers’ acceptances is essentially the same as that involved in extending loans to customers.
Commitments — Operating Leases
Pursuant to the terms of noncancelable lease agreements (as both lessor and lessee) in effect at December 31, 2016, future minimum rental expense and lease income are as follows:
Years ending December 31,	Rental Expense	Lease Income
2017	$666	$272
2018	615	232
2019	402	78
2020	315	—
2021	199	—
Thereafter	248	—
	$2,445	$582

Certain leases contain renewal provisions which could extend terms between five and ten years. Total rent expense for the years ended December 31, 2016 and 2015 amounted to $1,006 and $978, respectively. Total rental income amounted to $891 and $907 for the years ended December 31, 2016 and 2015, respectively.
Contingencies
The Corporation has various legal claims (normal course of business) the final outcome of which, in the opinion of management, will have no material effect on the Corporation’s consolidated financial statements.
NOTE O — EMPLOYMENT AGREEMENTS AND BENEFIT PLANS
Employment Agreements
The Corporation has entered into employment agreements with certain executive officers. These agreements provide for certain compensation and benefits to be paid throughout the terms of the agreements and lump sum payments at the conclusion of the terms of the agreements or in the event of a change in control.
401(k) Plan
The Corporation maintains a defined contribution 401(k) plan (the “Plan”) for eligible employees. Each employee becomes eligible to participate in the Plan during the next quarterly enrollment period after completion of 30 days of employment. Participating employees may contribute up to 100% of their salary to the Plan up to the maximum amount allowable under federal regulations. The Corporation, at its discretion, contributes a matching contribution equal to a percentage of the employee’s elective deferrals. For each of the years ended December 31, 2016 and 2015, the expense attributable to the Plan amounted to $342.
Phantom Stock
In 2003, the Bank granted 1,500 shares of phantom stock of the Bank to a director as compensation for work performed on the acquisition of the Mortgage Company. The phantom stock is adjusted to the Bank’s net book value

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE O — EMPLOYMENT AGREEMENTS AND BENEFIT PLANS — Concluded
per share for each reporting period, with changes in value recognized as compensation. As of December 31, 2016 and 2015, the phantom stock compensation payable amounted to $122 and $116, respectively. For each of the years ended December 31, 2016 and 2015, expense attributable to the phantom stock amounted to $6.
In 2011, the Corporation adopted the 2011 Long Term Incentive Plan under which phantom stock appreciation rights may be granted to directors and employees of the Bank. Compensation cost is recognized over the requisite service period of the participants using the intrinsic value method. Vesting periods range from immediate to four years from the date of the grant. As of December 31, 2016 and 2015, the phantom stock compensation payable amounted to $6,176 and $5,271, respectively. Expense associated with the Plan totaled $905 and $647 for the years ended December 31, 2016 and 2015, respectively. Summary information regarding the Plan is shown below:
	December 31, 2016		December 31, 2015
	Number of Shares	Weighted Average Grant Price	Number of Shares	Weighted Average Grant Price
Awards outstanding at beginning of year	522,068	$13.49	553,709	$13.37
Granted	190,000	23.61	15,820	22.43
Exercised	—	—	(47,461)	15.13
Forfeited	—	—	—	—
Awards outstanding at end of year	712,068	$16.19	522,068	$13.49

	December 31, 2016		December 31, 2015
	Outstanding	Vested	Outstanding	Vested
Number of shares	712,068	506,248	522,608	498,338
Weighted average grant price	$16.19	$13.23	$13.49	$13.11
Aggregate intrinsic value	$6,317	$5,987	$5,284	$5,232
Supplemental Director and Executive Retirement Benefits
The Corporation has entered into individual supplemental executive retirement arrangements for the benefit of certain directors and officers. As of December 31, 2016 and 2015, the Corporation had an accrued expense payable in the amount of  $1,466 and $1,385, respectively, representing the present value of future payments under the supplemental retirement contracts. For the years ended December 31, 2016 and 2015, the Corporation recognized expense of  $81 and $79, respectively, associated with the contracts.
NOTE P — STOCKHOLDERS’ EQUITY
Minimum Regulatory Capital Requirements
The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE P — STOCKHOLDERS’ EQUITY — Continued

Federal banking regulations require minimum capital ratios as set forth in the following table. Additionally, community banking institutions must maintain a capital conservation buffer of common equity Tier 1 capital, Tier 1 capital or total capital in an amount greater than 2.5% of total risk-weighted assets to avoid being subject to limitations on capital distributions and discretionary bonuses. The capital conservation buffer is being phased in over three years, beginning on January 1, 2016, with an initial phase-in amount of  .625%. Also, certain new deductions from and adjustments to regulatory capital and risk-weighted assets are being phased in over several years. Management believes that the Bank’s capital levels will remain characterized as “well-capitalized” throughout the phase-in periods.
As of December 31, 2016, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, an institution must maintain minimum total risk-based, common equity Tier 1 risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. Management believes, as of December 31, 2016 and 2015, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject. At December 31, 2016, the Bank exceeded the required capital conservation buffer of  .625% of total risk-weighted assets.
The Corporation’s and the Bank’s actual capital amounts and ratios as of December 31, 2016 and 2015 are presented in the tables below:
	Actual		Minimum Capital Requirement			To Be Well Capitalized Under Regulatory Framework
	Amount	Ratio	Amount		Ratio	Amount		Ratio
December 31, 2016:
Total capital to risk-weighted assets:
Consolidated	$185,616	11.8%	$125,422	≥	8.0%	N/A		N/A
Commerce Bank	184,872	11.8	125,429	≥	8.0	$156,786	≥	10.0%
Common equity Tier 1 capital to risk-weighted assets:
Consolidated	146,221	9.3	70,550	≥	4.5	N/A		N/A
Commerce Bank	166,552	10.6	70,554	≥	4.5	101,911	≥	6.5
Tier 1 capital to risk-weighted assets:
Consolidated	146,221	9.3	94,066	≥	6.0	N/A		N/A
Commerce Bank	166,552	10.6	94,071	≥	6.0	125,429	≥	8.0
Tier 1 capital to average assets:
Consolidated	146,221	7.8	74,877	≥	4.0	N/A		N/A
Commerce Bank	166,552	8.9	74,877	≥	4.0	93,596	≥	5.0

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE P — STOCKHOLDERS’ EQUITY — Concluded
	Actual		Minimum Capital Requirement			To Be Well Capitalized Under Regulatory Framework
	Amount	Ratio	Amount		Ratio	Amount		Ratio
December 31, 2015:
Total capital to risk-weighted assets:
Consolidated	$168,737	11.2%	$120,359	≥	8.0%	N/A		N/A
Commerce Bank	170,865	11.4	120,373	≥	8.0	$150,467	≥	10.0%
Common equity Tier 1 capital to risk-weighted assets:
Consolidated	136,520	9.1	67,702	≥	4.5	N/A		N/A
Commerce Bank	157,473	10.5	67,710	≥	4.5	97,803	≥	6.5
Tier 1 capital to risk-weighted assets:
Consolidated	136,520	9.1	90,269	≥	6.0	N/A		N/A
Commerce Bank	157,473	10.5	90,280	≥	6.0	120,373	≥	8.0
Tier 1 capital to average assets:
Consolidated	136,520	7.7	70,871	≥	4.0	N/A		N/A
Commerce Bank	157,473	8.9	70,871	≥	4.0	88,588	≥	5.0
NOTE Q — RELATED PARTY TRANSACTIONS
The Corporation has entered into lease agreements with directors of the Corporation on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties. Rent expense under related party leases totaled $93 and $96 for the years ended December 31, 2016 and 2015, respectively.
NOTE R — FAIR VALUE
Financial Instruments
The Corporation uses fair value measurements to record fair value adjustments to certain assets and liabilities. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices; however, in many instances, there are no quoted market prices for the Corporation’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.
The following methods and assumptions were used by the Corporation in estimating fair value disclosures for financial instruments:
Investment securities:   The securities measured at fair value in Level 1 are based on quoted prices in active markets. These securities include U.S. Government and federal agency securities and mutual funds. Securities measured at fair value in Level 2 are based on valuations obtained from third party pricing services for identical or comparable assets and liabilities. These securities include government-sponsored and government guaranteed mortgage-backed securities, corporate, municipal, private label mortgage-backed securities and other securities. The are no securities measured at fair value in Level 3.
Derivative financial instruments:   The fair values of interest rate swap agreements are determined using discounted cash flow analysis on the expected cash flows of the underlying agreements. This analysis reflects the contractual terms of the agreements, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. In addition, the analysis reflects a credit valuation adjustment to reflect its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE R — FAIR VALUE — Continued

measurements, if deemed necessary. The majority of inputs used to value interest rate swaps fall within Level 2 of the fair value hierarchy, but the credit valuation adjustments associated with the agreements utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Corporation and its counterparties. As a result, the interest rate swap agreements are categorized as Level 3 within the fair value hierarchy.
Assets and liabilities measured at fair value on a recurring basis, are summarized below:
	December 31, 2016
	Level 1	Level 2	Level 3	Fair Value
Assets:
Securities available for sale:
US Government obligations	$60,331	$—	$—	$60,331
Government-sponsored and government-guaranteed mortgage-backed securities	—	25,909	—	25,909
Private label mortgage-backed securities	—	1,672	—	1,672
State, county and municipal	—	4,287	—	4,287
Mutual funds	9,491	—	—	9,491
Corporate	—	1,041	—	1,041
Interest rate swap agreements	—	—	730	730
	$69,822	$32,909	$730	$103,461
Liabilities:
Interest rate swap agreements	$—	$—	$730	$730

	December 31, 2015
	Level 1	Level 2	Level 3	Fair Value
Assets:
Securities available for sale:
US Government obligations	$16,114	$—	$—	$16,114
Government-sponsored and government-guaranteed mortgage-backed securities	—	34,382	—	34,382
Private label mortgage-backed securities	—	2,161	—	2,161
State, county and municipal	—	4,752	—	4,752
Mutual funds	9,617	—	—	9,617
Corporate	—	993	—	993
Interest rate swap agreements	—	—	183	183
	$25,731	$42,288	$183	$68,202
Liabilities:
Interest rate swap agreements	$—	$—	$183	$183

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Continued
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE R — FAIR VALUE — Continued

The following table presents the changes in Level 3 assets and liabilities measured at fair value on a recurring basis:
	Assets	Liabilities
	Interest Rate Swap Agreements	Interest Rate Swap Agreements
Balance, December 31, 2014	$140	$(140)
Realized and unrealized gains (losses):
Included in net income	43	(43)
Balance, December 31, 2015	183	(183)
Realized and unrealized gains (losses):
Included in net income	547	(547)
Balance, December 31, 2016	$730	$(730)

Other Assets
The Corporation may be required, from time to time, to measure certain other assets on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from the application of lower-of-cost or fair value accounting or write downs of individual assets. The following table summarizes the fair value hierarchy used to determine the adjustment and the carrying value of the related assets:
	December 31, 2016
	Level 1	Level 2	Level 3	Gain (Loss)
Assets:
Impaired loans	$—	$—	$11,197	$(522)
Other real estate owned and repossessed collateral	—	—	995	(179)
	$—	$—	$12,192	$(701)

	December 31, 2015
	Level 1	Level 2	Level 3	Gain (Loss)
Assets:
Impaired loans	$—	$—	$11,902	$(1,982)
Other real estate owned and repossessed collateral	—	—	1,152	(142)
Other assets	—	—	37	(16)
	$—	$—	$13,091	$(2,140)

Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or market value. Individually impaired loans are measured based on the fair value of the collateral for collateral dependent loans. The value of the collateral is determined based on an appraisal or other observable market data. The fair value of medallions is determined based on internal discounted cash flow analysis. Impaired loans are reviewed and evaluated periodically for additional impairment and adjusted accordingly.
Other real estate owned and repossessed collateral represent the carrying value for which adjustments are based on the estimated fair value of the property, less estimated costs to sell.

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Notes to Consolidated Financial Statements — Concluded
December 31, 2016 and 2015
(Dollars in thousands, except shares and per share amounts)

NOTE R — FAIR VALUE — Concluded
Other assets (other than repossessed collateral) consist of equity securities accounted for at cost and periodically evaluated for impairment.
NOTE S — SUBSEQUENT EVENTS
Management has evaluated subsequent events through March 16, 2017, which is the date the financial statements were available for issuance. There were no subsequent events that require adjustment to or disclosure in the consolidated financial statements.

ANNEX E
COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Consolidated Balance Sheets
March 31, 2017 and December 31, 2016
(Dollars in thousands, except shares and per share amounts)
	March 31, 2017	December 31, 2016
ASSETS
Cash and due from banks	$19,258	$20,632
Interest bearing deposits in other banks	567,599	633,344
Cash and cash equivalents	586,857	653,976
Investment securities, available for sale, at fair value	119,400	102,731
Federal Home Loan Bank of Boston stock, at cost	872	872
Loans, net of allowance for loan losses of $16,029 in 2017 and $17,785 in 2016	1,440,997	1,408,335
Premises and equipment, net	9,482	9,696
Other real estate owned and repossessed collateral	2,052	1,638
Accrued interest receivable	3,744	3,776
Deferred tax asset, net	11,096	11,827
Bank-owned life insurance	28,488	28,404
Goodwill	11,120	11,120
Other intangible assets	227	283
Other assets	5,067	5,402
	$2,219,402	$2,238,060
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$2,005,727	$2,022,493
Securities sold under agreements to repurchase	13,777	19,562
Advances from the Federal Home Loan Bank of Boston	308	312
Subordinated debt	21,075	21,075
Accrued expenses and other liabilities	15,858	16,029
Total liabilities	2,056,745	2,079,471
Commitments and contingencies (Note N)
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized; none issued	—	—
Common stock, $.0025 par value, 10,000,000 shares authorized; 6,328,300 shares issued and outstanding at March 31, 2017 and December 31, 2016	16	16
Additional paid-in capital	7,430	7,430
Retained earnings	154,490	150,369
Accumulated other comprehensive income	721	774
Total stockholders’ equity	162,657	158,589
	$2,219,402	$2,238,060

E-1

COMMERCE BANCSHARES CORP. AND SUBSIDIARY
Consolidated Statements of Income
Three months ended March 31, 2017 and 2016
(Dollars in thousands, except shares and per share amounts)
	Quarter Ended March 31,
	2017	2016
Interest and dividend income:
Loans, including fees	$15,351	$15,239
Investment securities	483	481
Interest bearing deposits	794	430
Total interest and dividend income	16,628	16,150
Interest expense:
Deposits	2,027	1,983
Borrowed funds	389	428
Total interest expense	2,416	2,411
Net interest income	14,212	13,739
Provision for loan losses	(1,004)	1,866
Net interest income after provision for loan losses	15,216	11,873
Noninterest income:
Service charges on deposit accounts	2,256	2,158
Other income	461	499
Total noninterest income	2,717	2,657
Noninterest expenses:
Salaries and employee benefits	5,652	5,215
Occupancy and equipment	1,148	1,297
Data processing	879	802
Marketing	380	413
Professional fees	356	330
FDIC insurance assessments	237	296
Net loss on sale of other real estate owned and repossessed collateral	61	65
Other general and administrative	1,124	1,117
Total noninterest expenses	9,837	9,535
Income before income taxes	8,096	4,995
Provision for income taxes	3,279	1,993
Net income	$4,817	$3,002
Basic earnings per share	$0.76	$0.47
Fully diluted earnings per share	$0.76	$0.47
Weighted average shares of common stock outstanding	6,328,300	6,328,300

E-2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Berkshire Hills Bancorp, Inc. is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”). Section 145 of the Delaware Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of Berkshire Hills Bancorp, Inc., or are or were serving at the request of Berkshire Hills Bancorp, Inc. in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity. In the case of actions brought by or in the right of Berkshire Hills Bancorp, Inc., Section 145 provides for indemnification only of expenses, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.
The Tenth and Eleventh articles of Berkshire Hills Bancorp, Inc.’s certificate of incorporation provide as follows:
TENTH:
A.   Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
B.   The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C.   If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.
D.   The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of shareholders or Disinterested Directors or otherwise.
E.   The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
F.   The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.
ELEVENTH:   A Director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.
The foregoing indemnity and insurance provisions have the effect of reducing directors’ and officers’ exposure to personal liability for actions taken in connection with their respective positions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Berkshire pursuant to the foregoing provisions, or otherwise, Berkshire has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Berkshire of expenses incurred or paid by a director, officer or controlling person of Berkshire in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Berkshire will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
Item 21.   Exhibits and Financial Statement Schedules
The exhibits and financial statements filed as part of this Registration Statement are as follows:
Exhibits
2.1	Agreement and Plan of Merger by and between Berkshire Hills Bancorp, Inc. and Commerce Bancshares Corp. dated as of May 22, 2017 (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement)*
3.1	Certificate of Incorporation of Berkshire Hills Bancorp, Inc.(1)
3.2	Amended and Restated Bylaws of Berkshire Hills Bancorp, Inc.(2)
4.1	Form of Common Stock Certificate of Berkshire Hills Bancorp, Inc.(1)
4.2	Note Subscription Agreement by and among Berkshire Hills Bancorp, Inc. and certain subscribers dated September 20, 2012(3)
5.1	Opinion of Luse Gorman, PC as to the legality of the securities being issued
8.1	Form of Opinion of Luse Gorman, PC as to tax matters
8.2	Form of Opinion of Nutter McClennen & Fish LLP as to tax matters
10.1	Agreement by and between David G. Massad and Berkshire Hills Bancorp, Inc.(5)
21	Subsidiaries of Berkshire Hills Bancorp, Inc.(4)
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Wolf & Company, P.C.
23.3	Consent of Luse Gorman, PC (set forth in Exhibits 5.1 and 8.1)
23.4	Consent of Nutter McClennen & Fish, LLP (set forth in Exhibit 8.2)
24	Power of attorney (set forth on the signature pages to this Registration Statement)
99.1	Form of Proxy of Commerce Bancshares Corp.
99.2	Consent of Pamela Massad (as a proposed director of Berkshire Hills Bancorp, Inc.)
99.3	Consent of David Brunelle (as a proposed director of Berkshire Hills Bancorp, Inc.)
99.4	Consent of Sandler O’Neill & Partners, L.P.

*
Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Berkshire Hills Bancorp Inc. agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

(1)
Incorporated by reference to the Registration Statement on Form S-1 of Berkshire Hills Bancorp, Inc. (file no. 333-32146), as amended, originally filed with the Securities and Exchange Commission on March 10, 2000.

(2)
Incorporated herein by reference from the Exhibits to the Form 8-K as filed on June 26, 2017.

(3)
Incorporated herein by reference from the Exhibits to the Form 8-K as filed on September 26, 2012.

(4)
Incorporated herein by reference from the Exhibits to Form 10-K as filed on February 29, 2016.

(5)
Incorporated herein by reference from the Exhibits to Form 8-K as filed on May 22, 2017.

Item 22.   Undertakings.
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)
That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(9)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsfield, Commonwealth of Massachusetts, on July 20, 2017.
BERKSHIRE HILLS BANCORP, INC.
By: /s/ Michael P. Daly Michael P. Daly President, Chief Executive Officer and Director (Duly Authorized Representative)
POWER OF ATTORNEY
We, the undersigned directors and officers of Berkshire Hills Bancorp, Inc. (the “Company”) severally constitute and appoint Michael P. Daly with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which said Michael P. Daly may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the Company common stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Michael P. Daly shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signatures	Title	Date
/s/ Michael P. Daly Michael P. Daly	President, Chief Executive Officer and Director (Principal Executive Officer)	July 20, 2017
/s/ James M. Moses James M. Moses	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 20, 2017
/s/ William J. Ryan William J. Ryan	Non-Executive Chairman	July 20, 2017
/s/ Paul T. Bossidy Paul T. Bossidy	Director	July 20, 2017
/s/ Robert M. Curley Robert M. Curley	Director	July 20, 2017
/s/ John B. Davies John B. Davies	Director	July 20, 2017
/s/ J. Williar Dunlaevy J. Williar Dunlaevy	Director	July 20, 2017
/s/ Cornelius D. Mahoney Cornelius D. Mahoney	Director	July 20, 2017
/s/ Laurie Norton Moffatt Laurie Norton Moffatt	Director	July 20, 2017

Signatures	Title	Date
/s/ Richard J. Murphy Richard J. Murphy	Director	July 20, 2017
/s/ Patrick J. Sheehan Patrick J. Sheehan	Director	July 20, 2017
/s/ D. Jeffrey Templeton D. Jeffrey Templeton	Director	July 20, 2017